      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1996



                                                      REGISTRATION NO. 333-03279

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                  PRONET INC.
             (Exact name of Registrant as specified in its charter)

                         DELAWARE                                                    75-1832168
               (State or other jurisdiction                            (I.R.S. Employer Identification Number)
             of incorporation or organization)

                                6340 LBJ FREEWAY
                              DALLAS, TEXAS 75240
                                 (214) 687-2000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 MARK A. SOLLS
                       VICE PRESIDENT AND GENERAL COUNSEL
                                6340 LBJ FREEWAY
                              DALLAS, TEXAS 75240
                                 (214) 687-2000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

           Copies of all communications, including all communications to the agent for service, should be sent to:

                    JEFFREY A. CHAPMAN                                           VINCENT PAGANO, JR.
                  VINSON & ELKINS L.L.P.                                     SIMPSON THACHER & BARTLETT
                 3700 TRAMMELL CROW CENTER                                      425 LEXINGTON AVENUE
                     2001 ROSS AVENUE                                       NEW YORK, NEW YORK 10017-3909
                    DALLAS, TEXAS 75201

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   Subject to Completion, dated May 10, 1996

PROSPECTUS
                                  $100,000,000
                                     [LOGO]

                       % Senior Subordinated Notes due 2006
                                ----------------

                   Interest Payable March 15 and September 15
                              -------------------

    ProNet Inc. ("ProNet" or the "Company") is offering (the "Offering") $100,000,000 aggregate principal amount of its % Senior Subordinated Notes due 2006 (the "Notes"). Interest on the Notes will be payable semiannually on March 15 and September 15 of each year, commencing September 15, 1996. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after September 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. The Notes will not be subject to any mandatory sinking fund. In the event of a Change of Control (as defined), each holder of the Notes will have the right, at such holder's option, to require the Company to purchase such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of such purchase.


    The Notes also may be redeemed at the option of the Company, in whole but not in part, at any time prior to December 16, 1996 at 101% of the principal amount of Notes at maturity, plus accrued interest to the date of redemption (the "Special Redemption Price"), if, in the sole judgment of the Company, the Teletouch Acquisition (as defined) will not be consummated by such date (a "Special Redemption"). In addition, a Special Redemption shall mandatorily occur on December 16, 1996 if the Teletouch Acquisition has not been consummated by December 6, 1996. During the period when a Special Redemption may occur, the net proceeds of the Offering will be held in an escrow account, together with additional amounts deposited, and to be deposited, in the escrow account by the Company such that the total amount in the escrow account (the "Escrowed Amounts") will be sufficient to pay the Special Redemption Price in the event of a Special Redemption. Until the release of the funds to the Company at the time of the Teletouch Acquisition, the holders of the Notes will look to the escrow account for payment in the event of a Special Redemption. See "Description of Notes -- Escrow of Proceeds; Special Redemption."



    The Notes will be general unsecured obligations of the Company subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company. As of March 31, 1996, after giving pro forma effect to certain acquisitions and the Concurrent Offering (as defined), the Company would have had approximately $225 million of outstanding indebtedness, including the Notes, $25 million of Senior Debt and $100 million aggregate principal amount of PARI PASSU debt. See "Use of Proceeds" and "Capitalization."



    Concurrently with the Offering, ProNet is publicly offering (the "Concurrent Offering" and, together with the Offering, the "Offerings") in the U.S. and internationally 4,000,000 shares (excluding underwriters' over-allotment options to purchase up to 600,000 shares) of ProNet's Common Stock, par value $.01 per share (the "Common Stock"). The closings of the Offering and the Concurrent Offering are not conditioned upon each other.

                            ------------------------

    FOR A DISCUSSION OF CERTAIN RISKS TO BE CONSIDERED BY PROSPECTIVE INVESTORS IN CONNECTION WITH AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 9.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      NOR  HAS  THE  SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE
        SECURITIES   COMMISSION    PASSED   UPON    THE   ACCURACY    OR
            ADEQUACY   OF   THIS   PROSPECTUS.   ANY  REPRESENTATION
                       TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                             Price to         Underwriting        Proceeds to
                                             Public(1)         Discount(2)       Company(1)(3)
Per Note...............................          %                  %                  %
Total..................................          $                  $                  $

(1) Plus accrued interest, if any, from                 , 1996.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(3) Before deducting expenses payable by the Company estimated at $400,000.

                            ------------------------

    The Notes offered by this Prospectus are offered by the Underwriters subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Notes will be made at the
offices  of  Lehman   Brothers  Inc.,   New  York,   New  York,   on  or   about
                , 1996.
                            ------------------------

LEHMAN BROTHERS
               DONALDSON, LUFKIN & JENRETTE
                   SECURITIES CORPORATION
                        GOLDMAN, SACHS & CO.
                                             FIRST CHICAGO CAPITAL MARKETS, INC.

                , 1996

    Inside the front cover of the document is a map of the United States with certain states highlighted as ProNet Pro Forma Territory (Arizona, California, Colorado, Florida, Georgia, Illinois, Maryland, Massachusetts, Nevada, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia, Washington, D.C. and Wisconsin) and Teletouch Pro Forma Territory (Alabama, Arkansas, Louisiana, Mississippi, Missouri, Oklahoma and Tennessee). The map also shows pro forma subscribers by region as of March 31, 1996:

West Region            Los Angeles      89,711
Midwest Region         Chicago         157,796
Northeast Region       New York        291,724
Southeast Region       Charlotte       308,681
South Central Region   Houston         612,030

    Below the map are two photographs. On the left is a photograph of a computer room in one of the Company's SuperCenter locations that includes an employee working on the computer. The photo has the following caption under it: "To bring reliable, cost-effective paging services to an expanding subscriber base and to integrate our acquired paging companies, ProNet has established five regional SuperCenters and invested in a world-class infrastructure." Below the map on the right is a photo of two boys, ages 9-10, carrying a baseball bat, mitt and ball. One of the boys is wearing a pager. The caption under this picture reads as follows: "A growing number of consumers are being attracted to paging by its practicality, low cost and reliability. For keeping track of family members and staying in touch any place at any time, nothing beats paging."

    On the page opposite the map, there is text with a picture in the top left corner. The picture depicts a woman and a young girl shopping. The young girl is holding a bag from AirWare Pagers and Cellular (one of ProNet's retail names). The caption under the picture reads: "In 1996, ProNet plans to explore what we believe to be unrealized retail sales opportunities in smaller urban markets largely ignored by both major paging service providers and large telecommunications product retailers."

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO "PRONET" AND THE "COMPANY" REFER TO PRONET INC. AND ITS CONSOLIDATED SUBSIDIARIES. CAPITALIZED NAMES OF PAGING COMPANIES AND GROUPS OF PAGING COMPANIES ACQUIRED AND TO BE ACQUIRED BY THE COMPANY AND TELETOUCH COMMUNICATIONS, INC. ARE DEFINED IN "SUMMARY PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS."

                                  THE COMPANY


    ProNet is one of the fastest growing providers of wireless messaging services in the United States. The Company's subscriber base has grown through both acquisitions and internal growth at annual rates of 14%, 172% and 142% in 1993, 1994 and 1995, respectively. Over this time period, the Company has migrated its business focus from serving primarily the healthcare industry to broader commercial and retail markets. Since March 1, 1994, the Company has completed 19 acquisitions, adding 678,200 subscribers. Additionally, the Company has focused on and generated internal growth in its paging subscriber base of 36% and 41% for the 12 months ended December 31, 1995 and March 31, 1996, respectively. Upon completion by the Company of the acquisitions of Teletouch Communications, Inc. ("Teletouch"), the nationwide, one-way paging license on the 931.9125 MHz frequency covering the United States and Canada (the "Nationwide License") from Motorola, Inc. ("Motorola"), and the other Pending Acquisitions, the Company will be the fifth largest publicly traded paging company in the United States, with approximately 1.5 million subscribers at March 31, 1996.


    Upon completion of the Pending Acquisitions and the acquisition of the Nationwide License, the Company will offer local, regional and nationwide paging services in 25 states covering 72% of the population of the United States. The Company has focused its business development around five geographic regions serviced by communication "SuperCenters" which are located in Charlotte, Chicago, Houston, Los Angeles and New York. This geographically concentrated operating and expansion strategy allows the Company to develop regional critical mass, undertake cost-effective incremental expansion and selectively access markets which feature the size, growth rates, demographic groups, types of businesses and competitive dynamics that indicate significant potential demand for the Company's current and future products and services. In addition, by developing a heavy concentration of subscribers in each geographic region, the Company is able to maintain one of the lowest cost operating structures in the paging industry.

    The Company believes that it has solidified its position as one of the leading wireless messaging providers in the United States with the execution in April 1996 of definitive agreements to purchase the Nationwide License and to acquire Teletouch, both of which will enhance and augment the Company's SuperCenter expansion strategy. The acquisition of the Nationwide License will provide the Company with the ability to use an exclusive nationwide frequency as a platform to expand on a cost-effective basis into attractive markets within and contiguous to the Company's SuperCenters. The Nationwide License will also position the Company to develop regional and national distribution alliances with a variety of other communications service providers. In addition, the Nationwide License will allow the Company the flexibility to focus on acquisition candidates that offer distribution enhancements, economies of scale and market expansion opportunities rather than acquisitions that would supplement the Company's spectrum resources.

    With 310,720 subscribers (pro forma for the Teletouch Pending Acquisitions), Teletouch is a geographically concentrated provider of paging services in medium-sized markets in the southern United States (Alabama, Arkansas, Louisiana, Mississippi, Missouri, Oklahoma, Tennessee and Texas). Teletouch enjoys a leading position in its markets, which generally are subject to less competition than major metropolitan centers. Teletouch subscribers generate higher average revenue per unit ("ARPU") than is considered typical for larger, more competitive metropolitan markets. The Company believes that the acquisition of Teletouch (the "Teletouch Acquisition") will strengthen the Company's competitive position in the southern United States as a result of increased scale, expanded contiguous signal and sales coverage and increased retail distribution. Management also believes that the Teletouch Acquisition will strengthen ProNet's position as a low cost provider because (i) the resulting increase in the subscriber base of the Company's Houston and Charlotte SuperCenters will allow the Company to benefit from significant operating leverage and (ii) the integration of Teletouch's operating and administrative functions will allow for the removal of redundant overhead costs.

    The Company's strategy seeks to capitalize on the critical mass of subscribers, broad spectrum resources, distribution capabilities and marketing expertise that the Company has built since the initiation of its three-phase growth plan in 1993. The objective of the Company's strategy is to enhance the Company's position as a leading provider of wireless messaging services and to accelerate the Company's growth in subscribers and cash flow. Key elements of the Company's strategy include (i) focusing the Company's operations on, and expanding the business around, specific geographic regions anchored by the Company's five operational SuperCenters, (ii) selectively acquiring additional companies in SuperCenter regions that have complementary operations to those already existing in the market, (iii) selectively acquiring companies in areas contiguous to SuperCenter regions that provide a more cost-effective method of market entry than launching a start-up operation, (iv) increasing penetration of selected distribution channels, primarily reseller and retail, through the development of innovative marketing programs, (v) offering a variety of enhanced wireless products and services, including new products and services, such as narrowband PCS, as they become available and (vi) selectively expanding the Company's senior management team and focusing on the ongoing training and career development of its managers and employees. See "Business -- Strategy."

    The Company was incorporated under Delaware law in 1982. The Company's principal executive office is located at 6340 LBJ Freeway, Dallas, Texas 75240 and its telephone number is (214) 687-2000.

                                  THE OFFERING


Securities Offered..............  $100,000,000  principal amount of    % Senior Subordinated
                                  Notes due 2006.
Maturity Date...................  September 15, 2006.
Interest Payment Dates..........  March 15 and September 15, commencing September 15, 1996.
Sinking Fund Provision..........  None.
Optional Redemption.............  The Notes will be redeemable, in whole or in part, at  the option  of the Company  at any time  on or after September
                                  15, 2001 at  the redemption prices  set forth herein  plus accrued  interest to the redemption date. See "Description of Notes -- Optional Redemption."
Ranking.........................  The Notes will  be general  unsecured senior  subordinated obligations  of the  Company, will be  subordinated to all existing and future Senior Debt  of the Company, and  will
                                  rank   PARI  PASSU  with  the  Company's  11  7/8%  Senior
                                  Subordinated Notes due  2005 (the  "Existing Notes").  The
                                  indenture  pursuant to which the Notes will be issued (the
                                  "Indenture") will provide that the Company will not  incur any  debt that is  subordinate in right  of payment to any
                                  Senior Debt of the Company and senior in right of  payment to the Notes. See "Description of Notes -- Subordination."
                                  As of March 31, 1996, after giving pro forma effect to the
                                  Offerings, the Pending Acquisitions and the acquisition of
                                  the   Nationwide  License,  the  Company  would  have  had
                                  approximately $25 million of Senior Debt and $100  million aggregate principal amount of PARI PASSU debt outstanding.
Change of Control...............  The  Company will be  required to offer  to repurchase all outstanding Notes at 101% of the principal amount  thereof plus  accrued interest promptly after  the occurrence of a
                                  Change of Control.  See "Description of  Notes --  Certain
                                  Covenants."
Escrow of Proceeds..............  During the period when a Special Redemption may occur, the proceeds  of  the  Offering  will  be  held  in  an escrow account, together with  additional amounts deposited,  and to be deposited, in the escrow account by the Company such that  the  total  amount  in the  escrow  account  will be sufficient to  pay the  Special  Redemption Price  in  the event  of a Special  Redemption. Until the  release of the funds  to  the  Company  at  the  time  of  the  Teletouch
                                  Acquisition,  the holders  of the  Notes will  look to the escrow account  for  payment in  the  event of  a  Special
                                  Redemption.   The   full   amount   of   the  indebtedness
                                  represented by the Notes may only be incurred by, and  the
                                  Escrowed  Amounts  may only  be  released to,  the Company under the conditions described in "Description of Notes --
                                  Escrow of Proceeds; Special Redemption."
Special Redemption..............  The Notes may be redeemed at the option of the Company, in whole but not in part, at any time on or prior to December
                                  16, 1996, at  101% of  the principal  amount at  maturity, plus  accrued interest to  the date of  redemption, if, in
                                  the  sole   judgment  of   the  Company,   the   Teletouch
                                  Acquisition  will not be consummated by December 16, 1996.
                                  In addition,  the  Special  Redemption  shall  mandatorily
                                  occur   (i)  on   December  16,  1996   if  the  Teletouch
                                  Acquisition has not been consummated by December 6,  1996;

                                  (ii)  upon  the occurrence  of  certain events  of default
                                  relating  to   bankruptcy   of   the   Company   and   its
                                  subsidiaries;  or  (iii)  on September  15,  1996,  if the
                                  Company has failed, on or prior to September 10, 1996,  to deposit  with  the escrow  agent  an amount  equal  to the interest calculated  on $100,000,000  principal amount  of the  Notes from  September 15,  1996 through  December 16,
                                  1996. See  "Description of  Notes --  Escrow of  Proceeds;
                                  Special Redemption."
Certain Covenants...............  The  Indenture will contain  certain covenants that, among other things, limit  the ability  of the  Company and  its subsidiaries  to incur other  indebtedness, pay dividends, engage in transactions  with affiliates,  sell assets  and engage  in mergers and consolidations. See "Description of
                                  Notes -- Certain Covenants."
Concurrent Offering.............  The  Company  is  concurrently  offering  to  the   public
                                  4,000,000  shares of Common Stock (4,600,000 shares if the
                                  Underwriters'  over-allotment  options  are  exercised  in full).  The closings  of the  Offering and  the Concurrent
                                  Offering are not conditioned upon each other.
Use of proceeds of the
 Offerings......................  The Company intends to  use approximately $115 million  of the  net proceeds of the  Offerings to refinance Teletouch debt and senior subordinated notes and to redeem Teletouch
                                  Series A Preferred Stock. The balance of the net  proceeds will be used to fund the cash consideration to be paid for the  Company's acquisition of  the Nationwide License ($43 million), PacWest ($9 million), Georgialina ($12 million), and VIP  ($6  million), and  to  repay a  portion  of  the outstanding  indebtedness  under  the  Company's revolving credit facility (the "Credit Facility"). If the Concurrent
                                  Offering is not completed, the Company anticipates that it will seek to obtain  additional debt or equity  financing.
                                  No  assurance can  be given  that the  Company will obtain such financing. See "Use of Proceeds."


                                  RISK FACTORS

    See "Risk Factors" beginning on page 9 for a discussion of certain information that should be considered by prospective investors.

    Certain statements contained herein are not based on historical facts, but are forward-looking statements that are based upon numerous assumptions about future conditions that could prove not to be accurate. Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements. The Company's ability to consummate such transactions and achieve such events or results is subject to certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, the existence of demand for and acceptance of the Company's products and services, the availability of appropriate candidates for acquisition by the Company, regulatory approvals, economic conditions, the impact of competition and pricing, results of financing efforts and other factors affecting the Company's business that are beyond the Company's control, including but not limited to the matters described in "Risk Factors." See "Risk Factors."

                  SUMMARY FINANCIAL AND OPERATING INFORMATION

    The following table presents summary financial data for the Company as of the dates and for the periods indicated. The financial data for the five years ended December 31, 1995 were derived from the audited consolidated financial statements of the Company. The financial data for the three months ended March 31, 1996 and 1995 have been derived from the Company's unaudited financial statements. The following information should be read in conjunction with the Company's pro forma condensed consolidated financial statements and the consolidated financial statements and related notes thereto and with
"Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.


                                                                                                        THREE MONTHS ENDED
                                                                                                            MARCH 31,
                                                                                                  ------------------------------
                                                         YEARS ENDED DECEMBER 31,
                                          ------------------------------------------------------           (UNAUDITED)
                                                                                       PRO FORMA                      PRO FORMA
                                           1991     1992     1993     1994     1995    1995 (1)    1995      1996      1996 (1)
                                          -------  -------  -------  -------  -------  ---------  -------  ---------  ----------
                                                   (IN THOUSANDS, EXCEPT PERCENTAGE, RATIO, UNIT AND PER UNIT AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Service revenues (2)..................  $15,084  $16,845  $19,234  $33,079  $56,108  $ 133,474  $10,488    $21,016    $34,536
  Product sales (3).....................    1,466    1,855    2,040    6,639   10,036     24,478    2,196      3,146      5,377
                                          -------  -------  -------  -------  -------  ---------  -------  ---------  ----------
    Total revenues......................   16,550   18,700   21,274   39,718   66,144    157,952   12,684     24,162     39,913
  Depreciation and amortization
   expense..............................    3,748    4,077    4,656    8,574   18,662     50,473    2,745      8,707     14,668
  Operating income (loss)...............    1,223    1,834    2,732    3,189     (270)    (5,278)     769     (2,492)    (3,468)
  Interest expense......................      425      310      292    1,774    8,640     18,960      386      3,659      6,188
  Income (loss) before extraordinary
   item.................................      794    1,754    1,574      693   (7,697)   (22,609)      66     (6,124)    (9,619)
  Net income (loss).....................    1,312    1,754    1,574      693   (7,697)   (22,609)      66     (6,124)    (9,619)
OTHER DATA:
  Pagers in service at end of period....  103,157  114,356  130,000  353,830  856,302  1,401,522  404,713  1,039,222  1,459,942
  TracPacs in service at end of
   period...............................   13,846   19,210   25,841   27,595   27,548     27,548   27,106     28,409     28,409
  Pagers in service per employee (4)....      570      880    1,000    1,325    1,619      1,222    1,289      1,531      1,249
  ARPU-Paging (5).......................  $ 10.64  $ 10.48  $ 10.23  $  8.51  $  6.57  $    6.97  $  8.26  $    6.69  $    7.59
  ARPU-TracPac (6)......................    15.00    14.75    15.90    16.52    15.90      15.90    15.86      17.41      17.41
  Operating, selling, general and
   administrative costs per paging
   subscriber (7).......................     6.82     7.80     7.91     5.08     4.78       5.06     5.94       5.02       5.25
  Cash flow from operating activities
   (8)..................................    3,493    6,720    7,144    9,821   12,298     29,198     (344)     7,651     10,117
  EBITDA (9)............................    4,971    5,911    7,388   11,763   18,392     45,196    3,514      6,215     11,200
  EBITDA margin (10)....................       32%      34%      36%      36%      32%        34%      33%        29%        32%
  Capital expenditures (11).............  $ 4,193  $ 5,523  $ 5,497  $ 5,777  $17,528  $  32,500  $   926  $   5,811  $  13,385
  Ratio of earnings to fixed charges
   (12).................................      4.1x     6.1x     8.7x     1.8x      --         --      1.9x        --         --
  Ratio of EBITDA to interest expense...     11.7     19.1     25.3      6.6      2.1x       2.4x     9.1        1.7x       1.8x
  Ratio of total debt to EBITDA (13)....      1.0      0.6      0.5      0.9      6.4        4.8      2.1        7.0        5.0

                                                                         AS OF MARCH 31, 1996
                                                                       ------------------------
                                                                             (UNAUDITED)
                                                                                    PRO FORMA
                                                                                   AS ADJUSTED
                                                                        ACTUAL        (14)
                                                                       ---------  -------------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents..........................................  $   2,089    $   1,000
  Working capital (deficit)..........................................     (9,784)     (10,202)
  Total assets.......................................................    230,830      511,315
  Total debt.........................................................    148,031      224,631
  Total liabilities..................................................    175,136      257,367
  Total stockholders' equity.........................................     55,694      253,948


- ------------------------

(1) Assumes (i) consummation of the Offerings and the application of the net proceeds therefrom as if each had occurred at the beginning of the respective periods, (ii) an interest rate on the Notes of 10 1/4% and (iii) an offering price of the Common Stock of $29 1/4 per share. Also gives effect to the Acquisitions. In the event that the Company does not complete the Concurrent Offering, the Company anticipates that it will seek additional debt or equity financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


(2) Service revenues consist of fixed monthly, quarterly, annual and bi-annual service and leasing fees.

(3) Product sales include pager and paging equipment sales and other security systems' income.

(4) Calculated by dividing pagers in service at the end of each period by the number of employees at the end of such period presented. This calculation excludes employees directly related to the security systems' business.

(5) ARPU-Paging (average revenue per paging unit) is calculated by dividing paging systems' average monthly service revenues for the last quarter of the period by the average of the number of pagers in service at the beginning of such months.

(6) ARPU-TracPac (average revenue per TracPac unit) is calculated by dividing security systems' service revenues for the last month in the period by the number of miniature radio transmitters ("TracPacs") in service at the beginning of such month.

(7) Calculated by dividing the sum of the cost of pager lease and access fees and selling, general and administrative expenses for the last month in the period by the number of pagers in service at the beginning of such month.

(8) Cash flow from operating activities is derived from the statement of cash flows and differs from EBITDA (as defined below) primarily due to interest expense and changes in working capital.

(9) EBITDA is earnings before other income (expense), income taxes, depreciation and amortization. Other income (expense) consists primarily of interest expense. EBITDA does not represent cash flows as defined by generally accepted accounting principles and does not necessarily indicate that cash flows are sufficient to fund all of the Company's cash needs. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities or other measures of liquidity determined in accordance with generally accepted accounting principles.

(10) Calculated by dividing EBITDA by the remainder of total revenues less cost of products sold for the period presented.

(11) Includes communications equipment valued at $6 million associated with the acquisition of the Nationwide License and excludes the cost of the Acquisitions.


(12) The ratio of earnings to fixed charges is calculated as the sum of income before taxes plus fixed charges, divided by fixed charges. Fixed charges consist of interest expense including amortization of deferred financing costs. For the year ended December 31, 1995, for the three months ended March 31, 1996 and on a pro forma basis for the year ended December 31, 1995 and the three months ended March 31, 1996, earnings were insufficient to cover fixed charges by $7.6 million, $6.1 million, $22.5 million and $9.6 million, respectively.


(13) Calculated by dividing total debt at the end of the period by EBITDA for the 12 months ended on the last day of the period, excepting the pro forma ratio for the three months ended March 31, 1996, which is based on annualized EBITDA.


(14) Gives effect to the Pending Acquisitions and the acquisition of the Nationwide License as if they had occurred on March 31, 1996 and assumes consummation of the Offerings and the application of the net proceeds therefrom as if each had occurred on March 31, 1996. In the event that the Company does not complete the Concurrent Offering, the Company anticipates that it will seek additional debt or equity financing. If the Balance Sheet Data were adjusted only for the consummation of the Offering, the application of the net proceeds therefrom, the Pending Acquisitions, the acquisition of the Nationwide License, and the incurrence of such additional debt financing as may be necessary to complete such transactions, the Company's Pro Forma As Adjusted Cash and cash equivalents, Working capital, Total assets, Total debt, Total liabilities and Total stockholders equity on March 31, 1996 would have been $1.0 million, $(10.2) million, $511.3 million, $335.6 million, $368.4 million, and $142.9 million, respectively.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY EACH PROSPECTIVE PURCHASER OF THE NOTES.

ACQUISITION STRATEGY

    Since March 1, 1994, the Company has purchased 19 paging operations and has five acquisitions pending, including the Teletouch Acquisition and the acquisition of the Nationwide License. The Pending Acquisitions (which include the Teletouch Pending Acquisitions) represent an aggregate of 420,720 pagers in service. No assurances can be given that the Pending Acquisitions will be consummated, that further suitable acquisition candidates can be found or purchased on favorable terms or that the Pending Acquisitions, if completed, will be successful. Moreover, there can be no assurance that the Company will be able to integrate the paging operations of each of the acquired companies successfully. In particular, the Company's ability to integrate Teletouch may be adversely affected by: (i) Teletouch's large size (310,720 pagers in service on a pro forma basis) relative to the Company; (ii) Teletouch's involvement in markets not currently served by the Company; and (iii) Teletouch's efforts to integrate its own completed and pending acquisitions. If the Company is not successful in integrating such paging operations, the business of the Company may be adversely affected. In addition, integration of new acquisitions may, at least in the short term, have an adverse impact upon the Company's operations.


    The closings of the Teletouch Acquisition and the acquisition of the Nationwide License are each subject to receipt of customary regulatory approvals and other conditions (including, in the case of the Teletouch Acquisition, the approval of both the Company's and Teletouch's stockholders). Pending the completion of the Teletouch Acquisition, the net proceeds of the Offering will be deposited into an escrow account. If (i) the Company, in its sole judgment, determines that the Teletouch Acquisition will not be consummated prior to December 16, 1996, (ii) the Teletouch Acquisition has not been consummated by December 6, 1996 or (iii) certain other events described in "Description of Notes -- Escrow of Proceeds; Special Redemption" occur, a Special Redemption will occur. In the event that the Company does not complete the Concurrent Offering, the Company anticipates that it will seek additional debt or equity financing. The Company anticipates that it will receive a commitment to amend the Credit Facility to permit the borrowing thereunder of up to $300 million, but there can be no assurance that the Credit Facility will be amended or that, even if the Credit Facility is so amended, sufficient financing will be available to the Company to complete the Teletouch Acquisition and the acquisition of the Nationwide License. Although the Company expects that the Teletouch Acquisition and the acquisition of the Nationwide License will be completed in the third quarter of 1996, no assurance can be given that either such acquisition will be completed. The Company's failure to obtain the necessary financing to complete the Teletouch Acquisition or the acquisition of the Nationwide License could subject the Company to claims for substantial damages and would have a material adverse effect on the Company. See "Business."


HIGH DEGREE OF LEVERAGE; RESTRICTIONS IMPOSED BY LENDERS


    The Company is highly leveraged. At March 31, 1996, the Company had approximately $148 million of debt outstanding and the Company's long-term debt as a percentage of total capitalization was 73%. Upon completion of the Offerings, the Teletouch Acquisition and the acquisition of the Nationwide License, the Company would have had outstanding at March 31, 1996 (i) approximately $9 million in variable rate debt under the Credit Facility, (ii) approximately $17 million of Deferred Payments (as defined), (iii) $100 million in principal amount of the Existing Notes and (iv) $100 million in principal amount of the Notes. On a pro forma basis for the year ended December 31, 1995 and the three months ended March 31, 1996, the Company's earnings were insufficient to cover fixed charges by $22.5 million and $9.6 million, respectively.


    The Company's high degree of leverage will have important consequences to the Company, including the following: (i) the ability of the Company to obtain additional financing in the future for acquisitions, working capital, capital expenditures or other purposes, should it need to do so, may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to be dedicated to the payment of the Company's interest expense, which will reduce the funds available to the Company for its operations and future business opportunities; (iii) the Company may be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (iv) the Company's high degree of leverage may make it more vulnerable to a downturn in its business or the economy generally.

    The ability of the Company to continue making payments of principal and interest will be largely dependent upon its future performance. Because borrowings under the Credit Facility bear interest at rates that fluctuate with certain prevailing interest rates, increases in such prevailing interest rates will increase the Company's interest payment obligations and could have an adverse effect on the Company. Other factors, some of which will be beyond the Company's control, such as prevailing economic conditions, will affect its performance. There can be no assurance that the Company will be able to generate sufficient cash flow to cover required interest and principal payments. If the Company is unable to meet interest and principal payments in the future, it may, depending upon the circumstances which then exist, seek additional equity or debt financing, attempt to refinance its existing indebtedness or sell all or part of its business or assets to raise funds to repay its indebtedness. There can be no assurance that sufficient equity or debt financing will be available, or, if available, that it will be on terms acceptable to the Company, that the Company will be able to refinance its existing indebtedness or that sufficient funds could be raised through asset sales.

    The Credit Facility and the indenture governing the Existing Notes (the "Existing Notes Indenture" and, together with the Indenture, the "Indentures") contain financial and operating covenants including, among other things, requirements that the Company maintain certain financial ratios and satisfy certain financial tests and limitations on, among other things, the Company's ability to incur other indebtedness, pay dividends, engage in transactions with affiliates, sell assets and engage in mergers and consolidations and other acquisitions. If the Company fails to comply with these covenants, the lenders will be able to accelerate the maturity of the applicable indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of Other Indebtedness" and "Description of Notes."

SUBORDINATION


    The Notes will be unsecured and subordinated in right of payment to all existing and future Senior Debt of the Company, including all indebtedness under the Credit Facility. By reason of such subordination, in the event of the insolvency, liquidation or other reorganization of the Company, the Senior Debt must be paid in full before the principal of, premium, if any, and interest on the Notes may be paid. As of March 31, 1996, after giving pro forma effect to the Pending Acquisitions, the acquisition of the Nationwide License and the Offerings, the Notes would have been subordinated to approximately $25 million of Senior Debt. The Indenture will not limit the amount of Senior Debt that may be incurred by the Company if certain tests are met. See "Description of Notes
- -- Certain Covenants."


    The Company may not pay the principal of, premium, if any, or interest on the Notes, or repurchase, redeem or otherwise retire the Notes, if any Senior Debt is not paid when due or any default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived, any such acceleration has been rescinded or such Senior Debt has been paid in full, except that the Company may make payments with respect to the Notes with the approval of certain holders of Senior Debt. In addition, if any default exists with respect to certain Senior Debt and certain other conditions are satisfied, the Company may not make any payments on the Notes for a designated period of time. The right of each holder of the Notes to require the Company to repurchase the Notes at a premium upon the occurrence of a Change of Control would be blocked by the foregoing subordination provisions to the extent that the event constituting a Change of Control also causes a default (or if a default otherwise exists) under the Credit Facility or other Senior Debt. Upon any payment or distribution of assets of the Company upon a total or partial liquidation, dissolution, reorganization or similar proceeding, the holders of Senior Debt will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment. See "Description of Notes -- Subordination."

FUTURE PROFITABILITY

    The Company was profitable in 1991, 1992, 1993 and 1994. However, due to the incurrence of significantly greater depreciation, amortization and interest expenses in 1995 as a result of the Company's recent acquisitions of commercial paging companies and the issuance of the Existing Notes, the Company was not profitable in 1995 or the first quarter of 1996. Such increased expenses may continue, and, if continued, will reduce net income and may contribute to the Company's incurrence of losses in future periods. No assurances can be given that the Company will achieve profitability in the future. See "Selected Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CAPITAL REQUIREMENTS

    The Company may be required from time to time to incur additional indebtedness or issue additional equity securities to finance its growth strategy, including acquisitions and the buildout of the infrastructure supporting the Nationwide License. There can be no assurance, however, that funds will be available on terms favorable to the Company, or that such funds will be available when needed. The terms of the Credit Facility and the Indentures limit, and will limit, the amount of indebtedness that the Company may incur. The limited availability of capital may affect the Company's ability to acquire additional assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SUBSCRIBER TURNOVER

    The results of operations of paging service providers such as the Company may be significantly affected by subscriber cancellations. In order to realize net growth in pagers in service, disconnected users must be replaced and additional users must be added. However, the sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing customers. Although the Company's current disconnect rate is below the industry average, there can be no assurance that the Company will not experience an increase in its subscriber cancellation rate which may adversely affect the Company's results of operations.

COMPETITION AND TECHNOLOGICAL CHANGE

    The Company faces direct competition in all of its paging markets. Competition for subscribers to the Company's paging services in most geographic markets is based primarily on the price and quality of services offered and the geographic area covered. Some of the Company's competitors, which include certain national and regional paging companies and Regional Bell Operating Companies, possess greater financial and other resources than the Company. There can be no assurance that additional competitors will not enter markets served by the Company or that the Company will be able to continue to compete successfully. In addition, the telecommunications industry is characterized by rapid technological change. Future technological advances in the industry may result in the availability of new services or products that could compete directly with the services and products being provided or developed by the Company. Recent and proposed regulatory changes by the Federal Communications Commission (the "FCC") are aimed at encouraging such new services and products. Moreover, changes in technology could lower the cost of competitive services and products to a level at which the Company's services and products would become less competitive or the Company would be required to reduce the prices of its services and products. There can be no assurance that the Company will be able to develop or introduce new services and products to remain competitive or that the Company will not be adversely affected in the event of such technological developments. See "Business."

DEPENDENCE ON SUPPLIERS

    The Company does not manufacture any of the pagers used in its paging operations. The Company buys pagers primarily from Motorola and therefore is dependent on Motorola to obtain sufficient pager inventory for new subscriber and replacement needs. In addition, the Company purchases terminals and transmitters primarily from Glenayre Technologies, Inc. ("Glenayre") and thus is dependent on Glenayre for sufficient terminals and transmitters to meet its expansion and replacement requirements. To date, the Company has not experienced significant delays in obtaining pagers, terminals or transmitters, but there can be no assurance that the Company will not experience such delays in the future. Although the Company believes that sufficient alternative sources of pagers, terminals and transmitters exist, there can be no assurance that the Company would not be adversely affected if it were unable to obtain these items from current supply sources or on terms comparable to existing terms. See "Business -- Paging Operations."

GOVERNMENT REGULATION

    The paging industry is subject to regulation by the FCC and, depending on the jurisdiction, may be regulated by state regulatory agencies. There can be no assurance that either the FCC or those state agencies having jurisdiction over the Company's business will not adopt regulations or take other actions that would adversely affect the business of the Company.

RELIANCE ON SELECT GROUP OF EXECUTIVES

    The Company believes that its success will depend to a significant extent on the efforts and abilities of a relatively small group of executive personnel. The loss of services of one or more of these key executives could adversely affect the Company. The Company does not maintain "key man" life insurance policies on its executives. However, the Company has entered into three-year employment agreements, both of which expire on May 31, 1997, with Jackie R. Kimzey, the Company's Chairman and Chief Executive Officer, and David J. Vucina, the Company's President and Chief Operating Officer.


ABSENCE OF PUBLIC MARKET



    There is no existing trading market for the Notes. The Company does not intend to apply for listing of the Notes on any securities exchange. The Underwriters have advised the Company that they currently intend to make a market in the Notes. However, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the prices or liquidity of, or trading markets for, the Notes. The liquidity of any market for the Notes will depend upon the number of holders of Notes, the interest of securities dealers in making a market in the Notes, and other factors. The absence of an active market for the Notes could adversely affect the liquidity of the Notes. Even if such a market were to develop, the Notes could trade at prices that may be lower than their initial offering price as a result of many factors, including prevailing interest rates and the Company's operating results and financial condition at the time. The liquidity of, and trading markets for, the Notes may also be adversely affected by general declines in the market for non-investment grade debt.

                                USE OF PROCEEDS


    The net proceeds to the Company from the Offering (after deducting underwriting discounts and commissions and offering expenses) will be approximately $97 million. The proceeds to the Company from the Concurrent Offering (after deducting underwriting discounts and commissions and offering expenses) will be approximately $111 million (approximately $128 million if the Underwriters' over-allotment options are exercised in full). The Company intends to apply the net proceeds of the Offerings as follows: (i) to refinance $88 million of outstanding Teletouch bank debt and accrued interest anticipated to be outstanding at the time of the closing of the Teletouch Acquisition; (ii) to repay $10 million in aggregate principal amount of Teletouch's 14% senior subordinated notes due 2003; (iii) to redeem approximately $17 million in liquidation preference of, and accrued and unpaid dividends on, Teletouch preferred stock; (iv) to fund the $43 million cash acquisition of the Nationwide License; (v) to pay approximately $9 million to fund the cash portion of the purchase price of PacWest; (vi) to pay approximately $12 million to fund the purchase price of Georgialina; (vii) to pay approximately $6 million to fund the purchase price of VIP; and (viii) to repay approximately $23 million of borrowings outstanding under the Credit Facility. Pending the completion of the Teletouch Acquisition, the proceeds of the Offering will be deposited with the Escrow Agent (as defined). If the Concurrent Offering is not completed, the Company anticipates that it will seek additional debt or equity financing. No assurance can be given that the Company will obtain such financing. See "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



    The Credit Facility provides for borrowings of up to $125 million which bear interest, at the Company's designation, at either (i) the greater of the corporate base rate charged by The First National Bank of Chicago ("First Chicago") or the Federal Funds Rate, plus a margin of up to 1.25%, or (ii) the London Interbank Offer Rate ("LIBOR"), plus a margin of up to 2.5%. In addition, a commitment fee is required on the revolving line of credit of .5% per annum computed on the daily unused portion of the available loan commitment. Borrowings are secured by all assets of the Company and its subsidiaries. As of March 31, 1996, $32 million of indebtedness was outstanding under the Credit Facility. Immediately following the completion of the Offerings and the application of the proceeds thereof, the Company will have approximately $9 million in borrowings outstanding under the Credit Facility.


    The Company anticipates that Teletouch will refinance its current $50 million credit facility with a new extended line of credit prior to the closing of the Teletouch Acquisition. Borrowings under such new line of credit, anticipated to be $88 million at the time of closing of the Teletouch Acquisition, will be repaid with the net proceeds of the Offerings.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at March 31, 1996 on an historical basis and a pro forma basis as adjusted to reflect the issuance of the Notes offered hereby, the sale by the Company of 4,000,000 shares of Common Stock (assuming an offering price of $29 1/4 per share) in the Concurrent Offering (after deducting estimated offering expenses and underwriting discounts and commissions), the application of the net proceeds therefrom, the completion of the Pending Acquisitions and the acquisition of the Nationwide License. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and the notes thereto included elsewhere in this Prospectus. See "Risk Factors," "Use of Proceeds" and "Summary Pro Forma Condensed Consolidated Financial Statements."


                                                                                              MARCH 31, 1996
                                                                                        --------------------------
                                                                                               (UNAUDITED)
                                                                                                      PRO FORMA
                                                                                                     AS ADJUSTED
                                                                                          ACTUAL         (1)
                                                                                        ----------  --------------
                                                                                              (IN THOUSANDS)
Cash and cash equivalents.............................................................  $    2,089    $    1,000
                                                                                        ----------  --------------
                                                                                        ----------  --------------
Credit Facility.......................................................................  $   32,000    $    8,600
11 7/8% Senior Subordinated Notes due 2005............................................      99,337        99,337
   % Senior Subordinated Notes due 2006...............................................      --           100,000
Deferred Payments (2).................................................................      16,694        16,694
                                                                                        ----------  --------------
    Total debt........................................................................     148,031       224,631
                                                                                        ----------  --------------
Stockholders' equity:
  Preferred Stock, par value $1.00 per share; 5,000,000 shares authorized; no shares
   issued or outstanding..............................................................      --            --
  Common Stock, par value $.01 per share; 20,000,000 shares authorized; 7,069,000 shares issued and outstanding; 14,130,000 shares issued and outstanding pro forma
   as adjusted (3)....................................................................          75           146
  Less treasury stock at cost.........................................................      (1,460)       (1,460)
  Additional capital..................................................................      68,874       269,339
  Retained deficit....................................................................     (11,795)      (14,077)
                                                                                        ----------  --------------
    Total stockholders' equity........................................................      55,694       253,948
                                                                                        ----------  --------------
    Total capitalization..............................................................  $  203,725    $  478,579
                                                                                        ----------  --------------
                                                                                        ----------  --------------


- --------------------------

(1) Assumes (i) consummation of the Offerings and the application of the net proceeds therefrom as if each had occurred on March 31, 1996, and (ii) the Underwriters' over-allotment options for 600,000 shares of Common Stock in connection with the Concurrent Offering are not exercised. In the event that the Company does not complete the Concurrent Offering, the Company anticipates that it will seek additional debt or equity financing. If the Company's actual capitalization were adjusted only for the consummation of the Offering, the application of the net proceeds therefrom, the Pending Acquisitions, the acquisition of the Nationwide License, and the incurrence of such additional debt financing as may be necessary to complete such transactions, the Company's Pro Forma As Adjusted Cash and cash equivalents, Total debt, Total stockholders' equity and Total capitalization on March 31, 1996 would have been $1.0 million, $335.6 million, $142.9 million and $478.5 million, respectively.


(2) The Company has deferred payment obligations (the "Deferred Payments") aggregating $16.7 million in respect of certain of the ProNet Completed Acquisitions. The Deferred Payments generally are due one year from the closing of the respective acquisitions. The Company either is required to or has the option to issue Common Stock in lieu of cash for each Deferred Payment.


(3) Pro Forma As Adjusted includes (i) the shares of Common Stock outstanding as of March 31, 1996, and the 4,000,000 shares of Common Stock which will be issued and outstanding upon the completion of the Concurrent Offering, (ii) approximately 342,000 shares of Common Stock that may be issued in the PacWest acquisition and (iii) approximately 2.7 million shares of Common Stock that may be issued to Teletouch stockholders upon the completion of the Teletouch Acquisition. See "The Teletouch Agreement." Pro Forma As Adjusted excludes (i) options outstanding on March 31, 1996 to purchase up to 979,395 shares of Common Stock at a weighted average exercise price of $10.54 per share, (ii) 83,715 shares of Common Stock that have been reserved for issuance at a purchase price equal to 85% of their fair market value pursuant to the Company's 1994 Employee Stock Purchase Plan and (iii) up to $16.7 million in aggregate value of shares of Common Stock that the Company either is required to or has the option to issue in satisfaction of the Deferred Payments.

                          SUMMARY PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

BASIS OF PRESENTATION

    The Pro Forma Condensed Consolidated Financial Statements of Operations assume the acquisition of (a) Metropolitan Houston Paging Services, Inc. ("Metropolitan"), Apple Communication, Inc. ("Apple"), Cobbwells, Inc. dba Page One ("Page One"), Total Communication Services, Inc. ("Total"), A.G.R. Electronics, Inc. and affiliates ("AGR"), and Williams Metro Communications Corp. and affiliates ("Williams"), and the acquisitions of the paging assets of Carrier Paging Systems, Inc. ("Carrier"), Signet Paging of Charlotte, Inc. ("Signet Charlotte"), All City Communication Company, Inc. ("All City"), Americom Paging Corporation ("Americom"), Gold Coast Paging, Inc. ("Gold Coast"), Lewis Paging, Inc. ("Lewis"), Paging & Cellular of Texas ("Paging & Cellular"), Sun Paging Communications ("Sun"), SigNet Paging of Raleigh, Inc. ("SigNet Raleigh" and, together with Metropolitan, Apple, Page One, Total, AGR, Williams, Carrier, Signet Charlotte, All City, Americom, Gold Coast, Lewis, Paging & Cellular and Sun, the "ProNet Completed Acquisitions"), (b) the pending acquisitions by the Company of Georgialina Communication Company and affiliates ("Georgialina"), the Paging Divisions of Pac-West Telecomm, Inc. and Subsidiary ("PacWest") and the paging assets of Ventures In Paging L.C. ("VIP" and, together with Georgialina and PacWest, the "ProNet Pending Acquisitions"), (c) the acquisition of Teletouch, (d) the acquisition by Teletouch of Beepers Plus of Memphis, Inc. and Beepers Plus of Nashville, Inc., and the acquisition of the paging assets of Beepers Plus of Jackson Partnership (collectively, "Beepers Plus"), and the acquisition of the paging assets of Waco Communications, Inc. ("Waco"), and Dial-A-Page, Inc. ("Dial-A-Page" and, together with Beepers Plus and Waco, the "Teletouch Completed Acquisitions"), and (e) Teletouch's pending acquisitions of AACS Communications, Inc. ("AACS"), Premier Paging, Inc. ("Premier") and Russell's Communications, Inc., dba LaPageCo ("LaPageCo"), and the acquisitions of the paging assets of Warren Communications, Inc. ("Warren"), Hyde's Stay In Touch, Inc. ("Stay In Touch"), Dave Fant Company dba Oklahoma Radio Systems ("Oklahoma"), Cimarron Paging, Inc. ("Cimarron" and, together with AACS, Premier, LaPageCo, Warren, Stay in Touch and Oklahoma, the "Teletouch Pending Acquisitions") as if they had occurred at the beginning of the period presented. The ProNet Completed Acquisitions and the ProNet Pending Acquisitions are collectively referred to as the "ProNet Acquisitions." The acquisition of Teletouch, the Teletouch Completed Acquisitions and the Teletouch Pending Acquisitions are collectively referred to as the "Teletouch Acquisition." The ProNet Pending Acquisitions, the acquisition of Teletouch and the Teletouch Pending Acquisitions are collectively referred to as the "Pending Acquisitions." The ProNet Acquisitions and the Teletouch Acquisition are collectively referred to as the "Acquisitions." The Acqusitions do not include the acquisition of the Nationwide License. The foregoing defined terms are explained in graphic form below:

                                              "ACQUISITIONS"
- -----------------------------------------------------------------------------------------------------------
          "PRONET ACQUISITIONS"                                "TELETOUCH ACQUISITION"
- -----------------------------------------  ----------------------------------------------------------------
                                          "PENDING ACQUISITIONS"
                     ----------------------------------------------------------------
 "PRONET COMPLETED     "PRONET PENDING                            "TELETOUCH PENDING   "TELETOUCH COMPLETED
   ACQUISITIONS"        ACQUISITIONS"          "TELETOUCH"          ACQUISITIONS"         ACQUISITIONS"
- -------------------  --------------------  --------------------  --------------------  --------------------
Signet Charlotte     Georgialina           Teletouch             Premier               Beepers Plus
Carrier              PacWest                                     LaPageCo              Waco
Metropolitan         VIP                                         Oklahoma              Dial-A-Page
All City                                                         Cimarron
Americom                                                         Stay in Touch
Gold Coast                                                       AACS
Lewis                                                            Warren
Paging & Cellular
Apple
Sun
SigNet Raleigh
Page One
AGR
Total
Williams

    The accompanying unaudited pro forma condensed consolidated balance sheet of the Company at March 31, 1996, combines the historical consolidated balance sheet of the Company, the ProNet Pending Acquisitions, Teletouch and the Teletouch Pending Acquisitions as if the Acquisitions and the acquisition of the Nationwide License had occurred on March 31, 1996 and assumes that the Acquisitions were funded with the proceeds of the Existing Notes and the Offerings. The accompanying unaudited pro forma condensed consolidated balance sheet of the Company, excluding Teletouch, combines the historical consolidated balance sheet of the Company and the balance sheets of the ProNet Pending Acquisitions as if the acquisitions had occurred on March 31, 1996. The accompanying unaudited pro forma condensed consolidated balance sheet of Teletouch combines the historical consolidated balance sheet of Teletouch and the balance sheets of the Teletouch Pending Acquisitions as if the acquisitions had occurred on March 31, 1996.

    The accompanying unaudited pro forma condensed consolidated statement of operations of the Company for the year ended December 31, 1995, combines the pro forma consolidated statements of operations of the Company and Teletouch as if the Teletouch Acquisition had occurred on January 1, 1995, and assumes that the Acquisitions were funded with the proceeds of the Existing Notes and the
Offerings. The accompanying unaudited pro forma condensed statement of operations of the Company, excluding Teletouch, for the year ended December 31, 1995, combines the historical consolidated statement of operations of the Company and the statements of operations of the ProNet Acquisitions as if the ProNet Acquisitions had occurred on January 1, 1995. The accompanying unaudited pro forma condensed statement of operations of Teletouch for the year ended December 31, 1995, combines the historical consolidated statement of operations of Teletouch and the statements of operations of the Teletouch Pending Acquisitions and the Teletouch Completed Acquisitions as if the Teletouch Pending Acquisitions and Teletouch Completed Acquisitions had occurred on January 1, 1995.

    The accompanying unaudited pro forma condensed consolidated statement of operations of the Company for the three months ended March 31, 1996, combines the pro forma consolidated statement of operations of the Company and the Teletouch Acquisition as if these acquisitions had occurred on January 1, 1996, and assumes that the acquisitions were funded with the proceeds of the Offerings and the Existing Notes. The accompanying unaudited pro forma condensed consolidated statement of operations of the Company, excluding Teletouch, for the three months ended March 31, 1996, combines the historical statement of operations of the Company and the statements of operations of AGR, Total, Williams and the ProNet Pending Acquisitions as if the acquisitions had occurred on January 1, 1996. The accompanying unaudited pro forma condensed consolidated statement of operations of Teletouch for the three months ended March 31, 1996, combines the historical statement of operations of Teletouch and the statements of operations of the Teletouch Pending Acquisitions as if the acquisitions had occurred on January 1, 1996.

    The pro forma condensed consolidated financial statements do not purport to represent what the Company's results of operations would have been had the Acquisitions occurred on the dates indicated or for any future period or date. The pro forma adjustments give effect to available information and assumptions that management believes are reasonable. The pro forma condensed consolidated financial statements should be read in conjunction with the Company's historical consolidated financial statements and the financial statements of certain Acquisitions and the notes thereto included or incorporated elsewhere herein.

                          PRONET INC. AND SUBSIDIARIES

            SUMMARY PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

                              AS OF MARCH 31, 1996
                                  (UNAUDITED)

                                     ASSETS


                                              PRO FORMA CONSOLIDATED(1)
                                              -------------------------   PRO FORMA                          PRO FORMA
                                                PRONET      TELETOUCH    ADJUSTMENTS        FOOTNOTE        CONSOLIDATED
                                              -----------  ------------  ------------  -------------------  ------------
                                                                            (IN THOUSANDS)
Current assets..............................  $    19,040   $    9,313    $   (6,507)      (A),(B),(C),(D)   $   21,846
Equipment
  Pagers....................................       50,334        6,977         1,462                   (F)       58,773
  Communications equipment..................       41,516       16,409        (2,774)                  (D)       55,151
  Security systems' equipment...............       12,304       --            --                                 12,304
  Office and other..........................        9,451        4,177          (731)                            12,897
                                              -----------  ------------  ------------                       ------------
                                                  113,605       27,563        (2,043)                           139,125
  Less allowance for depreciation...........       38,614        4,514        (4,514)                  (D)       38,614
                                              -----------  ------------  ------------                       ------------
                                                   74,991       23,049         2,471                            100,511
Goodwill and other assets, net..............      217,284       88,011        83,663       (A),(D),(E),(F)      388,958
                                              -----------  ------------  ------------                       ------------
TOTAL ASSETS................................  $   311,315   $  120,373    $   79,627                         $  511,315
                                              -----------  ------------  ------------                       ------------
                                              -----------  ------------  ------------                       ------------

                                          LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities.........................  $    28,242   $    5,466    $   (1,660)              (B),(C)   $   32,048
Deferred payments...........................       16,694       --            --                                 16,694
Long-term debt, less current maturities.....      199,997       93,148       (85,208)          (A),(B),(C)      207,937
Deferred tax liabilities....................          688        1,507        (1,507)                  (D)          688
Shareholders' equity........................       65,694       20,252       168,002           (A),(C),(D)      253,948
                                              -----------  ------------  ------------                       ------------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY.....................................  $   311,315   $  120,373    $   79,627                         $  511,315
                                              -----------  ------------  ------------                       ------------
                                              -----------  ------------  ------------                       ------------


- ------------------------
(1) See Pro Forma Financial Statements beginning on page F-3 for additional information.


             See accompanying notes to unaudited summary pro forma
                  condensed consolidated financial statements.

                          PRONET INC. AND SUBSIDIARIES

       SUMMARY PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)


                                                           PRO FORMA
                                                        CONSOLIDATED (1)
                                                     ----------------------   PRO FORMA                PRO FORMA
                                                       PRONET     TELETOUCH  ADJUSTMENTS   FOOTNOTE   CONSOLIDATED
                                                     -----------  ---------  -----------  ----------  ------------
                                                                            (IN THOUSANDS)
REVENUES
  Service revenues.................................  $    95,588  $  37,886   $  --                    $  133,474
  Product sales....................................       18,003      6,475      --                        24,478
                                                     -----------  ---------  -----------              ------------
    Total revenues.................................      113,591     44,361      --                       157,952
  Cost of products sold............................      (18,417)    (7,083)     --                       (25,500)
                                                     -----------  ---------  -----------              ------------
                                                          95,174     37,278      --                       132,452
COST OF SERVICES...................................       22,761      6,188         (98)         (H)       28,851
                                                     -----------  ---------  -----------              ------------
  GROSS MARGIN.....................................       72,413     31,090          98                   103,601
EXPENSES
  Sales, general and administrative................       43,463     16,575      (1,632)         (G)       58,406
  Depreciation and amortization....................       33,106     11,886       5,481          (H)       50,473
                                                     -----------  ---------  -----------              ------------
                                                          76,569     28,461       3,849                   108,879
                                                     -----------  ---------  -----------              ------------
    OPERATING INCOME (LOSS)........................       (4,156)     2,629      (3,751)                   (5,278)
OTHER INCOME (EXPENSE)
  Interest expense.................................      (10,514)    (5,653)     (2,793)         (I)      (18,960)
  Interest and other income........................        1,630         61      --                         1,691
                                                     -----------  ---------  -----------              ------------
                                                          (8,884)    (5,592)     (2,793)                  (17,269)
    LOSS BEFORE INCOME TAXES.......................      (13,040)    (2,963)     (6,544)                  (22,547)
Provision (benefit) for income taxes...............           62     (1,370)      1,370          (J)           62
                                                     -----------  ---------  -----------              ------------
    NET LOSS.......................................  $   (13,102) $  (1,593)  $  (7,914)               $  (22,609)
                                                     -----------  ---------  -----------              ------------
                                                     -----------  ---------  -----------              ------------


- ------------------------
(1) See Pro Forma Financial Statements beginning on page F-3 for additional information.


             See accompanying notes to unaudited summary pro forma
                  condensed consolidated financial statements.

                          PRONET INC. AND SUBSIDIARIES
       SUMMARY PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)


                                                           PRO FORMA
                                                       CONSOLIDATED (1)
                                                   -------------------------   PRO FORMA                PRO FORMA
                                                     PRONET      TELETOUCH    ADJUSTMENTS   FOOTNOTE   CONSOLIDATED
                                                   -----------  ------------  -----------  ----------  ------------
                                                                            (IN THOUSANDS)
REVENUES
  Service revenues...............................   $  24,461    $   10,075    $  --                    $   34,536
  Product sales..................................       3,857         1,520       --                         5,377
                                                   -----------  ------------  -----------              ------------
    Total revenues...............................      28,318        11,595       --                        39,913
  Cost of products sold..........................      (3,555)       (1,793)         179          (H)       (5,169)
                                                   -----------  ------------  -----------              ------------
                                                       24,763         9,802          179                    34,744
COST OF SERVICES.................................       6,509         2,002          (25)         (H)        8,486
                                                   -----------  ------------  -----------              ------------
    GROSS MARGIN.................................      18,254         7,800          204                    26,258
EXPENSES
  Sales, general and administrative..............      11,233         4,233         (408)         (G)       15,058
  Depreciation and amortization..................      10,384         2,998        1,286          (H)       14,668
                                                   -----------  ------------  -----------              ------------
                                                       21,617         7,231          878                    29,726
                                                   -----------  ------------  -----------              ------------
    OPERATING INCOME (LOSS)......................      (3,363)          569         (674)                   (3,468)
OTHER INCOME (EXPENSES)
  Interest expense...............................      (3,830)       (1,927)        (431)         (I)       (6,188)
  Interest and other income......................          47           (10)      --                            37
                                                   -----------  ------------  -----------              ------------
                                                       (3,783)       (1,937)        (431)                   (6,151)
    LOSS BEFORE INCOME TAXES.....................      (7,146)       (1,368)      (1,105)                   (9,619)
  Provision (benefit) for income taxes...........      --              (601)         601          (J)       --
                                                   -----------  ------------  -----------              ------------
    NET LOSS.....................................   $  (7,146)   $     (767)   $  (1,706)               $   (9,619)
                                                   -----------  ------------  -----------              ------------
                                                   -----------  ------------  -----------              ------------


- ------------------------
(1) See Pro Forma Financial Statements beginning on page F-3 for additional information.


             See accompanying notes to unaudited summary pro forma
                  condensed consolidated financial statements.

                          PRONET INC. AND SUBSIDIARIES
     NOTES TO SUMMARY PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                  CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS


    The accompanying ProNet summary pro forma condensed consolidated balance sheet as of March 31, 1996, has been prepared as if the Teletouch Acquisition had occurred on that date and reflects the following adjustments:


        (A) Pro forma adjustments are made to record the (i) proceeds from the Offerings and associated expenses and (ii) write-off of the previous bank debt financing costs. The following is a detail of these adjustments (in thousands):


                                                               DEBIT       CREDIT
                                                            -----------  -----------
Current assets............................................  $   204,500
Goodwill and other assets.................................        6,500
Shareholders' equity......................................        2,282
  Goodwill and other assets...............................               $     2,282
  Long-term debt, less current maturities.................                   100,000
  Shareholders' equity....................................                   111,000


    To record the proceeds from the Offerings and associated issuance expenses.

        (B) Pro forma adjustments are made to record payments on the Credit Facility. The following is a detail of these adjustments (in thousands):


Current liabilities............................  $   1,040
Long-term debt, less current maturities........     92,060
  Current assets...............................             $  93,100


    To record the payments on the Credit Facility.

        (C) Pro forma adjustments are made to (i) record the use of cash, (ii) record the repayment of Teletouch's debt and redemption of Teletouch's preferred stock and (iii) the issuance of stock in connection with the Teletouch Acquisition. The following is a detail of these adjustments (in thousands):


Shareholders' equity...........................  $  17,447
Investment in the Teletouch Acquisition........     83,422
Current liabilities............................        620
Long-term debt, less current maturities........     93,148
  Current assets...............................             $ 115,101
  Shareholders' equity.........................                79,536


    To record the Teletouch Acquisition.

        (D) Pro forma adjustments are made to reflect the fair value of those assets to be acquired and liabilities to be assumed in the Teletouch Acquisition. The following is a detail of these adjustments (in thousands):


Investment in the Teletouch Acquisition........  $  83,774
Allowance for depreciation.....................      4,514
Deferred tax liabilities.......................      1,507
Shareholders' equity...........................      2,805
  Current assets...............................             $   2,806
  Equipment....................................                 1,864
  Goodwill and other assets....................                87,930


    To  reflect  the  allocation  of   the  purchase  price  of  the   Teletouch
Acquisition.

                          PRONET INC. AND SUBSIDIARIES
     NOTES TO SUMMARY PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

        (E) Pro forma adjustments are made to goodwill equal to the excess of the applicable purchase price over the fair values assigned to assets to be acquired and liabilities to be assumed. The following is a detail of these adjustments (in thousands):


                                                               DEBIT       CREDIT
                                                            -----------  -----------

Goodwill and other assets.................................  $   167,196
  Investments in the Teletouch Acquisition................               $   167,196


    To record goodwill related to the Teletouch Acquisition.

        (F) Pro forma adjustments are made to depreciate pagers according to the method used by the Company. The following is a detail of these adjustments (in thousands):

Goodwill and other assets......................       $179
  Pagers.......................................                  $179

    To depreciate pagers related to the Teletouch Acquisition.

    The following is a summary of the fair value assigned to the assets to be acquired and liabilities to be assumed in the Teletouch Acquisition (in thousands):


                                             TELETOUCH     ADJUSTMENTS  FAIR VALUE
                                           --------------  -----------  -----------
Current assets...........................   $      9,313    $  (2,806)  $     6,507
Equipment
  Pagers.................................          6,977        1,462         8,439
  Communications equipment...............         16,409       (2,774)       13,635
  Office and other.......................          4,177         (731)        3,446
                                           --------------  -----------  -----------
                                                  27,563       (2,043)       25,520
Less allowance for depreciation..........          4,514       (4,514)      --
                                           --------------  -----------  -----------
                                                  23,049        2,471        25,520
Goodwill and other assets, net...........         88,011       79,445       167,456
                                           --------------  -----------  -----------
Total assets.............................        120,373       79,110       199,483
Current liabilities......................          5,466         (620)        4,846
Long-term debt...........................         94,655      (94,655)      --
                                           --------------  -----------  -----------
Net assets...............................   $     20,252    $ 174,385   $   194,637
                                           --------------  -----------  -----------
                                           --------------  -----------  -----------



    The accompanying ProNet summary pro forma condensed consolidated statements of operations for the year ended December 31, 1995 and for the three months ended March 31, 1996, have been prepared by combining the pro forma results of ProNet and Teletouch for such respective periods and reflect the following adjustments:


        (G) The pro forma adjustment to sales, general and administrative expenses represents expenses that would not have been incurred had the Teletouch Acquisition occurred at the beginning of the periods presented. The cost savings relate to decreased salaries (primarily due to reductions in senior management), office rent and professional fees.

        (H) Pro forma adjustments are made to the statements of operations to reflect additional depreciation and amortization expense based on the fair value of the assets acquired as if the Teletouch Acquisition had occurred at the beginning of the periods presented. Pro forma depreciation is computed using the straight-line method over the remaining estimated useful lives of the assets. Goodwill is amortized using the straight-line method over a 15-year term.

                          PRONET INC. AND SUBSIDIARIES
     NOTES TO SUMMARY PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

        (I) Interest expense is comprised of interest on the Credit Facility, the Existing Notes, the Notes and the Deferred Payments, plus the commitment fee on the Credit Facility. Pro forma adjustments reflect (i) the reversals of interest expense of $2.1 million for the three months ended March 31, 1996 and $7.5 million for the year ended December 31, 1995 on debt of the Acquisitions not assumed by the Company and (ii) increase in interest expense due to the sale of the Notes at an assumed annual rate of 10.25%. Interest expense on the Deferred Payments is provided as required by the definitive agreements or letters of intent.

        (J) At December 31, 1995, the Company had net operating loss carryforwards of $11.0 million for income tax purposes that expire in years 2005 through 2011. No tax benefits were recorded because the realization of net operating losses is not assured beyond a reasonable doubt. Therefore, a pro forma adjustment was made to eliminate any tax benefits associated with the Acquisitions.

    The pro forma condensed consolidated financial information presented is not necessarily indicative of either the results of operations that would have occurred had the Acquisitions taken place at the beginning of the periods presented or of future results of operations of the combined operations.

                     SELECTED FINANCIAL AND OPERATING DATA

    The following selected financial data should be read in conjunction with the Company's pro forma consolidated condensed financial statements and historical consolidated financial statements and related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The historical statement of operations and balance sheet data as of and for each of the years in the five-year period ended December 31, 1995 have been derived from the financial statements of the Company audited by Ernst & Young LLP, independent auditors. The selected financial data as of March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996 have been derived from unaudited financial statements included elsewhere herein. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been made. The selected quarterly information should be read in conjunction with the financial statements and notes thereto included and incorporated elsewhere herein. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results for the full 1996 fiscal year. The pro forma financial information does not purport to represent what the results of operations or financial position would have been had the Acquisitions occurred on the dates indicated or for any future period or date.

                     SELECTED FINANCIAL AND OPERATING DATA


                                                                                                         THREE MONTHS ENDED
                                                                                                              MARCH 31,
                                                                                                  ---------------------------------
                                                         YEARS ENDED DECEMBER 31,
                                          ------------------------------------------------------             (UNAUDITED)
                                                                                       PRO FORMA                         PRO FORMA
                                           1991     1992     1993     1994     1995    1995 (1)    1995       1996        1996 (1)
                                          -------  -------  -------  -------  -------  ---------  -------  -----------   ----------
                                                    (IN THOUSANDS, EXCEPT PERCENTAGE, RATIO, UNIT, AND PER UNIT AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Service revenues (2)..................  $15,084  $16,845  $19,234  $33,079  $56,108  $ 133,474  $10,488     $21,016      $34,536
  Product sales (3).....................    1,466    1,855    2,040    6,639   10,036     24,478    2,196       3,146        5,377
                                          -------  -------  -------  -------  -------  ---------  -------  -----------   ----------
    Total revenues......................   16,550   18,700   21,274   39,718   66,144    157,952   12,684      24,162       39,913
  Depreciation and amortization
   expense..............................    3,748    4,077    4,656    8,574   18,662     50,473    2,745       8,707       14,668
  Operating income (loss)...............    1,223    1,834    2,732    3,189     (270)    (5,278)     769      (2,492)      (3,468)
  Interest expense......................      425      310      292    1,774    8,640     18,960      386       3,659        6,188
  Income (loss) before extraordinary
   item.................................      794    1,754    1,574      693   (7,697)   (22,609)      66      (6,124)      (9,619)
  Net income (loss).....................    1,312    1,754    1,574      693   (7,697)   (22,609)      66      (6,124)      (9,619)
OTHER DATA:
  Pagers in service at end of period....  103,157  114,356  130,000  353,830  856,302  1,401,522  404,713   1,039,222    1,459,942
  TracPacs in service at end of
   period...............................   13,846   19,210   25,841   27,595   27,548     27,548   27,106      28,409       28,409
  Pagers in service per employee (4)....      570      880    1,000    1,325    1,619      1,222    1,289       1,531        1,249
  ARPU-Paging (5).......................  $ 10.64  $ 10.48  $ 10.23  $  8.51  $  6.57  $    6.97  $  8.26   $    6.69    $    7.59
  ARPU-TracPac (6)......................    15.00    14.75    15.90    16.52    15.90      15.90    15.86       17.41        17.41
  Operating, selling, general and
   administrative costs per paging
   subscriber (7).......................     6.82     7.80     7.91     5.08     4.78       5.06     5.94        5.02         5.25
  Cash flow from operating activities
   (8)..................................    3,493    6,720    7,144    9,821   12,298     29,198     (344)      7,651       10,117
  EBITDA (9)............................    4,971    5,911    7,388   11,763   18,392     45,196    3,514       6,215       11,200
  EBITDA margin (10)....................       32%      34%      36%      36%      32%        34%      33%         29%          32%
  Capital expenditures (11).............  $ 4,193  $ 5,523  $ 5,497  $ 5,777  $17,528  $  32,500  $   926   $   5,811    $  13,385
  Ratio of earnings to fixed charges
   (12).................................      4.1x     6.1x     8.7x     1.8x      --         --      1.9x         --           --
  Ratio of EBITDA to interest expense...     11.7     19.1     25.3      6.6      2.1x       2.4x     9.1         1.7x         1.8x
  Ratio of total debt to EBITDA (13)....      1.0      0.6      0.5      0.9      6.4        4.8      2.1         7.0          5.0



                                                                                           AS OF MARCH 31, 1996
                                                                                        --------------------------
                                                                                               (UNAUDITED)
                                                                                                      PRO FORMA
                                                                                                     AS ADJUSTED
                                                                                         ACTUAL         (14)
                                                                                        ---------  ---------------
                                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...........................................................  $   2,089     $   1,000
  Working capital (deficit)...........................................................     (9,784)      (10,202)
  Total assets........................................................................    230,830       511,315
  Total debt..........................................................................    148,031       224,631
  Total liabilities...................................................................    175,136       257,367
  Total stockholders' equity..........................................................     55,694       253,948

                 NOTES TO SELECTED FINANCIAL AND OPERATING DATA


(1) Assumes (i) consummation of the Offerings and the application of the net proceeds therefrom as if each had occurred at the beginning of the respective periods, (ii) an interest rate on the Notes of 10 1/4% and (iii) an offering price of the Common Stock of $29 1/4 per share. Also gives effect to the Acquisitions. In the event that the Company does not complete the Concurrent Offering, the Company anticipates that it will seek additional debt or equity financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


(2) Service revenues consist of fixed monthly, quarterly, annual and bi-annual service and leasing fees.

(3) Product sales include pager and paging equipment sales and other security systems' income.

(4) Calculated by dividing pagers in service at the end of each period by the number of employees at the end of such period presented. This calculation excludes employees directly related to the security systems' business.

(5) ARPU-Paging (average revenue per paging unit) is calculated by dividing paging systems' average monthly service revenues for the last quarter of the period by the average of the number of pagers in service at the beginning of such months.

(6) ARPU-TracPac (average revenue per TracPac unit) is calculated by dividing security systems' service revenues for the last month in the period by the number of TracPacs in service at the beginning of such month.

(7) Calculated by dividing the sum of the cost of pager lease and access fees and selling, general and administrative expenses for the last month in the period by the number of pagers in service at the beginning of such month.

(8) Cash flow from operating activities is derived from the statement of cash flows and differs from EBITDA (as defined below) primarily due to interest expense and changes in working capital.

(9) EBITDA is earnings before other income (expense), income taxes, depreciation and amortization. Other income (expense) consists primarily of interest expense. EBITDA does not represent cash flows as defined by generally accepted accounting principles and does not necessarily indicate that cash flows are sufficient to fund all of the Company's cash needs. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities or other measures of liquidity determined in accordance with generally accepted accounting principles.

(10) Calculated by dividing EBITDA by the remainder of total revenues less cost of products sold for the period presented.

(11) Includes communications equipment valued at $6 million associated with the acquisition of the Nationwide License and excludes the cost of the Acquisitions.

(12) Calculated by dividing total debt at the end of the period by EBITDA for the 12 months ended on the last day of the period, except that the pro forma ratio for the three months ended March 31, 1996 is based on annualized EBITDA.


(13) The ratio of earnings to fixed charges is calculated as the sum of income before taxes plus fixed charges, divided by fixed charges. Fixed charges consist of interest expense including amortization of deferred financing costs. For the year ended December 31, 1995, for the three months ended March 31, 1996 and on a pro forma basis for the year ended December 31, 1995 and the three months ended March 31, 1996, earnings were insufficient to cover fixed charges by $7.6 million, $6.1 million, $22.5 million and $9.6 million, respectively.



(14) Gives effect to the Pending Acquisitions and the acquisition of the Nationwide License as if they had occurred on March 31, 1996 and assumes consummation of the Offerings and the application of the net proceeds therefrom as if each had occurred on March 31, 1996. In the event that the Company does not complete the Concurrent Offering, the Company anticipates that it will seek additional debt or equity financing. If the Balance Sheet Data were adjusted only for the consummation of the Offering, the application of the net proceeds therefrom, the Pending Acquisitions, the acquisition of the Nationwide License, and the incurrence of such additional debt financing as may be necessary to complete such transactions, the Company's Pro Forma As Adjusted Cash and cash equivalents, Working capital, Total assets, Total debt, Total liabilities and Total stockholders' equity on March 31, 1996 would have been $1.0 million, $(10.2) million, $511.3 million, $335.6 million, $368.4 million, and $142.9 million respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company provides wireless messaging services through its paging and security systems operations. Until 1994, paging services were provided solely to subcribers in the healthcare industry. Beginning in 1994, the Company broadened its operating focus through the acquisition of paging businesses serving the general commercial marketplace. As a result of the Completed Acquisitions and Pending Acquisitions, the Company's results of operations for prior periods may not be indicative of future performance.

    The Company is a leading provider of paging services in major metropolitan markets in the United States and focuses its activities in five geographic regions or communication "SuperCenters" centered around major metropolitan markets and population corridors, which generally have the demographics, market size, travel patterns and types of businesses that indicate significant potential demand for the Company's products and services. The SuperCenters are located in New York, Chicago, Houston, Charlotte and Los Angeles. Pro forma for the Pending Acquisitions, the Company will be the fifth largest publicly traded paging company in the United States, with approximately 1.5 million subscribers at March 31, 1996.

    In both its paging and security systems operations, the Company builds and operates communications systems and generates revenues from the sale and lease of pagers, Intelligent Processing Terminal ("IPT") systems and security devices and related access fees. The Company's revenues are derived primarily from fixed monthly, quarterly, annual and bi-annual fees charged to customers for paging and security tracking services. While a subscriber remains in service, operating results benefit from this recurring monthly revenue stream with minimal requirements for additional selling expenses or other fixed costs. However, certain variable costs such as telephone and equipment charges are directly related to the number of pagers in service.

    Each month a percentage of the customer base disconnects service for a variety of reasons. ProNet does, however, place substantial emphasis on customer care and quality of service and as a result its paging business currently has one of the lowest monthly disconnect ("churn") rates in the paging industry -- approximately 2.1%, compared to an industry average of approximately 2.8% (source: June 1995 EMCI, Inc. industry survey for the years 1990 to 1994). Churn is the number of customers disconnecting service each month as a percentage of the total subscriber base. Although the Company's current disconnect rate is below the industry average, there can be no assurance that the Company will not experience an increase in its churn rate, which may adversely affect the Company's results of operations. The Company's monthly churn rate in the security tracking business is lower than in its paging business -- currently approximately 1.0%.

    Currently, service revenues consist of two components -- service fees and unit leasing fees. As the Company pursues its strategy of expanding into new markets, increasing its coverage within its existing service areas and broadening its customer base and distribution channels, the percentage of customers who own and maintain ("COAM") their paging equipment rather than leasing it from the Company is likely to increase. This, together with competitive factors, may result in declining service revenues per subscriber since these customers will not pay a leasing fee as part of their monthly charge. However, the Company will not incur the capital costs related to these COAM pagers. Additionally, average revenue per unit ("ARPU") for pagers served through resellers is lower than for direct sales due to the wholesale rates charged to this distribution channel. Such resellers do, however, assume all selling, marketing, subscriber management and related costs that would otherwise be incurred by the Company.

    Product sales and costs are also likely to increase as the business mix shifts in favor of COAM units. The Company's objective is to break even on product sales, but it may selectively offer discounts due to promotional offers or competitive pressures.

    The Company currently enjoys low operating costs per unit due to the efficiency of its operations. It expects that the continued development of its business within and around its SuperCenters will result in substantial economies of scale and consolidation of operating and selling expenses that will help it retain this competitive advantage.

    Earnings before other income (expense), income taxes, depreciation and amortization ("EBITDA") is a standard measure of operating performance in the paging industry. The Company's EBITDA and cash flows from operating activities have each grown at a compound annual rate of over 36% over the past four years. EBITDA and cash flows from operating activities growth is expected to continue although near term EBITDA margins may be slightly impacted by start-up costs associated with certain SuperCenters and the buildout of existing and acquired frequencies in its marketplaces. Non-cash and financing-related charges for the Company's acquisition program negatively impacted earnings in 1995 and have the potential to continue the trend in the future.

    The following discussion and analysis of financial condition and results of operations include the historical results of operations of the Company and the results of operations from the respective acquisition dates of all aquisitions completed by ProNet during 1994 and 1995. The results of the operations of Teletouch, the ProNet Pending Acquisitions and the acquisition of the Nationwide License are not reflected in this discussion.

PAGING SYSTEMS' RESULTS OF OPERATIONS FOR THE
  THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                                                                    THREE MONTHS ENDED
                                                                                        MARCH 31,
                                                                                   --------------------
                                                                                     1996       1995
                                                                                   ---------  ---------
                                                                                      (IN THOUSANDS)
Revenues
  Service revenues...............................................................  $  19,558  $   9,187
  Product sales..................................................................      3,124      2,085
                                                                                   ---------  ---------
Total revenues...................................................................     22,682     11,272
Cost of products sold............................................................     (2,781)    (2,007)
                                                                                   ---------  ---------

Net revenues (1).................................................................     19,901      9,265

Cost of services.................................................................     (5,512)    (2,220)
                                                                                   ---------  ---------
Gross margin.....................................................................     14,389      7,045

Sales and marketing expenses.....................................................      3,956      1,571
General and administrative expenses..............................................      5,161      2,807
Depreciation and amortization expenses...........................................      8,311      2,329
                                                                                   ---------  ---------

Operating income.................................................................  $  (3,039) $     338
                                                                                   ---------  ---------
                                                                                   ---------  ---------

EBITDA...........................................................................  $   5,272  $   2,667
                                                                                   ---------  ---------
                                                                                   ---------  ---------

- ------------------------
(1) Net revenues represent revenues from services, rent and maintenance plus product sales less cost of products sold.

    PAGING SYSTEMS' NET REVENUES for the quarter ended March 31, 1996 increased to $19.9 million, a 115% increase from $9.3 million for the quarter ended March 31, 1995. For the quarter ended March 31, 1996, service revenues increased to $19.6 million, a 113% increase from $9.2 million for the comparable period in 1995. These increases are primarily attributable to a growing subscriber base achieved through greater market penetration in existing markets and the additions of Carrier, Metropolitan, All City, Americom, Lewis, Gold Coast, Paging & Cellular, Apple, SigNet Raleigh, Sun, Page One, AGR, Total and Williams (collectively, the "Acquisitions Completed since March 1995"). Pagers in service increased 157% to 1,039,222 at March 31, 1996 from 404,713 at March 31, 1995. The increase in pagers in service was primarily the result of the Acquisitions Completed since March 1995. In 1994 and 1995, most of the Company's growth in pagers in service was from acquisitions. In addition, internal growth accounted for approximately 58,420 units during the quarter ended March 31, 1996, which represents a year over year, annualized internal growth rate of approximately 41%. The Company believes that this internal growth rate will continue due to ongoing commercial paging activity.

    ARPU was $6.69 for the quarter ended March 31, 1996 compared to $8.26 for the quarter ended March 31, 1995. This decrease was due to a further shift in the Company's subscriber base from leased to COAM pagers, which do not generate leasing fees. The Company's subscriber base was 72% COAM at March 31, 1996 compared to 53% at March 31, 1995. The Company believes that ARPU will continue to decrease, although at a slower rate, as the Company expands its reseller operations, which tend to generate lower revenues per subscriber.

    PRODUCT SALES LESS COST OF PRODUCTS SOLD was $343,000 for the quarter ended March 31, 1996, compared to $78,000 for the comparable period in 1995. The margin increased in 1996 primarily due to increases in product sales, partially offset by depreciation on pagers. Beginning in October 1995, the Company began recording all purchases of pagers as part of pager equipment and depreciating these pagers accordingly. Due to this change, management anticipates that the margin on pager sales will increase in the short-term. Management also anticipates that the Company's margins may vary from market to market due to competition and other factors.

    PAGING SYSTEMS' GROSS MARGIN (net revenues less cost of services) was $14.4 million (72% of paging systems' net revenues) for the three months ended March 31, 1996, compared to $7.0 million (76% of paging systems' net revenues) for the comparable period in 1995. The decrease in gross margin as a percentage of paging systems' net revenues was due to the increased expenses related to increased acquisition activity and the buildout of the Company's regional SuperCenters. The Company currently anticipates that these margins will decrease in the short term, but will increase in the future as cost efficiencies and integration savings are achieved. The cost of services increased to $5.5 million for the three months ended March 31, 1996, compared to $2.2 million for the comparable period of the prior year, as a result of the increased costs of servicing a substantially larger subscriber base resulting from both internal growth and acquisitions.


    PAGING SYSTEMS' SALES AND MARKETING EXPENSES were $4.0 million (20% of paging systems' net revenues) for the three months ended March 31, 1996, compared to $1.6 million (17% of paging systems' net revenues) for the comparable period of the prior year. The increase as a percentage of paging systems' net revenues was due to the increase in the number of retail stores (from four at March 31, 1995, to 37 at March 31, 1996), the majority of expenses of which are sales and marketing, and increased advertising expenses. These expenses as a percentage of paging systems' net revenues are not expected to change significantly in the future due to the Company's focus on expanding its retail distribution channel.


    PAGING SYSTEMS' GENERAL AND ADMINISTRATIVE EXPENSES were $5.2 million (26% of paging systems' net revenues) for the quarter ended March 31, 1996, compared to $2.8 million (30% of paging systems' net revenues) for the comparable period in 1995. The decrease as a percentage of paging systems' net revenues was due to savings resulting from the consolidation of certain of the Acquisitions Completed since March 1995 into the SuperCenter structure, as well as the increase in the number of retail store locations referred to above. While retail stores are operated with higher sales and marketing expenses than other methods of distribution, these expenses are at least partially offset with lower general and administrative expenses. These expenses as a percentage of net revenues are expected to decrease slightly over time as a result of general and administrative expenses being amortized across a larger subscriber base as well as savings resulting from the consolidation of acquisitions and the Company's focus on expanding its retail distribution channel.

    PAGING SYSTEMS' DEPRECIATION AND AMORTIZATION EXPENSES for the three months ended March 31, 1996 were $8.3 million, a 257% increase from $2.3 million for the comparable period in 1995. The increase was primarily due to the amortization of intangibles arising from the Acquisitions Completed since March 1995. The increase in 1996 was also due to a change in the method of recording pager purchases in 1995. Beginning in October 1995, the Company began recording all purchases of pagers as part of paging equipment and depreciating those pagers accordingly. The Company expects this trend in depreciation and amortization expenses will continue in the near term as a result of acquisitions and continued capital investment in paging equipment to support the Company's growth.

    EBITDA for paging systems' operations was $5.3 million (26% of paging systems' net revenues) for the three months ended March 31, 1996, compared to $2.7 million (29% of paging systems' net revenues) for the three months ended March 31, 1995. The decrease in EBITDA as a percentage of net revenues was primarily the result of increased expenses related to the increased level of acquisition activity for the three months ending March 31, 1996 compared to the three months ending March 31, 1995 as well as the buildout of the Company's SuperCenters. The Company believes EBITDA margins may decrease in the short term as a result of future acquisitions of commercial paging operations, but will thereafter increase over time as the Company integrates the acquired operations, spreads its costs over a larger subscriber base and achieves resulting economies of scale and operating efficiencies.

SECURITY SYSTEMS' RESULTS OF OPERATIONS FOR THE
  THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                                                                      THREE MONTHS ENDED
                                                                                          MARCH 31,
                                                                                     --------------------
                                                                                       1996       1995
                                                                                     ---------  ---------
                                                                                        (IN THOUSANDS)
Revenues
  Service revenues.................................................................  $   1,458  $   1,301
  Product sales....................................................................         22        111
                                                                                     ---------  ---------
Total revenues.....................................................................      1,480      1,412
Cost of products sold..............................................................     --            (59)
                                                                                     ---------  ---------
Net revenues (1)...................................................................      1,480      1,353
Cost of services...................................................................       (275)      (246)
                                                                                     ---------  ---------
Gross margin.......................................................................      1,205      1,107
Sales and marketing expenses.......................................................         83         71
General and administrative expenses................................................        179        189
Depreciation and amortization expenses.............................................        396        416
                                                                                     ---------  ---------
Operating income...................................................................  $     547  $     431
                                                                                     ---------  ---------
                                                                                     ---------  ---------
EBITDA.............................................................................  $     943  $     847
                                                                                     ---------  ---------
                                                                                     ---------  ---------

- ------------------------
(1) Net revenues represent revenues from services, rent and maintenance plus product sales less cost of products sold.

    SECURITY SYSTEMS' NET REVENUES increased 9% to $1.5 million for the three months ended March 31, 1996, from $1.4 million for the comparable period in 1995. The increase was due to the installation of six new systems since March 31, 1995, as well as expansion of and additional penetration in existing markets. The number of TracPacs in service increased 5% to 28,409 at March 31, 1996, from 27,106 at March 31, 1995.

    PRODUCT SALES LESS COST OF PRODUCTS SOLD was $22,000 for the three months ended March 31, 1996, compared to $52,000 for the comparable period in 1995. Net product sales fluctuate depending on the type and volume of equipment sold. The Company does not anticipate significantly increasing this area of security systems' operations.

    SECURITY SYSTEMS' GROSS MARGIN was $1.2 million (81% of security systems' net revenues) for the three months ended March 31, 1996, compared to $1.1 million (82% of security systems' net revenues) for the comparable period in 1995. The Company anticipates that these margins will decrease slightly in the near future as more systems are installed in new or existing markets, but will increase over time as more subscribers are added to new or existing systems.

    SECURITY SYSTEMS' SALES AND MARKETING EXPENSES were $83,000 (6% of security systems' net revenues) for the three months ended March 31, 1996, compared to $71,000 (5% of security systems' net revenues) for the comparable period in 1995. The Company currently anticipates hiring additional management in the near future which should increase sales and marketing expenses at or slightly above the rate of growth in security systems' net revenues, therefore increasing slightly as a percentage of these revenues.

    SECURITY SYSTEMS' GENERAL AND ADMINISTRATIVE EXPENSES were $179,000 (12% of security systems' net revenues) for the three months ended March 31, 1996, compared to $189,000 (14% of security systems' net revenues) for the comparable period in 1995. This decrease in general and administrative expenses was the result of the decreased corporate overhead as a result of the Company's expanded paging operations. The Company currently believes that general and administrative expenses will grow at a slower rate than security systems' net revenues and therefore should represent a decreasing percentage of such revenues.

    SECURITY SYSTEMS' DEPRECIATION AND AMORTIZATION EXPENSES are better expressed as a percentage of service revenues since product sales do not require any capital investment. Depreciation and amortization expenses for security systems' operations were $396,000 for the quarter ended March 31, 1996 (27% of security systems' service revenues), compared to $416,000 (32% of security systems' service revenues) for the comparable period in 1995. These decreases were a result of certain fixed assets that were fully depreciated in 1995. The Company believes that depreciation and amortization expenses will increase in the near future due to planned increases in capital expenditures, primarily the installation of several new systems.

    EBITDA for the security systems' operations was $943,000 (64% of security systems' net revenues) for the three months ended March 31, 1996, compared to $847,000 (63% of security systems' net revenues) for the same period in 1995. This increase was primarily due to increases in net revenues and decreases in general and administrative expenses as described above.

PAGING SYSTEMS' RESULTS OF OPERATIONS FOR THE
 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                          YEARS ENDED DECEMBER 31,
                                                                      ---------------------------------
                                                                        1995       1994        1993
                                                                      ---------  ---------  -----------
                                                                               (IN THOUSANDS)
Revenues
  Service revenues..................................................  $  50,805  $  28,015  $    14,853
  Product sales.....................................................      9,899      6,506        1,554
                                                                      ---------  ---------  -----------
Total revenues......................................................     60,704     34,521       16,407
Cost of products sold...............................................     (9,357)    (6,605)        (794)
                                                                      ---------  ---------  -----------
Net revenues (1)....................................................     51,347     27,916       15,613

Cost of services....................................................    (13,218)    (7,972)      (4,119)
                                                                      ---------  ---------  -----------
Gross margin........................................................     38,129     19,944       11,494
Sales and marketing expenses........................................      7,937      6,530        3,736
General and administrative expenses.................................     15,048      4,713        2,907
Depreciation and amortization expenses..............................     17,122      7,017        3,333
                                                                      ---------  ---------  -----------
Operating income....................................................  $  (1,978) $   1,684  $     1,518
                                                                      ---------  ---------  -----------
                                                                      ---------  ---------  -----------
EBITDA..............................................................  $  15,144  $   8,701  $     4,851
                                                                      ---------  ---------  -----------
                                                                      ---------  ---------  -----------

- ------------------------
(1) Net revenues represent revenues from services, rent and maintenance plus product sales less cost of products sold.

    PAGING SYSTEMS' NET REVENUES increased in each of the last three years compared to prior years. These increases were attributable primarily to a growing subscriber base achieved through greater market penetration in existing markets and the additions of the acquired operations. Net revenues increased to $51.3 million in 1995 from $27.9 million in 1994 and from $15.6 million in 1993. These increases were primarily due to a 142% increase in pagers to 856,302 at December 31, 1995, from 353,830 at December 31, 1994 and a 172% increase at December 31, 1994 from 130,000 at December 31, 1993. The increase in pagers in service was primarily due to the ProNet Completed Acquisitions. In addition, internal growth accounted for approximately 128,772 and 38,000 units during 1995 and 1994, respectively, which represents annualized internal growth rates of approximately 36% and 16%. The Company believes that this internal growth rate will continue due to ongoing commercial paging activity.

    ARPU was $6.57, $8.51 and $10.23 for the quarters ended December 31, 1995, 1994, and 1993, respectively. This decrease was primarily due to the acquisition and growth of commercial paging businesses, which traditionally have lower ARPU than healthcare operations since most commercial pagers are COAM and do not generate leasing fees. The Company believes that ARPU will continue to decrease, although at a slower rates upon completion of the Pending Acquisitions, as the Company continues to become more involved in the commercial paging business and expands its reseller operations (which tend to generate lower revenues per subscriber).

    PRODUCT SALES LESS COST OF PRODUCTS SOLD was $542,000 in 1995, ($99,000) in 1994 and $760,000 in 1993. The margin increased in 1995 primarily due to the increase in product sales, partially offset by depreciation on pagers. Beginning in the quarter ending December 31, 1995, the Company began recording all purchases of pagers as a part of pager equipment and depreciating these pagers accordingly. This change resulted in a decrease in cost of products sold in 1995 of approximately $156,000. The margin decreased in 1994 from 1993 due to the addition of commercial operations, which tend to have lower margins than were achieved prior to 1994 in the healthcare industry. Due to the change in the method of recording pagers in the fourth quarter of 1995, management anticipates that the margins on pager sales will increase in the short-term as a full year of the pager purchases are depreciated. Management also anticipates that margins may vary from market to market due to competition and other factors.

    RECLASSIFICATION OF COSTS. During 1994, the Company restructured its technical, sales and operational functions into its decentralized SuperCenter strategy. To reflect this restructuring financially, certain costs that were previously classified as cost of services and sales and marketing expenses in 1994 were reclassified to general and administrative expenses in 1995. In the aggregate, costs of services, sales and marketing expenses and general and administrative expenses increased by 88% and 79% for the years ended December 31, 1995 and 1994, respectively, compared to the respective years ended December 31, 1994 and 1993 as a result of the Company's internal growth and acquisitions. In total, these costs were $36.2 million (71% of paging systems' net revenues) for the year December 31, 1995, compared to $19.2 million (69% of paging systems' net revenues) and $10.8 million (69% of paging systems' net revenues) for the years ended December 31, 1994 and 1993, respectively. The increase in these costs as a percentage of net revenues for the year ended December 31, 1995 from the comparable periods in 1994 and 1993 was the result of increased expenses related to the buildout of the Company's regional SuperCenters. These expenses as a percentage of net revenues should decline in the future as redundant operations in acquired companies are eliminated and as cost savings of recent acquisitions are integrated into the existing SuperCenters.

    PAGING SYSTEMS' GROSS MARGIN (net revenues less cost of services) increased to $38.1 million (74% of paging systems' net revenues) in 1995 from $19.9 million (71% of paging systems' net revenues) in 1994 and from $11.5 million (74% of paging systems' net revenues) in 1993. The increase as a percentage of net revenues in 1995 was due to the reclassification of cost of products sold and certain other operating expenses previously discussed. The margin on net revenue decreased in 1994 due to the transition into the commercial paging marketplace which resulted in lower average revenue per unit as well as a slight loss on product sales. However, management believes that these margins will stabilize in the future as cost efficiencies and integration savings are achieved through acquisitions.

    PAGING SYSTEMS' SALES AND MARKETING EXPENSES were $7.9 million (15% of paging systems' net revenues) in 1995, $6.5 million (23% of paging systems' net revenues) in 1994 and $3.7 million (24% of paging systems' net revenues) in 1993. The decrease as a percentage of paging systems' net revenues in 1995 was due to the reclassification of certain operating expenses described above. These expenses are not expected to change significantly as a percentage of paging systems' net revenues.

    PAGING SYSTEMS' GENERAL AND ADMINISTRATIVE EXPENSES were $15.0 million (29% of paging systems' net revenues) in 1995, $4.7 million (17% of paging systems' net revenues) in 1994 and to $2.9 million (19% of paging systems' net revenues) in 1993. The increase as a percentage of net revenues in 1995 was due to the reclassification of certain operating expenses as previously discussed. The decrease as a percentage of net revenues from 1993 to 1994 was due to savings resulting from the consolidation of certain of the ProNet Completed Acquisitions' paging operations into the SuperCenter structure. The Company anticipates that paging systems' general and administrative expenses will continue to grow, but at a lesser rate than increases in paging systems' net revenues, as a result of general and administrative expenses being amortized across a larger subscriber base as well as savings resulting from the consolidation of acquisitions.

    PAGING SYSTEMS' DEPRECIATION AND AMORTIZATION EXPENSES are better expressed as a percentage of service revenues since product sales do not require any capital investment. Paging systems' depreciation and amortization expenses were $17.1 million, $7.0 million and $3.3 million in 1995, 1994 and 1993, respectively, which as a percentage of paging systems' service revenue are 34% for 1995, 25% for 1994 and 22% in 1993. The increase was primarily due to the amortization of intangibles arising from certain of the ProNet Completed Acquisitions. The increase in 1995 was also due to a change in the method of recording pager purchases in 1995. Beginning in the fourth quarter of 1995, the Company began recording all purchases of pagers as part of paging equipment and depreciating these pagers accordingly. Pagers previously classified as inventories in the prior year financial statements have been reclassified to conform to the current period's presentation. This change resulted in an increase in depreciation expense in 1995 of approximately $536,000. The Company expects that this trend in depreciation and amortization expenses as a percentage of paging systems' service revenues will continue in the near term as a result of acquisitions and continued capital investment in paging equipment to support the Company's growth.

    EBITDA for the paging systems' operations was approximately $15.1 million (29% of paging systems' net revenues), $8.7 million (31% of paging systems' net revenues) and $4.9 million (31% of paging systems' net revenues) for 1995, 1994 and 1993, respectively. The decrease in EBITDA as a percentage of net revenues in 1995 from 1994 was the result of increased expenses related to the buildout of the Company's SuperCenters. The Company believes that EBITDA margin may decrease in the short term as a result of internal growth and future acquisitions of commercial paging operations, but will thereafter increase over time as the Company integrates the acquired operations and achieves resulting economies of scale and operating efficiencies.

SECURITY SYSTEMS' RESULTS OF OPERATIONS FOR THE
 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                           YEARS ENDED DECEMBER 31,
                                                                        -------------------------------
                                                                          1995       1994       1993
                                                                        ---------  ---------  ---------
                                                                                (IN THOUSANDS)
Revenues
  Service revenues....................................................  $   5,303  $   5,064  $   4,381
  Product sales.......................................................        137        133        486
                                                                        ---------  ---------  ---------
Total revenues........................................................      5,440      5,197      4,867
Cost of products sold.................................................        (64)       (39)      (162)
                                                                        ---------  ---------  ---------
Net revenues (1)......................................................      5,376      5,158      4,705
Cost of services......................................................     (1,178)    (1,213)      (983)
                                                                        ---------  ---------  ---------
Gross margin..........................................................      4,198      3,945      3,722

Sales and marketing expenses..........................................        319        207        314
General and administrative expenses...................................        631        676        871
Depreciation and amortization expenses................................      1,540      1,557      1,323
                                                                        ---------  ---------  ---------
Operating income......................................................  $   1,708  $   1,505  $   1,214
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------
EBITDA................................................................  $   3,248  $   3,062  $   2,537
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

- ------------------------
(1) Net revenues represent revenues from services, rent and maintenance plus product sales less cost of products sold.

    SECURITY SYSTEMS' NET REVENUES increased in each of the last three years. These increases were attributable primarily to the installation of new systems in each year, as well as further market penetration in existing markets. The Company installed three systems in 1995, two in 1994 and four in 1993. The number of TracPacs in service at the end of 1995 was 27,548, a minimal decrease compared to the end of 1994. The number of TracPacs in service at the end of 1994 was 27,595, an increase of 7% over the end of 1993.

    PRODUCT SALES LESS COST OF PRODUCTS SOLD was $73,000 in 1995 compared to $94,000 and $324,000 in 1994 and 1993, respectively. Net product sales fluctuate depending on the type and volume of equipment sold. The Company does not anticipate significantly increasing this area of security systems operations.

    SECURITY SYSTEMS' GROSS MARGIN was $4.2 million (78% of security systems' net revenues) in 1995, $3.9 million (76% of security systems' net revenues) in 1994 and $3.7 million (79% of security systems' net revenues) in 1993. The increase as a percentage of net revenues in 1995 was due to additional product sales in the first quarter. The decrease as a percentage of net revenues in 1994 from 1993 was due to profitable production work on earlier research and development contracts that was completed in 1993. The Company anticipates that these margins will decrease slightly in the near future as more systems are installed in new or existing markets, but will increase over time as more subscribers are added to new or existing systems.

    SECURITY SYSTEMS' SALES AND MARKETING EXPENSES were $319,000 (6% of security systems' net revenues) in 1995, $207,000 (4% of security systems' net revenues) in 1994 and $314,000 (7% of security systems' net revenues) in 1993. The increase in 1995 was the result of hiring additional personnel to accelerate the growth of security systems' net revenues. The decrease in 1994 was due to the movement of certain personnel to paging systems. The Company anticipates hiring additional management in the near future which should increase sales and marketing expenses at or slightly above the rate of growth in security systems' net revenues, therefore increasing slightly as a percentage of these revenues.

    SECURITY SYSTEMS' GENERAL AND ADMINISTRATIVE EXPENSES were $631,000 (12% of security systems' net revenues) in 1995, $676,000 (13% of security systems' net revenues) in 1994 and $871,000 (19% of security systems' net revenues) in 1993. The decrease in 1995 and 1994 as a percentage of net revenues was a result of decreased corporate overhead due to the Company's expanded paging operations. The Company believes that general and administrative expenses will grow at a slower rate than security systems' net revenues and therefore should represent a decreasing percentage of such revenues.

    SECURITY SYSTEMS' DEPRECIATION AND AMORTIZATION EXPENSES are better expressed as a percentage of service revenues since product sales do not require any capital investment. Security systems' depreciation and amortization expenses were $1.5 million (29% of security systems' service revenues), $1.6 million (31% of security systems' service revenues) and $1.3 million (30% of security systems' service revenues) in 1995, 1994 and 1993, respectively. The decrease in depreciation and amortization expenses as a percentage of service revenues in 1995 from 1994 primarily resulted from increasing revenues in 1995. The Company believes that depreciation and amortization expenses will increase in the near future due to planned increases in capital expenditures, primarily the installation of several new systems.

    EBITDA for security systems' operations was $3.2 million (60% of security systems' net revenues) in 1995, $3.1 million (59% of security systems' net revenues) in 1994 and $2.5 million (54% of security systems' net revenues) in 1993. These increases were primarily due to increases in net revenues and decreases in general and administrative expenses as described above.

OTHER INCOME (EXPENSE)

    Other income (expense) includes interest income generated from short-term investments and interest expense incurred. The period-to-period fluctuations in interest expense have resulted primarily from the issuance of the Existing Notes and changes in the outstanding amounts under the Credit Facility. Interest expense increased in the first quarter of 1996 primarily as a result of interest due on the Existing Notes and increased borrowings under the Credit Facility. Interest expense is expected to increase in the future as a result of interest due on additional borrowings under the Credit Facility and the issuance of the Notes.

FEDERAL INCOME TAXES

    At December 31, 1995, the Company had net operating loss carryforwards of $11.0 million for income tax purposes that expire in years 2005 through 2011. For the three months ended March 31, 1996, the differences between the U.S. Federal statutory tax rate and the effective rate in the Company's historical financial statements reflect the amortization of goodwill related to stock acquisitions, which is not deductible for tax purposes, additional compensation expense (for tax purposes) for certain sales of Common Stock acquired through incentive stock options and an allowance provided against the current year operating loss which may not be realizable within the statutory time frame.

The Company anticipates that in the future the primary difference between the statutory and effective rates will continue to be the amortization of goodwill related to stock acquisitions. Further, the Company does not anticipate recording any tax benefit in the near future from the net operating losses because the realization of such tax benefits are not assured beyond a reasonable doubt.

LIQUIDITY AND CAPITAL RESOURCES

    During 1995 and 1996, the Company financed the majority of its growth, other than acquisitions, through internally generated funds. Net cash provided by operating activities was $7.7 million for the three months ended March 31, 1996, compared to $(344,000) for the comparable period in 1995. The increase in net cash provided by operating activities was primarily due to increases in depreciation and amortization, the provision for losses on accounts receivable, and trade payables and other accrued expenses and liabilities and a decrease in inventories, offset by an increase in accounts receivable and a decrease in net income. The acquisitions of Signet Charlotte, Carrier, Metropolitan and All City in 1995 were financed with borrowings under the Credit Facility. Proceeds from the sale of the Existing Notes were used to repay all indebtedness outstanding under the Credit Facility and to fund the acquisitions of Americom, Lewis, Gold Coast, Paging & Cellular and Apple in 1995. The Company funded $7.3 million of the cash required for the acquisitions of Sun, SigNet Raleigh, Page One, AGR, Total and Williams in 1996 with proceeds from the sale of the Existing Notes and funded the remaining amounts with borrowings under the Credit Facility. The Company anticipates that its ongoing capital needs, including the Pending Acquisitions and the purchase of the Nationwide License, will be funded with proceeds from the Offerings. The Company anticipates amending the Credit Facility to extend the maturity and to increase the amount of available credit to $300 million thereunder.

CAPITAL EXPENDITURES

    As of March 31, 1996, the Company had invested $79.2 million in system equipment and pagers for its major metropolitan markets and $12.3 million in system equipment and TracPacs for its 32 security systems.

    Capital expenditures for paging systems' equipment were $5.3 million for the three months ended March 31, 1996 compared to $599,000 for the comparable period in 1995 (excluding assets acquired pursuant to the Acquisitions Completed since March 1995), primarily due to expansion of the Company's commercial paging operations in Philadelphia. Capital expenditures for security systems' equipment and TracPacs for the three months ended March 31, 1996 were $496,000 compared to $328,000 for the comparable period in 1995.

    At March 31, 1996, the Company had invested $2.2 million in inventories, compared to $1.6 million at December 31, 1995. The increase was a result of higher security systems inventory in 1996 for planned installations of new security systems in the second quarter of 1996. Inventory balances are expected to decline slightly as the new systems are installed.

    Except for those assets acquired through acquisitions, the Company expects to meet its capital requirements in 1996 with cash generated from operations. Although the Company had no material binding commitments to acquire capital equipment at March 31, 1996, the Company anticipates capital expenditures for the remainder of 1996 to be $19.0 million (of which $6.0 million is attributable to system equipment associated with the Nationwide License) for the purchase of system equipment for its current paging systems' operations and $1.6 million for the manufacture of TracPacs and the purchase of system equipment for its security systems' operations.

CREDIT FACILITY

    The Credit Facility is a $125 million revolving line of credit which, in February 1997, will convert to a five and one-half year term loan maturing in July 2002. The term loan may be repaid at any time and will be payable in quarterly installments, based on the principal amount outstanding on the conversion date, in amounts ranging from 3.25% initially to 5.75% over five and one-half years. The Company anticipates amending the Credit Facility to extend the maturity and to increase the amount of available credit to $300 million.

EXISTING NOTES

    In June 1995 the Company completed an offering of $100 million principal amount of its Existing Notes. Proceeds to the Company from the sale of the Existing Notes, after deducting discounts, commissions and offering expenses, were approximately $95.6 million. The Company used approximately $49.4 million of the net proceeds to repay all indebtedness outstanding under the Credit Facility. The Company has used the remaining proceeds to pursue the Company's acquisition strategy, to purchase frequency rights, to make capital expenditures for buildout of the Company's regional paging systems and for enhanced services and for working capital and general corporate purposes.


    The Existing Notes are general unsecured obligations of the Company and are subordinated to all existing and future senior debt of the Company. The Existing Notes Indenture provides that the Company may not incur any debt that is subordinate in right of payment to senior debt and senior in right of payment to the Existing Notes. The Existing Notes Indenture also contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, pay dividends, engage in transactions with affiliates, sell assets and engage in certain other transactions. Interest on the Existing Notes is payable in cash semi-annually on each June 15 and December 15, commencing December 15, 1995. The Existing Notes will not be redeemable at the Company's option prior to June 15, 2000.


ACQUISITIONS


    In 1993, the Company announced its plans to commence a program of acquiring businesses that serve the commercial paging market and offer operational synergies when integrated within the Company's SuperCenters. During 1994, the Company acquired all of the outstanding capital stock of Contact Communications, Inc. ("Contact"), substantially all of the paging assets of Radio Call Company, Inc. ("Radio Call") and High Tech Communications Corp. ("High Tech") and substantially all of the Chicago-area paging assets of the RCC division of Chicago Communication Service, Inc. ("ChiComm"), for $19.0 million, $7.8 million, $900,000 and $9.8 million, respectively. In 1995, the Company acquired the paging assets of Signet Charlotte, Carrier, All City, Americom, Lewis, Gold Coast and Paging & Cellular and all the outstanding capital stock of Metropolitan and Apple for $9.0 million, $6.5 million, $6.4 million, $17.5 million, $5.6 million, $2.3 million, $9.5 million, $21.0 million and $13.0 million, respectively. In the first quarter of 1996, the Company acquired substantially all of the paging assets of Sun for $2.3 million and SigNet Raleigh for $8.7 million and all of the outstanding capital stock of Page One for $19.7 million, AGR for $6.5 million, Total for $2.2 million and Williams for $2.7 million. The 19 completed acquisitions were accounted for as purchases and funded by borrowings under the Credit Facility, proceeds from the sale of the Existing Notes and issuances of shares of Common Stock. In 1996, the Company signed letters of intent or definitive agreements with Georgialina, PacWest, Teletouch and VIP and agreed to acquire the Nationwide License. The Pending Acquisitions are expected to close in 1996 for an approximate aggregate cost of $229.5 million. A portion of the Pending Acquisitions will be funded with proceeds of the Offerings. The Pending Acquisitions and the acquisition of the Nationwide License are subject to various conditions and approvals.


    At March 31, 1996, the Company had deferred payments outstanding related to the All City (which was paid effective May 1, 1996), Americom, Lewis, SigNet Raleigh and Page One acquisitions which are due and payable one year from the closing of the respective transactions. The balances are payable, at the Company's obligation or discretion, either in cash or shares of the Company's Common Stock based on current market value at the date of payment.

    In January 1996, the Company paid in cash the $200,000 deferred portion of the purchase price of High Tech. In February and April 1996, the Company issued a total of 172,535 shares of its Common

Stock and paid in cash $13,000 to Signet Charlotte for the $4.2 million deferred portion of the purchase price of Signet Charlotte. In March 1996, the Company issued 114,994 shares of Common Stock to Carrier in payment of the $3.0 million deferred portion of the purchase price of Carrier.

NEW ACCOUNTING PRONOUNCEMENTS

    In the first quarter of 1996, the Company adopted the Financial Accounting Standards Board ("FASB") Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Adoption of this statement did not have a material effect on the Company's financial statements.

FORWARD-LOOKING STATEMENTS

    Certain statements contained herein are not based on historical facts, but are forward-looking statements that are based upon numerous assumptions about future conditions that could prove not to be accurate. Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements. The Company's ability to consummate such transactions and achieve such events or results is subject to certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, the existence of demand for and acceptance of the Company's products and services, the availability of appropriate candidates for acquisition by the Company, regulatory approvals, economic conditions, the impact of competition and pricing, results of financing efforts and other factors affecting the Company's business that are beyond the Company's control, including but not limited to the matters described in "Risk Factors." See "Risk Factors."

                                    BUSINESS

OVERVIEW


    ProNet is one of the fastest growing providers of wireless messaging services in the United States. The Company's subscriber base has grown through both acquisitions and internal growth at annual rates of 14%, 172% and 142% in 1993, 1994 and 1995, respectively. Over this time period, the Company has migrated its business focus from servicing primarily the healthcare industry to broader commercial and retail markets. Since March 1, 1994, the Company has completed 19 acquisitions, adding 678,200 subscribers. Additionally, the Company has focused on and generated internal growth in its paging subscriber base of 36% and 41% for the 12 months ended December 31, 1995 and March 31, 1996, respectively. Upon completion by the Company of the Teletouch Acquisition, the acquisition of the Nationwide License and the other Pending Acquisitions described herein, the Company will be the fifth largest publicly traded paging company in the United States, with approximately 1.5 million subscribers at March 31, 1996.


    Upon completion of the Pending Acquisitions and the acquisition of the Nationwide License, the Company will offer local, regional and nationwide paging services in 25 states covering 72% of the population of the United States. The Company has focused its business development around five geographic regions serviced by communication "SuperCenters" which are located in Charlotte, Chicago, Houston, Los Angeles and New York. This geographically concentrated operating and expansion strategy allows the Company to develop regional critical mass, undertake cost-effective incremental expansion and selectively access markets which feature the size, growth rates, demographic groups, types of businesses and competitive dynamics that indicate significant potential demand for the Company's current and future products and services. In addition, by developing a heavy concentration of subscribers in each geographic region, the Company is able to maintain one of the lowest cost operating structures in the paging industry.

    The Company believes that it has solidified its position as one of the leading wireless messaging providers in the United States with the execution in April 1996 of definitive agreements to purchase the Nationwide License and to acquire Teletouch, both of which will enhance and augment the Company's SuperCenter expansion strategy. The acquisition of the Nationwide License will provide the Company with the ability to use an exclusive nationwide frequency as a platform to expand on a cost-effective basis into attractive markets within and contiguous to the Company's SuperCenters. The Nationwide License will also position the Company to develop regional and national distribution alliances with a variety of other communications service providers. In addition, the Nationwide License allows the Company the flexibility to focus on acquisition candidates that offer distribution enhancements, economies of scale and market expansion opportunities rather than acquisitions that would supplement the Company's spectrum resources.

    With 310,720 subscribers (pro forma for the Teletouch Pending Acquisitions), Teletouch is a geographically concentrated provider of paging services in medium-sized markets in the southern United States (Alabama, Arkansas, Louisiana, Mississippi, Missouri, Oklahoma, Tennessee and Texas). Teletouch enjoys a leading position in its markets, which generally are subject to less competition than major metropolitan centers. Teletouch subscribers generate higher ARPU than is considered typical for larger, more competitive metropolitan markets. The Company believes that the Teletouch Acquisition will strengthen the Company's competitive position in the southern United States as a result of increased scale, expanded contiguous signal and sales coverage and increased retail distribution. Management also believes that the Teletouch Acquisition will strengthen ProNet's position as a low cost provider because (i) the resulting increase in the subscriber base of the Company's Houston and Charlotte SuperCenters will allow the Company to benefit from significant operating leverage and (ii) the integration of Teletouch's operating and administrative functions will allow for the removal of redundant overhead costs.

    Set forth below is a table showing the Company's SuperCenters and the number of pagers in service in each market as of March 31, 1996, after giving effect to the Pending Acquisitions:

                                            NUMBER OF PAGERS IN
                                            SERVICE AT MARCH 31,
              SUPERCENTER                           1996
- ----------------------------------------  ------------------------
        REGION          OPERATION CENTER    PRONET      PRO FORMA
- ----------------------  ----------------  -----------  -----------
Midwest                         Chicago       157,796      157,796
Northeast                      New York       291,724      291,724
South Central                   Houston       313,310      612,030
Southeast                     Charlotte       231,681      308,681
West                        Los Angeles        44,711       89,711
                                          -----------  -----------
    Total                                   1,039,222    1,459,942
                                          -----------  -----------
                                          -----------  -----------

BACKGROUND

    The Company was founded in 1982 and, prior to March 1994, provided paging services solely to the healthcare industry. By utilizing proprietary technologies to manage the under-served market of both the in-house and wide-area paging requirements of hospitals, the Company quickly became the premier provider of customized, enhanced wireless services to healthcare institutions in all of its major metropolitan markets. In 1988, the Company began to apply advanced wireless technology to the security business by marketing radio-activated electronic tracking systems to financial institutions. As of March 31, 1996, the Company's security systems consisted of 28,409 TracPacs in service, which represented 6% of total revenues for the first quarter of 1996. See "-- Security Systems' Operations."

    In 1993, ProNet management recognized that its operating expertise combined with its presence in key major metropolitan markets presented an opportunity to capitalize on the growing demand for pagers among both business users and the population at large. In order to penetrate this market, management defined and articulated a three-phase growth plan that, over a two-year period, would position the Company as a leading provider of wireless messaging services. In Phase I (completed in 1995), the Company (i) identified SuperCenter locations and initiated the construction of facilities, (ii) focused on internal growth of its subscriber base by targeting non-medical subscribers, (iii) targeted acquisitions that could be executed in a cost-effective manner and which collectively would create a critical mass of subscribers in each region and (iv) obtained debt and equity capital to fund business development. As a result of the completion of Phase I, a substantial majority of the Company's current customers are non-healthcare subscribers. Phase II, initiated in 1994, includes
(i) the completion of the construction of SuperCenter facilities, (ii) the efficient integration of acquisitions into SuperCenter operations, (iii) the identification of acquisitions that complement existing operations and (iv) emphasis on internal growth of the enlarged subscriber base. The Company believes that Phase II will be substantially complete by mid 1996.

    Phase III, initiated in the fourth quarter of 1995, seeks to capitalize on the critical mass of subscribers and the spectrum, distribution resources and marketing expertise that the Company has built to date. Management believes that execution of Phase III will solidify the Company's position as a leading provider of wireless messaging services and will result in accelerated growth in subscribers and cash flow. Key elements of the Company's strategy are outlined below.

STRATEGY

    SUPERCENTER EXPANSION. ProNet's management intends to continue to focus its operations on specific geographic regions anchored by its five SuperCenters. Management believes that focusing the Company's planned growth strategy around its SuperCenters allows the Company to maximize its cash flow. All sales and marketing, customer service and support (including billing and collections) and technical functions are managed and executed in the SuperCenters. This strategy allows the Company to realize the benefits of operational consolidation while maintaining the flexibility to react to local market developments. Future subscriber growth in each region will be generated by both increased penetration of existing markets and expansion of operations into areas within and contiguous to the SuperCenters. Market expansions planned for 1996 include Philadelphia (Northeast SuperCenter), Miami, Tampa and Orlando (Southeast SuperCenter), and San Diego (West SuperCenter). Upon completion of the acquisition of, and future buildout for, the Nationwide License, the Company will be able to provide customers with nationwide service and expand the coverage of the SuperCenters to contiguous markets in a cost-effective manner.

    INCREASED PENETRATION OF SELECTED DISTRIBUTION CHANNELS. ProNet utilizes a variety of distribution channels including resellers, a direct sales force and Company-operated retail stores. Distribution strategies and channel emphasis are tailored to each market to accommodate varying demographics and customer and competitive profiles. The Company focuses on developing innovative marketing programs in what management believes are the most effective and profitable distribution channels. Recent initiatives have placed particular emphasis on the reseller and retail distribution channels in order to capture market share in the rapidly growing consumer segment of the market. Developments have included the recent introduction of a branded direct retail distribution channel, which includes 37 locations primarily in Texas, North Carolina, Florida and Georgia, and the initiation of the highly innovative "Partners Program" designed to promote exclusivity and guaranteed sales levels in the reseller channel. See "-- Sales and Marketing." Upon completion of the Teletouch Acquisition and the acquisition of the Nationwide License, ProNet's leadership role in the industry, growing scale, network capacity and national spectrum should allow the Company to develop attractive partnerships with businesses outside the paging industry (such as cellular, long distance and cable operators) that are seeking to enhance their own product offerings by marketing and reselling paging services. The Company believes that development of this distribution channel will enhance subscriber growth at minimal incremental cost.

    SELECTIVE STRATEGIC ACQUISITIONS. Historically, a substantial portion of the growth in the Company's subscriber base has resulted from strategic acquisitions that have enhanced the Company's geographic coverage and augmented its frequency resources. The acquisition of the Nationwide License will eliminate the need to seek acquisitions that would supplement the Company's spectrum resources. The Company therefore intends to focus its acquisition efforts on paging properties that offer primarily distribution enhancements, economies of scale and market expansion opportunities. The Company's acquisition strategy will encompass the selective acquisition of (i) additional companies in existing SuperCenter regions that are complementary to existing operations and
(ii) companies with signal and market coverage contiguous to existing SuperCenter regions. For example, the Company's recently announced PacWest acquisition will supplement existing operations, adding subscribers to the Company's West SuperCenter, and will provide the Company with a California-wide network, while the Teletouch Acquisition offers expansion into new geographic areas contiguous to operations already managed by the Company's Charlotte and Houston SuperCenters. Through technical, operational and financial field teams, each new acquisition is quickly and thoroughly integrated into the existing SuperCenter operations to maximize cost savings and operating efficiencies.
Since March 1, 1994, the Company has completed the purchase of 19 paging operations.

    ENHANCED WIRELESS AND PCS SERVICES AND PRODUCTS. ProNet currently offers a number of enhanced wireless products and services in addition to basic numeric and alphanumeric paging services, including voice-mail, simultaneous group paging, news and sports highlights, stock quotes, remote alpha entry and other specialized marketing applications. The Company also offers to large corporate accounts a proprietary IPT system that is capable of managing a company's in-house and wide-area paging requirements within a single system. ProNet's security systems, consisting of TracPacs, tracking receivers and the recently announced CampusTrac, provide wireless solutions to the specialized personal security and asset recovery needs of consumers, various governmental agencies and business customers. See "-- Security Systems' Operations." The Company intends to offer its customers narrowband PCS ("NPCS") voice and data services as they become available and management is working proactively to determine which NPCS services will have the greatest consumer appeal and what will be the most cost-effective means of offering them to its subscribers. In this regard, the

Company is currently pursuing a number of strategic relationships that will enable it to provide voice, two-way data and location identification services without incurring the significant up-front capital costs associated with the construction of an NPCS network. In this regard, the Company has agreed to resell PCS Development Corporation's voice paging product when it becomes commercially available in 1997. The Company also continues to evaluate the benefits and costs associated with owning NPCS spectrum and may selectively bid for spectrum in upcoming Major Trading Areas auctions. The Company's participation in the auctions, if any, will likely be accomplished with partners by an investment in a separately capitalized entity, which will allow the Company to minimize its investment risk.

    MANAGEMENT TEAM EXPANSION. In order to support its rapid growth, the Company expects to continue to selectively expand its senior management team and focus on ongoing training and career development of its mid-level managers and field employees. Recent new hires have included senior managers at the corporate level with direct responsibility for marketing and sales, retail development, new market expansion and investor relations. SuperCenter management teams encompass operations, sales and technical directors in each location. As the Company grows, management believes that it is critical to improve the skills of its staff, to foster teamwork and to create incentives for employees at all levels of the Company. To achieve these goals, the Company also plans to introduce several new training programs in 1996 designed to further enhance management skills and to promote career progression and development.

PAGING INDUSTRY OVERVIEW

    Industry sources indicate that the number of pagers in service in the United States has been growing at a compound annual rate of 26-29% over the last 10 years and that there are currently approximately 34 million pagers in service in the United States, which represent a penetration rate of approximately 14% of the population. This growth rate is expected to continue and industry analysts estimate that there will be 60 million paging subscribers in the United States by the year 2000. Factors that are expected to contribute to this growth include
(i) increasing mobility of the population, (ii) movement towards a service-based economy, (iii) growing consumer awareness of the benefits of mobile communications, (iv) technical advances in equipment and services offered and
(v) continuing price efficiencies in equipment and services offered. Future technological developments in the paging industry may include new paging services such as "confirmation" or "response" paging, which will have the ability to send a message back from the subscriber to the paging system that confirms the receipt of a paging message, digitized voice paging, two-way paging and notebook and sub-notebook computer wireless data applications.

    Throughout its history, the paging industry has been characterized by substantial growth and technological change. Historically, the paging industry has been highly fragmented, with a large number of small, local operators. During the 1980s and early 1990s, concentration in the paging industry increased as certain paging companies grew rapidly, either internally or through acquisitions. As a result, based on industry sources, over 65% of the estimated number of pagers in service in the United States are currently provided by the 10 largest companies in the industry, including ProNet. However, several thousand other small paging companies remain in existence in the United States, many of whom continue to provide only local paging services. The Company believes that the paging industry will be characterized by further consolidation, providing the Company with potential acquisition and growth opportunities.

    Over the past decade, traditional paging services have advanced rapidly from tone-only and analog pagers to sophisticated digital alphanumeric devices. Paralleling this product evolution and a reduction in related service and product costs, the market for paging services has grown from a base of largely specialized users, such as doctors and business people having time sensitive needs, to the mass consumer market.

    Although the paging services industry continues to be characterized by technological advances, certain basic characteristics are common to most one-way paging technology. Paging provides communication links to a paging service subscriber throughout the coverage area. Each paging subscriber is assigned a distinct paging number which the caller dials to activate the subscriber's pager. Depending on the type of pager in use, the subscriber may respond based on information displayed by the pager or by calling his or her home or office to receive the message. Compared to a cellular telephone, a pager is smaller, lighter, has a longer battery life and, most importantly, is substantially less expensive to use. In fact, some consumers use a pager in conjunction with or in lieu of a cellular telephone to screen incoming calls and to lower or eliminate the expense of cellular telephone service.

    While paging has historically been a one-way communication service, technological advances are now providing opportunities for the development of advanced two-way wireless messaging services. With the introduction of this new technology platform, the opportunity exists for the development of two-way, interactive messaging services that will include "confirmation" or "response" paging.

    The wireless industry in general, and the paging industry in particular, are expected to experience robust subscriber growth into the next decade. Continually evolving technology in the paging industry is expected to drive subscriber growth as users demand more sophisticated products and services. The penetration into the mass markets is expected to continue as retail distribution expands and as local, regional and national non-paging telecommunication service providers seek to offer paging services to be bundled with their own products.

PAGING OPERATIONS

    SUPERCENTER OPERATING MODEL

    The Company has organized its operations around its five SuperCenters to achieve (i) a high level of operating leverage, (ii) regionally-oriented marketing and customer service, (iii) a regional management focus and (iv) maximum efficiency from operating and engineering systems. Each SuperCenter is led by an experienced management team including an area vice president and directors of sales, operations and engineering. Each SuperCenter employs common technology, operating systems and software applications to foster uniform operating procedures that maximize operating efficiencies and operating leverage for the Company as a whole. Overlaid on the SuperCenter structure is a national corporate office of approximately 75 employees that focuses on maximizing the efficiencies of the SuperCenters, setting the strategic direction of the Company, developing new product initiatives, overseeing acquisitions, raising capital and addressing other company-wide issues. This operating model has been critical to the Company's ability to rapidly and successfully integrate the 19 acquisitions completed since March 1994 and to achieve one of the lowest cost structures in the paging industry.

    PAGING SERVICES

    The Company currently provides various types of paging services primarily utilizing two different types of pagers: (i) digital display pagers, which permit a subscriber to receive a telephone number or other numeric coded information and to store several such numeric messages that the customer can recall when desired; and (ii) alphanumeric display pagers, which allow the subscriber to receive and store text messages. The Company's paging systems are equipped to provide each type of paging service in all of its markets. As of March 31, 1996, digital display pagers accounted for more than 90% of the Company's pagers in service.

    Although the Company has historically marketed its services under a variety of brands as a result of its acquisitions, in conjunction with the adoption of its new corporate logo, all non-retail paging services will be marketed under the brand "ProNet Communications." The Company believes that the adoption of a uniform marketing logo will leverage ProNet's brand identity. New acquisitions will be converted to this brand within 120 days after closing. The Company intends to market its retail paging services under the name "Teletouch" upon completion of the Teletouch Acquisition, thereby leveraging the brand identity enjoyed by Teletouch.

    Subscribers lease or purchase pagers and pay an access fee for the Company's paging system. Each subscriber enters into a service contract which provides for the purchase or lease of pagers and the payment of the access fee. Volume discounts on lease costs and access fees are typically offered to large unit volume subscribers. The Company's contracts with large unit volume subscribers are typically for three- to five-year terms, while contracts for smaller subscribers are typically for one-year terms with annual renewals. The combined lease and access fee of a single leased pager currently ranges from approximately $3.00 to $25.00 per month, depending upon the type of pager and the optional features selected. The Company charges a monthly access fee for service to each COAM pager ranging from $2.00 to $15.00. As the appeal of the paging product among non-business subscribers has grown, the Company has expanded its reseller and retail distribution channels to capture the consumer segment of the market.

    The Company follows a strategy that focuses on selling rather than leasing pagers and therefore incurs capital investment only with leased pagers. Resellers and many retail subscribers tend to purchase, rather than lease, paging equipment. As the penetration of these channels grows, the Company's ARPU will be reduced because such subscribers will not generate leasing revenues. As of March 31, 1996, approximately 73% of total units in service were COAM pagers, which compares to an industry average of approximately 56%. The Company believes that, by pursuing a COAM strategy, it can achieve significantly improved capital efficiency and higher quality cash flows than a number of its competitors who follow a strategy focused on purchasing pagers and then leasing them to subscribers. The Company believes that its COAM strategy provides additional benefits, including reduced risk of technological obsolescence, credit loss and pager recovery, and an overall reduction in disconnect rates.


                                                                             OWNERSHIP OF PAGERS IN SERVICE
                                                    --------------------------------------------------------------------------------
                                                                                                   DECEMBER 31,
                                                                              ------------------------------------------------------
                                                      MARCH 31, 1996 (1)
                                                    -----------------------       1995 (2)           1994 (3)             1993
                                                    PRO FORMA    PRO FORMA    ----------------   ----------------   ----------------
                                                     NUMBER       PERCENT     NUMBER   PERCENT   NUMBER   PERCENT   NUMBER   PERCENT
                                                    ---------   -----------   -------  -------   -------  -------   -------  -------
Company-owned and leased to subscribers...........   391,014          27%     280,339    33%     165,359    47%     106,600    82%
COAM:
  Direct..........................................    95,352           6       44,418     5       20,163     6       23,400    18
  Retail stores...................................   233,276          16       46,934     5        1,675     0        --      --
  Resellers.......................................   740,300          51      484,611    57      166,633    47        --      --
                                                    ---------        ---      -------  -------   -------  -------   -------  -------
    Total.........................................  1,459,942        100%     856,302   100%     353,830   100%     130,000   100%
                                                    ---------        ---      -------  -------   -------  -------   -------  -------
                                                    ---------        ---      -------  -------   -------  -------   -------  -------


- ------------------------------

(1) Includes approximately 124,500 pagers in service acquired in the Sun, SigNet Raleigh, Page One, AGR, Total and Williams acquisitions in 1996, and approximately 420,720 pagers in service to be acquired in the Pending Acquisitions.


(2) Includes approximately 373,700 pagers in service acquired in the ProNet Completed Acquisitions consummated in 1995.

(3)  Includes approximately 180,000 pagers in service acquired in 1994.

    MARKETING AND DISTRIBUTION

    The Company continues to expand and diversify its distribution channels in order to target a broad cross-section of potential subscribers. The Company's direct sales force primarily targets medium-sized and large corporate accounts. As the consumer market for paging products has developed, the Company has added significant resources to its reseller and retail distribution channels in order to capitalize on this fast growing market segment.

    DIRECT SALES FORCE. The Company recruits, trains and manages its own sales force of 87 representatives, whom it believes are distinguished by their extensive training and low turnover. The decentralization of the Company's sales force gives the representatives the flexibility to react and adapt to changes within their specific region and provides the Company with an advantage over its competitors that operate highly centralized direct sales forces. The direct sales force is supported through a variety of communications, advertising and media resources which promote the Company's paging services through telemarketing, direct mail, billboard, radio, print and yellow pages advertising. Referrals from existing subscriber accounts are also solicited as sources for direct sales.


    RESELLERS. In addition to offering paging services directly to end users, the Company also provides commercial paging services indirectly through marketing agreements with resellers. The use of this channel allows the Company to broaden its distribution reach as resellers generally market to segments of the population that could not be cost efficiently targeted by the Company's direct sales force or retail channels (E.G., certain small businesses, ethnic groups or individual consumers). Typically, the Company offers these resellers paging services in bulk quantities at wholesale monthly rates that are lower than the Company's regular rates through its direct sales channel. The Company's costs of handling and billing such reseller accounts are generally lower on a per pager basis than the costs of handling and billing its other accounts. As a result, this sales channel generates attractive incremental cash flow and enables the Company to increase operating efficiencies and to lower per unit costs by amortizing its network infrastructure investment over a larger subscriber base. In addition, because resellers bear the economic burden of pager capital investment, direct selling expense and certain administrative costs, management believes that the resulting cash flow stream from pagers serviced through resellers represents an attractive return on the Company's total capital investment. Reseller units represent approximately 51% of the Company's subscribers on a pro forma basis at March 31, 1996.



    RESELLER PROGRAMS AND ALLIANCES. The Company recently unveiled two innovative programs aimed at creating close ties with its resellers, maximizing penetration and minimizing churn in the reseller channel. The "Pinnacle Partner" program targets the country's largest resellers who can generate at least 1,200 net subscriber additions per month and the "Preferred Program" is aimed at smaller resellers generating up to 750 net subscriber additions per month. The purpose of these programs is to capitalize on the Company's traditional strength in the reseller channel by entering into one-year and five-year distribution contracts with resellers that encourage the resellers to use ProNet exclusively through preferential pricing, administrative and systems support and, for resellers in the Pinnacle Partner program, participation in the Company's equity. These programs are intended to commit resellers to ProNet, accelerate subscriber growth, create distribution alliances for all products and services and generate predictable cash flows.


    RETAIL OUTLETS. The Company focuses its retail distribution on Company-operated stores. The Company believes that this distribution channel offers an excellent opportunity to access the general consumer marketplace and increase subscriber penetration. The Company believes that Company-operated stores increase "walk-in" traffic, particularly from non-business users, and provide more extensive customer service, thus minimizing subscriber churn. Furthermore, the Company believes that its stores are generally less costly to establish than centralized office locations. This retail strategy enables the Company to enter new markets or expand in existing markets with lower initial capital expenditures and start-up costs. The Company operated 37 stores at March 31, 1996 and intends to expand this distribution channel aggressively.

    REGIONAL AND NATIONAL ALLIANCES. The Company intends to utilize the Nationwide License and the Company's ability to offer national spectrum and presence to focus on developing regional and super-regional alliances and distribution relationships with large retailers and resellers with broad geographic focus. Management believes that the addition of nationwide spectrum through the acquisition of the Nationwide License will allow the Company to develop attractive relationships with businesses outside the paging industry, such as telephone companies, cellular companies, cable distributors and other communications-related businesses with significant monthly revenue-generating subscriber bases, that may seek to enhance their own product offerings by marketing and reselling paging services.

    ACQUISITIONS

    In 1993, as part of its overall strategy to capitalize on the growing demand for pagers among commercial users and consumers in general, the Company announced its plan to commence acquiring paging businesses within and contiguous to its SuperCenters. Since this announcement, the Company has purchased or entered into agreements to purchase the paging operations described below:


                                                                                                 PAGERS IN
ACQUISITION                                           LOCATION(S)      STATUS OF ACQUISITION    SERVICE (1)      PURCHASE PRICE
- ------------------------------------------------  -------------------  ---------------------   -------------     --------------
COMPLETED
Contact                                           New York City        Closed 3-01-94                 91,000     $ 19.0 million
Radio Call                                        New York City        Closed 8-01-94                 57,000        7.8 million
ChiComm                                           Chicago              Closed 8-01-94                 30,000        9.8 million
High Tech                                         Chicago and Texas    Closed 12-31-94                 2,000        0.9 million
Signet Charlotte                                  Charlotte            Closed 3-01-95                 30,000        9.0 million
Carrier                                           New York City        Closed 4-01-95                 31,200        6.5 million
Metropolitan                                      Houston              Closed 5-01-95                150,000       21.0 million
All City                                          Milwaukee            Closed 5-01-95                 20,000        6.4 million
Americom                                          Houston              Closed 7-01-95                 80,000       17.5 million
Lewis                                             Georgia              Closed 9-01-95                 15,000        5.6 million
Gold Coast                                        Florida              Closed 9-01-95                  6,000        2.3 million
Paging & Cellular                                 Houston              Closed 10-01-95                   (20)       9.5 million
Apple                                             Chicago              Closed 12-01-95                41,500       13.0 million
Sun                                               Florida              Closed 1-01-96                 12,000        2.3 million
SigNet Raleigh                                    Raleigh              Closed 1-01-96                 13,000        8.7 million
Page One                                          Georgia              Closed 1-01-96                 30,000       19.7 million
AGR                                               Florida              Closed 2-01-96                 50,000        6.5 million
Total                                             Florida              Closed 2-01-96                 13,000        2.2 million
Williams                                          Florida              Closed 2-01-96                  6,500        2.7 million
                                                                                               -------------     --------------
    Total Completed                                                                                  678,200     $170.4 million
                                                                                               -------------     --------------
PENDING
Georgialina                                       Georgia              Letter of intent               26,000     $ 11.6 million
                                                                       signed 4-02-96
Teletouch                                         Texas and Southeast  Definitive agreement          310,720(3)   192.0 million
                                                                       signed 4-16-96
PacWest                                           California           Definitive agreement           45,000       19.8 million
                                                                       signed 4-25-96
VIP                                               Oklahoma             Letter of intent               39,000        6.1 million
                                                                       signed 5-1-96
                                                                                               -------------     --------------
    Total Pending                                                                                    420,720     $229.5 million
                                                                                               -------------     --------------
    Total Completed and Pending                                                                    1,098,920     $399.9 million
                                                                                               -------------     --------------
                                                                                               -------------     --------------


- ------------------------
(1) As of the closing date or the date of execution of the definitive agreement, as applicable.

(2) Paging & Cellular was the Company's largest reseller, serving more than 40,000 subscribers in Texas.

(3) Includes the Teletouch Pending Acquisitions.

    The Company employs a variety of criteria in evaluating acquisitions of commercial paging businesses. An ideal acquisition candidate is located in a growth area within or contiguous to one or more of the Company's targeted regions and demonstrates a number of the following operating characteristics: excellent spectrum resources; good distribution channel penetrations; the potential for rapid subscriber growth once managed by ProNet; and the opportunity to achieve operating and financial efficiencies when integrated into the SuperCenters. Following completion of an acquisition, the Company has achieved and will continue to seek to achieve such efficiencies by consolidating staff, eliminating duplicative overhead and integrating the acquired billing, collections and related operations into the SuperCenters and common information system. While the Company's policy is to fully integrate new acquisitions into its SuperCenters within a 150-day period, in many cases, the Company has been able to substantially integrate acquisitions within 90 days. The Company believes that many opportunities remain for it to acquire commercial paging companies and to achieve economies of scale and greater penetration within selected regions in the United States.

    THE TELETOUCH ACQUISITION


    On April 16, 1996, the Company entered into an agreement and plan of merger (the "Teletouch Agreement") with Teletouch, a publicly traded paging company, whereby the Company will acquire Teletouch for approximately $192 million (consisting of the issuance of approximately $80 million in Common Stock, the assumption of approximately $95 million in indebtedness, net of cash acquired, and the redemption of approximately $17 million in preferred stock). See "The Teletouch Agreement." Teletouch and its various predecessor corporations have held FCC licenses and operated paging operations and two-way mobile communications services in Texas since 1967. On December 21, 1994, Teletouch completed an initial public offering, the proceeds of which were used in part to finance Teletouch's acquisition of Beepers Plus and Waco. Pro forma for such acquisitions, Teletouch provided service to 56,000 subscribers at the time of its initial public offering. On August 3, 1995, Teletouch completed the acquisition of Dial-A-Page, an Arkansas-based paging provider with approximately 100,000 subscribers located in Arkansas, Mississippi, Missouri, North Florida, North Texas, and Tennessee. The acquisition increased Teletouch's subscriber base to approximately 164,000. Pro forma for the completion of the Teletouch Pending Acquisitions, Teletouch would have had 310,720 pagers in service at March 31, 1996 and would have generated approximately $3.6 million in EBITDA for its fiscal quarter ended February 28, 1996.


    The Teletouch Acquisition will allow ProNet to expand into markets contiguous to its South Central and Southeastern SuperCenters and will give the Company a leading presence in medium-sized markets that have substantial growth potential, but in which it would be costly to construct a new system.

    THE ACQUISITION OF THE NATIONWIDE LICENSE

    On April 19, 1996, the Company entered into a definitive agreement to purchase the Nationwide License and certain related assets for $43 million in cash. The Nationwide License is a nationwide one-way paging license on the
931.9125 MHz frequency covering the United States and Canada. Such related assets include approximately 400 transmitters in 200 metropolitan markets. The Company expects to be able to enhance significantly the coverage of the Nationwide License with minimal incremental capital spending by adding the nationwide frequency to its existing local transmitters.

    The Company will utilize the Nationwide License to provide a variety of paging services. The acquisition of the Nationwide License provides the Company with a national geographic footprint. Management believes that in addition to having the ability to efficiently expand within and around the SuperCenters, the Nationwide License will enhance the Company's ability to develop attractive partnerships with potential national and super-regional distribution and reseller partners. The national spectrum provides the Company the opportunity to market its own nationwide paging services rather than reselling those of others while avoiding the potential negative impact of any regulatory freeze or delay in the issuance of new paging licenses in both Canada and the United States.

    NETWORK DESIGN AND SOURCES OF EQUIPMENT AND PAGERS

    As part of its paging operations, the Company sells, leases and repairs pagers. In developing its paging systems, the Company seeks to achieve optimal building penetration and wide-area coverage. Paging services are initiated when a telephone call is placed to a paging terminal. These state-of-the-art terminals, which the Company maintains within its SuperCenters, have a modular design that allows significant future expansion by adding or replacing modules rather than replacing the entire terminal.

    The Company does not manufacture any of the transmitting and computer equipment or pagers used in providing its paging services, but instead purchases such equipment and pagers from multiple sources. The Company anticipates that such equipment and pagers will continue to be available in the foreseeable future, subject to normal manufacturing and delivery lead times. Because of the high degree of compatibility among different models of transmitters, computers and other paging equipment manufactured by multiple suppliers, the Company is able to design its systems without depending upon any single source of equipment. The Company continuously evaluates new developments in paging technology in connection with the design and enhancement of its paging systems and the selection of products and services to be offered to its subscribers.

    In order to achieve significant cost savings from volume purchases, the Company currently purchases substantially all its pagers from Motorola. The Company purchases its transmitters from two competing sources and its paging terminals from Glenayre, a manufacturer of mobile communications equipment. The paging system equipment in existing markets has significant capacity for future growth.

    COMPETITION

    The Company faces direct competition in all of its paging markets. Competition for subscribers to the Company's paging services is based primarily upon the quality and price of services offered and the geographic area covered. The Company competes by emphasizing its commitment to customer service, the reliability and performance of its paging systems and its status as a low-cost provider of paging services.

    Competitors in most markets include one or more radio common carriers, private radio carriers, telephone company affiliates and equipment manufacturers. Although competitors include small, privately-owned companies serving only one market area, others are publicly-held corporations and other large companies that have greater financial resources than the Company.

    The Company's strategy is to target users of local and regional paging services. The Company also resells nationwide paging services if required by its customers. Many publicly-held corporations and other large companies in the paging industry are increasingly focusing upon providing nationwide paging services, while many smaller, privately-owned competitors lack the financial and managerial resources and economies of scale to compete effectively with the Company in providing metropolitan and regional paging services. As a result, while competition in the market for metropolitan and/or regional paging services remains intense, the Company believes that its regional strategy has positioned the Company to compete most effectively with both large and small paging firms.

    A variety of wireless two-way communication technologies, including cellular telephones and personal communications services, are currently in use or under development. Although these technologies currently are more highly priced than paging services or are not commercially available, technological improvements could result in increased capacity and efficiency for wireless two-way communication and, accordingly, could result in increased competition for the Company. In addition, future technological advances in the telecommunications industry could create new services or products competitive with the paging services currently provided by the Company. Recent and proposed regulatory changes by the FCC are aimed at encouraging such technological advances and new services, such as NPCS, which will increase the amount of spectrum available for paging or similar services. Moreover, changes in technology could lower the cost of competitive services and products to a level at which the Company's services and products would become less competitive or the Company would be required to reduce the prices of its services and products. There can be no assurance that the Company will be able to develop or introduce new services and products to remain competitive or that the Company would not be adversely affected in the event of such technological developments.

SECURITY SYSTEMS' OPERATIONS

    GENERAL

    The Company's security systems' services are provided through the Company's wholly owned subsidiary, Electronic Tracking Systems Inc., which operates under the name of ProNet Tracking Systems. The Company markets radio-activated electronic tracking security systems primarily to financial institutions throughout the United States and Puerto Rico. The systems consist of TracPacs, which are disguised in items of value. When such an item is removed from a financial institution without authorization, the TracPac signals the appropriate law enforcement authorities, who in turn follow the signal generated by the TracPac to recover the item and apprehend the suspect.

    The underlying technology of paging and security systems is essentially the same; the security systems employ paging technology in reverse order. A tracking network consists of a series of receivers within a geographic area that receive signals from the TracPac, while a paging network consists of a system of transmitters within a geographic area that sends signals to a receiver (the pager). The Company owns the security systems' receiving equipment and TracPacs and leases the TracPacs to its customers for a monthly fee.

    The Company presently operates 29 security systems in 23 major metropolitan markets within the United States and Puerto Rico. The Company had 28,409 TracPacs under lease to its customers as of March 31, 1996. The Company expects to expand its security systems' operations within the Company's current markets and to expand into new geographic markets in the United States. The Company is also exploring expansion opportunities in foreign markets.

    In March 1996, the Company unveiled its strategy to expand its product line to target the personal security market. The first product to be offered will be CampusTrac (to be launched in 1998), which will provide affordable security tracking on university campuses. The Company believes that there is substantial demand for security and location services and that its established presence in the messaging and tracking markets will afford it a competitive advantage.

    MARKETING
    When the Company expands into a new market, it typically enters into an agreement and establishes a close working relationship with the local law enforcement authorities to install receiving equipment, conduct officer training and provide system maintenance at no cost to the authorities. In return, the authorities monitor  the  systems 24  hours  a  day and  provide  all  necessary telephone lines and the facilities for the management of the receiving equipment. The ability to enter a market depends upon the cooperation of the local law enforcement authorities, the willingness of local financial institutions to evaluate and test the security systems, and the size and complexity of the security coverage area.

    The Company markets its security systems directly to banks, savings institutions, credit unions and other financial institutions and to retail operations that maintain valuables that may present a security risk. A full- or part-time employee in each market is responsible for local service, customer and police training and demonstrations. In its marketing, the Company emphasizes improved recovery rates of stolen property, improved criminal apprehension rates, related crime rate reduction through apprehension of repeat offenders, and the direct alarm interface to the local law enforcement authorities.

    COMPETITION

    The Company is unaware of any product that is substantially similar to or competes directly with the TracPac. The TracPac's primary indirect competition consists of "gas and dye" packs that, upon being taken from a building, are triggered and explode, emitting tear gas and dye. The Company also competes with other forms of security such as video cameras, security guards, bandit barriers and silent alarm systems. The Company believes that its TracPac product is superior to other forms of security because of the direct interface with the local law enforcement authorities and its proven record of asset recovery and related crime rate reduction.

    SOURCES OF EQUIPMENT
    All equipment used in the security systems business is assembled by the Company with some sub-assemblies manufactured to Company specifications by outside vendors. The materials required for TracPacs and other tracking equipment are readily available from several sources.

                                   MANAGEMENT

    The Company's directors and executive officers and their positions with the Company are as follows:

NAME                                                           POSITION(S) HELD
- ----------------------------------------------  ----------------------------------------------
Jackie R. Kimzey..............................  Chairman of the Board, Chief Executive Officer
                                                 and Director
David J. Vucina...............................  President, Chief Operating Officer and
                                                 Director
Thomas V. Bruns...............................  Director
Harvey B. Cash................................  Director
Edward E. Jungerman...........................  Director
Mark C. Masur.................................  Director
Bo Bernard....................................  Executive Vice President
Jan E. Gaulding...............................  Senior Vice President, Treasurer and Chief
                                                 Financial Officer
Jeffery A. Owens..............................  Senior Vice President and Chief Technology
                                                 Officer
Mark A. Solls.................................  Vice President, General Counsel and Secretary

    MR. KIMZEY, age 43, is a founder of the Company and has been a director of the Company since 1983. Mr. Kimzey has been Chairman of the Board of the Company since March 1990 and Chief Executive Officer of the Company since May 1983. Mr. Kimzey served as President of the Company from May 1983 until May 1991.

    MR. VUCINA, age 42, has been a director of the Company since May 1994. Mr. Vucina joined the Company in August 1988 as Executive Vice President of the Company and President and Chief Operating Officer of ProNet Medical Communications, the Company's medical communications division. In 1991, Mr. Vucina was elected President and Chief Operating Officer of the Company and is responsible for the Company's paging operations.

    MR. BRUNS, age 63, has been a director of the Company since May 1991. Mr. Bruns has been Chairman of the Board of Zaun Equipment Company, a power equipment distribution company, since 1986.

    MR. CASH, age 57, has been a director of the Company since 1982. Mr. Cash was Chairman of the Board of the Company from 1982 until March 1990. Mr. Cash is currently general partner of Berry Cash Southwest Partnership, a venture capital fund. Mr. Cash is Chairman of the Board of Cyrix Corporation, a publicly held microprocessor company, and currently also serves on the Boards of Directors of the following public companies: i2 Technologies, Inc., a provider of supply chain management software; Aurora Electronics, Inc., a distributor of recycled integrated circuit boards and computer components; Benchmarq Microelectronics, Inc., a developer of chips and chipsets for portable electronic devices; AMX Corporation, a manufacturer of remote control systems; and Heritage Media Corporation, an owner and operator of radio and television stations.

    MR. JUNGERMAN, age 53, has been a director of the Company since May 1992. Mr. Jungerman has been President of Impulse Telecommunications Corporation, a strategic telecommunications consulting firm, since 1986. He has over 25 years of experience in the telecommunications field, including senior executive positions at Northern Telecom, Inc. and private, start-up ventures in the specialized advanced telecommunications services field.

    MR. MASUR, age 42, has been a director of the Company since 1984. Mr. Masur co-founded and since September 1988 has been a general partner of O'Donnell & Masur, a venture capital partnership.

    MR. BERNARD, age 50, is a founder of the Company. He served as Senior Vice President of the Company from May 1983 until July 1991, at which time, he was elected Executive Vice President of the Company. Mr. Bernard is responsible for expansion programs for the Company.

    MS. GAULDING, age 41, joined the Company in March 1984 and served as Vice President -- Finance, Treasurer and Chief Financial Officer until January 1994 at which time she was elected Senior Vice President, Treasurer and Chief Financial Officer of the Company. Ms. Gaulding served as Secretary of the Company from February 1986 until December 1994. As Chief Financial Officer, Ms. Gaulding has primary responsibility for the Company's financial, treasury, accounting, human resources and information systems functions. Ms. Gaulding is a certified public accountant.

    MR. OWENS, age 42, joined the Company in 1984 as Vice President -- Engineering and served in that capacity until January 1996 at which time he was elected Senior Vice President and Chief Technology Officer of the Company. Mr. Owens is responsible for the Company's strategic technology and engineering functions.


    MR. SOLLS, age 39, joined the Company as Vice President, Secretary and General Counsel in 1994. From February 1993 until joining the Company, Mr. Solls engaged in the private practice of law. From November 1990 until February 1993, Mr. Solls served as Senior Vice President, Secretary and General Counsel of Maxum Health Corp., a provider of medical diagnostic services.


    In connection with the Teletouch Agreement, the Company has agreed to nominate a designee of Continental Illinois Venture Corporation ("CIVC") (a significant stockholder of Teletouch) and Robert M. McMurrey, Teletouch's Chief Executive Officer, as directors of the Company. See "The Teletouch Agreement."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as of March 31, 1996, and as adjusted to give effect to the Offering regarding the amount and nature of the beneficial ownership of the Company's Common Stock by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) certain executive officers of the Company, and (iv) all of the Company's directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power in the shares of Common Stock shown as beneficially owned by such persons.

                                                          BENEFICIAL OWNERSHIP AS OF MARCH 31, 1996
                                                          ------------------------------------------
                                                          NUMBER OF SHARES   PERCENT OF OUTSTANDING
NAME OF BENEFICIAL OWNER                                   OF COMMON STOCK        COMMON STOCK
- --------------------------------------------------------  -----------------  -----------------------
Principal Stockholders:
  J.&W. Seligman & Co. Inc. (1).........................         429,674                6.08%
  Oppenheimer Funds, Inc. (2)...........................         358,000                5.06
Directors and Executive Officers:
  Bo Bernard (3)........................................         120,113                1.68
  Thomas V. Bruns (4)...................................           8,333                *
  Harvey B. Cash (5)....................................          28,333                *
  Jan E. Gaulding (6)...................................          74,850                1.05
  Edward E. Jungerman (4)...............................           8,333                *
  Jackie R. Kimzey (7)..................................         150,189                2.11
  Mark C. Masur (8).....................................          76,833                1.09
  Mark A. Solls (9).....................................           5,182                *
  David J. Vucina (10)..................................          47,469                *
All directors and executive officers as a group (10
 persons) (11)..........................................         592,384                7.96

- ------------------------
 *  Represents less than 1% of the shares outstanding.

(1) J.&W. Seligman & Co. Inc. has beneficial ownership with sole voting power with respect to 302,580 shares and sole dispositive power with respect to all 429,674 shares. The business address of J.&W. Seligman & Co. Inc. is 100 Park Avenue, New York, New York 10017.

(2) The business address of Oppenheimer Funds, Inc. is Two World Trade Center, Suite 3400, New York, New York 10048.

(3) Includes 61,000 shares subject to currently exercisable options or options exercisable with 60 days after March 31, 1996 and 714 shares beneficially owned by Mr. Bernard's child.

(4) Represents shares subject to currently exercisable options or options exercisable within 60 days after March 31, 1996.

(5) Includes 8,333 shares subject to currently exercisable options or options exercisable within 60 days after March 31, 1996.

(6) Includes 59,325 shares subject to currently exercisable options or options exercisable within 60 days after March 31, 1996.

(7) Includes 46,000 shares subject to  currently exercisable options or  options
    exercisable   within  60  days  after  March  31,  1996  and  61,000  shares beneficially owned by Mr. Kimzey's children.

(8) Includes 8,333 shares subject to currently exercisable options or options exercisable within 60 days after March 31, 1996 and 60,000 shares beneficially owned by Silver Creek Fund, of which Mr. Masur is the sole general partner. Mr. Masur has sole voting and investment power in the shares beneficially owned by such partnership.

(9) Includes 5,000 shares subject to currently exercisable options or options exercisable within 60 days after March 31, 1996.

(10) Includes 46,500 shares subject to currently exercisable options or options exercisable within 60 days after March 31, 1996.

(11) Includes 313,157 shares subject to currently exercisable options or options exercisable within 60 days after March 31, 1996.

    The Company anticipates that, upon consummation of the Teletouch Agreement (as defined below), CIVC, a significant stockholder of Teletouch, will own in excess of five percent of the Company's Common Stock. See "The Teletouch Agreement."

                            THE TELETOUCH AGREEMENT

    On April 16, 1996, the Company, ProNet Subsidiary, Inc., a wholly owned subsidiary of the Company ("ProNet Subsidiary"), and Teletouch entered into an Agreement and Plan of Merger (the "Teletouch Agreement"). The Teletouch Agreement provides that Teletouch will be merged with and into ProNet Subsidiary and that the surviving corporation in the merger will be named Teletouch Communications, Inc. and will be a wholly-owned subsidiary of the Company.

    CONSIDERATION. Pursuant to the terms of the Teletouch Agreement, each share of Teletouch common stock, par value $.001 per share ("Teletouch Common Stock"), other than shares of Teletouch Common Stock held by certain specified parties (the "Affiliated Stockholders") including Teletouch's principal stockholder, CIVC, and Teletouch's executive officers, will be converted into the right to receive a number of shares of Common Stock equal to the greater of (i) the number of shares of Common Stock to be received by the Affiliated Stockholders (as provided below) and (ii) the number of shares of Common Stock having a value of $5.50. The Teletouch Agreement provides that each share of Teletouch Common Stock held by the Affiliated Stockholders will be converted into the right to receive that fraction of one share of Common Stock equal to the quotient (the "Affiliated Stockholder Common Stock Exchange Ratio") obtained by dividing $5.00 by the average closing price of the Common Stock for the 20 trading days beginning 22 trading days prior to the scheduled closing of the Teletouch Acquisition (the "Average Closing Price"); PROVIDED, HOWEVER, that if the Average Closing Price is greater than $26.94, then the Affiliated Stockholder Common Stock Exchange Ratio shall be 0.1856; and PROVIDED FURTHER, that if the Average Closing Price is less than $24.37, then the Affiliated Stockholder Common Stock Exchange Ratio will be 0.20517.


    The Teletouch Agreement further provides that each share of Teletouch Series B Preferred Stock, par value $.001 per share ("Teletouch Series B Preferred"), will be converted into the right to receive six times the number of shares of Common Stock issuable upon the conversion of a share of Teletouch Common Stock held by an Affiliated Stockholder. Assuming an Average Closing Price of $29 1/4 (the approximate average closing price of the Common Stock for the 20 trading days prior to and including May 3, 1996), each Affiliated Stockholder would receive 0.1856 of one share of Common Stock for each share of Teletouch Common Stock owned or available upon the exercise of options and the conversion of warrants for Teletouch Common Stock, each other holder of Teletouch Common Stock would receive 0.1880 of one share of Common Stock for each share of Teletouch Common Stock owned, and each holder of Teletouch Series B Preferred, which is held entirely by Affiliated Stockholders, would receive 1.114 shares of Common Stock for each share of Teletouch Series B Preferred owned. Assuming further that all of the outstanding warrants to purchase shares of Teletouch capital stock are exercised and that the proceeds from such exercise are applied to the repurchase of Teletouch Common Stock at $5.50 per share, the net number of shares of Common Stock issuable to Teletouch stockholders would be approximately 2,719,000, representing 19.2% of the total Common Stock outstanding pro forma for the Concurrent Offering.


    The Teletouch Agreement also provides that Teletouch has the right to terminate the Teletouch Agreement if the Average Closing Price is less than $20.75; PROVIDED, HOWEVER, that ProNet has the option, but not the obligation, to prevent such termination by providing additional shares of Common Stock so that the Affiliated Stockholder Common Stock Exchange Ratio will be equal to the quotient obtained by dividing $4.26 by the Average Closing Price. Pursuant to the terms of the Teletouch Agreement, each share of Teletouch Series A Preferred Stock, par value $.001 per share ("Teletouch Series A Preferred"), shall be converted into the right to receive cash in the amount of $1,000 per share plus all accrued but unpaid dividends on such share as of July 31, 1996. The aggregate amount of cash payable to the holders of Teletouch Series A Preferred will be $17,447,000, assuming that the Teletouch Acquisition closes on or after July 31, 1996.


    TERMINATION. The Teletouch Agreement may be terminated under certain circumstances including, without limitation, (i) by Teletouch, if the Company's stockholders do not approve the Teletouch Acquisition and the Teletouch Agreement, (ii) by the Company, if the board of directors of Teletouch changes its recommendation of the Teletouch Acquisition or if a tender offer or exchange offer for outstanding shares of Teletouch Common Stock is commenced and the board of directors of Teletouch does not recommend that Teletouch's stockholders tender their shares in such tender offer, (iii) by Teletouch, if the board of directors of the Company changes its recommendation of the Teletouch Acquisition, (iv) by Teletouch, if the Company fails to file a registration statement (including a proxy statement/prospectus) (the "S-4 Registration Statement") with respect to the shares of Common Stock to be issued in connection with the Teletouch Acquisition by June 15, 1996, (v) by Teletouch, if the Company fails to mail the proxy statement/prospectus relating to the Teletouch Agreement to Teletouch's and the Company's stockholders within five days after the Securities and Exchange Commission (the "Commission") declares the S-4 Registration Statement effective, and (vi) by Teletouch or the Company before such proxy statement/prospectus is placed in the mail, if a material adverse change in the business of the other party has occurred prior to such date.


    CLOSING CONDITIONS; VOTING AGREEMENT. The completion of the Teletouch Acquisition is subject to certain conditions, including the approval of both the Company's and Teletouch's stockholders, the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of applicable FCC approvals. The Company and the Affiliated Stockholders entered into a Voting Agreement, dated as of April 15, 1996 (the "Teletouch Voting Agreement"), pursuant to which the Affiliated Stockholders agreed to vote all of their Teletouch voting securities for the approval and adoption of the Teletouch Agreement and the Teletouch Aquisition and against any proposal or other matter that may interfere or be inconsistent with the Teletouch Acquisition. In addition, each Affiliated Stockholder agreed not to initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, directly or indirectly, any inquiries or the making of any proposal or offer relating to, or that may reasonably be expected to lead to, any competing or alternate transaction to the Teletouch Acquisition.


    STOCKHOLDERS AGREEMENT. Assuming an Average Closing Price of $29 1/4, upon the closing of the Teletouch Acquisition, the Affiliated Stockholders will own approximately 2,006,000 shares of Common Stock or approximately 14.2% (and CIVC will own approximately 1,425,000 shares of Common Stock or approximately 10.1%) of the outstanding Common Stock pro forma for the Concurrent Offering and assuming exercise of all warrants to purchase Teletouch capital stock, which, on a fully diluted basis, represent the right to purchase 10,628,000 shares of Teletouch Common Stock, and the application of the proceeds from the exercise of such warrants to repurchase Teletouch Common Stock at $5.50 per share. Concurrently with the execution of the Teletouch Agreement, ProNet entered into a stockholders agreement (the "Stockholders Agreement") with certain of the Affiliated Stockholders, including CIVC, which will become effective upon the closing of the Teletouch Acquisition. Under the terms of the Stockholders
Agreement, the applicable Affiliated Stockholders have agreed, among other things, (i) not to transfer any of the shares of Common Stock to be issued to them in the Teletouch Acquisition for a period of one year, and (ii) for a period of four years after the Teletouch Acquisition, not to (a) acquire, directly or indirectly, any additional ProNet voting securities, or (b) engage in any proxy contests or similar activities with respect to the election of members of the

Company's board of directors. Under the terms of the Voting Agreement, the Company has agreed to cause its board of directors to nominate a designee of CIVC for election as a director of the Company until the earlier of such time as CIVC beneficially owns less than (i) 50% of the Common Stock it receives in the Teletouch Acquisition or (ii) five percent of the voting securities of the Company then outstanding. CIVC has designated Marcus D. Wedner, an officer of CIVC, as its initial nominee. The Company also agreed to cause its board of directors to nominate Robert M. McMurrey, the Chairman and Chief Executive Officer of Teletouch, for election as a director of the Company until the earlier of such time as Mr. McMurrey beneficially owns less than (i) 25% of the Common Stock he receives in the Teletouch Acquisition or (ii) the third anniversary of the closing of the Teletouch Acquisition.

                       DESCRIPTION OF OTHER INDEBTEDNESS

CREDIT FACILITY


    In February 1995, the Company amended and restated its former credit facility with First Chicago, increasing its existing $52 million revolving line of credit to $125 million. The Company uses the Credit Facility for working capital purposes and for acquisitions approved by the lenders under the Credit Facility (the "Lenders"). Borrowings by the Company are guaranteed by the Company's subsidiaries and are secured by all of the assets of the Company and its subsidiaries. The availability of advances under the Credit Facility is conditioned on the continued maintenance of certain specified financial and operating covenants, including a prohibition on the payment of dividends or other distributions on the Common Stock. A portion of the proceeds of the Offerings will be used to repay a portion of the outstanding balances under the Credit Facility. The Company anticipates that it will receive a commitment to amend the Credit Facility to, among other things, extend the maturity and increase the amount of available credit to $300 million thereunder. Immediately following the completion of the Offerings, the Company expects to have up to $44 million in borrowing availability under the Credit Facility. See "Use of Proceeds."


    The Credit Facility consists of a revolving line of credit which, in February 1997, will convert to a five and one half year term loan maturing in July 2002. The term loan may be repaid at any time and will be payable in quarterly installments, based on the principal amount outstanding on the conversion date, in amounts ranging from 3.25% initially to 5.75% quarterly over five and one half years. The borrowings bear interest, at the Company's designation, at either (i) the greater of First Chicago's corporate base rate or the Federal Funds Rate, plus a margin of up to 1.25%, or (ii) LIBOR, plus a margin of up to 2.5%. In addition, a commitment fee is required on the revolving line of credit at .5% per annum computed on the daily unused portion of the available loan commitment.


    The Credit Facility requires that the interest expense on 50% of the aggregate principal amount of outstanding indebtedness of the Company be effectively fixed at a prevailing market rate through either (i) the issuance of indebtedness bearing interest at a fixed rate or (ii) interest exchange or insurance agreements to effectively convert a portion of its floating rate debt to a fixed rate basis. At March 31, 1996, none of the outstanding borrowings under the Credit Facility were subject to hedging agreements.


EXISTING NOTES


    In June 1995, the Company sold $100 million in aggregate principal amount of the Existing Notes. The Company used the proceeds to (i) repay the outstanding balance of approximately $49.4 million under the Credit Facility, (ii) fund the cash portion of the purchase price of certain acquisitions and (iii) purchase frequency rights, make capital expenditures for buildout of the Company's regional paging systems and for enhanced services, and for working capital and general corporate purposes. The Existing Notes are redeemable, in whole or in part, at the option of the Company at any time on or after June 15, 2000 at the following redemption prices (plus accrued interest to the redemption date):

                    IF REDEEMED DURING THE 12-MONTH
                       PERIOD BEGINNING JUNE 15,                            PRICE
- -----------------------------------------------------------------------  -----------
2000...................................................................    105.938%
2001...................................................................    103.958%
2002...................................................................    101.979%
2003 and 2004..........................................................    100.000%

    Upon a Change of Control (as defined in the Existing Notes Indenture), the Company will be required to offer to repurchase all outstanding Existing Notes at a purchase price of 101% of the principal amount thereof plus accrued interest, if any, promptly after the occurrence of a Change of Control.

    The Existing Notes represent general unsecured senior subordinated obligations of the Company, are subordinated to all existing and future senior debt of the Company, and are equal in right of payment to the Notes. The Existing Notes Indenture provides that the Company will not incur any debt that is subordinate and junior in right of payment to any debt of the Company and senior in right of payment to the Existing Notes.

    The  following  constitute  events  of  default  under  the  Existing  Notes
Indenture: (i) failure to pay any interest on any Existing Note when due, continued for 30 days; (ii) failure to pay principal of (or premium, if any, on) any Existing Note when due; (iii) default in the payment of principal and interest on Existing Notes required to be purchased pursuant to an Offer to Purchase (as defined in the Existing Notes Indenture) or Change of Control when due and payable; (iv) failure to perform or comply with the provisions regarding mergers, consolidations and certain sales and purchases of assets; (v) failure to perform or the breach of any other covenant or warranty of the Company in the Existing Notes Indenture, continued for 60 days after notice; (vi) a default under any bonds, debentures, notes or other evidences of indebtedness of the Company or its subsidiaries or under any mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness by the Company or any of its subsidiaries, in any case with a principal amount of at least $2 million outstanding, which shall have resulted in such indebtedness becoming or being declared accelerated or which shall constitute the failure to pay principal when due at the stated maturity of such indebtedness; (vii) the failure by the Company or any of its subsidiaries to pay final judgments aggregating in excess of $2 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (viii) certain events in bankruptcy, insolvency or reorganization affecting the Company or any of its subsidiaries.

                              DESCRIPTION OF NOTES

GENERAL

    The  Notes  will be  issued  pursuant to  an Indenture,  to  be dated  as of
            , 1996 (the "Indenture"), between the Company and Bank One, Columbus, N.A., as trustee (the "Trustee"). The Trustee will initially act as paying agent under the Indenture. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture. Capitalized terms not otherwise defined below or elsewhere in this Prospectus have the meanings given to them in the Indenture. See "Certain Definitions." The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture.

    The Notes will be general unsecured senior subordinated obligations of the Company, will be subordinate and junior in right of payment to all existing and future Senior Debt of the Company and will rank PARI PASSU with the Existing Notes.

    Subject to the provisions set forth under "-- Escrow of Proceeds; Special Redemption," the Notes will be limited to an aggregate principal amount of $100 million and will mature in 2006.

    Interest on the Notes will be payable in cash semi-annually, on each March 15 and September 15 (each an "Interest Payment Date"), commencing September 15, 1996, to the persons in whose names the Notes are registered at the close of business on the preceding March 1 and September 1, as the case may be. Interest will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, commencing September 15, 1996. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Notes will bear interest until maturity at the rate set forth on the cover page of this Prospectus.

    The Notes are issuable only in registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. Unless otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee. (Section4.2)

SUBORDINATION

    The Notes will, to the extent set forth in the Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Debt will first be entitled to receive payment in full of principal of (and premium, if any) and interest on such Senior Debt before the holders of Notes are entitled to receive any payment of principal of (and premium, if any) or interest on the Notes or on account of the purchase or redemption or other acquisition of Notes by the Company or any subsidiary of the Company. In the event that notwithstanding the foregoing, the Trustee or the holder of any Note receives any payment or distribution of assets of the Company of any kind or character (excluding shares of Capital Stock of the Company or securities of the Company provided for in a plan of reorganization or readjustment which are subordinate in right of payment to all Senior Debt to substantially the same extent as the Notes are so subordinated) before all the Senior Debt is paid in full, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full. (Section11.2)

    The Company may not make any payments on account of the Notes or on account of the purchase or redemption or other acquisition of Notes if there shall have occurred and be continuing a default in the payment of principal of (or premium, if any) or interest on Senior Debt, the payment of commitment or facility fees, letter of credit fees and agency fees under the Credit Facility, and payments with respect to letter of credit reimbursement arrangements with one or more lenders under the Credit Facility when due (a "Senior Payment Default"). In addition, if any default (other than a Senior

Payment Default) with respect to any Senior Debt permitting, or which with the giving of notice or lapse of time (or both) would permit, the holders thereof (or a trustee on behalf thereof) to accelerate the maturity thereof (a "Senior Nonmonetary Default") has occurred and is continuing and the Company and the Trustee have received written notice thereof from the agent bank for the Credit Facility or from an authorized person on behalf of any Designated Senior Debt, then the Company may not make any payments on account of the Notes or on account of the purchase or redemption or other acquisition of Notes for a period (a "blockage period") commencing on the date the Company and the Trustee receive such written notice and ending on the earlier of (x) 179 days after such date and (y) the date, if any, on which the Senior Debt to which such default relates is discharged or such default is waived or otherwise cured. In any event, not more than one blockage period may be commenced during any period of 360 consecutive days, and there shall be a period of at least 181 consecutive days in each period of 360 consecutive days when no blockage period is in effect. No Senior Nonmonetary Default that existed or was continuing on the date of the commencement of any blockage period with respect to the Senior Debt initiating such blockage period will be, or can be, made the basis for the commencement of a subsequent blockage period, unless such default has been cured or waived for a period of not less than 90 consecutive days. In the event that, notwithstanding the foregoing, the Company makes any payment to the Trustee or the holder of any Note prohibited by the subordination provisions, then such payment will be required to be paid over and delivered forthwith to the holders of the Senior Debt remaining unpaid, to the extent necessary to pay in full all the Senior Debt. (Section11.2) For the purposes hereof, "Designated Senior Debt" means any Senior Debt (other than under the Credit Facility) in an original principal amount of not less than $5 million where the instrument governing such Senior Debt expressly states that such Debt is "Designated Senior Debt" for purposes of the Indenture and a Board Resolution setting forth such designation by the Company has been filed with the Trustee. (Section1.1)

    By reason of such subordination, in the event of insolvency, creditors of the Company who are not holders of Senior Debt or of the Notes may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Notes.

    The subordination provisions described above will cease to be applicable to the Notes upon any defeasance or covenant defeasance of the Notes as described below under "Defeasance." (Article 8)


    As of March 31, 1996, after giving pro forma effect to the Pending Acquisitions and the acquisition of the Nationwide License, the Concurrent Offering and the sale of the Notes and the application of the proceeds therefrom, the Company would have had approximately $25 million of Senior Debt outstanding. See "Use of Proceeds" and "Capitalization." The Company may from time to time hereafter incur additional Debt constituting Senior Debt under the Credit Facility or otherwise, subject to the provisions of "Limitation on Consolidated Debt" described below.


OPTIONAL REDEMPTION

    The Notes will not be redeemable at the Company's option prior to September 15, 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to but not including the applicable redemption date, if redeemed during the twelve-month period beginning on September 15 of the years indicated below:

YEAR                                                                               PERCENTAGE
- ---------------------------------------------------------------------------------  -----------
2001.............................................................................           %
2002.............................................................................           %
2003.............................................................................           %
2004 and thereafter..............................................................    100.000%


    The Notes will not have the benefit of any sinking fund payment obligations.

ESCROW OF PROCEEDS; SPECIAL REDEMPTION


    The proceeds of the Offering will be deposited with Bank One, Texas, N.A., as escrow agent (the "Escrow Agent"), and simultaneously the Company will deposit with the Escrow Agent an additional amount such that the total amount held by the Escrow Agent (the "Escrowed Amounts") equals 101% of the principal amount of the Notes at maturity plus the amount that would accrue as interest thereon from the issue date of the Notes (the "Issue Date") to the first Interest Payment Date on the Notes (the "First Interest Payment Date"). If the Teletouch Acquisition has not been consummated by September 10, 1996, the Company will deposit with the Escrow Agent the amount that would accrue as interest on $100,000,000 principal amount of the Notes from the First Interest Payment Date through December 16, 1996. The Escrow Agent will hold such amounts in escrow, pursuant to an agreement between the Company, the Trustee and the Escrow Agent (the "Escrow Agreement"). At the time of the completion of the Teletouch Acquisition, the Escrowed Amounts will be released to the Company and the Escrow Agreement will terminate, provided that (a) the Company is not then, and after giving effect to such release would not then be, in default under financial covenants set forth in the Indentures and (b) a payment default under the Credit Facility or the Indentures shall not have occurred and be continuing.



    If the Company shall determine, in its sole judgment, that the Teletouch Acquisition will not be consummated by December 16, 1996, the Company may, at its option, redeem all, but not less than all, of the Notes (the "Special Redemption") at a redemption price equal to 101% of the principal amount of the Notes plus the amount that would accrue as interest in respect of $100,000,000 principal amount of the Notes from the Issue Date to the date of the Special Redemption (the "Special Redemption Price") and direct the Escrow Agent to pay the Special Redemption Price to the holders of the Notes. In addition, a Special Redemption shall mandatorily occur at the Special Redemption Price (i) on December 16, 1996 if the Teletouch Acquisition has not been consummated by December 6, 1996, (ii) upon the occurrence of an Event of Default under clause
(h) of the definition of "Events of Default" below or (iii) on September 15, 1996, if, on or prior to September 10, 1996, the Company has not deposited with the Escrow Agent an amount equal to the interest calculated on $100,000,000 principal amount of the Notes from the First Interest Payment Date through December 16, 1996.



    Pending the release of the Escrowed Amounts to the Company or a Special Redemption, the Escrowed Amounts will be held by the Escrow Agent and shall be invested in certain obligations which are marketable direct obligations of the United States of America or obligations fully guaranteed by the United States of America, with maturities that correspond with the estimated timing of payments under the Escrow Agreement, but in any event not to exceed 90 days. All earnings on such investments shall inure to the benefit of the Company and shall be released to the Company at the time of the consummation of the Teletouch Acquisition or upon the occurrence of a Special Redemption.



    At the time of their original issuance, the Company's obligations on the Notes will consist of (1) the obligation to pay interest calculated on $100,000,000 principal amount of Notes through the earlier of the First Interest Payment Date or the date of any Special Redemption and, if the Teletouch Acquisition has not been consummated on September 10, 1996, the obligation to pay interest calculated on $100,000,000 aggregate principal amount of Notes through the earlier of December 16, 1996 or the date of a Special Redemption and
(2) the obligation to instruct the Escrow Agent to pay the Escrowed Amounts to the holders of the Notes in the event of a Special Redemption. At the time of the release of the Escrowed Amounts to the Company upon the completion of the Teletouch Acquisition, the Notes automatically will convert into an obligation of the Company to pay principal, premium (if any) and interest with respect to $100,000,000 principal amount. Until such time, the Company will have no obligation to make payment on the Notes except as described above, and the holders of the Notes may look only to the escrow account for payment of additional amounts.



    Notice of a Special Redemption will be mailed not less than three business days prior to the date of the Special Redemption.

SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed or to be purchased pursuant to any purchase offer required under the Indenture, at any time, selection of Notes for redemption or purchase will be made by the Trustee in such manner as in its sole discretion it shall deem fair and appropriate, PROVIDED, that no Notes with a principal amount of $1,000 or less shall be redeemed or purchased in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at the last address for such holder then shown on the registry books. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed or unpurchased portion will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption or purchase date, interest will cease to accrue on the Notes or portions of them called for redemption or purchase.

CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants:

LIMITATION ON CONSOLIDATED DEBT

    The Company may not, and may not permit its Subsidiaries to, directly or indirectly, create, incur, assume, become liable for or guarantee the payment of (collectively, "incur") any Debt (including Acquired Debt), provided, however, that the Company may incur Debt (including Acquired Debt) and may permit a Subsidiary to incur Acquired Debt if immediately thereafter the ratio of the aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet to the product of four times Pro Forma Consolidated Cash Flow for the preceding full fiscal quarter, determined on a pro forma basis as if any such Debt had been incurred and the proceeds thereof had been applied at the beginning of such fiscal quarter, would be less than 6.0 to 1.

    Notwithstanding the foregoing, the Company may, and may permit its Subsidiaries to, incur the following without regard to the foregoing limitation and without duplication: (i) Debt of the Company under the Credit Facility in an aggregate principal amount not to exceed $125 million at any one time outstanding; (ii) Guarantees by Subsidiaries of Debt permitted by clause (i);
(iii) Debt of the Company evidenced by the Notes; (iv) Debt owed by the Company to any wholly owned Subsidiary of the Company or owed by any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company (but only so long as such Debt is held by the Company or such wholly owned Subsidiary); (v) Debt outstanding on the date the Notes are originally issued under the Indenture; (vi) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within two Business Days of its incurrence; (vii) Refinancing Debt; and (viii) renewals of Guarantees permitted by clause (ii) above. (Section 4.9)

    For purposes of determining any particular amount of Debt under this covenant, Guarantees of (or obligations with respect to letters of credit supporting) Debt otherwise included in the determination of such amount shall not also be included. For the purpose of determining compliance with this covenant, (A) in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Company, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses; and (B) the amount of Debt issued at a price which is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles. (Section 4.9)

LIMITATION ON CERTAIN DEBT

    So long as any of the Notes are outstanding the Company will not incur or suffer to exist any Debt (other than (i) the Notes and (ii) any pari passu Debt) that is by its terms subordinate in right of payment to any other Debt of the Company unless such Debt is also subordinate by its terms in right of payment to the Notes. (Section 4.10)

LIMITATION ON RESTRICTED PAYMENTS

    The Company may not, and may not permit any of its Subsidiaries to, (i) directly or indirectly, declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof (including pursuant to a merger or consolidation of the Company, but excluding any dividends or distributions payable solely in shares of its Capital Stock (other than Redeemable Stock)) or in options, warrants or other rights to acquire its Capital Stock (other than Redeemable Stock)), other than dividends or distributions payable to the Company or any wholly owned Subsidiary of the Company, or by a Subsidiary of the Company to a holder who is not the Company or a wholly owned Subsidiary of the Company, provided that such dividend or distribution is paid to all of the holders of the Capital Stock of the payor of such dividend, pro rata in accordance with their respective interests, (ii) directly or indirectly, purchase, redeem or otherwise acquire or retire for value (a) any Capital Stock of the Company or any Related Person or (b) any options, warrants, or rights to purchase or acquire shares of Capital Stock of the Company or any Related Person, (iii) make any loan, advance, capital contribution to or investment in, or payment on a Guarantee of any obligation of, any Affiliate or any Related Person (other than the Company or a Subsidiary of the Company), inclusive of any loan, advance, capital contribution to or investment in, or payment on a Guarantee of any obligation of, any Affiliate or Related Person by the Company pursuant to a transaction whereby any such Affiliate or Related Person becomes an Affiliate or Related Person, but exclusive of any loan, advance, capital contribution to or investment in, or payment on a Guarantee of any obligation of, any Person by the Company or a Subsidiary of the Company pursuant to a transaction whereby any such Person becomes a Subsidiary of the Company, in each case unless otherwise prohibited by the terms of the Indenture, or (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment (other than with the proceeds of Refinancing Debt) Debt of the Company which is subordinate in right of payment to the Notes (each of clauses (i) through (iv) being a "Restricted Payment"), if at the time of such Restricted Payment, or after giving effect thereto (1) an Event of Default, or an event that with the lapse of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, (2) the Company could not incur $1.00 of additional Debt under the first paragraph of the "Limitation on Consolidated Debt" covenant, above, or (3) the aggregate of all Restricted Payments from the date of the Indenture exceeds the sum of (a) the remainder of (x) 100% of cumulative Consolidated Cash Flow after June 30, 1996 through the last day of the last full fiscal quarter immediately preceding such Restricted Payment for which quarterly or annual financial statements of the Company are available minus (y) the product of 2.0 times cumulative Consolidated Fixed Charges after June 30, 1996 through the last day of the last full fiscal quarter immediately preceding such Restricted Payment for which quarterly or annual financial statements of the Company are available; and (b) 100% of the aggregate net proceeds from the issuance, after June 30, 1996, of Capital Stock (other than Redeemable Stock) of the Company and options, warrants or other rights on Capital Stock (other than Redeemable Stock) of the Company and the principal amount of Debt of the Company that has been converted, after June 30, 1996, into Capital Stock (other than Redeemable Stock) of the Company.

    The foregoing provision will not be violated by reason of (i) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provision; (ii) the purchase, redemption, acquisition or retirement of any shares of Capital Stock of the Company in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other shares of Capital Stock (other than Redeemable Stock) of the Company; (iii) the purchase, redemption, defeasance or other acquisition or retirement of Debt of the Company which is subordinate in right of payment to the Notes, in exchange for, by conversion into, or out of the net proceeds of, a substantially concurrent (a) issue or sale (other than to a Subsidiary) of Capital Stock (other than Redeemable Stock) of the Company, or (b) incurrence of Refinancing Debt with respect to such subordinated Debt; or (iv) investments in telecommunications businesses in an aggregate amount not exceeding $20.0 million; provided that no Default or Event of Default shall have occurred and be continuing at the time, or shall occur as a result, of any of the actions contemplated in clauses (ii) and (iii) above. Any payment made pursuant to clauses (i) through (iii) (other than subclause (iii)(b)) of this paragraph shall be a Restricted Payment for purposes of calculating aggregate Restricted Payments under the preceding paragraph. (Section 4.11)

LIMITATION ON DISTRIBUTIONS BY AND TRANSFERS TO SUBSIDIARIES, ETC.

    The Company may not, and may not permit any Subsidiary of the Company to, create, assume or otherwise suffer to exist any encumbrance or restriction on the ability of any Subsidiary of the Company to (i) pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to the Company or any other Subsidiary of the Company; (ii) make loans or advances to the Company or any Subsidiary of the Company; or (iii) transfer any of its property or assets to the Company or a Subsidiary of the Company. Notwithstanding the foregoing, the Company may, and may permit any of its Subsidiaries to, create, assume or otherwise suffer to exist any such encumbrances or restrictions on the ability of any Subsidiary of the Company if and to the extent (i) subject to the provision described under "Limitation on Mergers, Consolidations and Certain Sales of Assets," such encumbrance or restriction existed prior to the time any Person became a Subsidiary of the Company and such restriction or encumbrance was not incurred in anticipation of such acquisition of such Person by the Company; (ii) subject to the provisions described under "Limitation on Mergers, Consolidations and Certain Sales of Assets," "Limitation on Certain Asset Dispositions" and "Limitation on Issuances and Sales of Capital Stock of Subsidiaries," such encumbrance or restriction exists by reason of a customary merger or acquisition agreement for the purchase or acquisition of the stock or assets of the Company or any of its Subsidiaries by another Person; (iii) such encumbrance or restriction is contained in an operating lease for real property and is effective only upon the occurrence and during the continuance of a default in the payment of rent; (iv) such encumbrance or restriction is the result of applicable corporate law or regulation relating to the payment of dividends or distributions; (v) such encumbrance or restriction is the result of applicable statute, regulation or administrative rule which restricts the transfer of licenses or permits; and (vi) such encumbrance or restriction is contained in the Credit Facility on the date of the Indenture, including any amendment, modification, supplementation, restatement or replacement of such Credit Facility, provided that the terms and conditions of such amendment, modification, supplementation, restatement or replacement in respect of such encumbrance or restriction are not less favorable to the holders of the Notes than the terms and conditions in respect of such encumbrance or restriction of the Credit Facility on the date of the Indenture. (Section 4.12)

LIMITATION ON LIENS

    The Company will not, and will not permit any Subsidiary of the Company to, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon or in respect of any of its property or assets to secure any Debt which is pari passu with or subordinate in right of payment to the Notes, unless the Notes are secured equally and ratably simultaneously with or prior to the creation, incurrence or assumption of such Lien; PROVIDED, HOWEVER, that if such Debt is expressly subordinate to the Notes, the Lien securing such subordinated Debt shall be subordinate and junior to the Lien securing the Notes with the same relative priority as such subordinated Debt shall have with respect to the Notes. (Section 4.13)

LIMITATION ON TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

    The Company may not, and may not permit any Subsidiary of the Company to, directly or indirectly, enter into any transaction or series of transactions after the date of the Indenture with any Affiliate or Related Person (other than the Company or a wholly owned Subsidiary of the Company), unless (i) such transaction or series of transactions is on terms no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or a Related Person; and
(ii) if such transaction or series of transactions involves aggregate consideration in excess of $1 million, then such transaction or series of transactions is approved by a majority of the Board of Directors of the Company, including the approval of a majority of the independent, disinterested directors, and is evidenced by a resolution of the Board of Directors of the Company. Any such transaction or series of transactions shall be conclusively deemed to be on terms no less favorable to the Company or such Subsidiary than those that could be obtained in an arm's-length transaction if such transaction or transactions are approved by a majority of the Board of Directors of the Company, including a majority of the independent disinterested directors, and are evidenced by a resolution of the Board of Directors of the Company. (Section 4.14)

    This covenant will not apply to (a) transactions between the Company or any of its Subsidiaries and any employee of the Company or any of its Subsidiaries that are entered into in the ordinary course of business, (b) the payment of reasonable and customary regular fees and expenses to directors of the Company,
(c) the making of indemnification, contribution or similar payments to any director or officer of the Company or any Subsidiary of the Company under the Company's or such Subsidiary's charter or bylaws (as each may be amended after the date of this Prospectus) or any indemnification or similar agreement between the Company or any such Subsidiary and any of its directors or officers (collectively, the "Indemnification Agreements") or (d) the entering into any Indemnification Agreements with any current or future directors or officers of the Company or any Subsidiary of the Company. (Section 4.14)

LIMITATION ON CERTAIN ASSET DISPOSITIONS

    The Company may not, and may not permit any Subsidiary of the Company to, make any Asset Disposition in one or more transactions unless: (i) the Company (or such Subsidiary, as the case may be) receives consideration at the time of such Asset Disposition at least equal to the fair market value for the assets sold or disposed of as determined by the Board of Directors of the Company; (ii) at least 80% of the consideration for such Asset Disposition consists of cash or readily marketable cash equivalents or the assumption of Senior Debt or pari passu Debt of the Company and release from all liability on such Senior Debt or pari passu Debt; and (iii) all Net Available Proceeds of such Asset Disposition, less any amounts invested within 180 days of such Asset Disposition in assets related to the business of the Company, are applied within 180 days of such Asset Disposition, (a) first, to the permanent reduction of any Debt then outstanding under the Credit Facility to the extent the terms of the Credit Facility require such application or prohibit prepayment of the Notes, (b) second, to the repayment of any other Senior Debt to the extent the terms of such Debt require such application or prohibit prepayment of the Notes, and (c) third, to the extent remaining Net Available Proceeds, together with any remaining Net Available Proceeds from any prior Asset Disposition, exceed $3 million, to make an offer to purchase ("Offer to Purchase"), on a pro rata basis according to their respective principal amounts then outstanding (or accreted value, as the case may be), the outstanding Notes and pari passu Debt, at 100% of their principal amount (or accreted value, as the case may be) plus accrued interest to the date of the purchase.

    Notwithstanding the foregoing, the Company shall not be required to repurchase or redeem Notes or to repay other Debt pursuant to clause (iii) above until the Net Available Proceeds from any Asset Disposition together with the Net Available Proceeds from any prior Asset Disposition not otherwise applied in accordance with clauses (a), (b) or (c) of the preceding paragraph, less any amounts invested within 180 days of such disposition or dispositions in assets related to the business of the Company, exceed $5 million. To the extent that the aggregate purchase price of the Notes tendered pursuant to such an offer to purchase is less than the aggregate purchase price offered in such offer, the Company may use such shortfall for general corporate purposes. The Company shall not be entitled to any credit against such obligation to purchase Notes for the principal amount of any Notes acquired by the Company other than pursuant to such offer to purchase. These provisions will not apply to a transaction which is permitted under the provisions described under "Limitation on Mergers, Consolidations and Certain Sales of Assets." (Section 4.15)

    Subject to the provisions described under "Limitation on Mergers, Consolidations and Certain Sales of Assets" below, the provisions of this covenant shall not apply to any Asset Disposition which is part of an Asset Exchange Transaction if (i) the Board of Directors of the Company shall determine that the Asset Exchange Transaction is fair and reasonable to, and in the best interests of, the Company, which determination shall be evidenced by a resolution of the Board of Directors of the Company filed with the Trustee and
(ii) in the event (a) the properties and assets of the Company or a Subsidiary of the Company to be transferred in such Asset Exchange Transaction or the properties and assets of the Subsidiary of the Company whose Capital Stock is being transferred in such Asset Exchange Transaction represent $5 million or more as reflected in the most recent quarterly or annual consolidated balance sheet of the Company and its Subsidiaries prior to such Asset Exchange Transaction and (b) such transfer is made to an Affiliate or Related Person, the Company shall have obtained the written opinion of an independent financial advisor stating that the Asset Exchange Transaction is fair to the Company from a financial point of view or the determination under (i) above shall have been made by a majority of the disinterested directors of the Company. (Section 4.15)

LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF SUBSIDIARIES

    The Company (i) shall not, and shall not permit any Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of such or any other Subsidiary to any Person (other than the Company or a wholly owned Subsidiary) unless such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Subsidiary owned by the Company or such other Subsidiary and the Net Available Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with "Limitation on Certain Asset Dispositions" and (ii) shall not permit any Subsidiary to issue shares of its Capital Stock (other than directors' qualifying shares), or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, its Capital Stock to any Person other than the Company or a wholly owned Subsidiary of the Company. (Section 4.16)

LIMITATION ON MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

    The Company (i) may not consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Company or any Subsidiary of the Company (in a transaction in which such Subsidiary remains a Subsidiary of the Company); (ii) may not, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its assets; (iii) may not, and may not permit any Subsidiary of the Company to, directly or indirectly, acquire Capital Stock of any other Person such that such Person becomes a Subsidiary of the Company; and (iv) may not, and may not permit any Subsidiary of the Company to, directly or indirectly, purchase, lease or otherwise acquire (x) all or substantially all of the assets or (y) any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any Person unless: (1) immediately before and after giving effect to such transaction and treating any Debt incurred by the Company or a Subsidiary of the Company as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default, shall have occurred and be continuing; (2) in a transaction in which the Company does not survive or in which the Company conveys, sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to the Company is organized under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, by a supplemental Indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Company's obligations under the Indenture; and (3) immediately after giving effect to such transaction, the Company or the successor entity to the Company could incur at least $1.00 of additional Debt pursuant to the first paragraph of the "Limitation on Consolidated Debt" covenant above; PROVIDED, HOWEVER, that the provisions of this clause (3) shall not apply to transactions described in clauses (i) through (iv) above which are (x) between the Company and one or more of its wholly owned Subsidiaries or (y) between two or more wholly owned Subsidiaries of the Company.

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
    Notwithstanding clause (3) above, the Company or any Subsidiary of the Company may acquire the Capital Stock of a Person in a transaction in which such Person becomes a Subsidiary of the Company or directly or indirectly purchase, lease or otherwise acquire (x) all or substantially all of the assets or (y) any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any Person so long as (a) the sum of the consideration paid for such Capital Stock or assets and the Debt assumed in connection therewith plus the sum of the aggregate amount of consideration paid for all other such acquisitions consummated during the twelve-month period immediately preceding the date of such acquisition and the Debt incurred in connection therewith does not exceed 5% of Consolidated Tangible Assets of the Company immediately prior to such acquisition. (Article 5)

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder of the Notes shall have the right to require that the Company repurchase such holder's Notes, in whole or in part (equal to $1,000 or integral multiples of $1,000), at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, pursuant to the offer described in the succeeding paragraph (the "Change of Control Offer").

    Within 30 days following any Change of Control, the Company shall mail a notice to each holder with a copy to the Trustee stating: (i) that a Change of Control has occurred and that such holder has the right to require the Company to repurchase such holder's Notes, in whole or in part (equal to $1,000 or integral multiples of $1,000), at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase; (ii) the circumstances and relevant facts regarding such Change of Control (including relevant information with respect to the transaction giving rise to such Change of Control and, if applicable, information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (iii) the repurchase date (which shall be not earlier than 30 days or later than 60 days from the date such notice is mailed) (the "Repurchase Date"); (iv) that any Note not tendered will continue to accrue interest; (v) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Repurchase Date; (vi) subject to certain conditions, that holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent (which may be the Company) at the address specified in the notice prior to the close of business on the Repurchase Date; (vii) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day (or such shorter periods as may be required by applicable law) preceding the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes the holder delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased; and (viii) that holders which elect to have their Notes purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered.

    On the Repurchase Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Trustee or a paying agent (or segregate, if the Company is acting as its own paying agent) money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee Notes so accepted, together with an officers' certificate stating the Notes or portions thereof which are thereby tendered to the Company. The Trustee or a paying agent shall promptly mail to the holders of Notes such accepted payment in an amount equal to the purchase price and promptly authenticate and mail to such holders a new Note in a principal amount equal to any unpurchased portion of the Note surrendered. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Repurchase Date. (Section 4.17)

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
    In the event a Change of Control occurs and any repurchase pursuant to the foregoing constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act, the Company will comply with the requirements of Rule 14e-1 as then in effect, to the extent applicable, and any other applicable securities laws or regulations with respect to such repurchase. The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company.

    The Company's ability to repurchase Notes upon a Change of Control may be limited by the terms of its then existing contractual obligations. The Credit Facility provides that the repurchase of the Notes upon a Change of Control will constitute a default under the Credit Facility, and any future credit agreements or other agreements relating to Senior Debt may contain similar provisions. If the Company makes a Change of Control Offer following a Change of Control, the Company may not have adequate financial resources to repurchase all Notes tendered. The Company's failure to repurchase tendered Notes or to make a Change of Control Offer following a Change of Control would constitute an Event of Default under the Indenture, but the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

EVENTS OF DEFAULT

    The following are Events of Default with respect to the Notes: (a) failure to pay any interest on any Note when due, continued for 30 days; (b) failure to pay principal of (or premium, if any, on) any Note when due; (c) default in the payment of principal and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under "Limitation on Certain Asset Dispositions" and "Change of Control" when due and payable; (d) failure to perform or comply with the provisions described under "Limitation on Mergers, Consolidations and Certain Sales of Assets"; (e) failure to perform or breach of any other covenant or warranty of the Company in the Indenture, continued for 60 days after written notice from the Trustee or holders of at least 25% in principal amount of the outstanding Notes as provided in the Indenture; (f) a default shall have occurred under any bonds, debentures, notes or other evidences of indebtedness of the Company or any Subsidiary of the Company or under any mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness by the Company or any Subsidiary of the Company, in any case with a principal amount of at least $5 million outstanding, and such indebtedness already is due and payable in full or such default has resulted in the acceleration of the maturity of such indebtedness, in each case after a period of five days during which period such default shall not have been cured or such acceleration shall not have been rescinded; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Subsidiaries in an aggregate amount in excess of $5 million which remain unstayed, in effect and unpaid for a period of 60 consecutive days thereafter; and (h) certain events in bankruptcy, insolvency or reorganization affecting the Company or any Subsidiary of the Company. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 6.1)

    If an Event of Default (other than Events of Default with respect to certain events of bankruptcy, insolvency or reorganization affecting the Company or any Subsidiary of the Company) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all Notes; PROVIDED, HOWEVER, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If a specified Event of Default with respect to a certain event of bankruptcy, insolvency or reorganization affecting the Company or any Subsidiary of the Company occurs, the principal of the Notes then outstanding shall become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes. (Section 6.2) For information as to waiver of defaults, see "Modification and Waiver."

    No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 6.6) However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note. (Section 6.7)

    The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 4.4)

DEFEASANCE

    The Indenture will provide that (A) if applicable, the Company will be discharged from any and all obligations in respect of the outstanding Notes (including the provisions described under "Subordination") or (B) if applicable, the Company may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the Indenture and the Notes, in either case (A) or (B) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding Notes. With respect to clause (B), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause (A), the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in an opinion of counsel to the Company provides that holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (B), the Company has delivered to the Trustee an opinion of counsel to the Company to the effect that the holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing; (iii) no default on any Senior Debt shall have occurred and be continuing; and (iv) certain other customary conditions precedent are satisfied. (Article 8)

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (a) change the stated maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of (or the premium) or interest on, any Note, (c) change the place or currency of payment of principal of (or the premium) or interest on any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (e) reduce the above-stated percentage of outstanding Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, (h) modify any of the provisions of the Indenture relating to the subordination of the Notes in a manner adverse to such holders, or (i) following the mailing of an offer with respect to an Offer to Purchase the Notes as described under "Limitation on Certain Asset Dispositions" and "Change of Control," modify the Indenture with respect to such Offer to Purchase in a manner adverse to such holders. (SectionSection 9.1, 9.2)

    The holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 9.2) The holders of a majority in aggregate principal amount of the outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest. (Section 6.4)

REPORTS

    So long as the Notes are outstanding, the Company will furnish to the holders thereof such quarterly and annual consolidated financial reports as the Company is required to file with the Commission under the Exchange Act or similar reports in the event the Company is not at the time required to file such reports with the Commission. (Section 4.7)

THE TRUSTEE

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the continuance of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Section 7.1)

    The Indenture contains limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate; PROVIDED HOWEVER, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (Section 1.1)

    "Acquired Debt" means (i) Debt of a Person existing at the time such Person was acquired (by merger, consolidation or otherwise) by the Company or a Subsidiary of the Company, PROVIDED that such Debt was not incurred in connection with or in contemplation of the acquisition of such Person and (ii) every obligation of such Person issued as the deferred purchase price, to the extent payable within one year, of property (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business).

    "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Subsidiaries (including a consolidation or merger or other sale of any such Subsidiary with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary, but excluding a disposition by a Subsidiary of such Person to such Person or a wholly owned Subsidiary of such Person or by such Person to a wholly owned Subsidiary of such Person, and excluding the creation of a lien, pledge or security interest) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Subsidiary of such Person, (ii) substantially all of the assets of such Person or any of its Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Subsidiaries outside of the ordinary course of business, in any case where the consideration received by such Person or a Subsidiary of such Person exceeds $1 million.

    "Asset Exchange Transaction" means (i) any transaction pursuant to which properties or assets of the Company or a Subsidiary of the Company constituting a paging system within a geographically identifiable area and related properties and assets (an "Identifiable Paging System") or all of the shares of Capital Stock of a Subsidiary of the Company, the properties and assets of which constitute an Identifiable Paging System, are to be exchanged for properties or assets constituting an Identifiable Paging System of another Person or all of the shares of Capital Stock of another Person the properties and assets of which constitute an Identifiable Paging System or (ii) any transaction pursuant to which licenses for frequencies (for purposes other than paging) or related agreements and related properties or assets of the Company or a Subsidiary of the Company ("Non-Paging Licenses") or all of the shares of Capital Stock of a Subsidiary of the Company, the properties and assets of which constitute Non-Paging Licenses, are to be exchanged for properties or assets constituting Non-Paging Licenses of another Person or all of the shares of Capital Stock of another Person the properties and assets of which constitute Non-Paging Licenses.

    "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the interest rate implicit in the lease, compounded semiannually) of the obligation of the lessee of the property subject to such sale and leaseback transaction for rental payments during the remaining term of the lease included in such transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

    "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

    "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "Capital Stock" of any Person means any and all shares, interests, participation or other equivalents (however designated) of corporate stock of such Person.

    "Change of Control" means the occurrence of one or more of the following events: (i) a person or entity or group (as that term is used in Section 13(d)(3) of the Exchange Act) of persons or entities shall have become the beneficial owner  of a  majority of  the securities  of the  Company  ordinarily having the right to vote in the election of directors; (ii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any directors who are members of such Board of Directors of the Company on the date hereof and any new directors whose election by such Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company to any person or entity or group (as so defined) of persons, or entities (other than any wholly owned Subsidiary of the Company); or (iv) the merger or consolidation of the Company with or into another corporation or the merger of another corporation into the Company with the effect that immediately after such transaction any person or entity or group (as so defined) of persons or entities shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors.

    "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

    "Consolidated Cash Flow" of any Person means for any period the Consolidated Net Income of such Person for such period increased by (i) Consolidated Interest Expense of such Person for such period, plus (ii) the consolidated income tax expense of such Person for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of such Person and its consolidated Subsidiaries for such period, plus (iv) other non-cash charges deducted from consolidated revenues in determining Consolidated Net Income for such period, minus (v) non-cash items increasing Consolidated Net Income for such period.

    "Consolidated Fixed Charges" of any Person means for any period Consolidated Interest Expense plus Preferred Stock dividends declared and payable in cash.

    "Consolidated Interest Expense" of any Person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of such Person and its consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments of fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements, other than fees or charges related to the acquisition or termination thereof which are not allocable to interest expense in accordance with generally accepted accounting principles; and (iv) the interest component of Capital Lease Obligations.

    "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person and its Subsidiaries for such period determined in accordance with generally accepted accounting principles; PROVIDED, that there shall be excluded therefrom (i) the net income (but not the net loss) of any consolidated Subsidiary of such Person which is subject to restrictions which prevent the payment of dividends and the making of distributions (by loans, advances, intercompany transfers or otherwise) to such Person to the extent of such restrictions, (ii) the net income (or loss) of any Person that is not a consolidated Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period, (iii) gains or losses on Asset Dispositions by such Person or its consolidated Subsidiaries and (iv) all extraordinary gains and extraordinary losses.

    "Consolidated Tangible Assets" of any Person means, at any date, on a consolidated basis, the gross book value determined in accordance with generally accepted accounting principles of all its property both real and personal, less
(i) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles, (ii) unamortized Debt discount and expense, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and
(iv) all proper reserves which in accordance with generally accepted accounting principles should be provided in connection with the business conducted by such Person.

    "Credit Facility" means the credit agreement dated as of June 30, 1994, between the Company and The First National Bank of Chicago, as amended and restated as of February 9, 1995, and further amended as of June 12, 1995 and April 19, 1996, and as the same may be amended (including any amendment and restatement thereof), modified, supplemented, restated or replaced from time to time.

    "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person, (vi) Attributable Debt of such Person, (vii) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination, and (viii) every obligation of the type referred to in clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or for which such Person is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise.

    "Guaranty" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that the Guaranty by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

    "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, security interest, lien, charge, encumbrance of any kind in respect of such properties or assets or other security agreement (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

    "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Asset

Disposition, and (iv) a reasonable reserve for the after-tax costs of any indemnification payments (fixed or contingent) attributable to the seller's indemnities to the purchaser undertaken by the Company or any of its Subsidiaries in connection with such Asset Disposition.

    "Permitted Liens" means: (i) Liens incurred and pledges and deposits made in the ordinary course of business in connection with liability insurance, workers' compensation, unemployment insurance, old-age pensions, and other social security benefits other than in respect of employee benefit plans subject to ERISA; (ii) Liens securing performance, surety, and appeal bonds and other obligations of like nature incurred in the ordinary course of business; (iii) Liens on goods and documents securing trade letters of credit; (iv) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's, and vendor's liens, incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings; (v) Liens securing the payment of taxes, assessments, and governmental charges or levies (a) either (1) not delinquent or (2) being contested in good faith by appropriate legal or administrative proceedings and
(b) as to which adequate reserves shall have been established on the books of the relevant corporation in conformity with generally accepted accounting principles; (vi) zoning restrictions, easements, rights of way, reciprocal easement agreements, operating agreements, covenants, conditions or restrictions on the use of any parcel of property that are routinely granted in real estate transactions or do not interfere in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries or the value of such property for the purpose of such business; (vii) purchase money Liens upon any property or equipment acquired or held in the ordinary course of business to secure Debt incurred prior to, at the time of, or within 60 days after the acquisition of such property or equipment solely for the purpose of financing the acquisition of such property or equipment; (viii) Liens on property existing at the time such property is acquired and Liens on the assets of any Subsidiary of the Company at the time such Subsidiary is acquired, provided such Liens apply only to such acquired property; (ix) Liens existing as of the date of the Indenture; (x) Liens securing Debt incurred for the purpose of financing all or any part of the cost of acquiring assets (whether by merger, consolidation, purchase of assets or otherwise), PROVIDED that such Debt is incurred prior to, at the time of, or within 60 days after the acquisition of such assets solely for the purpose of financing the acquisition of such assets in compliance with the provision described under "Limitation on Consolidated Debt" covenant above;
(xi) any attachment or judgment Lien, unless the judgment it secures would constitute an Event of Default; (xii) Liens with respect to assets of a Subsidiary granted by such Subsidiary to the Company to secure Debt owing to the Company; (xiii) right of banks to set off deposits against debts owed to said banks; (xiv) any interest or title of a lessor in property of the Company or a Subsidiary of the Company subject to any capitalized lease or operating lease, as each are defined under generally accepted accounting principles; (xv) other Liens incidental to the conduct of the business of the Company or any of its Subsidiaries, as the case may be, or the ownership of their assets that do not materially detract from the value of the property of the Company or a Subsidiary of the Company subject thereto; (xvi) Liens in addition to the foregoing securing Debt not to exceed, together with Attributable Debt in connection with sale-leaseback transactions, $500,000 in the aggregate outstanding at any time; and (xvii) without limiting the ability of the Company or any of its Subsidiaries to create, incur, assume, or suffer to exist any Lien otherwise permitted under any of the foregoing clauses, any extension, renewal, or replacement, in whole or in part, of any Lien described in the foregoing clauses; PROVIDED, HOWEVER, that any such extension, renewal, or replacement Lien is limited to the property or assets covered by the Lien extended, renewed, or replaced or substitute property or assets, the value of which is determined by the Board of Directors of the Company to be not materially greater than the value of the property or assets for which the substitute property or assets are substituted.

    "Person"  means   an   individual,  partnership,   corporation,   trust   or
unincorporated organization, and a government or agency or political subdivision thereof.

    "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

    "Pro Forma Consolidated Cash Flow" of any Person means for any period the Consolidated Cash Flow of such Person for such period calculated on a pro forma basis to give effect to any Asset Disposition or acquisition of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during such period as if such Asset Disposition or acquisition had taken place on the first day of such period.

    "Redeemable Stock" means any equity security that by its terms or otherwise is required to be redeemed prior to the stated maturity of the Notes, or is redeemable at the option of the holder thereof at any time prior to the stated maturity of the Notes.

    "Refinancing Debt" means any Debt of the Company that renews, refunds or extends any Debt of the Company or a Subsidiary of the Company, in any case in an amount not to exceed the outstanding principal amount of the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the debt refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing, PROVIDED that, (A) in the case of any refinancing of the Notes or any pari passu Debt, such Refinancing Debt is made pari passu or subordinate in right of payment to the Notes, (B) in the case of any refinancing of Debt that is subordinate in right of payment to the Notes, such Refinancing Debt is made subordinate in right of payment to the Notes, and (C) such Refinancing Debt does not require the payment of all or a portion of the principal thereof (whether pursuant to purchase, redemption, repayment, defeasance, retirement, prepayment, sinking fund payment, payment at stated maturity or otherwise) prior to the final scheduled maturity of the Debt being renewed, refunded or extended.

    "Related Person" means any Person owning (i) 5% or more of the outstanding Common Stock of the Company or a Subsidiary of the Company or (ii) 5% or more of the Voting Stock of the Company or a Subsidiary of the Company.

    "Senior Debt" means (i) the principal of (and premium, if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding) on, penalties and any obligation of the Company for reimbursement, indemnities and fees relating to, Debt outstanding pursuant to the Credit Facility, (ii) all other Debt of the Company referred to in the definition of Debt other than clauses
(vii) and (viii)  (with respect  to clause  (vii) of  such definition)  thereof,
(iii) payment obligations of the Company under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements required by the Credit Facility, where the counterparty to such agreement is a lender under the Credit Facility, and (iv) all renewals, extensions, modifications, refinancings, refundings and amendments of any Debt or payment obligations referred to in clause (i), (ii), or (iii) above (including, without limitation, any interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements that are entered into by the Company for the purpose of modifying, terminating or hedging any agreement that constitutes Senior Debt under clause (iii) above whether or not such modification, termination or hedge was required by the Credit Facility and whether or not the counterparty to such agreement is a lender or former lender under such Credit Facility), unless, in the case of any particular Debt referred to above, (a) such Debt is owed to a Subsidiary of the Company, (b) the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Debt is not superior in right of payment to the Notes, (c) such Debt is incurred in violation of the Indenture, or (d) such Debt is by its terms subordinate in right of payment in respect of any other Debt of the Company.

    "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof; PROVIDED, that an Unrestricted Subsidiary shall not be deemed to be a Subsidiary of the Company for purposes of the Indenture.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (other than as provided below but including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, PROVIDED, that (a) either (x) the Subsidiary to be so designated has total assets of $10,000 or less or (y) immediately after giving effect to such designation, the Company could incur $1.00 of additional Debt pursuant to the first paragraph of the "Limitation on Consolidated Debt" covenant and (b) immediately after giving effect to such designation, the Company could make an additional Restricted Payment of $1.00 pursuant to the first paragraph of the "Limitation of Restricted Payments" covenant above; PROVIDED that the holders of Debt thereof do not have direct or indirect recourse against the Company or any Subsidiary of the Company and neither the Company nor any Subsidiary of the Company otherwise has liability, for any payment obligations in respect of such Debt. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary, PROVIDED, that immediately after giving effect to such designation, the Company could incur $1.00 of additional Debt pursuant to the first paragraph of the "Limitation on Consolidated Debt" covenant. Any such designation by the Board of Directors of the Company shall be evidenced by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions.

    "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

BOOK-ENTRY, DELIVERY AND FORM

    The Notes will initially be issued in the form of one Global Note (the "Global Note") held in book-entry form. The Global Note will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, The Depository Trust Company ("DTC" or the "Depository") and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to herein as the "Global Note holder").

    DTC has advised the Company that it is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Depository's Participants or the Depository's Indirect Participants.

    So long as the Global Note holder is the registered owner of any Notes, the Global Note holder will be considered the sole holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depository or for maintaining, supervising or reviewing any records of the Depository relating to the Notes.

    Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the Global Note holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the Notes (including principal, premium, if any, or interest). The Company believes, however, that it is currently the policy of the Depository to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depository's Participants or the Depository's Indirect Participants.

SAME-DAY SETTLEMENT AND PAYMENT

    The Indenture will require that payments in respect of the Notes (including principal, premium, if any, and interest) be made in immediately available funds.

                                  UNDERWRITING

    The underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the underwriting agreement (the
"Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the principal amount of Notes set forth opposite their respective names below.

                                                                                        PRINCIPAL AMOUNT
UNDERWRITER                                                                                 OF NOTES
- --------------------------------------------------------------------------------------  ----------------
Lehman Brothers Inc...................................................................  $
Donaldson, Lufkin & Jenrette Securities Corporation...................................
Goldman, Sachs & Co...................................................................
First Chicago Capital Markets, Inc....................................................
                                                                                        ----------------
    Total.............................................................................  $    100,000,000
                                                                                        ----------------
                                                                                        ----------------

    The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Notes are subject to certain conditions, and that if any Notes are purchased by the Underwriters pursuant to the Underwriting Agreement, all of the Notes agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be so purchased. The closing of the Offering is not conditioned upon the closing of the Concurrent Offering.

    The Company has been advised by the Underwriters that they propose to offer the Notes offered hereby initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the Underwriters) at such public offering price less a concession not to exceed
    % of the principal amount of the Notes. The Underwriters or such selected dealers may reallow a commission to certain other dealers not to exceed % of the principal amount of the Notes. After the initial public offering of the Notes, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

    In the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments that the Underwriters may be required to make in respect thereof.

    There is no public market for the Notes and the Company has no plans to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on any automated quotation system. The Company has been advised by certain of the Underwriters that they currently intend to make a market in the Notes; however, such Underwriters are not obligated to do so. Any such market-making may be discontinued at any time, for any reason, without notice. If any of such Underwriters ceases to act as a market maker for the Notes for any reason, there can be no assurance that another firm or person will make a market in the Notes. There can be no assurance that an active market for the Notes will develop or, if a market does develop, at what prices the Notes will trade.

    Lehman Brothers Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co. are Underwriters of the Concurrent Offering and will receive compensation for such services. Lehman Brothers Inc. is acting as the Company's financial advisor in connection with the Teletouch Acquisition. An affiliate of First Chicago Capital Markets, Inc. is one of the lenders under the Credit Facility. The Company and Lehman Brothers Inc. anticipate that an affiliate of Lehman Brothers Inc. will become a lender under the Credit Facility, as it may be amended. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 LEGAL MATTERS

    The validity of the Notes offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Dallas, Texas, and certain legal matters will be passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                    EXPERTS

    The consolidated financial statements of ProNet Inc. for the three years ended December 31, 1995, appearing in ProNet Inc.'s Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as indicated in their report thereon included therein. Such consolidated financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Teletouch Communications, Inc., Dial-A-Page, Inc. and the Paging Divisions of Pac-West Telecomm, Inc. and Subsidiary have been audited by Ernst & Young LLP, independent auditors, as indicated in their reports thereon included herein. Such financial statements are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Russell's Communications, Inc. dba LaPageCo, have been audited by DeRouen & Wells, independent auditors, as indicated in their report thereon included herein. Such financial statement are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Warren Communications, Inc. have been audited by Wright, Moore, Dehart, Dupuis & Hutchinson, independent auditors, as indicated in their report thereon included herein. Such financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of AACS Communications, Inc. have been audited by Spillar, Mitcham, Eaton & Bicknell, L.L.P., independent auditors, as indicated in their report thereon included herein. Such financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Hyde's Stay In Touch, Inc. have been audited by James N. Rachel, independent auditor, as indicated in his report thereon included herein. Such financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Metropolitan Houston Paging Services, Inc. have been audited by Arthur Andersen & Co. LLP, independent auditors, as indicated in their report thereon included herein. Such financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Ventures in Paging, Inc. have been audited by Sartain Fischbein & Co., independent auditors, as indicated in their report thereon included herein. Such financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Paging and Cellular of Texas (a sole proprietorship), Americom Paging Corporation, and Sun Paging Communications incorporated herein by reference to the extent and for the periods indicated in their reports have been audited by KPMG Peat Marwick LLP, independent auditors, as indicated in their reports thereon and incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Apple Communication, Inc., SigNet Paging of Raleigh, Inc., A.G.R. Electronics, Inc. and Affiliates, and Cobbwells, Inc., dba Page One Messaging Services incorporated herein by reference to the extent and for the periods indicated in their reports have been audited by Ernst & Young LLP, independent auditors, as indicated in their reports thereon and incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION



    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company are also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.



    The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the
"Registration   Statement")  under  the  Securities  Act  with  respect  to  the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.



               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE



    The following documents filed by the Company with the Commission are incorporated herein by reference: (i) Current Report on Form 8-K filed March 16, 1995; (ii) Current Report on Form 8-K filed April 17, 1995; (iii) Current Report on Form 8-K filed April 19, 1995; (iv) Current Report on Form 8-K/ A filed May 12, 1995; (v) Current Report on Form 8-K filed May 18, 1995; (vi) Current Report on Form 8-K filed May 19, 1995; (vii) Current Report on Form 8-K/A filed June 2, 1995; (viii) Current Report on Form 8-K filed June 2, 1995; (ix) Current Report on Form 8-K filed July 5, 1995; (x) Current Report on Form 8-K filed July 7, 1995; (xi) Current Report on Form 8-K filed September 15, 1995; (xii) Current Report on Form 8-K/A filed October 3, 1995; (xiii) Current Report on Form 8-K/A-2 filed October 5, 1995; (xiv) Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (xv) Current Report on Form 8-K filed January 16, 1996; (xvi) Current Report on Form 8-K filed April 4, 1996; (xvii) Annual Report on Form 10-K/A for the fiscal year ended December 31, 1995, filed April 29, 1996; (xviii) Current Report on Form 8-K filed May 6, 1996; and (xix) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.



    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Mark A. Solls, Vice President, General Counsel and Secretary, at the Company's principal executive offices.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                           ---------
PRO FORMA FINANCIAL STATEMENTS:
  Basis of Presentation..................................................................................        F-3
  ProNet Inc. and Subsidiaries Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996.......        F-5
  ProNet Inc. and Subsidiaries Pro Forma Condensed Consolidated Statement of Operations
    Year Ended December 31, 1995.........................................................................        F-6
    Three Months Ended March 31, 1996....................................................................        F-7
  ProNet Inc. and Subsidiaries Notes to Pro Forma Condensed Consolidated Financial Statements............       F-20
PRONET INC. AND SUBSIDIARIES:
  Report of Independent Auditors.........................................................................       F-29
  Consolidated Balance Sheets as of December 31, 1995 and 1994...........................................       F-30
  Consolidated Statements of Operations for the Years Ended December 31, 1995,
   1994 and 1993.........................................................................................       F-31
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and 1993.............       F-32
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1995, 1994 and 1993...       F-33
  Consolidated Balance Sheets as of March 31, 1996 (unaudited) and December 31, 1995.....................       F-48
  Consolidated Statements of Operations for the Three Months Ended March 31, 1996 and 1995 (unaudited)...       F-49
  Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1996 and 1995 (unaudited)...       F-50
THE PAGING DIVISIONS OF PAC-WEST TELECOMM, INC. AND SUBSIDIARY
  Report of Independent Auditors.........................................................................       F-54
  Statements of Assets and Liabilities and Divisional Equity as of November 30, 1995 and February 29,
   1996 (unaudited)......................................................................................       F-55
  Statements of Operations for the Year Ended November 30, 1995 and for the Three Months Ended February
   29, 1996 (unaudited) and February 28, 1995 (unaudited)................................................       F-56
  Statements of Divisional Equity for the Years Ended November 30, 1995 and the Three Months Ended
   February 29, 1996 (unaudited).........................................................................       F-57
  Statements of Cash Flows for the Years Ended November 30, 1995 and for the Three Months Ended February
   29, 1996 (unaudited) and February 28, 1995 (unaudited)................................................       F-58
TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
  Report of Independent Auditors.........................................................................       F-63
  Consolidated Balance Sheets as of May 31, 1995 and 1994................................................       F-64
  Consolidated Statements of Income for the Years Ended May 31, 1995,
   1994 and 1993.........................................................................................       F-65
  Consolidated Statements of Shareholders' Equity for the Years Ended May 31, 1995, 1994 and 1993........       F-66
  Consolidated Statements of Cash Flows for the Years Ended May 31, 1995, 1994
   and 1993..............................................................................................       F-67
  Condensed Consolidated Balance Sheets as of February 29, 1996 (unaudited) and May 31, 1995.............       F-78
  Condensed Consolidated Statements of Income for the Three Months and Nine Months Ended February 29,
   1996 and February 28, 1995 (unaudited)................................................................       F-79

                                                                                                             PAGE
                                                                                                           ---------
  Condensed Consolidated Statements of Cash Flows for the Nine Months Ended February 29, 1996 and
   February 28, 1995 (unaudited).........................................................................       F-80
DIAL-A-PAGE, INC.
  Report of Independent Auditors.........................................................................       F-84
  Balance Sheets as of December 31, 1994 and July 31, 1995...............................................       F-85
  Statements of Operations for the Years Ended December 31, 1994 and 1993 and the Seven Months Ended July
   31, 1995..............................................................................................       F-86
  Statements of Stockholders' Deficit for the Years Ended December 31, 1994 and 1993 and the Seven Months
   Ended July 31, 1995...................................................................................       F-87
  Statements of Cash Flows for the Years Ended December 31, 1994 and 1993 and the Seven Months Ended July
   31, 1995..............................................................................................       F-88
RUSSELL'S COMMUNICATIONS, INC. DBA LAPAGECO
  Independent Auditors' Report...........................................................................       F-94
  Balance Sheets as of December 31, 1995 and March 31, 1996 (unaudited)..................................       F-95
  Statements of Operations for the Year Ended December 31, 1995 and for the Three Months Ended March 31,
   1996 and 1995 (unaudited).............................................................................       F-96
  Statements of Retained Earnings for the Year Ended December 31, 1995 and the Three Months Ended March
   31, 1996 (unaudited)..................................................................................       F-97
  Statements of Cash Flows for the Year Ended December 31, 1995 and for the Three Months Ended March 31,
   1996 and 1995 (unaudited).............................................................................       F-98
WARREN COMMUNICATIONS, INC.
  Independent Auditors' Report...........................................................................      F-103
  Balance Sheets as of December 31, 1995 and March 31, 1996 (unaudited)..................................      F-104
  Statements of Income for the Year Ended December 31, 1995 and for the Three Months Ended March 31, 1996
   and 1995 (unaudited)..................................................................................      F-105
  Statements of Retained Earnings (Deficits) for the Year Ended December 31, 1995 and the Three Months
   Ended March 31, 1996 (unaudited)......................................................................      F-106
  Statements of Cash Flows for the Year Ended December 31, 1995 and for the Three Months Ended March 31,
   1996 and 1995 (unaudited).............................................................................      F-107
AACS COMMUNICATIONS, INC.
  Independent Auditors' Report...........................................................................      F-111
  Balance Sheet as of December 31, 1995..................................................................      F-112
  Income Statement for the Year Ended December 31, 1995..................................................      F-113
  Statement of Retained Earnings for the Year Ended December 31, 1995....................................      F-114
  Statement of Cash Flows for the Year Ended December 31, 1995...........................................      F-115
HYDE'S STAY IN TOUCH, INC.
  Independent Auditors' Report...........................................................................      F-118
  Balance Sheets as of December 31, 1995 and March 31, 1996 (unaudited)..................................      F-119
  Statements of Income for the Year Ended December 31, 1995 and for the Three Months Ended March 31, 1996
   and 1995 (unaudited)..................................................................................      F-120
  Statements of Retained Earnings for the Year Ended December 31, 1995 and the Three Months Ended March
   31, 1996 (unaudited)..................................................................................      F-121
  Statements of Cash Flows for the Year Ended December 31, 1995 and for the Three Months Ended March 31,
   1996 and 1995 (unaudited).............................................................................      F-122

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

BASIS OF PRESENTATION

    The Pro Forma Condensed Consolidated Statements of Operations assume the acquisition of the ProNet Completed Acquisitions, the ProNet Pending Acquisitions, Teletouch, the Teletouch Pending Acquisitions and the Teletouch Completed Acquisitions as if they had occurred at the beginning of the period presented. The Acquisitions are explained in graphic form below:

                                              "ACQUISITIONS"
- -----------------------------------------------------------------------------------------------------------
          "PRONET ACQUISITIONS"                                "TELETOUCH ACQUISITION"
- -----------------------------------------  ----------------------------------------------------------------
                                          "PENDING ACQUISITIONS"
                     ----------------------------------------------------------------
 "PRONET COMPLETED     "PRONET PENDING                            "TELETOUCH PENDING   "TELETOUCH COMPLETED
   ACQUISITIONS"        ACQUISITIONS"          "TELETOUCH"          ACQUISITIONS"         ACQUISITIONS"
- -------------------  --------------------  --------------------  --------------------  --------------------
Signet Charlotte     Georgialina           Teletouch             Premier               Beepers Plus
Carrier              PacWest                                     LaPageCo              Waco
Metropolitan         VIP                                         Oklahoma              Dial-A-Page
All City                                                         Cimarron
Americom                                                         Stay in Touch
Gold Coast                                                       AACS
Lewis                                                            Warren
Paging & Cellular
Apple
Sun
SigNet Raleigh
Page One
AGR
Total
Williams

    The accompanying unaudited pro forma condensed consolidated balance sheet of the Company at March 31, 1996, combines the historical consolidated balance sheet of the Company, the ProNet Pending Acquisitions, Teletouch and the Teletouch Pending Acquisitions as if the acquisitions and the acquisition of the Nationwide License had occurred on March 31, 1996 and assumes that the Acquisitions were funded with the proceeds of the Existing Notes and the Offerings. The accompanying unaudited pro forma condensed consolidated balance sheet of the Company, excluding Teletouch, combines the historical consolidated balance sheet of the Company and the balance sheets of the ProNet Pending Acquisitions as if the acquisitions had occurred on March 31, 1996. The accompanying unaudited pro forma condensed consolidated balance sheet of Teletouch combines the historical consolidated balance sheet of the Teletouch and the balance sheets of the Teletouch Pending Acquisitions as if the acquisitions had occurred on March 31, 1996.

    The accompanying unaudited pro forma condensed consolidated statement of operations of the Company for the year ended December 31, 1995, combines the pro forma consolidated statement of operations of the Company and Teletouch as if the Teletouch Acquisition had occurred on January 1, 1995, and assumes that the Acquisitions were funded with the proceeds of the the Existing Notes. The accompanying unaudited pro forma condensed statement of operations of the Company, excluding Teletouch, for the year ended December 31, 1995, combines the historical consolidated statement of operations of the Company and the statements of operations of the ProNet Acquisitions as if the ProNet Acquisitions had occurred on January 1, 1995. The accompanying unaudited pro forma condensed statement of operations of Teletouch for the year ended December 31, 1995, combines the historical consolidated statement of operations of Teletouch and the statements of operations of the Teletouch Pending Acquisitions and the Teletouch Completed Acquisitions as if the Teletouch Pending Acquisitions and Teletouch Completed Acquisitions had occurred on January 1, 1995.

    The accompanying unaudited pro forma condensed consolidated statement of operations of the Company for the three months ended March 31, 1996, combines the pro forma consolidated statement of operations of the Company, AGR, Total, Williams, the ProNet Pending Acquisitions and the Teletouch Acquisition as if these acquisitions had occurred on January 1, 1996, and assumes that the acquisitions were funded with the proceeds of the Offerings and the Existing Notes. The accompanying unaudited pro forma condensed consolidated statement of operations of the Company, excluding Teletouch, for the three months ended March 31, 1996, combines the historical statement of operations of the Company and the statements of operations of the AGR, Total, Williams and the ProNet Pending Acquisitions as if the acquisitions had occurred on January 1, 1996. The accompanying unaudited pro forma condensed consolidated statement of operations of Teletouch for the three months ended March 31, 1996, combines the historical statement of operations of Teletouch and the statements of operations of the Teletouch Pending Acquisitions as if the acquisitions had occurred on January 1, 1996.

    The pro forma condensed consolidated financial statements do not purport to represent what the Company's results of operations would have been had the Acquisitions occurred on the dates indicated or for any future period or date. The pro forma adjustments give effect to available information and assumptions that management believes are reasonable. The pro forma condensed consolidated financial statements should be read in conjunction with the Company's historical consolidated financial statements and the financial statements of certain Acquisitions and the notes thereto included or incorporated elsewhere herein.

                          PRONET INC. AND SUBSIDIARIES

             SUMMARY PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1996
                                  (UNAUDITED)

                                     ASSETS


                                               PRO FORMA CONSOLIDATED
                                              -------------------------
                                                            TELETOUCH     PRO FORMA                          PRO FORMA
                                              PRONET (1)       (2)       ADJUSTMENTS        FOOTNOTE        CONSOLIDATED
                                              -----------  ------------  ------------  -------------------  ------------
                                                                            (IN THOUSANDS)
Current assets..............................  $    19,040   $    9,313    $   (6,507)      (O),(P),(Q),(R)   $   21,846
Equipment
  Pagers....................................       50,334        6,977         1,462               (R),(T)       58,773
  Communications equipment..................       41,516       16,409        (2,774)                  (R)       55,151
  Security systems' equipment...............       12,304       --            --                                 12,304
  Office and other..........................        9,451        4,177          (731)                  (R)       12,897
                                              -----------  ------------  ------------                       ------------
                                                  113,605       27,563        (2,043)                           139,125
  Less allowance for depreciation...........       38,614        4,514        (4,514)                  (R)       38,614
                                              -----------  ------------  ------------                       ------------
                                                   74,991       23,049         2,471                            100,511
Goodwill and other assets, net..............      217,284       88,011        83,663       (O),(R),(S),(T)      388,958
                                              -----------  ------------  ------------                       ------------
TOTAL ASSETS................................  $   311,315   $  120,373    $   79,627                         $  511,315
                                              -----------  ------------  ------------                       ------------
                                              -----------  ------------  ------------                       ------------

                                          LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities.........................  $    28,242   $    5,466    $   (1,660)              (P),(Q)   $   32,048
Deferred payments...........................       16,694       --            --                                 16,694
Long-term debt, less current maturities.....      199,997       93,148       (85,208)          (O),(P),(Q)      207,937
Deferred tax liabilities....................          688        1,507        (1,507)                  (R)          688
Shareholders' equity (deficit)..............       65,694       20,252       168,002           (O),(Q),(R)      253,948
                                              -----------  ------------  ------------                       ------------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY.....................................  $   311,315   $  120,373    $   79,627                         $  511,315
                                              -----------  ------------  ------------                       ------------
                                              -----------  ------------  ------------                       ------------


- ------------------------
(1) See Schedule A for detail.

(2) See Schedule D for detail.

                 See accompanying notes to unaudited pro forma
                  condensed consolidated financial statements.

                          PRONET INC. AND SUBSIDIARIES

        SUMMARY PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)


                                                   PRO FORMA CONSOLIDATED
                                                  -------------------------
                                                                TELETOUCH     PRO FORMA                PRO FORMA
                                                  PRONET (1)       (2)       ADJUSTMENTS   FOOTNOTE   CONSOLIDATED
                                                  -----------  ------------  -----------  ----------  ------------
                                                                           (IN THOUSANDS)
REVENUES
  Service revenues..............................  $    95,588   $   37,886    $  --                    $  133,474
  Product sales.................................       18,003        6,475       --                        24,478
                                                  -----------  ------------  -----------              ------------
    Total revenues..............................      113,591       44,361       --                       157,952
  Cost of products sold.........................      (18,417)      (7,083)      --                       (25,500)
                                                  -----------  ------------  -----------              ------------
                                                       95,174       37,278       --                       132,452
COST OF SERVICES................................       22,761        6,188          (98)         (U)       28,851
                                                  -----------  ------------  -----------              ------------
  GROSS MARGIN..................................       72,413       31,090           98                   103,601
EXPENSES
  Sales, general and administrative.............       43,463       16,575       (1,632)         (U)       58,406
  Depreciation and amortization.................       33,106       11,886        5,481          (V)       50,473
                                                  -----------  ------------  -----------              ------------
                                                       76,569       28,461        3,849                   108,879
                                                  -----------  ------------  -----------              ------------
    OPERATING INCOME (LOSS).....................       (4,156)       2,629       (3,751)                   (5,278)
OTHER INCOME (EXPENSE)
  Interest expense..............................      (10,514)      (5,653)      (2,793)         (W)      (18,960)
  Interest and other income.....................        1,630           61       --                         1,691
                                                  -----------  ------------  -----------              ------------
                                                       (8,884)      (5,592)      (2,793)                  (17,269)
    LOSS BEFORE INCOME TAXES....................      (13,040)      (2,963)      (6,544)                  (22,547)
Provision (benefit) for income taxes............           62       (1,370)       1,370          (X)           62
                                                  -----------  ------------  -----------              ------------
    NET LOSS....................................  $   (13,102)  $   (1,593)   $  (7,914)               $  (22,609)
                                                  -----------  ------------  -----------              ------------
                                                  -----------  ------------  -----------              ------------


- ------------------------
(1) See Schedule B for detail.

(2) See Schedule E for detail.

                 See accompanying notes to unaudited pro forma
                  condensed consolidated financial statements.

                          PRONET INC. AND SUBSIDIARIES
        SUMMARY PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)


                                                           PRO FORMA
                                                         CONSOLIDATED
                                                   -------------------------
                                                                 TELETOUCH     PRO FORMA                PRO FORMA
                                                   PRONET (1)       (2)       ADJUSTMENTS   FOOTNOTE   CONSOLIDATED
                                                   -----------  ------------  -----------  ----------  ------------
                                                                            (IN THOUSANDS)
REVENUES
  Service revenues...............................   $  24,461    $   10,075    $  --                    $   34,536
  Product sales..................................       3,857         1,520       --                         5,377
                                                   -----------  ------------  -----------              ------------
    Total revenues...............................      28,318        11,595       --                        39,913
  Cost of products sold..........................      (3,555)       (1,793)         179          (V)       (5,169)
                                                   -----------  ------------  -----------              ------------
                                                       24,763         9,802          179                    34,744
COST OF SERVICES.................................       6,509         2,002          (25)         (U)        8,486
                                                   -----------  ------------  -----------              ------------
    GROSS MARGIN.................................      18,254         7,800          204                    26,258
EXPENSES
  Sales, general and administrative..............      11,233         4,233         (408)         (U)       15,058
  Depreciation and amortization..................      10,384         2,998        1,286          (V)       14,668
                                                   -----------  ------------  -----------              ------------
                                                       21,617         7,231          878                    29,726
                                                   -----------  ------------  -----------              ------------
    OPERATING INCOME (LOSS)......................      (3,363)          569         (674)                   (3,468)
OTHER INCOME (EXPENSES)
  Interest expense...............................      (3,830)       (1,927)        (431)         (W)       (6,188)
  Interest and other income......................          47           (10)      --                            37
                                                   -----------  ------------  -----------              ------------
                                                       (3,783)       (1,937)        (431)                   (6,151)
    LOSS BEFORE INCOME TAXES.....................      (7,146)       (1,368)      (1,105)                   (9,619)
  Provision (benefit) for income taxes...........      --              (601)         601          (X)       --
                                                   -----------  ------------  -----------              ------------
    NET LOSS.....................................   $  (7,146)   $     (767)   $  (1,706)               $   (9,619)
                                                   -----------  ------------  -----------              ------------
                                                   -----------  ------------  -----------              ------------


- ------------------------
(1) See Schedule C for detail.

(2) See Schedule F for detail.

                 See accompanying notes to unaudited pro forma
                  condensed consolidated financial statements.

                                                                      SCHEDULE A

               PRONET INC. AND SUBSIDIARIES (EXCLUDING TELETOUCH)

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1996
                                  (UNAUDITED)

                                     ASSETS

                                                            HISTORICAL
                                         ------------------------------------------------   PRO FORMA                  PRO FORMA
                                          PRONET      PACWEST     GEORGIALINA      VIP     ADJUSTMENTS    FOOTNOTE    CONSOLIDATED
                                         ---------  -----------  -------------  ---------  -----------  ------------  ------------
                                                                              (IN THOUSANDS)
Current assets.........................  $  17,673   $     316     $     842    $     346   $    (137)           (B)   $   19,040
Equipment
  Pagers...............................     47,485       2,300         1,525          398      (1,374)        (B)(D)       50,334
  Communications equipment.............     31,689       4,656           456        1,198       3,517         (B)(E)       41,516
  Security systems' equipment..........     12,304      --            --           --          --                          12,304
  Office and other.....................      9,024         105           470          119        (267)           (B)        9,451
                                         ---------  -----------  -------------  ---------  -----------                ------------
                                           100,502       7,061         2,451        1,715       1,876                     113,605
  Less allowance for depreciation......     38,614       2,693           672          673      (4,038)           (B)       38,614
                                         ---------  -----------  -------------  ---------  -----------                ------------
                                            61,888       4,368         1,779        1,042       5,914                      74,991
Goodwill and other assets, net.........    151,269         100           800           21      65,094   (B)(C)(D)(E)      217,284
                                         ---------  -----------  -------------  ---------  -----------                ------------

TOTAL ASSETS...........................  $ 230,830   $   4,784     $   3,421    $   1,409   $  70,871                  $  311,315
                                         ---------  -----------  -------------  ---------  -----------                ------------
                                         ---------  -----------  -------------  ---------  -----------                ------------

                                               LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities....................  $  27,457   $   1,454     $     573    $      85   $  (1,327)           (B)   $   28,242
Deferred payments......................     16,694      --            --           --          --                          16,694
Long-term debt, less current
 maturities............................    130,297       2,843         2,595          177      64,085      (A)(B)(E)      199,997
Deferred tax liabilities...............        688         150        --           --            (150)           (B)          688
Shareholders' equity (deficit).........     55,694         337           253        1,147       8,263         (A)(B)       65,694
                                         ---------  -----------  -------------  ---------  -----------                ------------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY................................  $ 230,830   $   4,784     $   3,421    $   1,409   $  70,871                  $  311,315
                                         ---------  -----------  -------------  ---------  -----------                ------------
                                         ---------  -----------  -------------  ---------  -----------                ------------

                 See accompanying notes to unaudited pro forma
                  condensed consolidated financial statements.

                                                                      SCHEDULE B

               PRONET INC. AND SUBSIDIARIES (EXCLUDING TELETOUCH)
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                           HISTORICAL RESULTS
                               -------------------------------------------         PRO FORMA ADJUSTMENTS
                                              PRONET           PRONET       -----------------------------------
                                             COMPLETED         PENDING        PRONET       PRONET
                                           ACQUISITIONS     ACQUISITIONS     COMPLETED     PENDING                PRO FORMA
                                PRONET          (1)              (2)        ACQUISITIONS ACQUISITIONS FOOTNOTE   CONSOLIDATED
                               ---------  ---------------  ---------------  -----------  -----------  ---------  ------------
                                                                       (IN THOUSANDS)
REVENUES
  Service revenues...........  $  56,108     $  28,448        $  11,224      $    (192)   $  --       (F)         $   95,588
  Product sales..............     10,036         5,293            2,674         --           --                       18,003
                               ---------  ---------------  ---------------  -----------  -----------             ------------
    Total revenues...........     66,144        33,741           13,898           (192)      --                      113,591
  Cost of products sold......     (9,421)       (6,071)          (2,925)        --           --                      (18,417)
                               ---------  ---------------  ---------------  -----------  -----------             ------------
                                  56,723        27,670           10,973           (192)      --                       95,174
COST OF SERVICES.............     14,396         5,743            2,622         --           --                       22,761
                               ---------  ---------------  ---------------                                       ------------
    GROSS MARGIN.............     42,327        21,927            8,351           (192)      --                       72,413
EXPENSES
  Sales, general and
   administrative............     23,935        15,992            6,582         (2,195)        (851)  (G)             43,463
  Depreciation and
   amortization..............     18,662         3,020            1,388          5,645        4,391   (H)             33,106
                               ---------  ---------------  ---------------  -----------  -----------             ------------
                                  42,597        19,012            7,970          3,450        3,540                   76,569
                               ---------  ---------------  ---------------  -----------  -----------             ------------
    OPERATING INCOME
     (LOSS)..................       (270)        2,915              381         (3,642)      (3,540)                  (4,156)
OTHER INCOME (EXPENSE)
  Interest expense...........     (8,640)       (1,252)            (622)        --           --                      (10,514)
  Interest and other income..      1,291           339           --             --           --                        1,630
                               ---------  ---------------  ---------------  -----------  -----------             ------------
                                  (7,349)         (913)            (622)        --           --                       (8,884)
    INCOME (LOSS) BEFORE
     INCOME TAXES............     (7,619)        2,002             (241)        (3,642)      (3,540)                 (13,040)
  Provision (benefit) for
   income taxes..............         78           193             (209)        --           --                           62
                               ---------  ---------------  ---------------  -----------  -----------             ------------
    NET INCOME (LOSS)........  $  (7,697)    $   1,809        $     (32)     $  (3,642)   $  (3,540)              $  (13,102)
                               ---------  ---------------  ---------------  -----------  -----------             ------------
                               ---------  ---------------  ---------------  -----------  -----------             ------------

- ------------------------------
(1)  See Schedule H for detail

(2)  See Schedule I for detail

                 See accompanying notes to unaudited pro forma
                  condensed consolidated financial statements.

                                                                      SCHEDULE C

               PRONET INC. AND SUBSIDIARIES (EXCLUDING TELETOUCH)

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

                                                      ONE MONTH ENDED                       THREE MONTHS ENDED
                                                      JANUARY 31, 1996                        MARCH 31, 1996
                                                   ----------------------              ----------------------------
                                          PRONET   AGR   TOTAL   WILLIAMS   SUBTOTAL   PACWEST   GEORGIALINA   VIP   SUBTOTAL
                                          -------  ----  -----   --------   --------   -------   -----------   ----  --------
                                                                            (IN THOUSANDS)
REVENUES
  Service revenues......................  $21,016  $198  $  69     $ 87     $21,370    $1,524      $1,058      $509   $3,091
  Product sales.........................    3,146     6     36       14       3,202       242         185       228      655
                                          -------  ----  -----   --------   --------   -------   -----------   ----  --------
    Total revenues......................   24,162   204    105      101      24,572     1,766       1,243       737    3,746
  Cost of products sold.................   (2,781)  (64)   (92)      (8)     (2,945)     (223)       (260)     (213)    (696)
                                          -------  ----  -----   --------   --------   -------   -----------   ----  --------
                                           21,381   140     13       93      21,627     1,543         983       524    3,050
COST OF SERVICES........................    5,787    21     23       13       5,844       274         252       139      665
                                          -------  ----  -----   --------   --------   -------   -----------   ----  --------
  GROSS MARGIN..........................   15,594   119    (10)      80      15,783     1,269         731       385    2,385
EXPENSES
  Sales, general and administrative.....    9,379   126     46       75       9,626     1,159         523       174    1,856
  Depreciation and amortization.........    8,707    16      2        8       8,733       257         102        45      404
                                          -------  ----  -----   --------   --------   -------   -----------   ----  --------
                                           18,086   142     48       83      18,359     1,416         625       219    2,260
                                          -------  ----  -----   --------   --------   -------   -----------   ----  --------
  OPERATING INCOME (LOSS)...............   (2,492)  (23)   (58)      (3)     (2,576)     (147)        106       166      125
OTHER INCOME (EXPENSE)
  Interest expense......................   (3,659)   (6)    (1)      (5)     (3,671)      (97)        (54)       (8)    (159)
  Interest and other income.............       27     1      4        3          35      --            12       --        12
                                          -------  ----  -----   --------   --------   -------   -----------   ----  --------
                                           (3,632)   (5)     3       (2)     (3,636)      (97)        (42)       (8)    (147)
    INCOME (LOSS) BEFORE INCOME TAXES...   (6,124)  (28)   (55)      (5)     (6,212)     (244)         64       158      (22)
  Provision (benefit) for income
   taxes................................    --      --    --       --         --          (99)      --          --       (99)
                                          -------  ----  -----   --------   --------   -------   -----------   ----  --------
    NET INCOME (LOSS)...................  $(6,124) $(28) $ (55)    $ (5)    $(6,212)   $ (145)     $   64      $158   $   77
                                          -------  ----  -----   --------   --------   -------   -----------   ----  --------
                                          -------  ----  -----   --------   --------   -------   -----------   ----  --------

                                                  PRO FORMA ADJUSTMENTS
                                          -------------------------------------
                                                           PRONET
                                          AGR, TOTAL,     PENDING                 PRO FORMA
                                           WILLIAMS     ACQUISITIONS   FOOTNOTE  CONSOLIDATED
                                          -----------   ------------   --------  ------------

REVENUES
  Service revenues......................    -$-           $--                      $24,461
  Product sales.........................    --             --                        3,857
                                            -----       ------------             ------------
    Total revenues......................    --             --                       28,318
  Cost of products sold.................       16              70      (H)          (3,555)
                                            -----       ------------             ------------
                                               16              70                   24,763
COST OF SERVICES........................    --             --                        6,509
                                            -----       ------------             ------------
  GROSS MARGIN..........................       16              70                   18,254
EXPENSES
  Sales, general and administrative.....      (36)           (213)     (G)          11,233
  Depreciation and amortization.........       80           1,167      (H)          10,384
                                            -----       ------------             ------------
                                               44             954                   21,617
                                            -----       ------------             ------------
  OPERATING INCOME (LOSS)...............      (28)           (884)                  (3,363)
OTHER INCOME (EXPENSE)
  Interest expense......................    --             --                       (3,830)
  Interest and other income.............    --             --                           47
                                            -----       ------------             ------------
                                            --             --                       (3,783)
    INCOME (LOSS) BEFORE INCOME TAXES...      (28)           (884)                  (7,146)
  Provision (benefit) for income
   taxes................................    --                 99                   --
                                            -----       ------------             ------------
    NET INCOME (LOSS)...................     $(28)        $  (983)                 $(7,146)
                                            -----       ------------             ------------
                                            -----       ------------             ------------

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                                                                      SCHEDULE D

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1996
                                  (UNAUDITED)

                                     ASSETS

                                                              TELETOUCH
                                           FEBRUARY 29,        PENDING
                                               1996         ACQUISITIONS     PRO FORMA               PRO FORMA
                                            TELETOUCH            (1)        ADJUSTMENTS  FOOTNOTE   CONSOLIDATED
                                         ----------------  ---------------  -----------  ---------  ------------
                                                                     (IN THOUSANDS)
Current assets.........................     $    8,394        $   2,086      $  (1,167)        (J)   $    9,313
Equipment
  Pagers...............................          5,401            2,050           (474)        (J)        6,977
  Communications equipment.............         14,853            3,286         (1,730)        (J)       16,409
  Office and other.....................          3,918              470           (211)        (J)        4,177
                                              --------          -------     -----------             ------------
                                                24,172            5,806         (2,415)                  27,563
  Less allowance for depreciation......          4,514            2,320         (2,320)        (J)        4,514
                                              --------          -------     -----------             ------------
                                                19,658            3,486            (95)                  23,049
Goodwill and other assets, net.........         57,512              291         30,208      (J)(K)       88,011
                                              --------          -------     -----------             ------------
TOTAL ASSETS...........................     $   85,564        $   5,863      $  28,946               $  120,373
                                              --------          -------     -----------             ------------
                                              --------          -------     -----------             ------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities....................     $    5,313        $   1,376      $  (1,223)        (J)   $    5,466
Long-term debt, less current
 maturities............................         58,492            1,903         32,753      (I)(J)       93,148
Deferred tax liabilities...............          1,507               59            (59)        (J)        1,507
Shareholders' equity (deficit).........         20,252            2,525         (2,525)        (J)       20,252
                                              --------          -------     -----------             ------------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY................................     $   85,564        $   5,863      $  28,946               $  120,373
                                              --------          -------     -----------             ------------
                                              --------          -------     -----------             ------------

- ------------------------
(1) See Schedule G for detail

                 See accompanying notes to unaudited pro forma
                  condensed consolidated financial statements.

                                                                      SCHEDULE E

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                          HISTORICAL RESULTS
                         -----------------------------------------------------           PRO FORMA ADJUSTMENTS
                              12 MONTHS          TELETOUCH        TELETOUCH     ---------------------------------------
                                ENDED            COMPLETED         PENDING        TELETOUCH      TELETOUCH
                          NOVEMBER 30, 1995    ACQUISITIONS     ACQUISITIONS      COMPLETED       PENDING
                              TELETOUCH             (1)              (2)        ACQUISITIONS   ACQUISITIONS   FOOTNOTE
                         -------------------  ---------------  ---------------  -------------  -------------  ---------
                                                                 (IN THOUSANDS)
REVENUES
  Service revenues.....       $  18,233          $  11,366        $   8,287       $  --          $  --
  Product sales........           2,693              1,247            2,535          --             --
                               --------       ---------------  ---------------       ------    -------------
    Total revenues.....          20,926             12,613           10,822          --             --
  Cost of products
   sold................          (3,854)              (866)          (2,363)         --             --
                               --------       ---------------  ---------------       ------    -------------
                                 17,072             11,747            8,459          --             --
COST OF SERVICES.......           3,469              1,775              944          --             --
                               --------       ---------------  ---------------
   GROSS MARGIN........          13,603              9,972            7,515          --             --
EXPENSES
  Sales, general and
   administrative......           8,046              5,401            4,524            (864)          (532)         (L)
  Depreciation and
   amortization........           5,542              2,989              564           1,589          1,202          (M)
                               --------       ---------------  ---------------       ------    -------------
                                 13,588              8,390            5,088             725            670
                               --------       ---------------  ---------------       ------    -------------
   OPERATING INCOME
    (LOSS).............              15              1,582            2,427            (725)          (670)
OTHER INCOME (EXPENSE)
  Interest expense.....          (3,999)            (1,253)            (401)         --             --
  Interest and other
   income..............          --                      7               54          --             --
                               --------       ---------------  ---------------       ------    -------------
                                 (3,999)            (1,246)            (347)         --             --
   INCOME (LOSS) BEFORE
    INCOME TAXES.......          (3,984)               336            2,080            (725)          (670)
Provision (benefit) for
 income taxes..........          (1,062)            --                   41            (128)          (221)         (N)
                               --------       ---------------  ---------------       ------    -------------
   NET INCOME (LOSS)...       $  (2,922)         $     336        $   2,039       $    (597)     $    (449)
                               --------       ---------------  ---------------       ------    -------------
                               --------       ---------------  ---------------       ------    -------------


                           PRO FORMA
                         CONSOLIDATED
                         -------------

REVENUES
  Service revenues.....    $  37,886
  Product sales........        6,475
                         -------------
    Total revenues.....       44,361
  Cost of products
   sold................       (7,083)
                         -------------
                              37,278
COST OF SERVICES.......        6,188
                         -------------
   GROSS MARGIN........       31,090
EXPENSES
  Sales, general and
   administrative......       16,575
  Depreciation and
   amortization........       11,886
                         -------------
                              28,461
                         -------------
   OPERATING INCOME
    (LOSS).............        2,629
OTHER INCOME (EXPENSE)
  Interest expense.....       (5,653)
  Interest and other
   income..............           61
                         -------------
                              (5,592)
   INCOME (LOSS) BEFORE
    INCOME TAXES.......       (2,963)
Provision (benefit) for
 income taxes..........       (1,370)
                         -------------
   NET INCOME (LOSS)...    $  (1,593)
                         -------------
                         -------------

- ----------------------------------
(1)  See Schedule J for detail

(2)  See Schedule K for detail

                 See accompanying notes to unaudited pro forma
                  condensed consolidated financial statements.

                                                                      SCHEDULE F

                  TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         THREE MONTHS ENDED MARCH 31, 1996
                                    (UNAUDITED)

                                                 HISTORICAL RESULTS
                                          ---------------------------------
                                              3 MONTHS                          PRO FORMA ADJUSTMENT
                                               ENDED           TELETOUCH     --------------------------
                                            FEBRUARY 29,        PENDING        TELETOUCH
                                                1996         ACQUISITIONS       PENDING                   PRO FORMA
                                             TELETOUCH            (1)        ACQUISITIONS    FOOTNOTE    CONSOLIDATED
                                          ----------------  ---------------  -------------  -----------  ------------
                                                                        (IN THOUSANDS)
REVENUES
  Service revenues......................     $    7,790        $   2,285       $  --                      $   10,075
  Product sales.........................            815              705          --                           1,520
                                                -------          -------          ------                 ------------
    Total revenues......................          8,605            2,990          --                          11,595
  Cost of products sold.................         (1,214)            (579)         --                          (1,793)
                                                -------          -------          ------                 ------------
                                                  7,391            2,411          --                           9,802
COST OF SERVICES........................          1,706              296          --                           2,002
                                                -------          -------                                 ------------
    GROSS MARGIN........................          5,685            2,115          --                           7,800
EXPENSES
  Sales, general and administrative.....          3,155            1,211            (133)           (L)        4,233
  Depreciation and amortization.........          2,562              136             300            (M)        2,998
                                                -------          -------          ------                 ------------
                                                  5,717            1,347             167                       7,231
                                                -------          -------          ------                 ------------
    OPERATING INCOME (LOSS).............            (32)             768            (167)                        569
OTHER INCOME (EXPENSE)
  Interest expense......................         (1,844)             (83)         --                          (1,927)
  Interest and other income.............         --                  (10)         --                             (10)
                                                -------          -------          ------                 ------------
                                                 (1,844)             (93)         --                          (1,937)
    INCOME (LOSS) BEFORE INCOME TAXES...         (1,876)             675            (167)                     (1,368)
  Provision (benefit) for income
   taxes................................           (563)              12             (50)           (N)         (601)
                                                -------          -------          ------                 ------------
    NET INCOME (LOSS)...................     $   (1,313)       $     663       $    (117)                 $     (767)
                                                -------          -------          ------                 ------------
                                                -------          -------          ------                 ------------

- ------------------------
(1) See Schedule L for detail

                 See accompanying notes to unaudited pro forma
                  condensed consolidated financial statements.

                                                                      SCHEDULE G

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

                         TELETOUCH PENDING ACQUISITIONS
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1996
                                  (UNAUDITED)

                                     ASSETS

                                                                                                                        TELETOUCH
                                                                                              STAY IN                    PENDING
                                                   PREMIER   LAPAGECO   OKLAHOMA   CIMARRON    TOUCH    AACS  WARREN   ACQUISITIONS
                                                   -------   --------   --------   --------   -------   ----  ------   ------------
                                                                                    (IN THOUSANDS)
Current assets...................................  $   557     $ 96       $184       $ 24     $   864   $102   $259       $2,086
Equipment
  Pagers.........................................    1,584     --           31       --           114    --     321        2,050
  Communications equipment.......................      406      389        284        101       1,391    496    219        3,286
  Office and other...............................      312        7         11       --            88    --      52          470
                                                   -------   --------   --------   --------   -------   ----  ------   ------------
                                                     2,302      396        326        101       1,593    496    592        5,806
  Less allowance for depreciation................      487      219         81         21         786    479    247        2,320
                                                   -------   --------   --------   --------   -------   ----  ------   ------------
                                                     1,815      177        245         80         807     17    345        3,486
Goodwill and other assets, net...................      193       10          9       --            29     50   --            291
                                                   -------   --------   --------   --------   -------   ----  ------   ------------
TOTAL ASSETS.....................................  $ 2,565     $283       $438       $104     $ 1,700   $169   $604       $5,863
                                                   -------   --------   --------   --------   -------   ----  ------   ------------
                                                   -------   --------   --------   --------   -------   ----  ------   ------------

                                               LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities..............................  $   714     $ 68       $  1       $ 75     $   145   $--    $373       $1,376
Long-term debt, less current maturities..........    1,303      121       --         --           312    --     167        1,903
Deferred tax liabilities.........................       59     --         --         --         --       --    --             59
Shareholders' equity (deficit)...................      489       94        437         29       1,243    169     64        2,525
                                                   -------   --------   --------   --------   -------   ----  ------   ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.......  $ 2,565     $283       $438       $104     $ 1,700   $169   $604       $5,863
                                                   -------   --------   --------   --------   -------   ----  ------   ------------
                                                   -------   --------   --------   --------   -------   ----  ------   ------------

                 See accompanying notes to unaudited pro forma
                  condensed consolidated financial statements.

                                                                      SCHEDULE H
                          PRONET INC. AND SUBSIDIARIES

                         PRONET COMPLETED ACQUISITIONS

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                TWO
                                              MONTHS       THREE                            SIX
                                               ENDED      MONTHS                           MONTHS     EIGHT MONTHS   NINE MONTHS
                                             FEB. 28,      ENDED     FOUR MONTHS ENDED     ENDED      ENDED AUGUST   ENDED SEPT.
                                               1995      MARCH 31,     APRIL 30, 1995     JUNE 30,      31, 1995      30, 1995
                                             ---------     1995      ------------------     1995     --------------  -----------
                                              SIGNET     ---------   METRO-               --------   GOLD             PAGING &
                                             CHARLOTTE    CARRIER    POLITAN   ALL CITY   AMERICOM   COAST   LEWIS    CELLULAR
                                             ---------   ---------   -------   --------   --------   -----   ------  -----------
                                                                               (IN THOUSANDS)
REVENUES
  Service revenues.........................    $ 872       $ 532     $ 1,870    $ 1,139    $1,810    $ 427   $  932    $3,016
  Product sales............................      109         197          50         47       430     --        780     1,161
                                             ---------   ---------   -------   --------   --------   -----   ------  -----------
    Total revenues.........................      981         729       1,920      1,186     2,240      427    1,712     4,177
  Cost of products sold....................     (109)       (179)        (54)     --         (259)    --       (490)     (887)
                                             ---------   ---------   -------   --------   --------   -----   ------  -----------
                                                 872         550       1,866      1,186     1,981      427    1,222     3,290
COST OF SERVICES...........................      273          59         514        272       371       99       48     1,078
                                             ---------   ---------   -------   --------   --------   -----   ------  -----------
    GROSS MARGIN...........................      599         491       1,352        914     1,610      328    1,174     2,212
EXPENSES
  Sales, general and administrative........      367         286         592        511       782      160      650     1,122
  Depreciation and amortization............       17          54         215        292       209       51       88       492
                                             ---------   ---------   -------   --------   --------   -----   ------  -----------
                                                 384         340         807        803       991      211      738     1,614
                                             ---------   ---------   -------   --------   --------   -----   ------  -----------
    OPERATING INCOME (LOSS)................      215         151         545        111       619      117      436       598
OTHER INCOME (EXPENSE)
  Interest expense.........................      (54)        (26)      --          (528)       (4)    --         (4)     (300)
  Interest and other income................        2           1          20      --           97     --         20        13
                                             ---------   ---------   -------   --------   --------   -----   ------  -----------
                                                 (52)        (25)         20       (528)       93     --         16      (287)
    INCOME (LOSS) BEFORE INCOME TAXES......      163         126         565       (417)      712      117      452       311
  Provision (benefit) for income taxes.....    --              1         192      --        --        --       --       --
                                             ---------   ---------   -------   --------   --------   -----   ------  -----------
    NET INCOME (LOSS)......................    $ 163       $ 125     $   373    $  (417)   $  712    $ 117   $  452    $  311
                                             ---------   ---------   -------   --------   --------   -----   ------  -----------
                                             ---------   ---------   -------   --------   --------   -----   ------  -----------

                                             ELEVEN
                                             MONTHS
                                              ENDED
                                              NOV.
                                               30,               YEAR ENDED DECEMBER 31, 1995
                                              1995    ---------------------------------------------------      PRONET
                                             -------          SIGNET     PAGE                                COMPLETED
                                              APPLE    SUN    RALEIGH     ONE     AGR    TOTAL   WILLIAMS   ACQUISITIONS
                                             -------  ------  -------   -------  ------  ------  --------   ------------

REVENUES
  Service revenues.........................  $ 4,358  $1,528  $ 2,900   $ 4,864  $2,377  $  784   $1,039      $28,448
  Product sales............................      846     246      146       722      72     322      165        5,293
                                             -------  ------  -------   -------  ------  ------  --------   ------------
    Total revenues.........................    5,204   1,774    3,046     5,586   2,449   1,106    1,204       33,741
  Cost of products sold....................   (1,153)   (286)    (123)   (1,216)   (772)   (442)    (101)      (6,071)
                                             -------  ------  -------   -------  ------  ------  --------   ------------
                                               4,051   1,488    2,923     4,370   1,677     664    1,103       27,670
COST OF SERVICES...........................      395     445      700       776     247     313      153        5,743
                                             -------  ------  -------   -------  ------  ------  --------   ------------
    GROSS MARGIN...........................    3,656   1,043    2,223     3,594   1,430     351      950       21,927
EXPENSES
  Sales, general and administrative........    2,861   1,102    1,479     3,142   1,510     528      900       15,992
  Depreciation and amortization............       96     425      419       360     187      17       98        3,020
                                             -------  ------  -------   -------  ------  ------  --------   ------------
                                               2,957   1,527    1,898     3,502   1,697     545      998       19,012
                                             -------  ------  -------   -------  ------  ------  --------   ------------
    OPERATING INCOME (LOSS)................      699    (484)     325        92    (267)   (194)     (48)       2,915
OTHER INCOME (EXPENSE)
  Interest expense.........................    --       --        (78)     (123)    (68)    (13)     (54)      (1,252)
  Interest and other income................    --       --         48         1       8      90       39          339
                                             -------  ------  -------   -------  ------  ------  --------   ------------
                                               --       --        (30)     (122)    (60)     77      (15)        (913)
    INCOME (LOSS) BEFORE INCOME TAXES......      699    (484)     295       (30)   (327)   (117)     (63)       2,002
  Provision (benefit) for income taxes.....    --       --      --        --       --      --      --             193
                                             -------  ------  -------   -------  ------  ------  --------   ------------
    NET INCOME (LOSS)......................  $   699  $ (484) $   295   $   (30) $ (327) $ (117)  $  (63)     $ 1,809
                                             -------  ------  -------   -------  ------  ------  --------   ------------
                                             -------  ------  -------   -------  ------  ------  --------   ------------

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                                                                      SCHEDULE I

                          PRONET INC. AND SUBSIDIARIES
                          PRONET PENDING ACQUISITIONS
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                                                        PRONET
                                                                                                        PENDING
                                                                  PACWEST     GEORGIALINA     VIP     ACQUISITIONS
                                                               -------------  -----------  ---------  -----------
                                                                                 (IN THOUSANDS)
REVENUES
  Service revenues...........................................    $   5,724     $   3,865   $   1,635   $  11,224
  Product sales..............................................        1,015           789         870       2,674
                                                               -------------  -----------  ---------  -----------
    Total revenues...........................................        6,739         4,654       2,505      13,898
  Cost of products sold......................................         (874)       (1,218)       (833)     (2,925)
                                                               -------------  -----------  ---------  -----------
                                                                     5,865         3,436       1,672      10,973
COST OF SERVICES.............................................        1,233           898         491       2,622
                                                               -------------  -----------  ---------  -----------
  GROSS MARGIN...............................................        4,632         2,538       1,181       8,351
EXPENSES
  Sales, general and administrative..........................        3,970         1,998         614       6,582
  Depreciation and amortization..............................          856           383         149       1,388
                                                               -------------  -----------  ---------  -----------
                                                                     4,826         2,381         763       7,970
                                                               -------------  -----------  ---------  -----------
    OPERATING INCOME (LOSS)..................................         (194)          157         418         381
OTHER INCOME (EXPENSE)
  Interest expense...........................................         (381)         (221)        (20)       (622)
  Interest and other income..................................       --                (1)          1      --
                                                               -------------  -----------  ---------  -----------
                                                                      (381)         (222)        (19)       (622)
    INCOME (LOSS) BEFORE INCOME TAXES........................         (575)          (65)        399        (241)
  Provision (benefit) for income taxes.......................         (209)       --          --            (209)
                                                               -------------  -----------  ---------  -----------
    NET INCOME (LOSS)........................................    $    (366)    $     (65)  $     399   $     (32)
                                                               -------------  -----------  ---------  -----------
                                                               -------------  -----------  ---------  -----------

                 See accompanying notes to unaudited pro forma
                  condensed consolidated financial statements.

                                                                      SCHEDULE J

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

                        TELETOUCH COMPLETED ACQUISITIONS

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                                  ONE MONTH       EIGHT MONTHS
                                                                 ONE MONTH      ENDED DEC. 31,   ENDED JULY 31,
                                                              ENDED DEC. 31,         1994             1995
                                                                   1994         --------------   --------------    TELETOUCH
                                                              ---------------      BEEPERS          DIAL-A-        COMPLETED
                                                                   WACO              PLUS             PAGE        ACQUISITIONS
                                                              ---------------   --------------   --------------   ------------
                                                                                       (IN THOUSANDS)
REVENUES
  Service revenues..........................................       $127             $ 660           $10,579         $11,366
  Product sales.............................................         17               104             1,126           1,247
                                                                  -----            ------        --------------   ------------
    Total revenues..........................................        144               764            11,705          12,613
  Cost of products sold.....................................        (18)             (163)             (685)           (866)
                                                                  -----            ------        --------------   ------------
                                                                    126               601            11,020          11,747
COST OF SERVICES............................................         16                76             1,683           1,775
                                                                  -----            ------        --------------   ------------
    GROSS MARGIN............................................        110               525             9,337           9,972
EXPENSES
  Sales, general and administrative.........................         70               227             5,104           5,401
  Depreciation and amortization.............................         10                82             2,897           2,989
                                                                  -----            ------        --------------   ------------
                                                                     80               309             8,001           8,390
                                                                  -----            ------        --------------   ------------
    OPERATING INCOME (LOSS).................................         30               216             1,336           1,582
OTHER INCOME (EXPENSE)
  Interest expense..........................................         (1)              (38)           (1,214)         (1,253)
  Interest and other income.................................          3            --                     4               7
                                                                  -----            ------        --------------   ------------
                                                                      2               (38)           (1,210)         (1,246)
    INCOME (LOSS) BEFORE INCOME TAXES.......................         32               178               126             336
  Provision (benefit) for income taxes......................     --                --                --              --
                                                                  -----            ------        --------------   ------------
    NET INCOME (LOSS).......................................       $ 32             $ 178           $   126         $   336
                                                                  -----            ------        --------------   ------------
                                                                  -----            ------        --------------   ------------

                 See accompanying notes to unaudited pro forma
                  condensed consolidated financial statements.

                                                                      SCHEDULE K

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

                         TELETOUCH PENDING ACQUISITIONS

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                                                       STAY IN
                                                  PREMIER      LAPAGECO      OKLAHOMA     CIMARRON      TOUCH       AACS
                                                -----------  -------------  -----------  -----------  ---------  -----------
                                                                               (IN THOUSANDS)
REVENUES
  Service revenues............................   $   1,369     $     542     $     655    $     471   $   3,250   $     622
  Product sales...............................         859        --               465           52         883      --
                                                -----------        -----    -----------  -----------  ---------       -----
    Total revenues............................       2,228           542         1,120          523       4,133         622
  Cost of products sold.......................        (309)       --              (462)        (298)     (1,031)     --
                                                -----------        -----    -----------  -----------  ---------       -----
                                                     1,919           542           658          225       3,102         622
COST OF SERVICES..............................         115            52           112           29         312          87
                                                -----------        -----    -----------  -----------  ---------       -----
    GROSS MARGINS.............................       1,804           490           546          196       2,790         535
EXPENSES
  Sales, general and administrative...........       1,405           361            78          141       1,657         195
  Depreciation and amortization...............         185            47        --               20         195          24
                                                -----------        -----    -----------  -----------  ---------       -----
                                                     1,590           408            78          161       1,852         219
                                                -----------        -----    -----------  -----------  ---------       -----
    OPERATING INCOME (LOSS)...................         214            82           468           35         938         316
OTHER INCOME (EXPENSE)
  Interest expense............................        (234)          (22)       --           --             (66)     --
  Interest and other income...................           4            (5)       --           --              17          30
                                                -----------        -----    -----------  -----------  ---------       -----
                                                      (230)          (27)       --           --             (49)         30
    INCOME (LOSS) BEFORE INCOME
     TAXES....................................         (16)           55           468           35         889         346
  Provision (benefit) for income taxes........          22            11        --                8      --          --
                                                -----------        -----    -----------  -----------  ---------       -----
    NET INCOME (LOSS).........................   $     (38)    $      44     $     468    $      27   $     889   $     346
                                                -----------        -----    -----------  -----------  ---------       -----
                                                -----------        -----    -----------  -----------  ---------       -----

                                                              TELETOUCH
                                                               PENDING
                                                  WARREN     ACQUISITIONS
                                                -----------  -----------

REVENUES
  Service revenues............................   $   1,378    $   8,287
  Product sales...............................         276        2,535
                                                -----------  -----------
    Total revenues............................       1,654       10,822
  Cost of products sold.......................        (263)      (2,363)
                                                -----------  -----------
                                                     1,391        8,459
COST OF SERVICES..............................         237          944
                                                -----------  -----------
    GROSS MARGINS.............................       1,154        7,515
EXPENSES
  Sales, general and administrative...........         687        4,524
  Depreciation and amortization...............          93          564
                                                -----------  -----------
                                                       780        5,088
                                                -----------  -----------
    OPERATING INCOME (LOSS)...................         374        2,427
OTHER INCOME (EXPENSE)
  Interest expense............................         (79)        (401)
  Interest and other income...................           8           54
                                                -----------  -----------
                                                       (71)        (347)
    INCOME (LOSS) BEFORE INCOME
     TAXES....................................         303        2,080
  Provision (benefit) for income taxes........      --               41
                                                -----------  -----------
    NET INCOME (LOSS).........................   $     303    $   2,039
                                                -----------  -----------
                                                -----------  -----------

                 See accompanying notes to unaudited pro forma
                  condensed consolidated financial statements.

                                                                      SCHEDULE L

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

                         TELETOUCH PENDING ACQUISITIONS

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

                                                                                                                       TELETOUCH
                                                                                             STAY IN                    PENDING
                                                  PREMIER   LAPAGECO   OKLAHOMA   CIMARRON    TOUCH    AACS  WARREN   ACQUISITIONS
                                                  -------   --------   --------   --------   -------   ----  ------   ------------
                                                                                   (IN THOUSANDS)
REVENUES
  Service revenues..............................   $408       $156       $164       $118     $  908    $153   $378       $2,285
  Product sales.................................    308       --          116         13        236    --       32          705
                                                  -------   --------   --------   --------   -------   ----  ------   ------------
    Total revenues..............................    716        156        280        131      1,144    153     410        2,990
  Cost of product sold..........................    (89)      --         (116)       (75)      (238)   --      (61)        (579)
                                                  -------   --------   --------   --------   -------   ----  ------   ------------
                                                    627        156        164         56        906    153     349        2,411
COST OF SERVICES................................     45         17         28          7        119     21      59          296
                                                  -------   --------   --------   --------   -------   ----  ------   ------------
    GROSS MARGIN................................    582        139        136         49        787    132     290        2,115
EXPENSES
  Sales, general and administrative.............    393         90         20         35        447     55     171        1,211
  Depreciation and amortization.................     41         17       --            5         45      3      25          136
                                                  -------   --------   --------   --------   -------   ----  ------   ------------
                                                    434        107         20         40        492     58     196        1,347
                                                  -------   --------   --------   --------   -------   ----  ------   ------------
    OPERATING INCOME (LOSS).....................    148         32        116          9        295     74      94          768
OTHER INCOME (EXPENSE)
  Interest expense..............................    (51)        (4)      --         --           (9)   --      (19)         (83)
  Interest and other income.....................      1          5       --         --          (16)   --     --            (10)
                                                  -------   --------   --------   --------   -------   ----  ------   ------------
                                                    (50)         1       --         --          (25)   --      (19)         (93)
    INCOME (LOSS) BEFORE INCOME
     TAXES......................................     98         33        116          9        270     74      75          675
  Provision for income taxes....................   --           10       --            2       --      --     --             12
                                                  -------   --------   --------   --------   -------   ----  ------   ------------
    NET INCOME (LOSS)...........................   $ 98       $ 23       $116       $  7     $  270    $74    $ 75       $  663
                                                  -------   --------   --------   --------   -------   ----  ------   ------------
                                                  -------   --------   --------   --------   -------   ----  ------   ------------

                 See accompanying notes to unaudited pro forma
                  condensed consolidated financial statements.

                          PRONET INC. AND SUBSIDIARIES
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    On  March 1,  1995, the  Company purchased  substantially all  of the paging assets of Signet Charlotte for approximately $9.0 million, comprised of approximately $4.8 million paid in cash at closing and a $4.2 million deferred payment. On April 1, 1995, the Company completed the purchase of substantially all of the paging assets of Carrier for approximately $6.5 million, comprised of approximately $3.5 million paid in cash at closing and a deferred payment of approximately $3.0 million. Effective May 1, 1995, the Company completed the acquisition of all the outstanding capital stock of Metropolitan for approximately $21.0 million paid in cash at closing. Also effective May 1, 1995, the Company completed the purchase of substantially all of the paging assets of All City for approximately $6.4 million, comprised of approximately $6.0 million paid in cash at closing and a $350,000 deferred payment. Effective July 1, 1995, the Company completed the purchase of substantially all of the paging assets of Americom for approximately $17.5 million, comprised of approximately $8.8 million paid in cash at closing and a deferred payment of $8.7 million. On September 1, 1995, the Company completed the purchase of substantially all of the paging assets of Lewis for approximately $5.6 million, comprised of approximately $3.5 million paid in cash at closing and a $2.1 million deferred payment. On September 1, 1995, the Company completed the purchase of substantially all of the paging assets of Gold Coast for approximately $2.3 million paid in cash at closing. Effective October 1, 1995, the Company completed the acquisition of substantially all of the paging assets of Paging & Cellular for approximately $9.5 million paid in cash at closing. On December 1, 1995, the Company completed the acquisition of all of the outstanding capital stock of Apple for approximately $13.0 million, comprised of approximately $8.5 million paid in cash and approximately $4.5 million in stock at closing. Effective December 31, 1995, the Company completed the acquisition of substantially all of the paging assets of Sun for approximately $2.3 million paid in cash at closing. Effective January 1, 1996, the Company completed two acquisitions. The Company acquired substantially all of the paging assets of SigNet Raleigh for approximately $8.7 million, comprised of approximately $4.7 million paid in cash at closing and delivery of $3.2 million in common stock of the Company at closing and a $800,000 deferred payment. Also, the Company completed the purchase of substantially all of the outstanding capital stock of Page One for approximately $19.7 million, comprised of approximately $14.8 million paid in cash at closing and a $4.9 million deferred payment. Effective February 1, 1996, the Company completed three additional acquisitions. The Company acquired all of the outstanding capital stock of AGR for approximately $6.5 million paid in cash at closing, Total for approximately $2.2 million, comprised of approximately $400,000 paid in cash and $1.8 million in common stock of the Company at closing, and Williams for $2.7 million paid in cash at closing. In addition, upon the final grant of certain licenses, the Company will pay an additional $1.5 million for AGR and $400,000 for Total. These acquisitions were accounted for as purchases and were financed with the proceeds of the Existing Notes and/or borrowings under the Company's credit facility. The results of operations for the ProNet Completed Acquisitions are included in the actual results of operations of the Company from the respective dates of acquisition, and the historical balance sheet of the Company at March 31, 1996 includes these acquisitions.


    In April 1996, the Company signed a letter of intent to purchase all of the outstanding capital stock of Georgialina for an amount to be determined based upon the terms of the agreement. Also in April 1996, the Company signed a definitive agreement to purchase all of the outstanding capital stock of PacWest and another definitive agreement to acquire all the outstanding capital stock of Teletouch. In May 1996, the Company signed a letter of intent to purchase substantially all of the assets of VIP. These transactions will be accounted for as purchases for an approximate aggregate cost of $229.5 million. Also in April 1996, the Company entered into an agreement to purchase the Nationwide License for approximately $43 million. These transactions are expected to close in 1996 and are subject to various conditions and approvals. The Company anticipates these acquisitions will be funded with proceeds from the Offerings.

                          PRONET INC. AND SUBSIDIARIES
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    All deferred payments listed above are due one year from the closing of the respective transactions and are payable, at the Company's discretion, either in cash or shares of the Company's Common Stock based on market value at the date of payment.

    On December 29, 1994, Teletouch acquired substantially all of the non-cash assets and assumed certain liabilities of Waco for approximately $2.9 million. Also on December 29, 1994, Teletouch acquired certain assets, liabilities and stock of Beepers Plus for approximately $17.7 million paid in cash. On August 3, 1995, Teletouch acquired substantially all of the non-cash assets and assumed certain liabilities of Dial-A-Page for approximately $49.8 million. These acquisitions were accounted for as purchases and were funded with proceeds from debt and equity financings.

    In April 1996, Teletouch signed definitive agreements or letters of intent to purchase substantially all of the paging assets of Warren, Stay in Touch, Cimarron and Oklahoma all of the outstanding capital stock of AACS, LaPageCo and Premier. These transactions are expected to close in 1996 and are subject to various conditions and approvals. They will be accounted for as purchases for an approximate aggregate cost of $34.7 million.

    The unaudited pro forma condensed statements of operations reflect the transactions as though the Acquisitions had been acquired at the beginning of the periods presented. The Company and the Acquisitions, except for Gold Coast, Teletouch, Premier and PacWest, operated on a December 31 fiscal year basis. Gold Coast operated on a June 30 fiscal year basis. Teletouch operates on a May 31 fiscal year basis. Teletouch's results of operations for the six months ended November 30, 1995, were combined with the results of operations for the six months ended May 31, 1995, to reflect the year ended November 30, 1995. Premier operates on a March 31 fiscal year basis. PacWest operates on a November 30 fiscal year basis. The respective results of operations for Signet Charlotte, Carrier, Metropolitan, All City, Americom, Gold Coast, Lewis, Paging & Cellular and Apple from January 1, 1995, to the dates of the respective acquisitions were combined with the actual results of operations of the Company, Sun, SigNet Raleigh, Page One, AGR, Total, Williams, Georgialina and VIP for the year ended December 31, 1995 and the results of operations of PacWest for the twelve months ended November 30, 1995, to determine the pro forma results of operations for ProNet for the year ended December 31, 1995. The respective results of operations for Waco, Beepers Plus and Dial-A-Page from November 30, 1994, to the dates of the respective acquisitions and Premier, LaPageCo, Oklahoma, Cimarron, Stay in Touch, AACS and Warren for the year ended December 31, 1995, were combined with the actual results of operations of Teletouch for the twelve months ended November 30, 1995, to determine the pro forma results of operations for Teletouch for the year ended December 31, 1995. The respective results of operations of AGR, Total and Williams from the date of acquisition were combined with the actual results of operations of the Company, Georgialina and VIP for the three months ended March 31, 1996 and the results of operations of PacWest for the three months ended February 29, 1996, to determine the pro forma results of operation for ProNet for the three months ended March 31, 1996. The respective operations of Premier, LaPageCo, Oklahoma, Cimarron, Stay in Touch, AACS and Warren for the three months ended March 31, 1995, were combined with the results of operations of Teletouch for the three months ended February 29, 1995, to determine the pro forma results of operation for Teletouch for the three months ended March 31, 1996.

                          PRONET INC. AND SUBSIDIARIES
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                     PRONET PRO FORMA FINANCIAL STATEMENTS

    The accompanying ProNet pro forma condensed consolidated balance sheet as of March 31, 1996, has been prepared as if the ProNet Pending Acquisitions had occurred on that date and reflects the following adjustments:

        (A) Pro forma adjustments are made to record the borrowings under the Credit Facility and the issuance of the Company's Common Stock. The following is a detail of these adjustments (in thousands):

                                                                 DEBIT     CREDIT
                                                               ---------  ---------

Investments in the ProNet Pending Acquisitions...............  $  36,700
  Shareholders' equity (deficit).............................             $  10,000
  Long-term debt, less current maturities....................                26,700

    To record the purchases of the ProNet Pending Acquisitions.

        (B) Pro forma adjustments are made to reflect the fair value of those assets acquired and liabilities assumed as a result of the ProNet Pending Acquisitions. The Company will not acquire cash or assume certain trade payables, certain accrued expenses or existing long-term debt. The following is a detail of these adjustments (in thousands):

Long-term debt.....................................  $   5,615
Allowance for depreciation.........................      4,038
Current liabilities................................      1,327
Deferred tax liabilities...........................        150
Shareholders' equity (deficit).....................      1,737
  Current assets...................................             $     137
  Equipment........................................                 4,038
  Goodwill and other assets........................                   860
  Investments in the ProNet Pending Acquisitions...                 7,832

    To reflect the allocation of the purchase price of the ProNet Pending Acquisitions and to reflect reductions in certain assets not acquired and liabilities not assumed by the Company.

        (C) Pro forma adjustments are made to goodwill equal to the excess of the applicable purchase price over the fair values assigned to assets acquired and liabilities assumed. A pro forma adjustment is made to other assets to record the noncompetition agreements based on amounts stated in the respective definitive agreements. The following is a detail of these adjustments (in thousands):

Goodwill and other assets........................  $  28,868
  Investments in the ProNet Pending
   Acquisitions..................................             $  28,868

    To record goodwill related to the ProNet Pending Acquisitions.

        (D) Pro forma adjustments are made to depreciate pagers according to the method used by the Company. The following is a detail of these adjustments (in thousands):

Goodwill and other assets...............................  $      86
  Pagers................................................             $      86

    To depreciate pagers related to the ProNet Pending Acquisitions.

                          PRONET INC. AND SUBSIDIARIES
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

        (E) A pro forma adjustment is made to record the purchase of the Nationwide License. The following is a detail of this adjustment (in thousands):

                                                                 DEBIT     CREDIT
                                                               ---------  ---------
Communications equipment.....................................  $   6,000
Goodwill and other assets....................................     37,000
  Long-term debt, less current maturities....................             $  43,000

    To record the purchase of the Nationwide License.

    The following is a summary of the fair value assigned to the assets acquired and liabilities assumed from the ProNet Pending Acquisitions (in thousands):

                                   HISTORICAL COST
                        -------------------------------------                              FAIR
                          PACWEST     GEORGIALINA      VIP      SUBTOTAL    ADJUSTMENTS    VALUE
                        -----------  -------------  ---------  -----------  -----------  ---------
Current assets........   $     316     $     842    $     346   $   1,504    $    (137)  $   1,367
Equipment
  Pagers..............       2,300         1,525          398       4,223       (1,288)      2,935
  Communications
   Equipment..........       4,656           456        1,198       6,310       (2,483)      3,827
  Office and other....         105           470          119         694         (267)        427
                        -----------  -------------  ---------  -----------  -----------  ---------
                             7,061         2,451        1,715      11,227       (4,038)      7,189
Less allowance for
 depreciation.........       2,693           672          673       4,038       (4,038)     --
                        -----------  -------------  ---------  -----------  -----------  ---------
                             4,368         1,779        1,042       7,189           (0)      7,189
Goodwill, net.........      --            --           --          --           28,868      28,868
Other assets, net.....         100           800           21         921         (860)         61
                        -----------  -------------  ---------  -----------  -----------  ---------
Total Assets..........       4,784         3,421        1,409       9,614       27,871      37,485
Current liabilities...       1,454           573           85       2,112       (1,327)        785
Long-term debt........       2,993         2,595          177       5,765       (5,765)     --
                        -----------  -------------  ---------  -----------  -----------  ---------
Net assets............   $     337     $     253    $   1,147   $   1,737    $  34,963   $  36,700
                        -----------  -------------  ---------  -----------  -----------  ---------
                        -----------  -------------  ---------  -----------  -----------  ---------

    The accompanying ProNet pro forma condensed consolidated statement of operations for the year ended December 31, 1995 and for the three months ended March 31, 1996, have been prepared by combining the historical results of the ProNet and the ProNet Acquisitions for such respective periods and reflect the following adjustments:

        (F) A pro forma adjustment is made to reflect the effect on service revenues related to the segment of the operations of All City not acquired by the Company.

        (G) The pro forma adjustment to sales, general and administrative expenses represents expenses that would not have been incurred had the ProNet Acquisitions occurred at the beginning of the periods presented. For Signet Charlotte, Carrier, All City, Metropolitan, Lewis, Paging & Cellular, Apple, Sun, SigNet Raleigh, Page One, AGR, Total, Williams, PacWest, Georgialina and VIP, cost savings relate to decreased salaries (primarily due to reductions in senior management), office rent, professional fees, telephone costs and bad debts.

       (H) Pro forma adjustments are made to the statements of operations to reflect additional depreciation and amortization expense based on the fair value of the assets acquired as if the ProNet Acquisitions had occurred at the beginning of the periods presented. Pro forma depreciation is computed using the straight-line method over the remaining estimated useful lives of the assets. Goodwill is amortized using the straight-line method over a 15-year term.

                          PRONET INC. AND SUBSIDIARIES
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                    TELETOUCH PRO FORMA FINANCIAL STATEMENTS

    The accompanying Teletouch pro forma condensed consolidated balance sheet as of March 31, 1996, has been prepared as if the Teletouch Pending Acquisitions had occurred on that date and reflects the following adjustments:

        (I) Pro forma adjustments are made to record borrowings assuming Teletouch obtains a new credit facility to fund the Teletouch Pending Acquisitions. The following is a detail of these adjustments (in thousands):

                                                                 DEBIT     CREDIT
                                                               ---------  ---------
Investments in the Teletouch Pending Acquisitions............  $  34,281
  Long-term debt, less current maturities....................             $  34,281

    To record the purchases of the Teletouch Pending Acquisitions.

        (J) Pro forma adjustments are made to reflect the fair value of those assets acquired and liabilities assumed as a result of the Teletouch Pending Acquisitions. Teletouch will not acquire cash or assume certain trade payables, certain accrued expenses or existing long-term debt. The following is a detail of these adjustments (in thousands):

Goodwill and other assets........................  $     165
Long-term debt, less current maturities..........      1,528
Allowance for depreciation.......................      2,320
Current liabilities..............................      1,223
Deferred tax liabilities.........................         59
Shareholders' equity (deficit)...................      2,525
  Current Assets.................................             $   1,167
  Equipment......................................                 2,415
  Investments in the Teletouch Pending
   Acquisitions..................................                 4,238

    To reflect the allocation of the purchase price of the Teletouch Pending Acquisitions and to reflect reductions in certain assets not acquired and liabilities not assumed by Teletouch.

        (K) Pro forma adjustments are made to goodwill equal to the excess of the applicable purchase price over the fair values assigned to assets acquired and liabilities assumed. The following is a detail of these adjustments (in thousands):

Goodwill and other assets........................  $  30,043
  Investments in the Teletouch Pending
   Acquisitions..................................             $  30,043

    To record goodwill related to the Teletouch Pending Acquisitions.

                          PRONET INC. AND SUBSIDIARIES
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    The following is a summary of the fair value assigned to the assets acquired and liabilities assumed from the Teletouch Pending Acquisitions (in thousands):

                                                               HISTORICAL COST
                       -----------------------------------------------------------------------------------------------
                                                                                   STAY IN
                         PREMIER      LAPAGECO       OKLAHOMA       CIMARRON        TOUCH        AACS        WARREN      SUBTOTAL
                       -----------  -------------  -------------  -------------  -----------  -----------  -----------  -----------
Current assets.......   $     557     $      96      $     184      $      24     $     864    $     102    $     259    $   2,086
Equipment
  Pagers.............       1,584        --                 31         --               114       --              321        2,050
  Communications
   Equipment.........         406           389            284            101         1,391          496          219        3,286
  Office and other...         312             7             11         --                88       --               52          470
                       -----------        -----          -----          -----    -----------       -----        -----   -----------
                            2,302           396            326            101         1,593          496          592        5,806
Less allowance for
 depreciation........         487           219             81             21           786          479          247        2,320
                       -----------        -----          -----          -----    -----------       -----        -----   -----------
                            1,815           177            245             80           807           17          345        3,486
Goodwill, net........      --            --             --             --            --           --           --           --
Other assets, net....         193            10              9         --                29           50       --              291
                       -----------        -----          -----          -----    -----------       -----        -----   -----------
Total assets.........       2,565           283            438            104         1,700          169          604        5,863
Current
 liabilities.........         714            68              1             75           145       --              373        1,376
Long-term debt.......       1,362           121         --             --               312       --              167        1,962
                       -----------        -----          -----          -----    -----------       -----        -----   -----------
Net assets...........   $     489     $      94      $     437      $      29     $   1,243    $     169    $      64    $   2,525
                       -----------        -----          -----          -----    -----------       -----        -----   -----------
                       -----------        -----          -----          -----    -----------       -----        -----   -----------


                                      FAIR
                       ADJUSTMENTS    VALUE
                       -----------  ---------
Current assets.......   $  (1,167)  $     919
Equipment
  Pagers.............        (474)      1,576
  Communications
   Equipment.........      (1,730)      1,556
  Office and other...        (211)        259
                       -----------  ---------
                           (2,415)      3,391
Less allowance for
 depreciation........      (2,320)     --
                       -----------  ---------
                              (95)      3,391
Goodwill, net........      30,418      30,418
Other assets, net....         165         456
                       -----------  ---------
Total assets.........      29,321      35,184
Current
 liabilities.........      (1,223)        153
Long-term debt.......      (1,962)     --
                       -----------  ---------
Net assets...........   $  32,506   $  35,031
                       -----------  ---------
                       -----------  ---------

    The accompanying Teletouch pro forma condensed consolidated statements of operations for the year ended December 31, 1995 and for the three months ended March 31, 1996, have been prepared by combining the historical results of Teletouch and the Teletouch Acquisitions for such respective periods and reflect the following adjustments:

        (L) The pro forma adjustment to sales, general and administrative expenses represents expenses that would not have been incurred had the Teletouch Pending Acquisitions and the Teletouch Completed Acquisitions occurred at the beginning of the periods presented. For Dial-A-Page, Premier, LaPageCo, Cimarron, Stay in Touch and Warren, cost savings relate to decreased salaries (primarily due to reductions in senior management), office rent, and professional fees.

        (M) Pro forma adjustments are made to the statements of operations to reflect additional depreciation and amortization expense based on the fair value of the assets acquired as if the Teletouch Pending Acquisitions and the Teletouch Completed Acquisitions had occurred at the beginning of the periods presented. Pro forma depreciation is computed using the straight-line method over the remaining estimated useful lives of the assets. Goodwill is amortized using the straight-line method over a 25-year term.

        (N) The pro forma adjustments reflect the estimated tax impact of the pro forma adjustments reflected in the Teletouch Completed Acquisitions and Teletouch Pending Acquisitions. Dial-A-Page, Waco and Beepers Plus were historically nontaxable entities.

                          PRONET INC. AND SUBSIDIARIES
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                  CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

    The accompanying consolidated pro forma condensed consolidated balance sheet as of March 31, 1996, has been prepared as if the Teletouch Acquisition had occurred on that date and reflects the following adjustments:

        (O) Pro forma adjustments are made to record the (i) proceeds from the Offerings and associated issuance expenses and (ii) write-off of the previous bank debt financing costs. The following is a detail of these adjustments (in thousands):


                                                               DEBIT       CREDIT
                                                            -----------  -----------
Current assets............................................  $   204,500
Goodwill and other assets.................................        6,500
Shareholders' equity (deficit)............................        2,282
  Goodwill and other assets...............................               $     2,282
  Long-term debt, less current maturities.................                   100,000
  Shareholders' equity (deficit)..........................                   111,000


    To record the proceeds from the Offerings and associated issuance expenses.

        (P) Pro forma adjustments are made to record payments on the Credit Facility. The following is a detail of these adjustments (in thousands):


Current liabilities............................  $   1,040
Long-term debt, less current maturities........     92,060
  Current assets...............................             $  93,100


    To record the payments on the Credit Facility.

        (Q) Pro forma adjustments are made to (i) record the use of cash, (ii) record the payment of Teletouch's debt and (iii) the issuance of stock in connection with the Teletouch Acquisition. The following is a detail of these adjustments (in thousands):


Shareholders' equity (deficit).................  $  17,447
Investment in the Teletouch Acquisition........     83,422
Current liabilities............................        620
Long-term debt, less current maturities........     93,148
  Current assets...............................             $ 115,101
  Shareholders' equity (deficit)...............                79,536


    To record the Teletouch Acquisition.

        (R) Pro forma adjustments are made to reflect the fair value of those assets acquired and liabilities assumed in of the Teletouch Acquisition. The following is a detail of these adjustments (in thousands):


Investment in the Teletouch Acquisition........  $  83,774
Allowance for depreciation.....................      4,514
Deferred tax liabilities.......................      1,507
Shareholders' equity (deficit).................      2,805
  Current Assets...............................             $   2,806
  Equipment....................................                 1,864
  Goodwill and other assets....................                87,930


    To   reflect  the  allocation  of  the   purchase  price  of  the  Teletouch
Acquisition.

                          PRONET INC. AND SUBSIDIARIES
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

        (S) Pro forma adjustments are made to goodwill equal to the excess of the applicable purchase price over the fair values assigned to assets acquired and liabilities assumed. The following is a detail of these adjustments (in thousands):


                                                               DEBIT       CREDIT
                                                            -----------  -----------

Goodwill and other assets.................................  $   167,196
  Investments in the Teletouch Acquisition................               $   167,196


    To record goodwill related to the Teletouch Acquisition.

        (T) Pro forma adjustments are made to depreciate pagers according to the method used by the Company. The following is a detail of these adjustments (in thousands):

Goodwill and other assets......................       $179
  Pagers.......................................                  $179

    To depreciate pagers related to the Teletouch Acquisition.

    The following is a summary of the fair value assigned to the assets acquired and liabilities assumed from the Teletouch Acquisition (in thousands):


                                             TELETOUCH     ADJUSTMENTS  FAIR VALUE
                                           --------------  -----------  -----------
Current assets...........................   $      9,313    $  (2,806)  $     6,507
Equipment
  Pagers.................................          6,977        1,462         8,439
  Communications equipment...............         16,409       (2,774)       13,635
  Office and other.......................          4,177         (731)        3,446
                                           --------------  -----------  -----------
                                                  27,563       (2,043)       25,520
Less allowance for depreciation..........          4,514       (4,514)      --
                                           --------------  -----------  -----------
                                                  23,049        2,471        25,520
Goodwill and other assets, net...........         88,011       79,445       167,456
                                           --------------  -----------  -----------
Total assets.............................        120,373       79,110       199,483
Current liabilities......................          5,466         (620)        4,846
Long-term debt...........................         94,655      (94,655)      --
                                           --------------  -----------  -----------
Net assets...............................   $     20,252    $ 174,385   $   194,637
                                           --------------  -----------  -----------
                                           --------------  -----------  -----------


    The accompanying ProNet pro forma condensed consolidated statement of operations for the year ended December 31, 1995 and for the three months ended March 31, 1996, have been prepared by combining the pro forma results of ProNet and Teletouch for such respective periods and reflect the following adjustments:

        (U) The pro forma adjustment to sales, general and administrative expenses represents expenses that would not have been incurred had the Teletouch Acquisition occurred at the beginning of the periods presented. The cost savings relate to decreased salaries (primarily due to reductions in senior management), office rent and professional fees.

        (V) Pro forma adjustments are made to the statements of operations to reflect additional depreciation and amortization expense based on the fair value of the assets acquired as if the Teletouch Acquisition had occurred at the beginning of the periods presented. Pro forma depreciation is computed using the straight-line method over the remaining estimated useful lives of the assets. Goodwill is amortized using the straight-line method over a 15-year term.

                          PRONET INC. AND SUBSIDIARIES
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

        (W) Interest expense is comprised of interest on the Credit Facility, the Existing Notes, the Notes and the Deferred Payments, plus the commitment fee on the Credit Facility. Pro forma adjustments reflect (i) the reversals of interest expense of $2.1 million for the three months ended March 31, 1996 and $7.5 million for the year ended December 31, 1995 on debt of the Acquisitions not assumed by the Company and (ii) increase in interest expense due to the sale of the Notes at an assumed annual rate of 10.25% and amortization of related debt issuance costs. Interest expense on the Deferred Payments is provided as required by the definitive agreements or letters of intent.

        (X) At December 31, 1995, the Company had net operating loss carryforwards of $11.0 million for income tax purposes that expire in years 2005 through 2011. No tax benefits were recorded because the realization of net operating losses is not assured beyond a reasonable doubt. Therefore, a pro forma adjustment was made to eliminate any tax benefits associated with the Acquisitions.

    The pro forma condensed consolidated financial information presented is not necessarily indicative of either the results of operations that would have occurred had the Acquisitions taken place at the beginning of the periods presented or of future results of operations of the combined operations.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Shareholders and Board of Directors
ProNet Inc.

    We have audited the accompanying consolidated balance sheets of ProNet Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ProNet Inc. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Dallas, Texas
February 5, 1996

                          PRONET INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                                DECEMBER 31,
                                                                                           -----------------------
                                                                                              1995         1994
                                                                                           -----------  ----------
CURRENT ASSETS
  Cash and cash equivalents..............................................................  $    10,154  $      666
  Trade accounts receivable, less allowance for doubtful accounts of $1,018 and $532 as
   of December 31, 1995 and 1994, respectively...........................................        7,498       5,055
  Federal income tax receivable -- Note E................................................          990          --
  Inventories -- Note A..................................................................        1,574       1,220
  Other current assets -- Note B.........................................................        1,937       2,528
                                                                                           -----------  ----------
                                                                                                22,153       9,469
EQUIPMENT
  Pagers.................................................................................       36,789      27,063
  Communications equipment...............................................................       26,051      14,561
  Security systems' equipment............................................................       11,866      10,517
  Office and other equipment.............................................................        7,179       3,210
                                                                                           -----------  ----------
                                                                                                81,885      55,351
  Less allowance for depreciation........................................................      (34,203)    (25,441)
                                                                                           -----------  ----------
                                                                                                47,682      29,910
GOODWILL AND OTHER ASSETS, net of accumulated amortization of $9,266 and $3,828 as of
 December 31, 1995 and 1994, respectively -- Note B......................................      117,134      33,894
                                                                                           -----------  ----------
                                                                                           $   186,969  $   73,273
                                                                                           -----------  ----------
                                                                                           -----------  ----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Trade payables.........................................................................  $     8,387  $    4,759
  Other accrued expenses and liabilities -- Note B.......................................       10,524       7,829
                                                                                           -----------  ----------
                                                                                                18,911      12,588
LONG-TERM DEBT, LESS CURRENT MATURITIES -- Note C........................................       99,319       9,500
DEFERRED CREDITS -- Note D...............................................................       19,183         950
STOCKHOLDERS' EQUITY -- Notes F and G
  Common stock...........................................................................           70          65
  Additional capital.....................................................................       56,617      49,574
  Retained earnings (deficit)............................................................       (5,671)      2,026
  Less treasury stock at cost............................................................       (1,460)     (1,430)
                                                                                           -----------  ----------
                                                                                                49,556      50,235
                                                                                           -----------  ----------
                                                                                           $   186,969  $   73,273
                                                                                           -----------  ----------
                                                                                           -----------  ----------

                See notes to consolidated financial statements.

                          PRONET INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                 -------------------------------
                                                                                   1995       1994       1993
                                                                                 ---------  ---------  ---------
REVENUES
  Service revenues.............................................................  $  56,108  $  33,079  $  19,234
  Product sales................................................................     10,036      6,639      2,040
                                                                                 ---------  ---------  ---------
  Total revenues...............................................................     66,144     39,718     21,274
  Cost of products sold........................................................     (9,421)    (6,644)      (956)
                                                                                 ---------  ---------  ---------
                                                                                    56,723     33,074     20,318
COST OF SERVICES
  Pager lease and access services..............................................     13,218      7,972      4,119
  Security systems' equipment services.........................................      1,178      1,213        983
                                                                                 ---------  ---------  ---------
                                                                                    14,396      9,185      5,102
                                                                                 ---------  ---------  ---------
  GROSS MARGIN.................................................................     42,327     23,889     15,216

  EXPENSES
  Sales and marketing..........................................................      8,256      6,737      4,050
  General and administrative...................................................     15,679      5,389      3,778
  Depreciation and amortization................................................     18,662      8,574      4,656
                                                                                 ---------  ---------  ---------
                                                                                    42,597     20,700     12,484
                                                                                 ---------  ---------  ---------
  OPERATING INCOME (LOSS)......................................................       (270)     3,189      2,732

OTHER INCOME (EXPENSE)
  Interest and other income....................................................      1,291        173         43
  Interest expense.............................................................     (8,640)    (1,774)      (292)
                                                                                 ---------  ---------  ---------
                                                                                    (7,349)    (1,601)      (249)
                                                                                 ---------  ---------  ---------
    INCOME (LOSS) BEFORE INCOME TAXES..........................................     (7,619)     1,588      2,483

  Income tax expense -- Note E.................................................         78        895        909
                                                                                 ---------  ---------  ---------

    NET INCOME (LOSS)..........................................................  $  (7,697) $     693  $   1,574
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
NET INCOME (LOSS) PER SHARE....................................................  $   (1.23) $    0.16  $    0.40
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
WEIGHTED AVERAGE SHARES........................................................      6,267      4,393      3,982
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

                See notes to consolidated financial statements.

                          PRONET INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ---------------------------------
                                                                                   1995        1994       1993
                                                                                ----------  ----------  ---------
OPERATING ACTIVITIES:
  Net income (loss)...........................................................  $   (7,697) $      693  $   1,574
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization.............................................      18,662       8,574      4,656
    Amortization of discount..................................................          36          --         --
    Deferred tax provision....................................................          --         293        373
    Provision for losses on accounts receivable...............................       1,034         570        189
    Changes in operating assets and liabilities:
      Increase in trade accounts receivable...................................      (1,788)       (585)      (387)
      Increase in inventories.................................................        (714)     (2,413)       (17)
      Increase in other current assets........................................        (190)       (342)      (295)
      Increase in trade payables and other accrued expenses and liabilities...       2,955       3,031      1,051
                                                                                ----------  ----------  ---------
    Net cash provided by operating activities.................................      12,298       9,821      7,144

INVESTING ACTIVITIES:
  Purchase of equipment.......................................................     (17,528)     (5,777)    (5,497)
  Acquisitions, net of cash acquired..........................................     (70,189)    (36,828)      (656)
  Reduction in equipment......................................................         929         196        246
  Computer system software, product enhancements and other intangible
   assets.....................................................................      (1,591)       (812)      (174)
  Other.......................................................................        (455)        (21)        10
                                                                                ----------  ----------  ---------
    Net cash used in investing activities.....................................     (88,834)    (43,242)    (6,071)

FINANCING ACTIVITIES:
  Net proceeds from senior subordinated debt offering.........................      95,583          --         --
  Proceeds from sale of common stock..........................................          --      28,916         --
  Proceeds from bank debt.....................................................      39,900      35,100        700
  Payments on bank debt.......................................................     (49,400)    (29,000)        --
  Exercise of incentive stock options for common stock........................       1,494         267        138
  Debt financing costs........................................................      (1,469)     (1,449)       (16)
  Other.......................................................................         (84)       (277)    (1,496)
                                                                                ----------  ----------  ---------
    Net cash provided by (used in) financing activities.......................      86,024      33,557       (674)
                                                                                ----------  ----------  ---------
INCREASE IN CASH AND CASH EQUIVALENTS.........................................       9,488         136        399
CASH AND CASH EQUIVALENTS:
  Beginning of year...........................................................         666         530        131
                                                                                ----------  ----------  ---------
  End of year.................................................................  $   10,154  $      666  $     530
                                                                                ----------  ----------  ---------
                                                                                ----------  ----------  ---------

                See notes to consolidated financial statements.

                          PRONET INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                           COMMON STOCK
                                                         PAR VALUE $0.01
                                                       --------------------               RETAINED-      TREASURY STOCK
                                                        SHARES               ADDITIONAL   EARNINGS   ----------------------
                                                        ISSUED    PAR VALUE    CAPITAL    (DEFICIT)    SHARES       COST
                                                       ---------  ---------  -----------  ---------  -----------  ---------
BALANCE AT DECEMBER 31, 1992.........................      4,089  $      41   $  20,276   $    (241)        219   $    (273)
  Net income.........................................                                         1,574
  Exercise of incentive stock options................         67          1         138
  Repurchase of common stock.........................                                                       178      (1,157)
                                                       ---------  ---------  -----------  ---------         ---   ---------
BALANCE AT DECEMBER 31, 1993.........................      4,156         42      20,414       1,333         397      (1,430)
  Net income.........................................                                           693
  Exercise of incentive stock options................         47                    267
  Sale of common stock...............................      2,300         23      28,893
                                                       ---------  ---------  -----------  ---------         ---   ---------
BALANCE AT DECEMBER 31, 1994.........................      6,503         65      49,574       2,026         397      (1,430)
  Net loss...........................................                                        (7,697)
  Exercise of incentive stock options................        258          3       1,491                       1         (30)
  Common stock issued for acquisitions...............        216          2       5,443
  Common stock issued for Employee Stock Purchase
   Plan..............................................         10                    109
                                                       ---------  ---------  -----------  ---------         ---   ---------
BALANCE AT DECEMBER 31, 1995.........................      6,987  $      70   $  56,617   $  (5,671)        398   $  (1,460)
                                                       ---------  ---------  -----------  ---------         ---   ---------
                                                       ---------  ---------  -----------  ---------         ---   ---------

                See notes to consolidated financial statements.

                          PRONET INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

NOTE A -- ACCOUNTING POLICIES

    PREPARATION OF FINANCIAL STATEMENTS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CONSOLIDATION: The consolidated financial statements include the accounts of ProNet Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    CASH EQUIVALENTS: Cash equivalents are recorded at cost, which approximates market, and include investments in financial instruments having maturities of three months or less at the time of purchase.

    INVENTORIES:   Inventories  are valued at  the lower  of first-in, first-out
(FIFO) cost or market and consist primarily of finished goods.

    EQUIPMENT: Equipment is recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Communication equipment and security systems' equipment are depreciated over a ten-year period. Pagers and office equipment are depreciated over a three- to five-year in-service period.

    Beginning in October 1995, the Company began recording and depreciating all pagers as a part of pager equipment. Depreciation expense recorded on pagers in the fourth quarter of 1995 was approximately $536,000. Pager amounts classified as inventories in prior year financial statements have been reclassified to conform to the current period's presentation.

    OTHER ASSETS: Other assets include goodwill, noncompetition agreements, debt financing costs, customer lists, patents, software purchased for internal use and other intangible assets, all of which are amortized using the straight-line method over five- to fifteen-year periods. Goodwill, currently being amortized on a straight-line basis over a fifteen-year period, is net of accumulated amortization of $5.7 million and $1.2 million at December 31, 1995 and 1994, respectively. The noncompetition agreements are amortized using the straight-line method over the terms of the agreements, generally five-years. Debt financing costs consist of costs incurred in connection with the Company's senior subordinated notes and revolving line of credit and are being amortized over periods not to exceed the terms of the related agreements. Management regularly reviews remaining goodwill and other assets with consideration toward recovery through future operating results (undiscounted) at the current rate of amortization.

    REVENUE  RECOGNITION:   Revenue is  recognized as  earned over  the contract
terms.

    FEDERAL INCOME TAXES: Taxes are reported under the liability method; accordingly, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    NET INCOME (LOSS) PER SHARE: Net income (loss) per share is based on the weighted average number of common and common equivalent shares outstanding during each period. Stock options are considered common stock equivalents for purposes of computing weighted average shares outstanding.

                          PRONET INC. AND SUBSIDIARIES

NOTE A -- ACCOUNTING POLICIES (CONTINUED)
    CONCENTRATION OF CREDIT RISK: The Company provides paging services to businesses, individual consumers, medical institutions and health care professionals and specialized security devices to financial institutions, most of which are in major metropolitan areas. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require significant collateral. Receivables generally are due within 30 days. Credit losses relating to its customers consistently have been within management's expectations.

    SOURCES OF SUPPLY OF MATERIAL: The Company does not manufacture any of the transmitting and computer equipment or pagers used in providing its paging services, but instead purchases such equipment and pagers from multiple sources. The Company anticipates that such equipment and pagers will continue to be available in the foreseeable future, subject to normal manufacturing and delivery lead times. Because of the high degree of compatibility among different models of transmitters, computers and other paging equipment manufactured by multiple suppliers, the Company is able to design its systems without depending upon any single source of equipment. The Company continuously evaluates new developments in paging technology in connection with the design and enhancement of its paging systems and the selection of products and services to be offered to its subscribers.

    In order to achieve significant cost savings from volume purchases, the Company currently purchases substantially all its pagers from Motorola. The Company purchases its transmitters from two competing sources and its paging terminals from Glenayre, a manufacturer of mobile communications equipment. The paging system equipment in existing markets has significant capacity for future growth.

    All equipment used in the security systems business is assembled by the Company with some sub-assemblies manufactured to Company specifications by outside vendors. The materials required for TracPacs and other tracking equipment are readily available from several sources.

    RECLASSIFICATION OF  FINANCIAL  STATEMENTS:   The  1994 and  1993  financial
statements have been reclassified to conform to the 1995 financial statement presentation.

    NEW ACCOUNTING PRONOUNCEMENTS: In the first quarter of 1996, the Company will adopt the FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Adoption of this statement will not have a material effect on the Company's financial statements.

    In October 1995, the FASB issued its Statement No. 123, "Accounting for Stock Based Compensation" ("FAS 123") which establishes an alternative method of accounting for stock based compensation to the method set forth in Accounting Principles Board Opinion No. 25 ("APB 25"). FAS 123 encourages, but does not require, adoption of a fair valued based method of accounting for stock options and similar equity instruments granted to employees. The Company will continue to account for such grants under the provision of APB No. 25 and will adopt the disclosure provisions of FAS 123 in 1996. Accordingly, adoption of FAS 123 will not effect the Company's financial statements.

NOTE B -- BALANCE SHEET DETAIL
    Other current assets consist of the following (in thousands):

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1995       1994
                                                                           ---------  ---------
Security transmitter TracPacs............................................  $   1,217  $   1,428
Other current assets.....................................................        720      1,100
                                                                           ---------  ---------
                                                                           $   1,937  $   2,528
                                                                           ---------  ---------
                                                                           ---------  ---------

                          PRONET INC. AND SUBSIDIARIES

NOTE B -- BALANCE SHEET DETAIL (CONTINUED)
    Other assets consist of the following (in thousands):

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                          1995        1994
                                                                       -----------  ---------
Goodwill.............................................................  $   108,153  $  27,946
Noncompetition agreements............................................        4,750      3,050
Debt financing costs.................................................        6,980      1,445
Other................................................................        6,517      5,281
                                                                       -----------  ---------
                                                                           126,400     37,722
Less accumulated amortization........................................        9,266      3,828
                                                                       -----------  ---------
                                                                       $   117,134  $  33,894
                                                                       -----------  ---------
                                                                       -----------  ---------

    Other accrued expenses and liabilities consist of the following (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1995       1994
                                                                          ---------  ---------
Accrued revenue.........................................................  $   4,891  $   3,530
Customer deposits.......................................................      2,604      2,247
Accrued interest........................................................      1,002        161
Other accrued liabilities...............................................      2,027      1,891
                                                                          ---------  ---------
                                                                          $  10,524  $   7,829
                                                                          ---------  ---------
                                                                          ---------  ---------

NOTE C -- LONG-TERM DEBT
    Long-term debt consists of the following (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1995       1994
                                                                          ---------  ---------
Senior subordinated notes...............................................  $  99,319  $      --
Revolving line of credit................................................         --      9,500
                                                                          ---------  ---------
                                                                             99,319      9,500
Less current maturities.................................................         --         --
                                                                          ---------  ---------
                                                                          $  99,319  $   9,500
                                                                          ---------  ---------
                                                                          ---------  ---------

    In June 1995, the Company completed a Rule 144A Offering of $100 million principal amount of its 11 7/8% senior subordinated notes (the "Notes") due 2005. Proceeds to the Company from the sale of the Notes, after deducting discounts, commissions and offering expenses, were approximately $95.6 million. The Company used approximately $49.4 million of the net proceeds to repay all indebtedness outstanding under the New Credit Facility. The Company has used the remaining proceeds to pursue the Company's acquisition strategy, to purchase frequency rights, to make capital expenditures for buildout of the Company's regional paging systems and for enhanced services, and for working capital and general corporate purposes. The fair value of the Notes at December 31, 1995 was $110 million based on quoted market price.

    The Notes are general unsecured obligations of the Company and are subordinated to all existing and future senior debt of the Company. The indenture provides that the Company may not incur any debt that is subordinate in right of payment to the senior debt and senior in right of payment to the Notes. The indenture also contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, pay dividends, engage in transactions with

                          PRONET INC. AND SUBSIDIARIES

NOTE C -- LONG-TERM DEBT (CONTINUED)
affiliates, sell assets and engage in certain other transactions. Interest on the Notes is payable in cash semi-annually on each June 15 and December 15, commencing December 15, 1995. The Notes will not be redeemable at the Company's option prior to June 15, 2000.

    The Company filed the 1995 S-4 on July 7, 1995 to register the Notes with the SEC under the Securities Act. On October 6, 1995, the SEC declared the 1995 S-4 effective.

    In June 1994, the Company entered into an agreement with The First National Bank of Chicago, as Agent (the "Lender"), making available a $52 million revolving line of credit (the "Former Credit Facility") for working capital purposes and for acquisitions approved by the Lender. Borrowings were secured by all assets of the Company and its subsidiaries. Under terms of the Former Credit Facility, the borrowings bore interest, at the Company's designation, at either
(i) the greater of the Lender's corporate base rate or a Federal Funds Rate, plus a margin up to one percent, or (ii) the London Interbank Offer Rate ("LIBOR"), plus a margin of up to 2.25%. In addition, the Former Credit Facility required maintenance of certain specified financial and operating covenants, prohibited the payment of dividends or other distributions on the Common Stock and required the proceeds from the December 1994 common stock offering to repay indebtedness under the Former Credit Facility if such proceeds were not used to make approved acquisitions.

    The Former Credit Facility was further amended and restated in February 1995 and June 1995 (the "New Credit Facility") increasing the amount of available credit from $52 million under the Former Credit Facility to $125 million under the New Credit Facility and permitting the issuance of senior subordinated notes. In February 1997, the revolving line of credit under the New Credit Facility will convert to a five and one-half year term loan maturing in July 2002. The term loan may be repaid at any time and will be payable in quarterly installments, based on the principal amount outstanding on the conversion date, in amounts ranging from 3.25% initially to 5.75%. The borrowings bear interest, at the Company's designation, at either (i) the greater of the Lender's corporate base rate or a Federal Funds Rate, plus a margin of up to 1.25 %, or
(ii) LIBOR, plus a margin of up to 2.50%. In addition, an arrangement fee of 1.125% of the aggregate commitment was paid in February 1995 and a commitment fee is required on the revolving line of credit at .5% per annum computed on the daily unused portion of the available loan commitment. Borrowings are secured by all assets of the Company and its subsidiaries. The New Credit Facility requires maintenance of certain specified financial and operating covenants and prohibits the payment of dividends or other distributions on the Common Stock. The New Credit Facility also states that in the event of an issuance of subordinated indebtedness of the Company or an equity issuance (other than the common stock offering which occurred in December 1994), the Lender can request that a percentage of the proceeds be used to repay outstanding borrowings under the New Credit Facility.

    At December 31, 1995 the Company had approximately $47.2 million of available funds under the New Credit Facility, based on financial and operating covenants.

    Effective June 12, 1995, the Lender began requiring that the interest expense on 50% of the aggregate principal amount of all outstanding indebtedness be fixed at a prevailing market rate through either or both of (a) loans or other financial accommodations bearing interest at a fixed rate or (b) an interest rate exchange or insurance agreement or agreements with one or more financial institutions. At December 31, 1995, none of the outstanding long-term debt was subject to hedging agreements.

    The weighted average interest rate on the outstanding Notes and line of credit during 1995 and 1994 was 12.9% and 6.5%, respectively. Total interest paid was $7.8 million, $1.7 million and $177,000 for 1995, 1994 and 1993, respectively.

                          PRONET INC. AND SUBSIDIARIES

NOTE D -- DEFERRED CREDITS
    Deferred credits consist of the following (in thousands):

                                                                                DECEMBER 31,
                                                                            --------------------
                                                                              1995       1994
                                                                            ---------  ---------
Deferred payments.........................................................  $  18,495  $     950
Deferred tax liability....................................................        688         --
                                                                            ---------  ---------
                                                                            $  19,183  $     950
                                                                            ---------  ---------
                                                                            ---------  ---------

    The Company has deferred payments outstanding related to the High Tech, Signet, Carrier, All City, Americom and Lewis acquisitions of $200,000, $4.2 million, $3.0 million, $245,000, $8.7 million and $2.1 million, respectively, which are due and payable one year from the closing of the respective transactions. The balances are payable, at the Company's discretion, either in cash or shares of the Company's Common Stock based on current market value at the date of payment. On August 1, 1995, the Company issued 44,166 shares of its Common Stock to ChiComm in payment of the $950,000 deferred portion of the purchase price of ChiComm. The purchase prices for the Contact, Radio Call, Metropolitan, Gold Coast, Paging & Cellular and Apple acquisitions were paid in full at closing.

    On July 25, 1995, the Company filed a Form S-3 Registration Statement (the "1995 S-3") to register 2,000,000 shares of the Common Stock to fund the purchase prices or deferred payments related to the purchase prices for the Company's acquisitions.

NOTE E -- INCOME TAXES
    At December 31, 1995, net operating loss carryforwards of $11.0 million were available to reduce income taxes and expire in years 2005 through 2011.

    The valuation allowance increased during 1995 in recognition of the Company's 1995 operating losses and management's belief that the realization of the deferred tax asset in the near term is remote.

    In 1995 and 1994, the Company was subject to an alternative minimum tax of $0 and $453,407, respectively, which will be allowed as a credit against regular tax in the future in the event regular tax expense exceeds AMT. At December 31, 1995, the Company had unused investment tax credit carryforwards of $147,000 which expire beginning in 1999.

                          PRONET INC. AND SUBSIDIARIES

NOTE E -- INCOME TAXES (CONTINUED)
Significant components of deferred tax liabilities and assets are as follows (in thousands):

                                                                                  DECEMBER 31,
                                                                              --------------------
                                                                                1995       1994
                                                                              ---------  ---------
Deferred tax liabilities:
  Tax over book depreciation................................................  $  (2,343) $  (2,817)
  Other -- net..............................................................       (575)      (319)
                                                                              ---------  ---------
    Total deferred tax liabilities..........................................     (2,918)    (3,136)
Deferred tax assets:
  Net operating loss carryforwards..........................................      3,727      1,135
  Alternative minimum tax credit............................................        225      1,127
  Investment tax credit.....................................................        147        147
  Other -- net..............................................................      2,236        917
                                                                              ---------  ---------
    Total deferred tax assets...............................................      6,335      3,326
  Valuation allowance for deferred tax assets...............................     (4,105)      (190)
                                                                              ---------  ---------
    Net of valuation allowance..............................................      2,230      3,136
                                                                              ---------  ---------
Net deferred tax liabilities................................................  $    (688) $  --
                                                                              ---------  ---------
                                                                              ---------  ---------

    Significant components of the provision for income taxes are as follows (in thousands):

                                                                             1995       1994       1993
                                                                           ---------  ---------  ---------
Federal current tax expense..............................................  $      --  $     506  $     515
Current benefits from investment tax credits.............................         --         --       (128)
Federal deferred tax expense.............................................         --        293        373
State income taxes.......................................................         78         96        149
                                                                           ---------  ---------  ---------
                                                                           $      78  $     895  $     909
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    The reconciliation of income tax computed at the U. S. federal statutory tax rates to income tax expense is (in thousands):

                                                                          1995       1994       1993
                                                                        ---------  ---------  ---------
Tax expense (benefit) at U. S. statutory rates........................  $  (2,590) $     540  $     844
Non-deductible goodwill amortization..................................        633        298         --
Net operating losses with no benefit (1)..............................      1,138         --         --
Change in valuation allowance.........................................      1,323        (19)       (88)
State income taxes, net of Federal benefit............................         51         63         98
Other.................................................................       (477)        13         55
                                                                        ---------  ---------  ---------
                                                                        $      78  $     895  $     909
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

- ------------------------
(1) Excludes benefit from stock options exercised.

    Federal income tax paid amounted to $132,000, $755,000 and $266,000 in 1995, 1994 and 1993, respectively. Payments made in 1995 were refunded to the Company in the first quarter of 1996. Current year tax losses will be available to carry back to prior years to recover taxes paid in 1992, 1993 and 1994 upon filing the 1995 tax return. In 1995, 1994 and 1993, $156,000, $112,000 and $106,000 in
state income taxes were paid, respectively.

                          PRONET INC. AND SUBSIDIARIES

NOTE F -- STOCKHOLDERS' EQUITY
    Twenty million shares of common stock, $.01 par value, and five million shares of preferred stock, $1.00 par value, were authorized to be issued at December 31, 1995. Ten million shares of common stock, $.01 par value, and one million shares of preferred stock, $1.00 par value, were authorized at December 31, 1994. As of December 31, 1995, no shares of preferred stock had been issued.

    In December 1994, 2.3 million shares of common stock were issued through a common stock offering at a price of $13.625 per share. If this offering had occurred as of the beginning of 1994, earnings per share would have been $0.11 for the year ended December 31, 1994.

    On July 25, 1995, the Company filed the 1995 S-3 to register 2,000,000 shares of the Common Stock to fund various purchase prices and deferred payments related to acquisitions. In August 1995, the Company issued 44,166 shares of Common Stock in payment of the $950,000 deferred payment to ChiComm. In December 1995, the Company issued 172,282 shares of Common Stock in payment for $4,500,000 of the purchase price of Apple.

    Total shares of common stock reserved for future issuance under stock option plans and the 1995 S-3 were 3,722,615 and 1,206,842 at December 31, 1995 and 1994, respectively.

NOTE G -- STOCK OPTION PLANS

THE 1987 PLAN
    Under the 1987 Stock Option Plan as amended ("1987 Plan"), the Board of Directors may grant incentive and non-incentive stock options to key employees for the purchase of up to 1.2 million shares of common stock at the fair market value of a share of common stock on the date the option is granted, and the term of each option will not exceed ten years.

    At December 31, 1995, incentive stock options for 573,245 shares were outstanding which vest over a three-year period and 204,600 shares which vest over a five-year period. There were 818,777 and 1,076,842 shares of common stock reserved for future issuance and exercise of outstanding options under the 1987 Plan at December 31, 1995 and 1994, respectively. Of the outstanding options, 334,045 and 470,900 shares were exercisable at December 31, 1995 and 1994, respectively.

    Stock option activity was as follows:

                                                                  NUMBER OF       OPTION PRICE
                                                                   SHARES          PER SHARE
                                                                 -----------  --------------------
Options outstanding at December 31, 1992.......................      598,966  $      .01 -- $ 7.63
  Options granted..............................................      168,500        5.75 --   7.00
  Options exercised............................................      (66,636)        .01 --   7.63
  Options cancelled............................................       (4,700)       5.38 --   7.63
                                                                 -----------
Options outstanding at December 31, 1993.......................      696,130        2.75 --   7.63
  Options granted..............................................      395,000       11.00 --  14.75
  Options exercised............................................      (39,570)       2.75 --   7.63
  Options cancelled............................................      (37,250)       5.38 --   7.63
                                                                 -----------
Options outstanding at December 31, 1994.......................    1,014,310        2.75 --  14.75
  Options granted..............................................       39,500  $    14.25 --  20.25
  Options exercised............................................     (258,065)       2.75 --  11.13
  Options cancelled............................................      (17,900)       5.38 --  11.00
                                                                 -----------
Options outstanding at December 31, 1995.......................      777,845        2.75 --  20.25
                                                                 -----------
                                                                 -----------

                          PRONET INC. AND SUBSIDIARIES

NOTE G -- STOCK OPTION PLANS (CONTINUED)
THE NON-EMPLOYEE DIRECTOR OPTION PLAN
    The Non-Employee Director Stock Option Plan ("Non-Employee Director Option Plan"), approved in July 1991, authorized 37,500 shares of common stock for issuance under the Plan and provides for a one-time grant of options for the purchase of 7,500 shares of common stock to non-employee directors of the Company.

    The per share exercise price for shares subject to each option is the fair market value of the common stock at the date of grant. The option shall be exercisable in full after the completion of six months of continuous service on the Board of Directors after the date of grant, and the term of each option is ten years. At December 31, 1995 and 1994, there were options outstanding and exercisable for 15,000 shares at an option price per share of $7.63 and 7,500 shares at an option price per share of $6.88.

    In May 1991, under a separate agreement, a one-time grant of options for the purchase of 7,500 shares of common stock was made to a non-employee director. The option, with a per share price of $7.63, became fully exercisable at the date of grant and was outstanding at December 31, 1995 and 1994.

1994 EMPLOYEE STOCK PURCHASE PLAN
    In May 1994, the Company's Board of Directors and Stockholders approved an Employee Stock Purchase Plan ("Stock Purchase Plan") that became effective July 1, 1994. A total of 100,000 shares of common stock are reserved for issuance under the Stock Purchase Plan. Employees who work at least 20 hours per week and more than five months in a calendar year are eligible to participate in the Stock Purchase Plan and may contribute up to 15% of their base pay. At the end of each six-month offering period, participants may purchase the Company's common stock at a 15% discount of the fair market value of the stock on the first or last day of the offering period, whichever is lower.

    In 1995, 4,244 and 5,470 shares were purchased with payroll deductions withheld during the six month offering periods ending December 31, 1994 and June 30, 1995, respectively. On January 11, 1996, 6,571 shares were purchased with payroll deductions withheld during the six month offering period ending December 31, 1995.

1995 LONG-TERM INCENTIVE PLAN
    In May 1995, the Company's Board of Directors and Stockholders approved the 1995 Long-Term Incentive Plan (the "1995 Plan") under which the Board of Directors may grant incentive and non-incentive stock options, restricted stock awards and stock appreciation rights to key employees and non-incentive stock options to non-employee directors of the Company totaling 1,000,000 shares of Common Stock to be issued. Grants to key employees will expire ten years after the date of grant. Incentive stock options will have an exercise price of the fair value of a share of common stock at the date the option is granted. Non-incentive stock options, restrictive stock awards and stock appreciation rights will have an exercise price as specified in their award agreement.

    Under the 1995 Plan, on an annual basis each non-employee director of the Company will be automatically granted non-incentive stock options to purchase 2,500 shares of Common Stock, beginning in 1995. The per share exercise price for shares subject to each option is the fair market value of the common stock at the date of grant. The option shall become vested and exercisable over a three year period, and the term of each option is ten years. In May 1995, there were 10,000 options granted to non-employee directors of the Company.

                          PRONET INC. AND SUBSIDIARIES

NOTE G -- STOCK OPTION PLANS (CONTINUED)
    At December 31, 1995, there were options outstanding and exercisable for 10,000 shares at an option price per share of $18.25 relating to the non-incentive stock options granted to non-employee directors of the Company. There were no grants under the 1995 Plan to key employees of the Company.

NOTE H -- EMPLOYEE SAVINGS PLAN
    The Company sponsors an employee savings plan that covers all employees who have worked for the Company for more than one year. Employee contributions range from 2% to 10%, up to the limits defined by Section 401(k) of the Internal Revenue Code. In 1995, 1994 and 1993, the Company contributed $71,000, $43,000 and $20,000, respectively, to the plan which represents 20%, 15% and 10% of all employee contributions.

NOTE I -- SEGMENT INFORMATION
    The Company provides communication products and enhanced services to organizations and individuals requiring wireless communication applications. The Company provides these specialized products through two distinct operating segments: the paging systems' operations and the security systems' operations. The paging systems' operations provide paging services to businesses, medical institutions and individual consumers in major metropolitan areas of the United States. The security systems' operations provide specialized security services to financial institutions and retail operations throughout the United States.

    TOTAL REVENUES:  Total revenues consist of the following (in thousands):

                                                                           YEAR ENDED DECEMBER 31,
                                                                       -------------------------------
                                                                         1995       1994       1993
                                                                       ---------  ---------  ---------
Service revenues:
  Pager lease and access fees........................................  $  50,805  $  28,015  $  14,853
  Security systems equipment fees....................................      5,303      5,064      4,381
                                                                       ---------  ---------  ---------
                                                                          56,108     33,079     19,234
Product sales:
  Pager and paging equipment.........................................      9,899      6,506      1,554
  Other security systems income......................................        137        133        486
                                                                       ---------  ---------  ---------
                                                                          10,036      6,639      2,040
                                                                       ---------  ---------  ---------
Total revenues.......................................................  $  66,144  $  39,718  $  21,274
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

    Operating income is revenue less expenses exclusive of general corporate expenses, corporate related depreciation and amortization and other income (expense). Identifiable assets are those assets used in the operations of each business segment. Corporate assets consist primarily of short-term cash investments,  software,  debt financing  costs  and corporate  office equipment.
During 1994, the Company restructured its technical, sales and operational functions into its decentralized SuperCenter strategy. Certain costs that were previously classified as general corporate expenses in 1994 and 1993 were classified as paging systems' or security systems' expenses in 1995. Thus, operating income before general corporate expenses for paging systems' and security systems' operations decreased in 1995 from 1994 as costs were allocated from general corporate expenses. Segment data as of and for the years ended December 31, 1995, 1994 and 1993 follows (in thousands).

                          PRONET INC. AND SUBSIDIARIES

NOTE I -- SEGMENT INFORMATION (CONTINUED)

                                                                 PAGING     SECURITY    ADJUSTMENTS
                                                                SYSTEMS'    SYSTEMS'        AND
                                                               OPERATIONS  OPERATIONS   ELIMINATIONS  CONSOLIDATED
                                                               ----------  -----------  ------------  ------------
1995
  Total revenues.............................................  $   60,704   $   5,440    $       --    $   66,144
  Cost of products sold......................................      (9,357)        (64)           --        (9,421)
                                                               ----------  -----------  ------------  ------------
                                                               $   51,347   $   5,376    $       --    $   56,723
  Operating income before general corporate expenses.........  $    4,384   $   2,295    $       --    $    6,679
  General corporate expenses.................................                                              (6,949)
  Interest and other income..................................                                               1,291
  Interest expense...........................................                                              (8,640)
                                                                                                      ------------
  Loss before income taxes...................................                                          $   (7,619)
                                                                                                      ------------
                                                                                                      ------------
  Identifiable assets at December 31, 1995...................  $  153,825   $  10,678    $       --    $  164,503
  Corporate assets...........................................                                              22,466
                                                                                                      ------------
  Total assets at December 31, 1995..........................                                          $  186,969
                                                                                                      ------------
                                                                                                      ------------
  Capital expenditures.......................................  $   16,171   $   1,357    $       --    $   17,528
  Depreciation and amortization..............................      16,159       1,454         1,049        18,662

1994
  Total revenues.............................................  $   34,521   $   5,197    $       --    $   39,718
  Cost of products sold......................................      (6,605)        (39)           --        (6,644)
                                                               ----------  -----------  ------------  ------------
                                                               $   27,916   $   5,158    $       --    $   33,074
  Operating income before general corporate expenses.........  $    7,021   $   2,512    $       --    $    9,533
  General corporate expenses.................................                                              (6,344)
  Interest and other income..................................                                                 173
  Interest expense...........................................                                              (1,774)
                                                                                                      ------------
  Income before income taxes.................................                                          $    1,588
                                                                                                      ------------
                                                                                                      ------------
  Identifiable assets at December 31, 1994...................  $   59,878   $   9,721    $       --    $   69,599
  Corporate assets...........................................                                               3,674
                                                                                                      ------------
  Total assets at December 31, 1994..........................                                          $   73,273
                                                                                                      ------------
                                                                                                      ------------
  Capital expenditures.......................................  $    5,014   $     763    $       --    $    5,777
  Depreciation and amortization..............................       6,393       1,226           955         8,574

1993
  Total revenues.............................................  $   16,407   $   4,867    $       --    $   21,274
  Cost of products sold......................................        (794)       (162)                       (956)
                                                               ----------  -----------  ------------  ------------
                                                               $   15,613   $   4,705    $       --    $   20,318
  Operating income before general corporate expenses.........  $    4,753   $   2,395    $       --    $    7,148
  General corporate expenses.................................                                              (4,416)
  Interest and other income..................................                                                  43
  Interest expense...........................................                                                (292)
                                                                                                      ------------
  Income before income taxes.................................                                          $    2,483
                                                                                                      ------------
                                                                                                      ------------
  Identifiable assets at December 31, 1993...................  $   17,680   $  10,359    $       --    $   28,039
  Corporate assets...........................................                                               2,257
                                                                                                      ------------
  Total assets at December 31, 1993..........................                                          $   30,296
                                                                                                      ------------
                                                                                                      ------------
  Capital expenditures.......................................  $    4,045   $   1,452    $       --    $    5,497
  Depreciation and amortization..............................       3,004       1,014           638         4,656

                          PRONET INC. AND SUBSIDIARIES

NOTE J -- COMMITMENTS
    The Company leases office space and transmitter sites under operating leases expiring through 2002. Rent expense was $4,514,000, $2,422,000 and $1,076,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Future minimum payments under noncancelable operating leases are as follows:

1996..................................................  $ 4,176,526
1997..................................................    2,578,289
1998..................................................    1,989,851
1999..................................................    1,555,582
2000..................................................    1,002,228
                                                        -----------
                                                        $11,302,476
                                                        -----------
                                                        -----------

NOTE K -- QUARTERLY DATA (UNAUDITED)
    The following summarizes the quarterly operating results of the Company for the years ended December 31, 1995 and 1994 (in thousands except per share amounts).

                                                                               THREE MONTHS ENDED
                                                                ------------------------------------------------
                                                                MARCH 31    JUNE 30   SEPTEMBER 30  DECEMBER 31
                                                                ---------  ---------  ------------  ------------
1995
  Total revenues..............................................  $  12,684  $  15,877   $   17,759    $   19,824
  Operating income (loss).....................................        769        630          573        (2,242)
  Income (loss) before income taxes...........................        424       (796)      (1,914)       (5,333)
  Net income (loss)...........................................         66       (400)      (2,030)       (5,333)
  Net income (loss) per share.................................        .01       (.06)        (.32)         (.86)
1994
  Total revenues..............................................  $   6,563  $   8,829   $   11,358    $   12,968
  Operating income............................................        598        827          835           929
  Income before income taxes..................................        432        501          278           377
  Net income..................................................        197        258           71           167
  Net income per share........................................        .05        .06          .02           .03

                          PRONET INC. AND SUBSIDIARIES

NOTE L -- ACQUISITIONS
    The Completed Acquisitions, which were all accounted for as purchases, consisted of the following:

                                                                     PAGERS IN
     ACQUISITION          LOCATION(S)          CLOSING DATE         SERVICE (1)    PURCHASE PRICE
- ---------------------  -----------------  -----------------------  -------------  -----------------
Contact                New York City      March 1, 1994                91,000     $    19.0 million
Radio Call             New York City      August 1, 1994               57,000           7.8 million
ChiComm                Chicago            August 1, 1994               30,000           9.8 million
High Tech              Chicago and Texas  December 31, 1994             2,000           0.9 million
Signet                 Charlotte          March 1, 1995                30,000           9.0 million
Carrier                New York City      April 1, 1995                31,200           6.5 million
Metropolitan           Houston            May 1, 1995                 150,000          21.0 million
All City               Milwaukee          May 1, 1995                  20,000           6.4 million
Americom               Houston            July 1, 1995                 80,000          17.5 million
Lewis                  Georgia            September 1, 1995            15,000           5.6 million
Gold Coast             Florida            September 1, 1995             6,000           2.3 million
Paging & Cellular      Houston            October 1, 1995                   0(2)        9.5 million
Apple                  Chicago            December 1, 1995             41,500          13.0 million
                                                                   -------------  -----------------
                                                                      553,700     $   128.3 million
                                                                   -------------  -----------------
                                                                   -------------  -----------------

- ------------------------
(1) As of the closing date.

(2) Paging & Cellular was the Company's largest reseller serving more than 40,000 subscribers in Texas.

    The Completed Acquisition's results of operations have been included in the consolidated results of operations since the date of acquisition. The following table presents the unaudited pro forma results of operations as if the acquisitions had occurred at the beginning of each respective period presented. The pro forma adjustments to sales and marketing and general and administrative expenses represent expenses that either would or would not have been incurred had the acquisitions occurred at the beginning of the periods presented. Pro forma adjustments reflect additional depreciation and amortization expense based on the fair value of the assets acquired as if the acquisitions had occurred at the beginning of the periods presented. Pro forma adjustments also reflect additional interest expense due to additional borrowings required to fund the cash portion of the purchase price of each acquisition. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of those dates or of results which may occur in the future.

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1995       1994
                                                                         ---------  ---------
Total revenues.........................................................  $  84,528  $  83,913
Net loss...............................................................     (9,752)    (7,615)
Net loss per share.....................................................      (1.56)     (1.73)

                          PRONET INC. AND SUBSIDIARIES

NOTE L -- ACQUISITIONS (CONTINUED)
    Other acquisition activity consisted of the following:

                                                                                 PAGERS IN
ACQUISITION            LOCATION(S)              STATUS OF ACQUISITION           SERVICE (1)     PURCHASE PRICE
- ------------------  ------------------  -------------------------------------  -------------  -------------------
Sun                 Florida             Closed January 1, 1996                     12,000     $    2.3 million
SigNet Raleigh      Raleigh             Closed January 1, 1996                     13,000     $    8.7 million
Page One            Georgia             Closed January 1, 1996                     30,000     $   19.7 million
AGR                 Florida             Closed February 1, 1996                    50,000     $    6.5 million
Total               Florida             Closed February 1, 1996                    13,000     $    2.2 million
Williams            Florida             Closed February 1, 1996                     6,500     $    2.7 million
                                        Definitive Agreement signed
RCS                 North Carolina       on November 16, 1995                      54,000(2)  $   12.3 million(2)
                                        Definitive Agreement signed
Nationwide          Los Angeles          on January 9, 1996
                                                                               -------------  -------------------
                                                                                  178,500     $   54.4 million
                                                                               -------------  -------------------
                                                                               -------------  -------------------

- ------------------------
(1) As of the closing date or the date of execution of the definitive agreement, as applicable.

(2) Represents aggregate amounts for RCS and Nationwide.

    RCS and Nationwide are expected to close in 1996 and will be funded by borrowings under the New Credit Facility. These transactions are subject to various conditions, including FCC, regulatory or other third party approvals.

NOTE M -- SUBSEQUENT EVENTS
    Effective January 1, 1996, the Company completed three acquisitions. The first acquisition involved the purchase of substantially all of the paging assets of Sun for approximately $2.3 million paid in cash at closing. The second acquisition involved the purchase of substantially all of the paging assets of SigNet Raleigh for approximately $8.7 million, comprised of approximately $4.7 million paid in cash and $3.2 million in Common Stock at closing and an $800,000 deferred payment. The third acquisition involved the purchase of all of the outstanding capital stock of Page One for approximately $14.8 million paid in cash at closing and a $4.9 million deferred payment. The deferred payments are due and payable one year from the closing of the respective transactions and are payable, at the Company's discretion, either in cash or shares of Common Stock based upon market value at the date of payment. These acquisitions were all accounted for as purchases. The Company funded $7.3 million of cash for the acquisitions of Sun, Signet Raleigh and Page One with proceeds from the Notes. The remaining $14.5 million was funded from borrowings under the New Credit Facility. These acquisitions will be accounted for as purchases.

    Effective February 1, 1996, the Company completed the purchase of all of the outstanding common stock of AGR, Total and Williams. AGR was purchased for approximately $6.5 million paid in cash at closing. Total was purchased for approximately $2.2 million, consisting of $400,000 paid in cash and $1.8 million in Common Stock at closing. Williams was purchased for approximately $2.7 million paid in cash at closing. The Company funded these acquisitions with borrowings under the New Credit Facility. These acquisitions will be accounted for as purchases.

    The following table presents the unaudited pro forma results of operations as if the acquisitions of Sun, Signet Raleigh, Page One, AGR, Total, Williams and the Completed Acquisitions had occurred at the beginning of each respective period presented. The pro forma adjustments to sales and marketing and general and administrative expenses represent expenses that either would or would not have been

                          PRONET INC. AND SUBSIDIARIES

NOTE M -- SUBSEQUENT EVENTS (CONTINUED)
incurred had the acquisitions occurred at the beginning of the periods presented. Pro forma adjustments reflect additional depreciation and amortization expense based on the fair value of the assets acquired as if the acquisitions had occurred at the beginning of the periods presented. Pro forma adjustments also reflect additional interest expense due to additional borrowings required to fund the cash portion of the purchase price of each acquisition. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of those dates or of results which may occur in the future.

                                                                  DECEMBER 31,
                                                             ----------------------
                                                                1995        1994
                                                             ----------  ----------
Total revenues.............................................  $   99,898  $   97,010
Net loss...................................................     (14,864)    (12,635)
Net loss per share.........................................       (2.37)      (2.88)

    In January 1996, the Company signed a definitive agreement to purchase the outstanding capital stock of Nationwide for approximately $6.75 million. Nationwide serves more than 45,000 subscribers in Los Angeles. For the latest fiscal year ended December 31, 1995, Nationwide had revenues and operating income of approximately $5.5 million and $158,000, respectively, and total assets of approximately $1.4 million. This transaction is subject to various conditions including due diligence, approval by the Board of Directors of the Company and FCC, regulatory and other third-party approvals. This acquisition will be accounted for as a purchase.

                          PRONET INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                                       MARCH 31,    DECEMBER 31,
                                                                                                         1996           1995
                                                                                                      -----------   ------------
                                                                                                      (UNAUDITED)
CURRENT ASSETS
  Cash and cash equivalents.........................................................................   $  2,089       $ 10,154
  Trade accounts receivable, net of allowance for doubtful accounts.................................     10,635          7,498
  Federal income tax receivable -- Note E...........................................................        753            990
  Inventories.......................................................................................      2,156          1,574
  Other current assets..............................................................................      2,040          1,937
                                                                                                      -----------   ------------
                                                                                                         17,673         22,153
EQUIPMENT
  Pagers............................................................................................     47,485         36,789
  Communications equipment..........................................................................     31,689         26,051
  Security systems' equipment.......................................................................     12,304         11,866
  Office and other equipment........................................................................      9,024          7,179
                                                                                                      -----------   ------------
                                                                                                        100,502         81,885
  Less allowance for depreciation...................................................................    (38,614)       (34,203)
                                                                                                      -----------   ------------
                                                                                                         61,888         47,682
GOODWILL AND OTHER ASSETS, net of amortization -- Note A............................................    151,269        117,134
                                                                                                      -----------   ------------
                                                                                                       $230,830       $186,969
                                                                                                      -----------   ------------
                                                                                                      -----------   ------------

                                              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Trade payables....................................................................................   $ 12,033       $  8,387
  Other accrued expenses and liabilities............................................................     14,384         10,524
  Current maturities of long-term debt -- Note B....................................................      1,040             --
                                                                                                      -----------   ------------
                                                                                                         27,457         18,911
LONG-TERM DEBT, less current maturities -- Note B...................................................    130,297         99,319
DEFERRED CREDITS -- Note C..........................................................................     17,382         19,183
STOCKHOLDERS' EQUITY -- Note A
  Common stock......................................................................................         75             70
  Additional capital................................................................................     68,874         56,617
  Retained deficit..................................................................................    (11,795)        (5,671)
  Less treasury stock at cost.......................................................................     (1,460)        (1,460)
                                                                                                      -----------   ------------
                                                                                                         55,694         49,556
                                                                                                      -----------   ------------
                                                                                                       $230,830       $186,969
                                                                                                      -----------   ------------
                                                                                                      -----------   ------------

                See notes to consolidated financial statements.

                          PRONET INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                             --------------------
                                                                                               1996       1995
                                                                                             ---------  ---------
                                                                                                 (UNAUDITED)
REVENUES
  Service revenues.........................................................................  $  21,016  $  10,488
  Product sales............................................................................      3,146      2,196
                                                                                             ---------  ---------
  Total revenues...........................................................................     24,162     12,684
  Cost of products sold....................................................................     (2,781)    (2,066)
                                                                                             ---------  ---------
                                                                                                21,381     10,618
COST OF SERVICES
  Pager lease and access services..........................................................      5,512      2,220
  Security systems' equipment services.....................................................        275        246
                                                                                             ---------  ---------
                                                                                                 5,787      2,466
                                                                                             ---------  ---------
  GROSS MARGIN.............................................................................     15,594      8,152

  EXPENSES
  Sales and marketing......................................................................      4,039      1,642
  General and administrative...............................................................      5,340      2,996
  Depreciation and amortization............................................................      8,707      2,745
                                                                                             ---------  ---------
                                                                                                18,086      7,383
                                                                                             ---------  ---------
  OPERATING INCOME (LOSS)..................................................................     (2,492)       769

  OTHER INCOME (EXPENSE)
  Interest and other income................................................................         27         41
  Interest expense.........................................................................     (3,659)      (386)
                                                                                             ---------  ---------
                                                                                                (3,632)      (345)
                                                                                             ---------  ---------
  INCOME (LOSS) BEFORE INCOME TAXES........................................................     (6,124)       424
Income tax expense -- Note E...............................................................     --            358
                                                                                             ---------  ---------
  NET INCOME (LOSS)........................................................................  $  (6,124) $      66
                                                                                             ---------  ---------
                                                                                             ---------  ---------
NET INCOME (LOSS) PER SHARE................................................................  $   (0.89) $    0.01
                                                                                             ---------  ---------
                                                                                             ---------  ---------
WEIGHTED AVERAGE SHARES....................................................................      6,909      6,627
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                See notes to consolidated financial statements.

                          PRONET INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                             THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ---------------------
                                                                                               1996       1995
                                                                                            ----------  ---------
                                                                                                 (UNAUDITED)
OPERATING ACTIVITIES:
Net income (loss).........................................................................  $   (6,124) $      66
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization...........................................................       8,707      2,745
  Amortization of discount................................................................          18         --
  Deferred tax provision..................................................................          --        106
  Provision for losses on accounts receivable.............................................         348        208
  Changes in operating assets and liabilities:
    (Increase) decrease in trade accounts receivable......................................      (2,143)       781
    Decrease in inventories...............................................................         625        146
    Increase in other current assets......................................................        (104)      (220)
    Increase (decrease) in trade payables and other accrued expenses and liabilities......       6,324     (4,176)
                                                                                            ----------  ---------
  Net cash provided by (used in) operating activities.....................................       7,651       (344)
INVESTING ACTIVITIES:
  Purchase of equipment, net..............................................................      (5,811)      (926)
  Purchase of pagers, net of disposals....................................................      (9,899)       635
  Acquisitions, net of cash acquired......................................................     (31,647)    (5,434)
  Computer system software, product enhancements and other intangible assets..............        (372)      (332)
  Other...................................................................................         (12)        53
                                                                                            ----------  ---------
  Net cash used in investing activities...................................................     (47,741)    (6,004)
FINANCING ACTIVITIES:
  Proceeds from bank debt.................................................................      32,000     12,400
  Exercise of incentive stock options for common stock....................................          30        111
  Debt financing costs....................................................................          (9)    (1,391)
  Other...................................................................................           4        (69)
                                                                                            ----------  ---------
  Net cash provided by financing activities...............................................      32,025     11,051
                                                                                            ----------  ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..........................................      (8,065)     4,703
CASH AND CASH EQUIVALENTS:
  Beginning of period.....................................................................      10,154        666
                                                                                            ----------  ---------
  End of period...........................................................................  $    2,089  $   5,369
                                                                                            ----------  ---------
                                                                                            ----------  ---------

                See notes to consolidated financial statements.

                          PRONET INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       THREE MONTHS ENDED MARCH 31, 1996

NOTE A -- ACCOUNTING POLICIES

    BASIS OF PRESENTATION: The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in the Form 10-K for ProNet Inc. (the "Company") filed with the Securities and Exchange Commission (the "SEC") on March 1, 1996.

    GOODWILL  AND  OTHER  ASSETS:   Goodwill  and  other assets  consist  of the
following (in thousands):

                                                                               MARCH 31,   DECEMBER 31,
                                                                                 1996          1995
                                                                              -----------  ------------
Goodwill....................................................................  $   143,286   $  108,153
Noncompetition agreements...................................................        7,354        4,750
Debt financing costs........................................................        6,988        6,980
Other.......................................................................        5,967        6,517
                                                                              -----------  ------------
                                                                                  163,595      126,400
Less accumulated amortization...............................................       12,326        9,266
                                                                              -----------  ------------
                                                                              $   151,269   $  117,134
                                                                              -----------  ------------
                                                                              -----------  ------------

    Goodwill is amortized using the straight-line method over a fifteen year term. Noncompetition agreements are amortized using the straight-line method over the terms of the agreements, generally five years. Debt financing costs consist of costs incurred in connection with the Company's senior subordinated notes and revolving line of credit and are amortized over periods not to exceed the terms of the related agreements.

    EQUIPMENT:    Beginning in  October 1995,  the  Company began  recording and depreciating all pagers as part of pager equipment.

    NET INCOME (LOSS) PER SHARE: Net income (loss) per share is based on the weighted average number of common and common equivalent shares outstanding during each period. Stock options are considered common stock equivalents for purposes of computing weighted average shares outstanding.

    RECLASSIFICATION  OF FINANCIAL  STATEMENTS:   The 1995  financial statements
have been reclassified to conform to the 1996 financial statement presentation.

                          PRONET INC. AND SUBSIDIARIES

NOTE B -- LONG-TERM DEBT
    Long-term debt consists of the following (in thousands):

                                                                               MARCH 31,   DECEMBER 31,
                                                                                 1996          1995
                                                                              -----------  ------------
Senior subordinated notes...................................................  $    99,337   $   99,319
Revolving line of credit....................................................       32,000       --
                                                                              -----------  ------------
                                                                                  131,337       99,319
Less current maturities.....................................................       (1,040)      --
                                                                              -----------  ------------
                                                                              $   130,297   $   99,319
                                                                              -----------  ------------
                                                                              -----------  ------------

NOTE C -- DEFERRED CREDITS
    Deferred credits consist of the following (in thousands):

                                                                                 MARCH 31,   DECEMBER 31,
                                                                                   1996          1995
                                                                                -----------  ------------
Deferred payments.............................................................   $  16,694    $   18,495
Deferred tax liability........................................................         688           688
                                                                                -----------  ------------
                                                                                 $  17,382    $   19,183
                                                                                -----------  ------------
                                                                                -----------  ------------

    The Company has deferred payments outstanding related to various completed acquisitions which are due and payable one year from the closing of the respective transactions. The balances are payable, at the Company's discretion, either in cash or shares of the Company's common stock, $.01 par value (the "Common Stock") based on current market value at the date of payment. In January 1996, the Company paid in cash the $200,000 deferred portion of the purchase price of High Tech Communications Corp. ("High Tech"). In February 1996, the Company issued 172,535 shares of its Common Stock and paid in cash $13,000 to Signet Paging of Charlotte, Inc. ("Signet Charlotte") for payment of the $4.2 million deferred portion of the purchase price of Signet Charlotte. In March 1996, the Company issued 114,994 shares of its Common Stock to Carrier Paging Systems, Inc. ("Carrier") in payment of the $3.0 million deferred portion of the purchase price of Carrier.

NOTE D -- ACQUISITIONS
    In early 1993, the Company announced its plans to commence a program of acquiring businesses that serve the commercial paging market and offer operational synergies when integrated within the Company's SuperCenters. During 1994, the Company acquired all of the outstanding capital stock of Contact Communications, Inc. ("Contact"), substantially all of the of the paging assets of Radio Call Company, Inc. ("Radio Call") and High Tech and substantially all of the Chicago-area paging assets of the RCC division of Chicago Communication Service, Inc., ("ChiComm") for $19.0 million, $7.8 million, $900,000 and $9.8 million, respectively. In 1995, the Company acquired the paging assets of Signet Charlotte for $9.0 million, Carrier for $6.5 million, All City Communication Company, Inc. ("All City") for $6.4 million, Americom Paging Corporation ("Americom") for $17.5 million, Lewis Paging, Inc. ("Lewis") for $5.6 million, Gold Coast Paging, Inc. ("Gold Coast") for $2.3 million and Paging & Cellular of Texas, a Sole Proprietorship ("Paging & Cellular") for $9.5 million and all the outstanding capital stock of Metropolitan Houston Paging Services, Inc. ("Metropolitan") for $21.0 million and Apple Communication, Inc. ("Apple") for $13.0 million. Effective January 1, 1996, the Company acquired substantially all of the paging assets of Sun Paging Communications ("Sun") and SigNet Paging of Raleigh, Inc. ("SigNet Raleigh") and all of the outstanding capital stock of Cobbwells, Inc. dba Page One ("Page One") for $2.3 million, $8.7 million and $19.7 million, respectively. Effective February 1, 1996, the Company completed the acquisition of all of the outstanding capital stock of A.G.R. Electronics, Inc. and affiliates ("AGR"), Total Communication Services, Inc.

                          PRONET INC. AND SUBSIDIARIES

NOTE D -- ACQUISITIONS (CONTINUED)
("Total") and Williams Metro Communications Corp. and affiliates ("Williams") for $6.5 million, $2.2 million and $2.7 million, respectively. The nineteen completed acquisitions were accounted for as purchases and funded by borrowings under the Company's revolving line of credit (the "Credit Facility"), proceeds from the sale of the Company's senior subordinated notes (the "Notes") and issuances of shares of the Company's Common Stock.

    The pro forma unaudited results of operations for the three months ended March 31, 1996 and 1995, (which include acquisitions closed as of March 31,
1996), assuming consummation of the purchases at the beginning of the periods indicated, are as follows (in thousands, except per share data):

                                                                                   THREE MONTHS ENDED
                                                                                        MARCH 31,
                                                                                -------------------------
                                                                                   1996          1995
                                                                                -----------  ------------
Total revenues................................................................   $  24,572    $   25,086
Net loss......................................................................      (6,304)       (1,671)
Net loss per common share.....................................................       (0.91)        (0.24)

    These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions been made as of those dates or of results which may occur in the future.

NOTE E -- INCOME TAXES
    For the three months ended March 31, 1996, the primary difference between the U.S. Federal statutory tax rate and the effective tax rate is the amortization of goodwill related to stock acquisitions, which is not deductible for tax purposes. Additionally, no recognition has been given to the potential future tax benefits from net operating losses incurred in the first quarter of 1996, as such tax benefits are not assured beyond a reasonable doubt.

NOTE F -- SUBSEQUENT EVENTS

    In April 1996, the Company signed a letter of intent to purchase all of the outstanding capital stock of Georgialina Communication Company and affiliates
("Georgialina"). Also in April 1996, the Company signed two definitive agreements. The first definitive agreement involved the merger of the Company and Teletouch Communications, Inc. ("Teletouch"). The second definitive agreement involved a merger with Pac-West Telecomm, Inc. and affiliates ("PacWest"). In May 1996, the Company entered into an agreement to purchase substantially all of the assets of Ventures in Paging, L.C. ("VIP"). These transactions will be accounted for as purchases for an approximate aggregate purchase price of $229.5 million.


    Also in April 1996, the Company entered into an agreement to purchase a nationwide license (931.9125 MHz Radio Common Carrier frequency) and for the purchase of associated system equipment (the "Nationwide License") from Motorola, Inc. ("Motorola") for approximately $43 million.

    These transactions are expected to close in 1996 and are subject to various conditions and approvals. The Company anticipates amending the Credit Facility to extend the maturity and to increase the amount of available credit to $300 million.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Shareholders
ProNet Inc.

    We have audited the accompanying Statements of Assets and Liabilities and Divisional Equity of the Paging Divisions of Pac-West Telecomm, Inc. and Subsidiary (the Company) as of November 30, 1995, and the related statements of operations, divisional equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the assets and liabilities and divisional equity of the Paging Divisions of Pac-West Telecomm, Inc. and Subsidiary at November 30, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Dallas, Texas
January 26, 1996

           PAGING DIVISIONS OF PAC-WEST TELECOMM, INC. AND SUBSIDIARY

           STATEMENTS OF ASSETS AND LIABILITIES AND DIVISIONAL EQUITY

                                     ASSETS

                                                                                                      NOVEMBER 30,   FEBRUARY 29,
                                                                                                          1995           1996
                                                                                                      ------------   ------------
                                                                                                                     (UNAUDITED)
Current assets:
  Cash..............................................................................................   $     2,000    $     6,000
  Trade accounts receivable, net of allowance for doubtful accounts of $49,000 and $85,000 in 1995
   and 1996, respectively...........................................................................       297,000        275,000
  Prepaid expenses and other current assets.........................................................        39,000         35,000
                                                                                                      ------------   ------------
    Total current assets............................................................................       338,000        316,000
                                                                                                      ------------   ------------
Equipment, vehicles and leasehold improvements:
  Communications equipment..........................................................................     4,260,000      4,656,000
  Pagers............................................................................................     2,171,000      2,300,000
  Office furniture and equipment....................................................................        52,000         52,000
  Vehicles..........................................................................................        49,000         49,000
  Leasehold improvements............................................................................         4,000          4,000
                                                                                                      ------------   ------------
                                                                                                         6,536,000      7,061,000
Less accumulated depreciation and amortization......................................................     2,583,000      2,693,000
                                                                                                      ------------   ------------
                                                                                                         3,953,000      4,368,000
                                                                                                      ------------   ------------
Goodwill and other assets, net of accumulated amortization of $43,000 and $48,000 in 1995 and 1996,
 respectively.......................................................................................       105,000        100,000
                                                                                                      ------------   ------------
    Total...........................................................................................   $ 4,396,000    $ 4,784,000
                                                                                                      ------------   ------------
                                                                                                      ------------   ------------

                                                LIABILITIES AND DIVISIONAL EQUITY

Current liabilities:
  Accounts payable..................................................................................   $    87,000    $    96,000
  Accrued compensation..............................................................................        88,000         80,000
  Other accrued liabilities.........................................................................        21,000         16,000
  Current portion of notes payable..................................................................       461,000        422,000
  Current portion of capital lease obligations......................................................       716,000        840,000
                                                                                                      ------------   ------------
    Total current liabilities.......................................................................     1,373,000      1,454,000
                                                                                                      ------------   ------------

Long-term debt:
  Notes payable, less current portion...............................................................       599,000        505,000
  Capital lease obligations, less current portion...................................................     2,004,000      2,338,000
                                                                                                      ------------   ------------
    Total long-term debt............................................................................     2,603,000      2,843,000
                                                                                                      ------------   ------------
Deferred income taxes...............................................................................       150,000        150,000
                                                                                                      ------------   ------------
Divisional equity...................................................................................       270,000        337,000
                                                                                                      ------------   ------------
    Total...........................................................................................   $ 4,396,000    $ 4,784,000
                                                                                                      ------------   ------------
                                                                                                      ------------   ------------

                            See accompanying notes.

           PAGING DIVISIONS OF PAC-WEST TELECOMM, INC. AND SUBSIDIARY
                            STATEMENTS OF OPERATIONS

                                                                                                 THREE MONTHS   THREE MONTHS
                                                                                   YEAR ENDED       ENDED          ENDED
                                                                                  NOVEMBER 30,   FEBRUARY 29,   FEBRUARY 28,
                                                                                      1995           1996           1995
                                                                                  ------------   ------------   ------------
                                                                                                 (UNAUDITED)    (UNAUDITED)
Revenues:
  Service revenues..............................................................   $ 5,724,000    $1,524,000     $1,404,000
  Product sales.................................................................     1,015,000       242,000        265,000
                                                                                  ------------   ------------   ------------
  Total revenues................................................................     6,739,000     1,766,000      1,669,000
  Cost of products sold.........................................................      (874,000)     (223,000)      (225,000)
                                                                                  ------------   ------------   ------------
                                                                                     5,865,000     1,543,000      1,444,000
Cost of services................................................................     1,233,000       274,000        243,000
                                                                                  ------------   ------------   ------------
Gross margin....................................................................     4,632,000     1,269,000      1,201,000
Expenses:
  Sales and marketing...........................................................     3,118,000       938,000        743,000
  General and administrative....................................................       852,000       221,000        206,000
  Depreciation and amortization.................................................       856,000       257,000        201,000
                                                                                  ------------   ------------   ------------
                                                                                     4,826,000     1,416,000      1,150,000
                                                                                  ------------   ------------   ------------
Operating income (loss).........................................................      (194,000)     (147,000)        51,000
Interest expense................................................................      (381,000)      (97,000)       (74,000)
                                                                                  ------------   ------------   ------------
Loss before income taxes........................................................      (575,000)     (244,000)       (23,000)
Income tax - benefit............................................................       209,000        99,000         10,000
                                                                                  ------------   ------------   ------------
Net loss........................................................................   $  (366,000)   $ (145,000)    $  (13,000)
                                                                                  ------------   ------------   ------------
                                                                                  ------------   ------------   ------------

                            See accompanying notes.

           PAGING DIVISIONS OF PAC-WEST TELECOMM, INC. AND SUBSIDIARY
                        STATEMENTS OF DIVISIONAL EQUITY

                                                                                     AMOUNT
                                                                                  ------------
Balance at December 1, 1994.....................................................  $    399,000
  Net loss......................................................................      (366,000)
  Cash transfers from parent....................................................       237,000
                                                                                  ------------
Balance at November 30, 1995....................................................       270,000
  Net loss (unaudited)..........................................................      (145,000)
  Cash transfers from parent....................................................       212,000
                                                                                  ------------
Balance at February 29, 1996 (unaudited)........................................  $    337,000
                                                                                  ------------
                                                                                  ------------

                            See accompanying notes.

           PAGING DIVISIONS OF PAC-WEST TELECOMM, INC. AND SUBSIDIARY
                            STATEMENTS OF CASH FLOWS

                                                                                                        THREE MONTHS   THREE MONTHS
                                                                                          YEAR ENDED       ENDED          ENDED
                                                                                         NOVEMBER 30,   FEBRUARY 29,   FEBRUARY 28,
                                                                                             1995           1996           1995
                                                                                         ------------   ------------   ------------
                                                                                                        (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES
  Net loss.............................................................................   $  (366,000)   $ (145,000)    $  (13,000)
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization......................................................       856,000       257,000        201,000
    Provision for bad debts............................................................       157,000        21,000         52,000
    Deferred income taxes..............................................................       130,000       --             --
    Changes in operating assets and liabilities:
      (Increase) decrease in trade accounts receivable.................................       (27,000)        1,000        (18,000)
      (Increase) decrease in prepaid expenses and other current assets.................        (7,000)        4,000         18,000
      Increase (decrease) in accounts payable..........................................       (30,000)        9,000        (68,000)
      Increase (decrease) in accrued compensation......................................        18,000        (8,000)       (14,000)
      Increase (decrease) other liabilities............................................         4,000        (4,000)        (1,000)
                                                                                         ------------   ------------   ------------
Net cash provided by operating activities..............................................       735,000       135,000        157,000
                                                                                         ------------   ------------   ------------

INVESTING ACTIVITIES
  Purchase of fixed assets.............................................................    (1,440,000)     (396,000)      (359,000)
  Purchase of pagers-net...............................................................      (234,000)     (272,000)       --
                                                                                         ------------   ------------   ------------
Net cash used in investing activities..................................................    (1,674,000)     (668,000)      (359,000)
                                                                                         ------------   ------------   ------------

FINANCING ACTIVITIES
  Borrowings under notes payable and capital leases....................................     1,744,000       653,000        359,000
  Principal payments on notes payable and capital leases...............................    (1,062,000)     (328,000)      (239,000)
  Cash transfers from parent...........................................................       237,000       212,000         58,000
                                                                                         ------------   ------------   ------------
Net cash provided by financing activities..............................................       919,000       537,000        178,000
                                                                                         ------------   ------------   ------------
Net increase (decrease) in cash........................................................       (20,000)        4,000        (24,000)
Cash at beginning of period............................................................        22,000         2,000         22,000
                                                                                         ------------   ------------   ------------
Cash at end of period..................................................................   $     2,000    $    6,000     $   (2,000)
                                                                                         ------------   ------------   ------------
                                                                                         ------------   ------------   ------------

                            See accompanying notes.

           PAGING DIVISIONS OF PAC-WEST TELECOMM, INC. AND SUBSIDIARY

                         NOTES TO FINANCIAL STATEMENTS

                               NOVEMBER 30, 1995

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION
    Pac-West Telecomm, Inc. (a California corporation) is engaged in the business of providing paging services, long-distance telecommunications, and telephone equipment sales and installation services to business and residential customers principally within California. Its wholly-owned subsidiary, A Best Page, Inc. (a Nevada corporation) provides paging services in the Las Vegas, Nevada area.

    On April 25, 1996, Pac-West Telecomm, Inc. entered into an agreement to merge its paging operations (the Paging Divisions) into ProNet Inc. The acquired net assets are to include all of the outstanding capital stock of A Best Page, Inc.

    The accompanying Statements of Assets and Liabilities and Divisional Equity include only the assets and liabilities of the paging services which will be acquired by or assumed by ProNet Inc., including all the assets and liabilities of A Best Page, Inc.

    The accompanying Statements of Operations include the revenues and expenses of only the Paging Divisions of Pac-West Telecomm, Inc., plus all of the revenues and expenses of A Best Page, Inc.

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

NOTE 2 -- ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in financial statements and accompanying notes. Actual results could differ from those estimates.

EQUIPMENT, VEHICLES AND LEASEHOLD IMPROVEMENTS

    Equipment, vehicles and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Equipment includes assets acquired under capital leases. Expenditures for maintenance are charged to expense as incurred. Upon retirement, the asset cost and the related accumulated depreciation are removed from the accounts. Costs associated with dispositions of pagers are reflected as a component of cost of sales and services, whereas gains and losses associated with dispositions of other equipment, vehicles and leasehold improvements are reflected as a component of other income (expense). Depreciation and amortization are computed using the straight-line method based on the following estimated useful lives and includes amortization of assets acquired under capital lease:

                                                                        5 to 7
Equipment.............................................................  years
Vehicles..............................................................  5 years
Leasehold improvements................................................  3 years

GOODWILL

    Intangibles acquired have been capitalized and are being amortized on a straight-line basis over 10 years.

INCOME TAXES

    Deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the marginal tax rates, using the liability method.

           PAGING DIVISIONS OF PAC-WEST TELECOMM, INC. AND SUBSIDIARY

                               NOVEMBER 30, 1995

NOTE 3 -- NOTES PAYABLE AND LINES OF CREDIT

    NOTES PAYABLE

    Notes payable consists of the following as of November 30, 1995:

Contracts payable to finance companies, payable in monthly installments ranging from approximately $100 to $4,750, including interest at 7.5%
 to 13.0%, due at various dates through 1999...........................  $  931,000
Other note payable.....................................................     129,000
                                                                         ----------
                                                                          1,060,000
Less current portion...................................................     461,000
                                                                         ----------
                                                                         $  599,000
                                                                         ----------
                                                                         ----------

    Notes payable are collateralized by certain equipment and vehicles.

    At November 30, 1995, aggregate future principal payments on notes payable are as follows:

1996...................................................................  $  461,000
1997...................................................................     296,000
1998...................................................................     206,000
1999...................................................................      16,000
2000 and subsequent....................................................      81,000
                                                                         ----------
                                                                         $1,060,000
                                                                         ----------
                                                                         ----------

    Interest paid on notes payable and capital lease obligations during 1995 was $371,000.

    LINES OF CREDIT

    Effective August 1995, Pac-West Telecomm, Inc. entered into a two-year credit agreement with a financial institution, which provides for a line of credit of 80% of eligible receivables, with a maximum borrowing limit of $1,500,000. No amounts had been borrowed under this line of credit during fiscal 1995. The line of credit bears interest at the bank's prime rate plus 0.75%. All of the Paging Divisions accounts receivable are collateral for borrowings under this line of credit. At November 30, 1995 and February 29, 1996, $845,000 and $1,051,000, respectively, were available under this line of credit based on Pac-West Telecomm, Inc.'s borrowing base.

    The credit agreement (and related security agreement) contain various restrictive covenants, including restrictions on the incurrence of new liens and long-term indebtedness except for the financing of new equipment, the payment of dividends, the entering into business combinations or mergers, and requirements to maintain certain financial ratios. Pac-West Telecomm, Inc. has been in compliance with all the covenants and financial ratios.

    In February 1996, Pac-West Telecomm, Inc. received a commitment for up to $800,000 of equipment financing. Financings under this commitment will be for terms of up to 60 months. The financing agreement contains a restrictive condition as to certain consolidations or mergers of Pac-West Telecomm, Inc. Under this agreement, in February 1996, the Paging Divisions financed $381,000 of equipment under a capital lease.

           PAGING DIVISIONS OF PAC-WEST TELECOMM, INC. AND SUBSIDIARY

                               NOVEMBER 30, 1995

NOTE 4 -- COMMITMENTS AND CONTINGENCIES

LEASES

    The Paging Divisions lease certain equipment under capital leases. In addition, certain paging transmitting sites are leased on month-to-month, annual and long-term noncancelable leases. In most cases, management expects that the paging transmitting site leases will be renewed or replaced by other leases in the normal course of business.

    All of the paging transmitting site leases, as well as all of the Federal Communication Commission paging transmitter licenses, in states other than California and Nevada are in the name of an affiliated company, Strategic Products Corporation. Pac-West Telecomm, Inc. owns and operates the paging transmitting equipment at most of these sites, and makes the lease payments on all the leases.

    Future minimum payments under capital leases and noncancelable operating leases with initial terms in excess of one year are as follows as of November 30, 1995 for the Paging Divisions:

                                                                                 CAPITAL      OPERATING
                                                                                 LEASES        LEASES
                                                                              -------------  -----------
1996........................................................................  $     967,000  $   310,000
1997........................................................................        866,000      135,000
1998........................................................................        747,000       89,000
1999........................................................................        516,000       35,000
2000 and subsequent.........................................................        235,000       20,000
                                                                              -------------  -----------
  Total minimum lease payments..............................................      3,331,000  $   589,000
                                                                                             -----------
                                                                                             -----------
Less amounts representing interest..........................................       (611,000)
                                                                              -------------
Present value of minimum lease payments.....................................      2,720,000
Less principal portion due within one year..................................       (716,000)
                                                                              -------------
Principal portion due after one year........................................  $   2,004,000
                                                                              -------------
                                                                              -------------

    Rental expense charged to operations for all operating leases of the Paging Divisions was approximately $466,000 for 1995.

NOTE 5 -- INCOME TAXES
    The income tax provision (benefit) consists of the following for the year ended November 30, 1995:

Current.................................................................  $(339,000)
Deferred................................................................    130,000
                                                                          ---------
                                                                          $(209,000)
                                                                          ---------
                                                                          ---------

    The income tax benefit reflected in these Statements of Operations is based on the effective tax rates for Pac-West Telecomm, Inc. and are higher than the statutory rates due to state income taxes.

    A Best Page, Inc. files a separate federal income tax return. No income tax benefit has been applied to the results of operations of A Best Page, Inc. as it has net operating loss carryovers totaling approximately $100,000 through 1995. No recognition has been given in these financial statements to the potential future tax benefits from these net operating loss carryovers for A Best Page, Inc. The net operating loss carryovers will begin expiring in 2006.

           PAGING DIVISIONS OF PAC-WEST TELECOMM, INC. AND SUBSIDIARY

                               NOVEMBER 30, 1995

NOTE 5 -- INCOME TAXES (CONTINUED)
    The Deferred income tax liability of $150,000 reflected in these financial statements represents the allocable portion of Pac-West Telecomm Inc.'s deferred tax liabilities at November 30, 1995. Deferred tax liabilities arise mainly from temporary differences that arise from depreciation for federal and state income taxes versus financial reporting purposes.

NOTE 6 -- ALLOCATION OF CORPORATE EXPENSES
    Corporate expenses for accounting, legal, and other general administrative services are allocated to the Paging Divisions based upon revenue of the divisions relative to the total revenues of Pac-West Telecomm, Inc. Management believes this is a reasonable allocation method. Allocated amounts for the year ended November 30, 1995 and the three months ended February 29, 1996 and February 28, 1995, were $852,000, $221,000, and $206,000, respectively.

NOTE 8 -- UNAUDITED PERIODS
    In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Teletouch Communications, Inc.

    We have audited the accompanying consolidated balance sheets of Teletouch Communications, Inc. as of May 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended May 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Teletouch Communications, Inc. at May 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended May 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Fort Worth, Texas
August 11, 1995

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                                    MAY 31,
                                                                                              --------------------
                                                                                                1995       1994
                                                                                              ---------  ---------
Current assets:
  Cash......................................................................................  $     715  $      61
  Accounts receivable, net of allowance of $379 in 1995 and $43 in 1994.....................      1,756        317
  Inventories, net of allowance of $56 in 1995 and $63 in 1994..............................      1,080        108
  Federal income tax refund receivable......................................................        122     --
  Deferred income tax assets................................................................        148        117
  Prepaid expenses and other current assets.................................................        248         42
                                                                                              ---------  ---------
    Total current assets....................................................................      4,069        645
Property, plant and equipment...............................................................      8,683      2,063
Less accumulated depreciation...............................................................     (2,064)    (1,457)
                                                                                              ---------  ---------
    Net property, plant and equipment.......................................................      6,619        606
Intangible and other assets:
  Excess of cost over fair value of net assets acquired, net of accumulated amortization of
   $964 in 1995 and $712 in 1994............................................................     11,021      1,068
  Debt issue cost...........................................................................        954     --
  Deferred costs associated with pending acquisition........................................        841     --
  Other intangible assets, net of accumulated amortization of $866 in 1995 and $28 in
   1994.....................................................................................      9,550         42
  Long-term receivable and other assets.....................................................         98         19
                                                                                              ---------  ---------
    Total intangible and other assets.......................................................     22,464      1,129
                                                                                              ---------  ---------
    Total assets............................................................................  $  33,152  $   2,380
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................................................  $   2,114  $     233
  Due to related parties....................................................................          7        134
  Accounts payable..........................................................................        771        104
  Accrued expenses..........................................................................        892        127
  Deferred revenue..........................................................................      1,279        199
                                                                                              ---------  ---------
    Total current liabilities...............................................................      5,063        797
Long-term debt, less current portion........................................................     17,765        564
Due to related parties......................................................................     --            368
Deferred income tax liability...............................................................      2,965         32
Shareholders' equity:
  Preferred stock, $.001 par value..........................................................     --         --
  Common stock, $.001 par value.............................................................          5          3
  Additional paid-in capital................................................................      8,893        718
  Accumulated deficit.......................................................................     (1,487)       (50)
  Stock subscription receivable.............................................................        (52)       (52)
                                                                                              ---------  ---------
    Total shareholders' equity..............................................................      7,359        619
                                                                                              ---------  ---------
    Total liabilities and shareholders' equity..............................................  $  33,152  $   2,380
                                                                                              ---------  ---------
                                                                                              ---------  ---------

          See accompanying notes to consolidated financial statements.

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                   (IN THOUSANDS -- EXCEPT PER SHARE AMOUNTS)

                                                                                          YEAR ENDED MAY 31,
                                                                                    -------------------------------
                                                                                      1995       1994       1993
                                                                                    ---------  ---------  ---------
Pager sales and service revenue...................................................  $   6,608  $   1,762  $   1,383
Other sales and service revenue...................................................      2,066      1,503      1,596
Cost of products sold.............................................................     (2,084)      (766)      (695)
                                                                                    ---------  ---------  ---------
                                                                                        6,590      2,499      2,284
Costs and expenses:
  Operating.......................................................................      1,357        920        867
  Selling.........................................................................      1,476        427        367
  General and administrative......................................................      2,037        545        468
  Depreciation and amortization...................................................      1,822        307        235
                                                                                    ---------  ---------  ---------
Total costs and expenses..........................................................      6,692      2,199      1,937
                                                                                    ---------  ---------  ---------
Operating income (loss)...........................................................       (102)       300        347

  Interest expense, net...........................................................     (1,626)      (143)      (165)

Consulting expenses associated with strategic planning............................     --           (495)    --

Gain on sale of answering service.................................................        103     --         --
                                                                                    ---------  ---------  ---------

Income (loss) before income taxes.................................................     (1,625)      (338)       182

Income tax expense (benefit)
  Current.........................................................................     --             60        100
  Deferred........................................................................       (188)      (113)       (13)
                                                                                    ---------  ---------  ---------
                                                                                         (188)       (53)        87
                                                                                    ---------  ---------  ---------

Net income (loss).................................................................  $  (1,437) $    (285) $      95
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Primary and fully diluted earnings (loss) per share...............................  $   (0.39) $   (0.09) $    0.03
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     (IN THOUSANDS EXCEPT NUMBER OF SHARES)

                                                          COMMON STOCK        ADDITIONAL   ACCUMULATED       STOCK
                                                    ------------------------    PAID-IN      EARNINGS    SUBSCRIPTION
                                                      SHARES       AMOUNT       CAPITAL     (DEFICITS)    RECEIVABLE
                                                    -----------  -----------  -----------  ------------  -------------
Balances at May 31, 1992..........................    2,250,000   $       2    $     172    $      140     $  --
  Net income......................................      --           --           --                95        --
                                                    -----------       -----   -----------  ------------       ------
Balance at May 31, 1993...........................    2,250,000           2          172           235        --
  Net loss........................................      --           --           --              (285)
  Issuance of common stock associated with
   strategic planning.............................      430,000           1          546        --               (52)
                                                    -----------       -----   -----------  ------------       ------
Balance at May 31, 1994...........................    2,680,000           3          718           (50)          (52)
Net Loss..........................................      --           --           --            (1,437)       --
Issuance of common stock in Note conversion.......      225,225      --               51        --            --
Interest expense associated with bridge
 financing/convertible note.......................      --           --              503        --
Issuance of common stock through public
 offering.........................................    2,300,000           2        7,386        --            --
Issuance of common stock to financial advisor.....       20,000      --               45        --            --
Issuance of common stock in lieu of financing
 costs............................................       47,500      --              190        --            --
                                                    -----------       -----   -----------  ------------       ------
Balance at May 31, 1995...........................    5,272,725   $       5    $   8,893    $   (1,487)    $     (52)
                                                    -----------       -----   -----------  ------------       ------
                                                    -----------       -----   -----------  ------------       ------

          See accompanying notes to consolidated financial statements.

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                            YEAR ENDED MAY 31,
                                                                                     ---------------------------------
                                                                                        1995        1994       1993
                                                                                     -----------  ---------  ---------
OPERATING ACTIVITIES:
Net income (loss)..................................................................  $    (1,437) $    (285) $      95
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization..................................................        1,822        307        235
    Amortization of debt issue costs...............................................          111     --         --
    Consulting expenses associated with strategic planning.........................           --        495     --
      Interest expense associated with convertible bridge financing................          503     --         --
      Gain on sale of answering service............................................         (103)               --
      Deferred income taxes........................................................         (210)      (112)       (13)
                                                                                     -----------  ---------  ---------
      Net cash provided by operating activities before working capital changes.....          686        405        317
      Changes in operating assets and liabilities:
        Accounts receivable........................................................         (718)       (69)        39
        Inventories................................................................         (293)       (23)        (8)
        Prepaid expenses and other current assets..................................         (342)         2         (2)
        Accounts payable and accrued expenses......................................          778         77          4
        Deferred revenue...........................................................          148         19         30
                                                                                     -----------  ---------  ---------
Net cash provided by operating activities..........................................          259        411        380
                                                                                     -----------  ---------  ---------
INVESTING ACTIVITIES:
  Capital expenditures.............................................................         (569)      (140)      (186)
  Acquisition of Beepers Plus and Waco Operations, net of cash acquired............      (23,317)    --         --
  Deferred costs associated with pending acquisition...............................         (689)    --         --
  Increase in other assets.........................................................          (96)    --         --
  Payments on long-term receivable.................................................           33         31         26
  Net proceeds from sale of answering service......................................          103     --         --
                                                                                     -----------  ---------  ---------
Net cash used for investing activities.............................................      (24,535)      (109)      (160)
                                                                                     -----------  ---------  ---------
FINANCING ACTIVITIES:
  Debt incurred in connection with acquisitions....................................       19,392     --         --
  Proceeds from new debt...........................................................        1,138         90        199
  Payments on long-term debt.......................................................       (1,841)      (284)      (287)
  Proceeds from related parties....................................................          236        107        107
  Payments to related parties......................................................         (681)      (221)      (206)
  Debt issue costs.................................................................         (702)    --         --
  Net proceeds from public offering................................................        7,388     --         --
                                                                                     -----------  ---------  ---------
Net cash provided (used) by financing activities...................................       24,930       (308)      (187)
                                                                                     -----------  ---------  ---------
Net increase (decrease) in cash....................................................          654         (6)        33
Cash at beginning of period........................................................           61         67         34
                                                                                     -----------  ---------  ---------
Cash at end of period..............................................................  $       715  $      61  $      67
                                                                                     -----------  ---------  ---------
                                                                                     -----------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    Teletouch Communications, Inc., and its subsidiaries (the "Company") sells, installs and services paging and two-way mobile radio communication equipment. Additionally, the Company leases certain equipment to its customers on a month-to-month basis.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. Significant intercompany accounts and transactions have been eliminated in consolidation. The Company's former parent (prior to the December 29, 1994 completion of the Company's initial public offering), Rainbow Resources, Inc., is a Texas holding corporation established for investment purposes and is wholly-owned by one individual, an affiliate of the Company. Rainbow's assets are primarily comprised of its investment in and note receivable from the Company. The financial statements for the fiscal year ended May 31, 1995 include the results of operations for Beepers Plus of Memphis, Inc., Beepers Plus of Nashville and Beepers Plus of Jackson Partnership (collectively "Beepers Plus") and Waco Communications, Inc. ("WCI") from the acquisition date, December 29, 1994 to year end.

INVENTORIES

    Inventories are carried at the lower of cost or market using the first-in, first-out (FIFO) method. Reserves are provided for estimated losses due to obsolescence and excess inventories. Inventories consist of pagers held for sale and spare parts held for resale.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost. Depreciation is computed on the straight-line method based on the following estimated useful lives:

Pagers.........................................................      3 years
Towers and equipment...........................................   5-20 years
Buildings and improvements.....................................  10-20 years
Office furniture and fixtures..................................   5-10 years

    Effective June 1, 1993, Teletouch revised its estimated useful life of pagers from five years to three years. The Company believes the use of a three year life will provide for normal depreciation and estimated losses of equipment. The effect of this change in estimate in 1994 was to increase depreciation expense by approximately $45,000 and increase the net loss by $29,700, or $0.01 per share.

INCOME TAXES

    Prior to July 1994 the Company was included in the consolidated federal income tax return of its parent, Rainbow Resources, Inc. In accordance with an informal arrangement with its former parent, the Company calculated its federal income tax liability on a stand-alone basis and recognized the liability for current income taxes as a payable to the consolidated group. Such amounts were repaid under the terms of amounts due to related parties. Thus, the Company did not make cash payments of federal income taxes directly to the Internal Revenue Service previous to August 1994.

    Subsequent to July 1994, the Company is no longer consolidated with Rainbow Resources, Inc. for federal income tax reporting purposes and will begin filing its own consolidated return. The Company made no cash payments for federal income taxes during the period August 1994 to May 31, 1995.

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

    The components of the Company's significant deferred tax liabilities and assets result from timing differences in the recognition of depreciation and amortization, deferred compensation for consulting services and accounts receivable and inventory reserves.

INTANGIBLE ASSETS

    Excess of cost over fair value of net assets acquired and other intangibles are amortized over 25 years and 5 years, respectively, computed on the straight-line method. It is the Company's policy to account for intangible assets at the lower of amortized cost or estimated fair value. On an ongoing basis, management reviews the valuation and amortization of such assets. As a part of its ongoing review, management estimates the fair value (generally using a multiple of earnings based on information relating to purchases of companies with similar operations) of the Company's intangible assets, taking into consideration any events and circumstances which might have diminished fair value or otherwise affected the evaluation. No valuation allowances have been recorded as a result of these analyses.

    The Financial Accounting Standards Board has issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of", which will require the Company to review for impairment of long-lived assets and identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Generally, if the sum of expected future undiscounted cash flows of the asset is less than the carrying amount, an impairment loss is required to be calculated. This Statement is effective for financial statements for fiscal years beginning after December 15, 1995. The Company has not yet determined the impact of this Statement but does not expect it to have a material impact on its financial position or results of operations.

REVENUE RECOGNITION AND CONCENTRATION OF CREDIT RISK

    Revenue is recognized as services are provided or the product is delivered to customers. Billings to customers for services in advance of providing such services are deferred and recognized as revenue when earned.

    The Company's diversified customer base results in a lack of concentration of credit risk. The Company performs periodic credit evaluations of its customers to determine individual customer credit risks and has the ability to terminate services for nonpayment. Credit losses have been within management's expectations.

EARNINGS (LOSS) PER SHARE

    The computation of earnings (loss) per share is based upon the weighted average number of common shares outstanding during the period plus the dilutive effect of common shares contingently issuable, primarily from stock options, exercise of warrants and convertible notes.

    The computation reflects additional dilution (anti-dilution in periods of losses in fiscal years prior to the initial public offering) related to common stock and warrants issued and stock options granted as though they were issued and outstanding during all periods presented. For these securities, dilution arises when the market price at the end of the period (assuming the use of the initial public offering price of $4 per share for all of fiscal 1994 and 1993 and through December 29, 1994 and market price from this date through May 31,
1995) is higher than the exercise or option price of such securities.

    The  average  number  of  common   shares  outstanding  plus  common   stock
equivalents used to calculate earnings per share were 3,686,704 in 1995, and 3,295,225 in 1994 and 1993.

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 2. LONG-TERM DEBT
    Long-term debt consists of the following:

                                                                                  1995          1994
                                                                             --------------  -----------
Note payable to FINOVA Capital Corporation due in the year 2000............  $   19,475,000      --
Payable to FINOVA Capital Corporation due in 1996..........................         173,000      --
Note payable to financial advisor at 8% interest, due in 1996..............         220,000      --
Payable to finance company; varying interest rates (11% to 16%) and due in
 monthly installments through 1998; secured by equipment...................        --        $   256,000
Payable to individuals; due in monthly installments through 1996 with
 interest at 8% to 12%, secured by property, plant and equipment...........          11,000      541,000
                                                                             --------------  -----------
                                                                                 19,879,000      797,000
Less current portion.......................................................       2,114,000      233,000
                                                                             --------------  -----------
                                                                             $   17,765,000  $   564,000
                                                                             --------------  -----------
                                                                             --------------  -----------

    Scheduled payments of long-term debt in fiscal years subsequent to May 31, 1995 are as follows:

1996..................................................  $ 2,114,000
1997..................................................    2,565,000
1998..................................................    2,755,000
1999..................................................    2,945,000
2000..................................................    9,500,000
                                                        -----------
                                                        $19,879,000
                                                        -----------
                                                        -----------

    In conjunction with its initial public offering as discussed in Note 8, the Company obtained $200,000 in bridge financing in August 1994 through the issuance of a $150,000, 8% promissory note and a $50,000, 4% convertible promissory note. These notes were due and payable 18 months from the date of their issuance but were immediately due and payable upon closing of the Company's initial public offering. The holder of the note (a related party at February 28, 1995) had the option to convert the 4% convertible note, in whole or in part, into one share of the Company's common stock for each $0.222 of principal, or 225,225 shares if fully converted. Based on the nature of bridge financing, the interest rates of 8% and 4% relating to the promissory note and convertible promissory note, respectively, may not be reflective of the effective market rate of interest when considering the conversion feature and terms. Accordingly, interest expense charged to operations in the period the notes were outstanding considers the estimated fair value of the Company's common stock on the date the notes were issued, accordingly approximately $503,000 was charged as interest expense on the notes during the period of conversion. The $150,000, 8% promissory note was repaid and the $50,000 4% promissory note was converted into 225,225 shares of Common Stock on December 29, 1994.

    In addition to the $200,000 bridge financing discussed above, the Company borrowed $215,000 in short-term bridge financing in 1995 from unaffiliated lenders. In consideration for these loans, the Company issued the lenders unsecured discount notes with a face amount which totaled $293,000, which were repaid in January 1995.

    In December 1994, the Company borrowed $19,392,000, including $19,172,000 payable to FINOVA Capital Corporation (FINOVA) and $220,000 payable under the Financial advisory agreement as described in Note 7, in connection with the acquisitions discussed in Note 11.

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 2. LONG-TERM DEBT (CONTINUED)
    The Company borrowed an additional $950,000 from FINOVA in April 1995.

    Subsequent to May 31, 1995, in conjunction with the Dial Acquisition discussed in Note 11 the Company modified the terms of its existing credit facility with FINOVA and increased the facility by $35 million. The entire FINOVA debt, with the exception of the loan fee payable of $173,000, bears interest at a floating rate of the prime rate plus 2% or the London Interbank Market Rate (LIBOR), plus 4%. The selection of interest rate method, prime rate or LIBOR, is made periodically during the life of the loan by the Company. Under the modified terms, the principal balance of the FINOVA loan will be repaid in escalating quarterly installments beginning in April 1997 and ending in the fiscal year 2003.

    To obtain the term loan, the Company paid a $1,100,000 fee at closing. Virtually all assets of the Company secure the term loan; certain cash requirements and other minimum financial ratios must be maintained over the life of the loan or the Company is subject to mandatory prepayment terms.
Additionally, the loan provisions prohibit the Company from paying dividends during the term of the loan.

    The Company also borrowed $10 million in 14% Junior Subordinated Notes due in fiscal year 2003 from Continental Illinois Venture Corporation ("CIVC") and certain other parties both related and unrelated to CIVC (together with CIVC, the "CIVC Investors") in August 1995 as described in Note 11.

    After giving effect to the new debt subsequent to May 31, 1995, scheduled payments of long-term debt in fiscal years subsequent to May 31, 1995 are as follows:

1996..........................................................  $   403,000
1997..........................................................    1,250,000
1998..........................................................    5,750,000
1999..........................................................    6,900,000
2000..........................................................    8,400,000
2001 and thereafter...........................................   37,200,000
                                                                -----------
                                                                $59,903,000
                                                                -----------
                                                                -----------

    In accordance with the FINOVA debt agreement, the Company is required to use interest rate protection agreements to protect at least 50% of the loan for at least two years against significant increases in interest rates. The Company entered into an interest rate protection agreement in August 1995. The agreement protects the Company on a portion of debt against future LIBOR rate increases above 8.875% through August 1996 and above 7.625% from August 1996 through August 1997.

    Cash paid for interest, including interest to related parties, during 1995, 1994 and 1993 was approximately $943,000, $149,000 and $113,000, respectively.

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 3. PROPERTY, PLANT AND EQUIPMENT
    The Company's property, plant and equipment consisted of the following:

                                                                     1995            1994
                                                                --------------  --------------
Land..........................................................  $      200,000  $       96,000
Pagers, including pagers held for lease.......................       3,166,000         437,000
Towers and equipment..........................................       4,097,000         883,000
Buildings and improvements....................................         422,000         270,000
Office furniture and fixtures.................................         798,000         377,000
                                                                --------------  --------------
                                                                     8,683,000       2,063,000
Accumulated depreciation......................................      (2,064,000)     (1,457,000)
                                                                --------------  --------------
Net property, plant and equipment.............................  $    6,619,000  $      606,000
                                                                --------------  --------------
                                                                --------------  --------------

NOTE 4. INCOME TAXES
    The liability method is used in accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    The Company has a net operating loss carryforward of approximately $599,000 which is available to reduce future taxable income and will expire in 2010.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax liabilities and assets as of May 31, 1995 and 1994 follow:

                                                                        1995          1994
                                                                    -------------  -----------
Deferred income tax liabilities:
  Depreciation and amortization methods...........................  $   3,069,000  $    33,000
  Other...........................................................        100,000      --
                                                                    -------------  -----------
Total deferred income tax liabilities.............................      3,169,000       33,000
Deferred income tax assets:
  Deferred compensation for consulting services...................       --             82,000
  Allowance for doubtful accounts.................................        129,000       15,000
  Inventory reserve...............................................         19,000       21,000
  Net operating loss carryforward.................................        204,000      --
                                                                    -------------  -----------
Total deferred income tax assets..................................        352,000      118,000
                                                                    -------------  -----------
Net deferred income tax (asset) liability.........................  $   2,817,000  $   (85,000)
                                                                    -------------  -----------
                                                                    -------------  -----------

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 4. INCOME TAXES (CONTINUED)
    A reconciliation from the federal statutory income tax rate to the effective income tax rate for the years 1995, 1994 and 1993 follows:

                                                                   1995         1994         1993
                                                                -----------  -----------  -----------
Statutory income tax rate (benefit)...........................      (34.0)%      (34.0)%       34.0%
Expenses not deductible for tax purposes, primarily
 amortization of intangible assets and nondeductible interest expense on convertible note (1995) and compensation for
 consulting services (1994)...................................       15.5%        17.9%        13.8%
Other.........................................................        6.9%         0.5%       --
                                                                  -----        -----          -----
Effective income tax rate (benefit)...........................      (11.6)%      (15.6)%       47.8%
                                                                  -----        -----          -----
                                                                  -----        -----          -----

NOTE 5. LEASE COMMITMENTS
    The Company leases buildings, transmission towers and equipment under noncancelable operating leases. Aggregate future minimum rental commitments under these leases are as follows:

1996...................................................  $  427,000
1997...................................................     274,000
1998...................................................     201,000
1999...................................................     129,000
2000...................................................     112,000
2001 and thereafter....................................     543,000
                                                         ----------
                                                         $1,686,000
                                                         ----------
                                                         ----------

    The Company paid rentals of approximately $349,000, $58,000 and $53,000 in 1995, 1994 and 1993, respectively.

NOTE 6. RELATED PARTY TRANSACTIONS
    Amounts due to related parties at May 31, 1995 and 1994 consist of a note to Rainbow Resources, Inc. (primarily for federal income tax liabilities) which is payable in 1996.

NOTE 7. FINANCIAL ADVISORY AGREEMENT
    The Company has a financial advisory agreement with its merger and acquisition financial advisor related to services provided in connection with the acquisition of Waco Communications, Inc. and Beepers Plus (Memphis, Nashville and Jackson). This agreement provided for the payment of approximately $110,000 and the issuance of 20,000 shares of the Company's common stock relating to the purchase of Waco Communications, Inc. A fee of approximately $230,000 also was paid to the financial advisor upon the acquisition of Beepers Plus. In addition, the financial advisor was paid a loan fee of 2%, or $380,000, of the term loan described in Note 2. Based upon the terms of the financial advisory agreement, $500,000 of the total amount payable to the financial advisor was paid at the closing of the acquisitions and the remaining $220,000 will be paid under the terms of an 8% promissory note due in May 1996. The Company's merger and acquisitions financial advisor has previously provided valuation services to the Company relating to its common stock.

NOTE 8. CHANGE IN CAPITALIZATION, MERGER AND INITIAL PUBLIC OFFERING
    In July 1994, the Teletouch Corporation's ("Predecessor's") Articles of Incorporation were revised to modify the Company's capital structure. The authorized shares of common stock were increased from 50,000 to 10,000,000 and the Board of Directors authorized a $.001 stated value. Additionally, 1,000,000 shares of preferred stock were authorized for future issuance. No terms and

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 8. CHANGE IN CAPITALIZATION, MERGER AND INITIAL PUBLIC OFFERING (CONTINUED) preferences have been established for the preferred stock. Coincident with this change, the Predecessor approved a 1,499-for-1 common stock split to effect the change in capitalization. A total of 2,248,500 additional shares of common stock were issued in connection with the stock split and $171,950 were reclassified from common stock to additional paid-in capital. All shares and per share amounts have been retroactively restated to reflect the stock split and change in capitalization.

    In July 1994, the Predecessor formed a wholly-owned subsidiary, Teletouch Communications, Inc. (Company). The Company's authorized capital structure allows for the issuance of 25,000,000 shares of common stock with a $0.001 par value and 5,000,000 shares of preferred stock with a $0.001 par value.

    The terms and preferences for a portion of the preferred stock were determined subsequent to fiscal 1995 and described in Note 11. No terms and preferences have been established for the remaining portion of preferred stock. All assets and liabilities of the Predecessor were merged into the Company and each share of the outstanding common stock of the Predecessor was exchanged for one share of the Company common stock.

    In November 1994, the Company's Board of Directors approved the issuance of Redeemable Class A Common Stock Purchase Warrants to be issued in contemplation of the Company's initial public offering as discussed below. Each Class A Warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $4.50 for a term commencing immediately after issuance and expiring five years from the date of issuance. The Company may redeem the Class A Warrants at $0.10 per warrant, if specified minimum common stock trading prices are maintained over a stated period. The Company has reserved the shares underlying the Class A Warrants for future issuance.

    On December 29, 1994, the Company consummated the initial public offering (the "IPO") of its common stock and Redeemable Class A Common Stock Purchase Warrants ("Class A Warrants"). In the IPO, the Company issued 2,300,000 shares of common stock and 2,300,000 Class A Warrants (including the securities sold under the underwriters' over-allotment option, which closed in full on December 30, 1994), which were initially sold together at an initial public offering of $4.10. Each Class A Warrant carries the right to purchase a share of common stock for $4.50 and may be redeemed by the Company at $0.10 per warrant if the closing bid price of the common stock has been at least $5.625 for 15 consecutive trading days. As of May 31, 1995, all 2,300,000 Class A Warrants remain outstanding. As part of the consideration to the Underwriters for their services in connection with the public offering described herein, the Company has agreed to issue to the Underwriters, for nominal consideration, the Underwriters' Warrants to purchase an aggregate of 200,000 shares of Common Stock at an exercise price of $5.60 per share and warrants to purchase, at a price of $.10 per warrant, 200,000 warrants, each of which entitles the holder to purchase one share of Common Stock on the same terms and conditions as the Class A Warrants, except that the exercise price shall be $6.30 per share. The Underwriters' Warrants will be non-redeemable by the Company. The Underwriters' Warrants are exercisable for a period of four years beginning December 29, 1995. The Company received net proceeds of approximately $7.4 million from the IPO.

    The Company entered into a consulting arrangement effective in January 1994 for strategic business planning and consultation with the same party who provided $200,000 in bridge financing referred to in Note 2. As a result of the agreement, approximately $495,000 was charged to expense in fiscal 1994. The arrangement provides for the issuance of common stock (430,000 shares) at a subscription price of $0.12 per share and a warrant to purchase common stock (400,000 shares) at $0.50 per share. The warrant is not exercisable until April 1995 and expires January 2004 and the underlying stock has been reserved for future issuance of such shares. The estimated fair values in January 1994 assigned to the shares ($0.90 per share) and shares underlying the warrant ($0.90 per

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 8. CHANGE IN CAPITALIZATION, MERGER AND INITIAL PUBLIC OFFERING (CONTINUED) share) to be issued in excess of the subscription or exercise price has been charged to expense with a corresponding increase in common stock and additional paid-in capital of $547,000. Additionally, a stock subscription receivable of $52,000 was recorded for the shares issued in July 1994 and such amount was paid in full, subsequent to May 31, 1995.

NOTE 9. SALE OF OPERATIONS
    In June 1994, Teletouch sold its telephone answering service operations to an unrelated party for $150,000 and recognized a pre-tax gain of approximately $103,000. Revenues and operating expense associated with these operations for the year ending May 31, 1994 were approximately $254,000 and $281,000, respectively. Revenues and operating expenses for the year ended May 31, 1995 were not material.

NOTE 10. STOCK OPTIONS
    The Company's 1994 Stock Option and Stock Appreciation Rights Plan (the "1994 Plan") was adopted in July 1994 by Teletouch Corporation, and provides for the granting of options and stock appreciation rights to officers, directors, employees and consultants to purchase not more than an aggregate of 400,000 shares of Common Stock. The 1994 Plan provides for the grant of options intended to qualify as "incentive stock options" under the Internal Revenue Code as well as options which do not qualify under the Code.

    The Plan also provides for grants of stock appreciation rights in connection with the grant of options under the Plan. Upon election to the Board of Directors, each nonemployee director of the Company is entitled to receive options to purchase 10,000 shares which become fully vested and exercisable immediately upon issuance. Through the fiscal year ended May 31, 1995, an aggregate of 20,000 non-qualified options were issuable to the Company's directors, exercisable at a price of $3.50 per share. The Company's Board of Directors administers the Plan and has authority to determine the optionees to whom awards will be made, the terms of vesting and forfeiture, amount of the awards and other terms. Under the terms of the Plan, the option price approved by the Board of Directors shall not be less than the fair market value of the common stock at date of grant. During July 1994, 160,000 incentive options were granted to three key employees of the Company under the 1994 plan that vest ratably over three years and have an exercise price of $3 per share, which management believes is greater than the estimated fair value of the Company's common stock at date of grant. No options were exercised during fiscal 1995.

    The Company has agreed to engage Sovran Financial Corp. ("SFC"), an unaffiliated Florida-based company, and one of its officers, to provide investor and public relations services for the Company subsequent to the Offering. In consideration for providing such services, SFC receives a monthly retainer and such officer has received an option to purchase 75,000 shares of Common Stock, exercisable at a price of $4.80 per share. In addition, the Company plans to issue an option to purchase an additional 100,000 shares of Common Stock, exercisable 90 days after the grant at an exercise price equal to 120% of the fair market value of the Common Stock on the date of grant.

NOTE 11. ACQUISITIONS
    On December 29, 1994, the Company consummated a Stock and Asset Purchase Agreement with Beepers Plus of Memphis, Inc., Beepers Plus of Nashville and Beepers Plus of Jackson Partnership (collectively "Beepers Plus") to acquire the stock of Memphis and Nashville and substantially all of the assets and liabilities of Jackson for $17,679,000 cash, subject to adjustment. The Company immediately repaid certain of the total liabilities assumed (approximately $2,980,000 at November 30, 1994). To finance this acquisition, the Company obtained a $19,000,000 term loan from FINOVA Capital Corporation ("FINOVA"), a financial institution, and used a portion of the proceeds of the

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 11. ACQUISITIONS (CONTINUED)
IPO. To obtain the term loan, the Company paid a $190,000 fee at closing and will pay a loan fee of $190,000 due on the first anniversary of the loan closing. Additionally, the Company issued its lender 47,500 shares of Common
Stock at closing of the IPO for additional consideration of $190,000 in financing fees.

    On December 29, 1994, the Company acquired substantially all of the non-cash assets and assumed certain liabilities of Waco Communications, Inc. (WCI) a paging service in Waco, Texas for $2,908,000. A portion of the proceeds from the IPO were used to finance this acquisition.

    Pursuant to the terms of an Asset Purchase Agreement dated as of February 16, 1995 and amended and restated on August 3, 1995 (the "Purchase Agreement"), Teletouch acquired substantially all of the non-cash assets and assumed selected liabilities of Dial-A-Page, Inc. ("Dial") for a purchase price of approximately $49.8 million (the "Dial Acquisition"), $46.4 million of which represents the original purchase price recited in the Purchase Agreement and the balance of approximately $3.4 million represents the net amount that was payable as a consequence of the implementation of the adjustment provisions contained in the Purchase Agreement. Teletouch incurred financing costs and professional fees incident to the Dial Acquisition and the related financings discussed below, of approximately $5 million. The Company estimates that of the total purchase price payable in the Dial Acquisition, for financial reporting purposes, approximately $15.8 million will be allocated to property, plant and equipment and inventory, $600,000 to accounts receivable, $29.3 million to specifically identified intangible assets, $1 million to current liabilities, and $100,000 to other current assets, with the remaining amount allocated to excess of cost over the fair value of net assets acquired.

    Concurrently with the Dial Acquisition, Teletouch completed the private placement of debt and equity securities with the CIVC Investors that provided Teletouch with $25 million in financing in connection with the Dial Acquisition. The Company issued and designated 15,000 shares of authorized preferred stock as "Series A 14% Cumulative Preferred Stock" and 617,189 shares as "Series B Preferred Stock". The CIVC Investors purchased $15 million in initial liquidation value of 15,000 shares of Teletouch Series A Preferred Stock and $10 million of 14% Junior Subordinated Notes due in 2003 (the "Subordinated Notes"). Dividends on the Series A Preferred Stock and interest on the Subordinated Notes will each accrue at the rate of 14% per annum. Each share of Series A Preferred Stock will become convertible into common stock based on a stated formula after August 3, 2003. The CIVC Investors also received warrants, exercisable at a nominal price, to purchase approximately 5,066,000 shares of Teletouch common stock and approximately 617,000 shares of non-voting Series B Preferred Stock. Each share of Series B Preferred Stock will become convertible into six shares of Common Stock after two years or earlier upon the occurrence of an event of default as specified by the purchase agreement. CIVC will have the right, after two years, to require that its securities be registered for public sale. Also completed concurrently with the Dial Acquisition was $35 million in additional senior financing from Teletouch's existing senior lender, FINOVA, to complete the Dial Acquisition and to provide working capital. Approximately $30 million was borrowed under the loan of August 3, 1995, leaving $5 million available for future borrowings. The additional $35 million brings the total senior financing provided by FINOVA to approximately $55 million.

    At May 31, 1995, the Company incurred and capitalized costs of $841,000 related to the Dial Acquisition. These costs will increase the purchase price of the acquisition.

    The following unaudited pro forma summary financial information presents the results of operations of the Company as if the acquisitions (Beepers Plus, Waco and Dial) and related financing had occurred at June 1, 1993. This summary may not be indicative of what would have occurred had the acquisition been made as of this date or of results which may occur in the future. The historical financial statements used to prepare the summary will reflect the acquisitions from their effective

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 11. ACQUISITIONS (CONTINUED)
date of the acquisition forward, using the purchase method of accounting based on estimated fair values of assets purchased and liabilities assumed. The Beepers Plus historical results have been adjusted for the results of the closing audit at December 29, 1994 based on the terms of the Purchase Agreement. The pro forma results exclude the operations of Telepage, Inc. prior to its acquisition by Dial in September, 1994.

                                                                                 YEARS ENDED
                                                                                   MAY 31,
                                                                             --------------------
        (UNAUDITED -- DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)             1995       1994
                                                                             ---------  ---------
Net revenue................................................................  $  25,359  $  17,909
                                                                             ---------  ---------
                                                                             ---------  ---------
Operating income (loss)....................................................  $     358  $  (2,644)
                                                                             ---------  ---------
                                                                             ---------  ---------
Net income (loss)..........................................................  $  (7,595) $  (7,704)
                                                                             ---------  ---------
                                                                             ---------  ---------
Primary and fully diluted earnings (loss) per share........................  $   (2.14) $   (2.04)
                                                                             ---------  ---------
                                                                             ---------  ---------

                         TELETOUCH COMMUNICATIONS, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                                     MAY 31, 1995
                                                                                     FEBRUARY 29,    ------------
                                                                                         1996
                                                                                   ----------------
                                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents......................................................     $    2,612      $      715
  Accounts receivable, net.......................................................          2,720           1,756
  Inventories, net...............................................................          2,800           1,080
  Federal tax refund receivable..................................................         --                 122
  Deferred income tax assets.....................................................            156             148
  Prepaid expenses and other current assets......................................            106             248
                                                                                        --------     ------------
    Total current assets.........................................................          8,394           4,069
Property, plant and equipment....................................................         24,172           8,683
Less accumulated depreciation....................................................         (4,514)         (2,064)
                                                                                        --------     ------------
Net property, plant and equipment................................................         19,658           6,619
Intangible and other assets:
  Excess of cost over fair value of net assets acquired, net.....................         18,716          11,021
  Debt issue cost................................................................          3,193             954
  Deferred costs associated with acquisition.....................................         --                 841
  Other intangible assets, net...................................................         35,463           9,550
  Long-term receivable and other assets..........................................            140              98
                                                                                        --------     ------------
    Total intangible and other assets............................................         57,512          22,464
                                                                                        --------     ------------
    Total assets.................................................................     $   85,564      $   33,152
                                                                                        --------     ------------
                                                                                        --------     ------------

                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt..............................................     $      223      $    2,114
  Due to related parties.........................................................         --                   7
  Accounts payable...............................................................          1,271             771
  Accrued expenses...............................................................          1,779             892
  Deferred revenue...............................................................          2,040           1,279
                                                                                        --------     ------------
    Total current liabilities....................................................          5,313           5,063
Long-term debt, less current portion.............................................         58,492          17,765
Deferred income tax liability....................................................          1,507           2,965
Shareholders' equity:
  Series A cumulative preferred stock, $.001 par value...........................              1          --
  Series B cumulative preferred stock, $.001 par value...........................              1
  Common stock, $.001 par value..................................................              6               5
  Additional paid-in capital.....................................................         24,789           8,893
  Accumulated deficit............................................................         (4,545)         (1,487)
  Stock subscription receivable..................................................         --                 (52)
                                                                                        --------     ------------
  Total shareholders' equity.....................................................         20,252           7,359
                                                                                        --------     ------------
  Total liabilities and shareholders' equity.....................................     $   85,564      $   33,152
                                                                                        --------     ------------
                                                                                        --------     ------------

     See accompanying notes to condensed consolidated financial statements.

                         TELETOUCH COMMUNICATIONS, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (IN THOUSANDS -- EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                        THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                       --------------------  --------------------
                                                                       FEB. 29,   FEB. 28,   FEB. 29,   FEB. 28,
                                                                         1996       1995       1996       1995
                                                                       ---------  ---------  ---------  ---------
Pager sales and service revenue......................................  $   7,955  $   2,407  $  20,719  $   3,497
Other sales and service revenue......................................        650        562      1,965      1,299
Cost of products sold................................................     (1,214)      (749)    (3,427)    (1,192)
                                                                       ---------  ---------  ---------  ---------
                                                                           7,391      2,220     19,257      3,604
Costs and expenses:
  Operating..........................................................      1,706        425      4,239        767
  Selling............................................................      1,219        472      3,282        741
  General and administration.........................................      1,936        648      4,970      1,022
  Depreciation and amortization......................................      2,562        838      6,461      1,017
                                                                       ---------  ---------  ---------  ---------
Total costs and expenses.............................................      7,423      2,383     18,952      3,547
                                                                       ---------  ---------  ---------  ---------
Operating income (loss)..............................................        (32)      (163)       305         57
Interest expense, net................................................     (1,844)      (562)    (4,707)    (1,052)
Gain on sale of answering service....................................     --         --         --            103
                                                                       ---------  ---------  ---------  ---------
Loss before income taxes.............................................     (1,876)      (725)    (4,402)      (892)
                                                                       ---------  ---------  ---------  ---------
Income tax benefit...................................................       (563)      (210)    (1,345)      (118)
                                                                       ---------  ---------  ---------  ---------
Net loss.............................................................  $  (1,313) $    (515) $  (3,057) $    (774)
                                                                       ---------  ---------  ---------  ---------
Primary and fully diluted loss per share.............................  $    (.31) $    (.11) $    (.76) $    (.21)
                                                                       ---------  ---------  ---------  ---------

     See accompanying notes to condensed consolidated financial statements.

                TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

           NINE MONTHS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1995
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                              1996        1995
                                                                                           ----------  ----------
OPERATING ACTIVITIES:
  Net loss...............................................................................  $   (3,057) $     (774)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization........................................................       6,461       1,017
    Non cash interest expense and amortization of debt issue costs.......................       1,485         503
    Gain on sale of answering service....................................................      --            (103)
    Deferred income taxes................................................................      (1,466)        (45)
                                                                                           ----------  ----------
    Net cash provided by operating activities before working capital changes.............       3,423         598
    Changes in operating assets and liabilities:
      Accounts receivable................................................................        (377)       (424)
      Inventories........................................................................        (713)       (192)
      Prepaid expenses and other current assets..........................................         330         (30)
      Accounts payable and accrued expenses..............................................         912         695
      Deferred revenue...................................................................         260         (14)
                                                                                           ----------  ----------
      Net cash provided by operating activities..........................................       3,835         633
                                                                                           ----------  ----------
INVESTING ACTIVITIES:
  Capital expenditures, net..............................................................      (2,272)       (248)
  Acquisitions, net of cash acquired.....................................................     (50,600)    (22,565)
  Receipts on long-term receivable.......................................................      --              26
  Decrease in other assets...............................................................         (19)     --
  Net proceeds from sale of answering service............................................      --             103
                                                                                           ----------  ----------
    Net cash used for investing activities...............................................     (52,891)    (22,684)
                                                                                           ----------  ----------
FINANCING ACTIVITIES:
  Debt incurred in connection with acquisitions, net of financing costs..................      35,194      19,392
  Payments on long-term debt.............................................................        (184)     (3,950)
  Proceeds from other debt...............................................................      --             381
  Proceeds from related parties..........................................................      --             236
  Payments to related parties............................................................          (7)       (603)
  Stock subscription received............................................................          52      --
  Proceeds from the issuance of Preferred Stock and common stock warrants................      15,898      --
  Net proceeds from initial public offering..............................................      --           7,450
                                                                                           ----------  ----------
Net cash provided by financing activities................................................      50,953      22,906
                                                                                           ----------  ----------
Increase in cash and cash equivalents....................................................       1,897         855
Cash and cash equivalents at beginning of period.........................................         715          61
                                                                                           ----------  ----------
Cash and cash equivalents at end of period...............................................  $    2,612  $      916
                                                                                           ----------  ----------
                                                                                           ----------  ----------

     See accompanying notes to condensed consolidated financial statements.

                         TELETOUCH COMMUNICATIONS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1.  SIGNIFICANT ACCOUNTING POLICIES
    The unaudited condensed consolidated financial statements of Teletouch Communications, Inc., and its subsidiaries ("Teletouch" or the "Company") for the periods ended February 29, 1996 and February 28, 1995 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Significant accounting policies followed by the Company were disclosed in the notes to the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended May 31, 1995. The balance sheet at May 31, 1995 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the accompanying condensed consolidated financial statements contain the material adjustments necessary to present fairly the financial position of the Company at February 29, 1996 and May 31, 1995 and the results of its operations and cash flows for the periods ended February 29, 1996 and February 28, 1995. All such adjustments are of a normal recurring nature. Interim period results are not necessarily indicative of the results to be achieved for the full year. The financial statements for the periods ended February 29, 1996 and February 28, 1995 include the results of operations for companies acquired by Teletouch from the effective date of the acquisition.

2.  DEBT ISSUE COSTS
    The debt issue costs of the Company ($3,193,000 at February 29, 1996 and $954,000 at May 31, 1995) reflect costs incurred to obtain the FINOVA and CIVC financings (see Note 4). These costs are being amortized over the term of the related debt using the effective interest method.

3.  OTHER INTANGIBLE ASSETS
    The Company's other intangible assets consisted of the following:

                                                              FEBRUARY 29,
                                                                  1996        MAY 31, 1995
                                                            ----------------  -------------
Subscriber bases acquired, net............................   $   20,022,000   $   9,378,000
FCC licenses, net.........................................       15,195,000          49,000
Other.....................................................          246,000         123,000
                                                            ----------------  -------------
                                                             $   35,463,000   $   9,550,000
                                                            ----------------  -------------
                                                            ----------------  -------------

4.  ACQUISITIONS AND RELATED FINANCING
    Pursuant to the terms of an Asset Purchase Agreement dated as of February 16, 1995 as amended and restated (the "Purchase Agreement"), Teletouch acquired on August 3, 1995 substantially all of the non-cash assets and assumed selected liabilities of Dial-A-Page, Inc. ("Dial") for a purchase price of approximately $49.8 million (the "Dial Acquisition"), $46.4 million of which represents the original purchase price specified in the Purchase Agreement and the balance of approximately $3.4 million represents the net amount that was payable as a consequence of the implementation of the adjustment provisions contained in the Purchase Agreement. Teletouch incurred financing costs and professional fees incident to the Dial Acquisition and the related financings discussed below of approximately $5 million. Of the total purchase price payable in the Dial Acquisition, for financial reporting purposes, approximately $14.3 million was allocated to property, plant and equipment and inventory, $0.6 million to accounts receivable, $29.4 million to specifically identified intangible assets (primarily the subscriber base and FCC licenses), $0.9 million to current liabilities, and $.1 million to other current assets, with the remaining amount allocated to excess of cost over the fair value of net assets acquired. This acquisition was accounted for under the purchase method of accounting.

    Concurrently with the Dial Acquisition, Teletouch completed the private placement of debt and equity securities with Continental Illinois Venture Corporation ("CIVC") and certain other parties

                         TELETOUCH COMMUNICATIONS, INC.

                                  (UNAUDITED)

4.  ACQUISITIONS AND RELATED FINANCING (CONTINUED)
both related and unrelated to CIVC (together with CIVC, the "CIVC Investors") under which the CIVC Investors provided Teletouch with $25 million in financing in connection with the Dial Acquisition. The CIVC Investors purchased $15 million in initial liquidation value of Teletouch Series A Cumulative Preferred Stock (the "Series A Preferred Stock") valued at $7,016,000 and $10 million face value of 14% Junior Subordinated Notes valued at $8,004,000, due in August 2003 (the "Subordinated Notes"). Dividends on the Series A Preferred Stock and interest on the Subordinated Notes will each accrue at the stated rate of 14% per annum. Each share of Series A Preferred Stock will become convertible into common stock in August 2003. The CIVC Investors also received warrants, exercis able at a nominal price, to purchase approximately 5,066,000 shares of Teletouch common stock and approximately 617,000 shares of Teletouch Series B Preferred Stock. The warrants were valued at $5,766,000 and $4,214,000 for the common stock and the Series B Preferred Stock, respectively. Each share of Series B Preferred Stock is non-voting and will become convertible into six shares of common stock after two years. Assuming all CIVC Investors warrants and preferred stock are converted to common stock, such investors would have ownership of approximately 62% of the Company's common shares outstanding at that time. The CIVC Investors will have the right, after two years, to require that their securities be registered for public sale at the Company's expense. The CIVC Investors also have the right to designate up to three of seven members of Teletouch's Board of Directors (four of seven after two years, or sooner in the event of a default under certain operating covenants).

    Also completed concurrently with the Dial Acquisition was $35 million in additional senior financing from Teletouch's existing senior lender, FINOVA Capital Corporation ("FINOVA"), to complete the Dial Acquisition and to provide additional working capital. Approximately $30 million was borrowed under the financing facility, leaving $5 million available for future financings and working capital needs of the Company. The additional $35 million brings the total senior financing provided by FINOVA to approximately $55 million.

    On December 29, 1994, the Company acquired substantially all of the non-cash assets and assumed certain liabilities of Waco Communications Inc. ("Waco"), a paging service in Waco, Texas for approximately $2,908,000 (the "Waco Acquisition"). Also on December 29, 1994, pursuant to the terms of its Stock and Asset Purchase Agreement with Beepers Plus of Memphis, Inc. ("Memphis"), Beepers Plus of Nashville, Inc. ("Nashville") and Beepers Plus of Jackson Partnership ("Jackson") (collectively "Beepers Plus"), the Company acquired the stock of Memphis and Nashville and substantially all of the assets and liabilities of Jackson for approximately $17,700,000 cash (the "Beepers Plus Acquisition"). The Beepers Plus Acquisition and the Waco Acquisition were financed with proceeds from the Company's initial public offering and a $19 million loan from FINOVA. The results of operations for Waco and Beepers Plus have been included in the Teletouch historical financial statements since their acquisition on December 29, 1994. The purchase method of accounting was used to reflect these acquisitions.

    The following unaudited pro forma summary financial information presents the results of operations of the Company as if the acquisitions (Beepers Plus, Waco and Dial) and related financings had occurred at June 1, 1994. This summary may not be indicative of what would have occurred had the acquisitions been made as of June 1, 1994 or of results which may occur in the future. The historical financial statements used to prepare the summary reflect the acquisitions from the effective date of the respective acquisitions forward, using the purchase method of accounting based on estimated fair values of assets purchased and liabilities assumed. The Beepers Plus historical results have been

                         TELETOUCH COMMUNICATIONS, INC.

                                  (UNAUDITED)

4. ACQUISITIONS AND RELATED FINANCING (CONTINUED) adjusted for the results of the closing audit at December 29, 1994 based on the terms of the Beepers Plus purchase agreement. The pro forma results exclude the operations of Telepage Inc. prior to its acquisition by Dial in September, 1994.

                                                                      NINE MONTHS ENDED
                                                                  --------------------------
                          (UNAUDITED)                               FEB. 29,      FEB. 28,
        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)              1996          1995
                                                                  ------------  ------------
Net revenue.....................................................   $   22,177    $   17,984
Operating income................................................   $      616    $      240
Net loss........................................................   $   (4,592)   $   (3,724)
Primary and fully diluted earnings (loss) per share.............   $    (1.10)   $    (1.24)

5.  SHAREHOLDERS' EQUITY
    In September 1995 Teletouch received notice from holders of certain warrants that they have elected to exercise an aggregate of 466,777 Common Stock Purchase Warrants and 56,867 Series B Preferred Stock Purchase Warrants. In January 1996 Teletouch received notice from holders of certain warrants that they have elected to exercise an aggregate of 607,914 Common Stock Purchase Warrants and 74,063 Series B Preferred Stock Purchase Warrants. The total number of shares of Common Stock outstanding after the issuances is 6,347,416. The total number of shares of Series B Preferred Stock outstanding after the issuance is 130,930.

6.  SUBSEQUENT EVENTS
    In April 1996 the Company executed definitive agreements to purchase all of the outstanding common stock of AACS Communications, Inc. for $1.9 million, and substantially all of the paging assets of Warren Communications, Inc. for $5.0 million, Hyde's Stay-In-Touch Paging Inc. for $15.0 million, Dave Fant Company (d/b/a/ Oklahoma Radio Systems) for $2.0 million, and Cimarron Paging, Inc. for $1.8 million, (collectively the "Pending Acquisitions".) The Pending Acquisitions are expected to close at various times during the fourth quarter of fiscal year 1996 and the first quarter of fiscal year 1997. The purchase prices for the Pending Acquisitions are subject to adjustment based on actual financial performance. For the year ended December 31, 1995, the Pending Acquisitions collectively had approximately 96,000 pagers in service; $5,986,000 of revenue; $2,933,000 of operating income; and $2,920,000 of total assets.

    The Pending Acquisitions are subject to various conditions including due diligence, approval by the Board of Directors of the Company and FCC, Regulatory and other third-party approvals, including approval of FINOVA and the CIVC Investors. The funds available from the FINOVA Loans are not sufficient to fund the purchase price of all of the Pending Acquisitions. Accordingly, the Company is negotiating with several sources for additional capital; however, there can be no assurance that funds will be available on terms acceptable to the Company to complete these transactions.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Dial-A-Page, Inc.

    We have audited the accompanying balance sheets of Dial-A-Page, Inc. as of July 31, 1995 and December 31, 1994 and the related statements of operations, stockholders' deficit, and cash flows for the seven months ended July 31, 1995 and the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dial-A-Page, Inc. at July 31, 1995 and December 31, 1994, and the results of its operations and its cash flows for the seven months ended July 31, 1995 and for the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Little Rock, Arkansas
April 26, 1996

                               DIAL-A-PAGE, INC.

                                 BALANCE SHEETS

                                                                                     DECEMBER 31,     JULY 31,
                                                                                         1994           1995
                                                                                     -------------  -------------
ASSETS (NOTE 2)
Current assets:
  Cash.............................................................................  $     848,092  $     563,275
  Accounts receivable, less allowance for uncollectible accounts of $65,000 in 1995
   and $22,000 in 1994.............................................................        557,815        570,360
  Inventories:
    Parts and supplies.............................................................         96,382         96,218
    Pagers held for sale...........................................................        368,731        469,414
  Prepaid expenses.................................................................         44,731         36,681
                                                                                     -------------  -------------
Total current assets...............................................................      1,915,751      1,735,948
                                                                                     -------------  -------------
Property and equipment (NOTE 2):
  Land.............................................................................         23,355         23,355
  Buildings and leasehold improvements.............................................        134,809        158,269
  Furniture and fixtures...........................................................        282,240        295,845
  Pagers and other equipment.......................................................     14,897,192     17,441,378
                                                                                     -------------  -------------
                                                                                        15,337,596     17,918,847
Less accumulated depreciation......................................................     (6,770,525)    (8,369,262)
                                                                                     -------------  -------------
                                                                                         8,567,071      9,549,585
                                                                                     -------------  -------------
Other assets:
  Intangible assets (NOTE 8):
    Subscriber lists...............................................................      3,169,255      3,169,255
    Noncompetition agreements......................................................      2,806,500      2,806,500
    Deferred financing, organization and franchise costs...........................      1,071,911      1,071,911
    Excess of cost over fair value of assets acquired..............................        322,049        322,049
                                                                                     -------------  -------------
                                                                                         7,369,715      7,369,715
                                                                                     -------------  -------------
    Less accumulated amortization..................................................     (1,630,820)    (2,371,423)
                                                                                     -------------  -------------
                                                                                         5,738,895      4,998,292
  Other............................................................................        227,308        159,518
                                                                                     -------------  -------------
                                                                                         5,966,203      5,157,810
                                                                                     -------------  -------------
Total assets.......................................................................  $  16,449,025  $  16,443,343
                                                                                     -------------  -------------
                                                                                     -------------  -------------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Trade accounts payable...........................................................  $     590,855  $     638,586
  Accrued expenses.................................................................        216,248        267,624
  Accrued interest.................................................................        274,342         67,653
  Subscriber deposits..............................................................        431,451        465,536
  Deferred revenue.................................................................        495,598        496,787
  Current portion of long-term debt (NOTE 2).......................................        643,164      1,391,460
  Payable to stockholders..........................................................        287,656         48,933
                                                                                     -------------  -------------
Total current liabilities..........................................................      2,939,314      3,376,579
                                                                                     -------------  -------------
Long-term debt, less current portion (NOTE 2)......................................     17,685,569     16,908,767
                                                                                     -------------  -------------
Stockholders' deficit:
  Common stock, par value $1 per share, authorized 10,000 shares, issued 1.244
   shares..........................................................................          1,244          1,244
  Accumulated deficit..............................................................     (4,059,602)    (3,725,747)
                                                                                     -------------  -------------
                                                                                        (4,058,358)    (3,724,503)
  Less treasury stock, at cost (352 shares)........................................       (117,500)      (117,500)
                                                                                     -------------  -------------
Total stockholders' deficit........................................................     (4,175,858)    (3,842,003)
                                                                                     -------------  -------------
Total liabilities and stockholders' deficit........................................  $  16,449,025  $  16,443,343
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            See accompanying notes.

                               DIAL-A-PAGE, INC.
                            STATEMENTS OF OPERATIONS

                                                                       YEAR ENDED DECEMBER 31,      SEVEN MONTHS
                                                                    -----------------------------  ENDED JULY 31,
                                                                         1994           1993            1995
                                                                    --------------  -------------  --------------
Operating revenue:
  Pager rental and service........................................  $   11,489,951  $   7,587,741  $    8,854,580
  Pager and equipment sales.......................................       1,284,207        787,486       1,143,776
  Other...........................................................         576,364        414,150         439,875
                                                                    --------------  -------------  --------------
                                                                        13,350,522      8,789,377      10,438,231
                                                                    --------------  -------------  --------------
Operating cost and expense:
  Direct costs of providing services..............................       1,138,941        903,735       1,138,812
  Cost of pager and equipment sales...............................       1,007,668        464,127         625,417
  Salaries, wages and benefits (NOTE 4)...........................       3,268,426      2,227,951       2,610,268
  Utilities.......................................................         249,063        182,461         196,387
  Repairs and maintenance.........................................         411,452        254,086         303,876
  Advertising.....................................................         659,562        585,667         301,544
  Rent (NOTES 3 AND 6)............................................         630,035        432,426         488,549
  Supplies........................................................         237,696        169,539         158,945
  Insurance.......................................................         104,263         78,365          74,677
  Bad debts.......................................................         152,584         97,032         149,979
  Other...........................................................         560,612        386,166         465,759
                                                                    --------------  -------------  --------------
                                                                         8,420,302      5,781,555       6,514,213
                                                                    --------------  -------------  --------------
                                                                         4,930,220      3,007,822       3,924,018
                                                                    --------------  -------------  --------------

Other expense:
  Interest........................................................       1,226,323        765,716       1,057,109
  Depreciation....................................................       2,210,865      1,561,311       1,779,380
  Amortization....................................................       1,109,975        867,777         740,143
  Other...........................................................          34,459         96,012          13,531
                                                                    --------------  -------------  --------------
                                                                         4,581,622      3,290,816       3,590,163
                                                                    --------------  -------------  --------------
Net income (loss).................................................  $      348,598  $    (282,994) $      333,855
                                                                    --------------  -------------  --------------
                                                                    --------------  -------------  --------------
Earnings (loss) per share (NOTE 7)................................  $       390.80  $     (317.26) $       374.28
                                                                    --------------  -------------  --------------
                                                                    --------------  -------------  --------------

                            See accompanying notes.

                               DIAL-A-PAGE, INC.
                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                      COMMON STOCK        ACCUMULATED      TREASURY
                                                  SHARES     PAR VALUE       VALUE          STOCK          TOTAL
                                                 ---------  -----------  --------------  ------------  --------------
Balance at January 1, 1993.....................      1,244   $   1,244   $   (4,125,206) $   (117,500) $   (4,241,462)
  Net loss.....................................     --          --             (282,994)      --             (282,994)
                                                 ---------  -----------  --------------  ------------  --------------
Balance at December 31, 1993...................      1,244       1,244       (4,408,200)     (117,500)     (4,524,456)
  Net income...................................     --          --              348,598       --              348,598
                                                 ---------  -----------  --------------  ------------  --------------
Balance at December 31, 1994...................      1,244       1,244       (4,059,602)     (117,500)     (4,175,858)
  Net income...................................     --          --              333,855       --              333,855
                                                 ---------  -----------  --------------  ------------  --------------
Balance at July 31, 1995.......................      1,244   $   1,244   $   (3,725,747) $   (117,500) $   (3,842,003)
                                                 ---------  -----------  --------------  ------------  --------------
                                                 ---------  -----------  --------------  ------------  --------------

                            See accompanying notes.

                               DIAL-A-PAGE, INC.
                            STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31,      SEVEN MONTHS
                                                                    -----------------------------  ENDED JULY 31,
                                                                         1994           1993            1995
                                                                    --------------  -------------  --------------
OPERATING ACTIVITIES
  Net income (loss)...............................................  $      348,598  $    (282,994) $      333,855
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Provision for doubtful accounts.................................         152,584         97,032         149,979
  Depreciation of property and equipment..........................       2,210,865      1,561,311       1,779,380
  Amortization expense............................................       1,109,975        867,777         740,143
  Gain on sale of property and equipment..........................          (1,776)       (75,913)        (51,072)
  Changes in operating assets and liabilities
    Accounts receivables..........................................        (470,630)      (194,412)       (162,524)
    Inventories...................................................        (163,032)      (209,682)       (100,519)
    Prepaid expenses..............................................          61,154        (33,791)          8,050
    Trade accounts payable........................................         402,386         15,292          47,731
    Accrued expenses and interest.................................         355,724         29,983        (155,313)
    Subscriber deposits...........................................          75,057         72,861          34,085
    Deferred revenue..............................................          46,464        116,903           1,189
    Receivable/payable from/to stockholders.......................         100,000       --              (224,119)
                                                                    --------------  -------------  --------------
Net cash provided by operating activities.........................       4,227,369      1,964,367       2,400,865
                                                                    --------------  -------------  --------------

INVESTING ACTIVITIES
  Purchase of Telepage............................................      (4,762,097)      --              --
  Purchases of property and equipment.............................      (3,514,401)    (1,805,952)     (2,721,190)
  Proceeds from sale of property and equipment....................          77,204        790,095         112,868
  Investment in additional franchises and deferred financing
   costs..........................................................        (649,990)       (82,832)       --
  Increase in other noncurrent assets.............................        (138,784)       (21,545)        (24,250)
                                                                    --------------  -------------  --------------
Net cash used in investing activities.............................      (8,988,068)    (1,120,234)     (2,632,572)
                                                                    --------------  -------------  --------------
FINANCING ACTIVITIES
  Proceeds from revolving line of credit and long-term debt.......       8,230,560        170,995        --
  Principal payments on revolving line of credit and long-term
   debt...........................................................      (2,872,977)    (1,090,801)        (38,506)
  Proceeds from notes payable to stockholders.....................        --              117,660        --
  Principal payments on notes payable to stockholders.............         (26,233)       (17,653)        (14,604)
                                                                    --------------  -------------  --------------
Net cash provided by (used in) financing activities...............       5,331,350       (819,799)        (53,110)
                                                                    --------------  -------------  --------------
Net increase (decrease) in cash...................................         570,651         24,334        (284,817)
Cash at beginning of period.......................................         277,441        253,107         848,092
                                                                    --------------  -------------  --------------
Cash at end of period.............................................  $      848,092  $     277,441  $      563,275
                                                                    --------------  -------------  --------------
                                                                    --------------  -------------  --------------

                            See accompanying notes.

                               DIAL-A-PAGE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                 JULY 31, 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

    The Company rents and sells communication equipment and provides paging and mobile phone services throughout the state of Arkansas and surrounding states.

CONCENTRATION OF CREDIT RISK

    The majority of the Company's customers are located in Arkansas and surrounding states. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Customers make deposits for pager rentals which the Company maintains as a reserve for potential credit losses or equipment damage.

INVENTORY

    Inventory is carried at the lower of costs (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost and such cost is depreciated by the straight-line method for financial reporting purposes over the estimated useful lives of the individual assets. For tax reporting purposes, accelerated cost recovery methods are generally used.

    The Company generally rents its equipment on a month to month basis. The Company's investment in equipment under operating leases and equipment held for lease totaled $8,426,835 less $6,369,547 of accumulated depreciation at July 31, 1995 and $7,485,807 less $4,436,912 of accumulated depreciation at December 31, 1994.

INTANGIBLE ASSETS

    Intangible assets are stated at cost, with such cost amortized by the straight-line method generally as follows:

Subscriber lists and noncompetition agreements....................    5 years
Deferred financing costs..........................................    8 years
Franchise and organization costs..................................   10 years
Excess of cost over fair value of assets acquired.................   10 years

    Intangible assets and related accumulated amortization are removed from the balance sheet when fully amortized.

RECENT ACCOUNTING PRONOUNCEMENTS

    In 1995, the Financial Accounting Standards Board issued Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This statement will be adopted in the first quarter of 1996. The Company does not expect Statement No. 121 to have a significant impact on the Company's financial position or results of operations.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

SUPPLEMENTAL CASH FLOW

    The Company incurred long-term debt of $10,000 and $347,640 related to equipment acquired during the seven months ended July 31, 1995 and the year ended December 31, 1994, respectively.

                               DIAL-A-PAGE, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The Company operates under Subchapter S of the Internal Revenue Code. As a result, the Company is not subject to Federal income tax. The stockholders of the Company include the Company's income or loss in their personal income for federal income tax purposes.

RECLASSIFICATIONS

    Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform to the 1995 presentation.

2.  LONG-TERM DEBT
    Long-term debt is comprised of the following:

                                                                  JULY 31       DECEMBER 31
                                                                    1995            1994
                                                               --------------  --------------
Senior revolving credit and term loan due in 1999 (1)........  $   16,535,170  $   16,535,170
Note payable to John Smith in connection with the purchase of
 Telepage, Inc., bearing interest of 8.25% with principal due in one lump sum on September 9, 1999, collateralized by a
 subordinated lien against all property which is subject to
 lien under the senior revolving credit and term loan (see
 Note 7).....................................................       1,686,358       1,686,358
Various automobile loans due in monthly installments through
 1997 with interest ranging from 7.50% to 11.00%,
 collateralized by vehicles with a net book value of
 approximately $105,000 at July 31, 1995.....................          54,699          69,205
Other........................................................          24,000          38,000
                                                               --------------  --------------
                                                                   18,300,227      18,328,733
Less current portion.........................................       1,391,460         643,164
                                                               --------------  --------------
                                                               $   16,908,767  $   17,685,569
                                                               --------------  --------------
                                                               --------------  --------------

- ------------------------
(1) The stockholders of the Company obtained a revolving credit and term loan agreement with Fleet National Bank for $19,000,000 which the Company guarantees. The loan was obtained in order for the stockholders to lend funds to the Company. A commitment fee is paid quarterly on the daily unused portion of the balance available to be borrowed at a rate of 1/2% per annum. $7,000,000 of the outstanding balance bears interest at a fixed rate of 9.99%. The remaining balance bears interest at a variable rate based on the bank's prime rate plus 2.0% or the bank's certificate of deposit rate plus 3.5%. At July 31, 1995, the variable interest rate was 10.75% on this debt. The borrowings are collateralized by substantially all assets of the Company, except for equipment and vehicles specifically pledged to other debt instruments. The Company must meet certain financial covenants in the agreement. Management believes the Company was in substantial compliance with these covenants at July 31, 1995. This debt was paid off on August 3, 1995 (see Note 9.)

                               DIAL-A-PAGE, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.  LONG-TERM DEBT (CONTINUED)
    Annual maturities of long-term debt were 1996 -- $1,391,460; 1997 -- $2,053,086; 1998 -- $2,407,266; 1999 -- $2,224,725, and 2000 -- $10,223,690.
These maturities are based on the original terms of the various obligations. Most of the Company's debt was paid off on August 3, 1995 in connection with the Company's sale to Teletouch. (See Note 9).

    During the years ended December 31, 1994 and 1993, the Company paid interest of approximately $966,000 and $768,000, respectively. During the seven months ended July 31, 1995, the Company made interest payments of approximately $1,268,000.

3.  COMMITMENTS AND CONTINGENCIES
    The Company leases office space and equipment from related (see Note 6) and unrelated entities. Rent expense to unrelated parties totaled $446,200 for the seven months ended July 31, 1995, and $578,000 and $394,000 for the years ended December 31, 1994 and 1993, respectively. The future minimum rental commitments as of July 31, 1995 for all noncancelable operating leases with initial terms in excess of one year are as follows:

1995.....................................................  $ 262,701
1996.....................................................    188,949
1997.....................................................    106,473
1998.....................................................     54,488
1999.....................................................     18,271
Thereafter...............................................      4,500
                                                           ---------
                                                           $ 635,382
                                                           ---------
                                                           ---------

    At December 31, 1994, the Company had commitments of approximately $545,000 relating to the purchase of new computer equipment and computer software. The Company had no significant capital purchase commitments as of July 31, 1995.

    At December 31, 1994 and July 31, 1995, the Company had four lawsuits pending, resulting from the Company's business activities and personnel matters. Based on discussion with legal counsel, Management does not believe this litigation will have a material adverse impact on the Company's financial position.

4.  EMPLOYEE BENEFIT PLAN
    During 1992, a pre-tax savings plan (the "Plan") was established for employees in accordance with the provisions of section 401(k) of the Internal Revenue Code. Employees who have completed one year of service with the Company, are over the age of 21, and fulfill the statutory minimum hours of service (1,000) during the year are eligible to participate in the Plan. Under the Plan, employees are eligible to contribute up to limits specified by the Internal Revenue Service, with the Company matching 50% of the first 6% of compensation contributed by the employee. The Company's matching portion of Plan contributions resulted in expense of $38,045 for the seven months ended July 31, 1995, and $56,980 and $35,915 for the years ended December 31, 1994 and 1993, respectively.

5.  INCOME TAXES AND S CORPORATION ELECTION
    At July 31, 1995, the Company had net operating loss carryforwards from its previous status as a Subchapter C corporation of approximately $1,078,000 for financial reporting purposes. For income tax reporting purposes, the Company had net operating loss carryforwards as a Subchapter C corporation of approximately $1,279,000 at July 31, 1995 which will expire in varying amounts from 2000 through 2004 if not utilized by the Company as a Subchapter C corporation.

                               DIAL-A-PAGE, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.  RELATED PARTY TRANSACTIONS
    The notes payable to stockholders include the financing of two airplanes purchased by the stockholders and then sold to the Company. The notes bear interest at 8.0% and 8.75% and are due in equal monthly installments of $2,730 and $1,364, including interest, with the balance due in September 1995.

    The Company had various amounts due to (from) its stockholders which have been netted and reported in the payable to stockholders balance in the accompanying balance sheets.

    The Company leases office space and tower sites from related parties. Rent expense for such leases totaled $42,345 for the seven months ended July 31, 1995, and $52,020 and $38,510 for the years ended December 31, 1994 and 1993, respectively. The terms of these leases are month-to-month.

7.  EARNINGS (LOSS) PER SHARE
    The computation of earnings (loss) per share is based upon the weighted average number of common shares outstanding during each of the periods presented of 892 shares (1,244 shares issued less 352 shares held in treasury).

8.  TELEPAGE, INC. ACQUISITION
    On September 1, 1994, the Company acquired Telepage, Inc. in an asset sale and purchase agreement. Telepage provided paging services primarily in eastern Arkansas and western Tennessee. The acquisition included the majority of Telepage's assets including its Federal Communication Commission licenses and stations, equipment, subscriber lists, and rights under contracts. Certain assets were excluded from the agreement including cash, real property, and antenna towers. The total purchase price of $6,448,455 included a cash payment of $4,762,097 and $1,686,358 five-year, 8.25% note, payable quarterly to the seller. The cash portion of the purchase price was funded by additional borrowings under the Company's revolving credit and term loan.

    The Telepage purchase price allocation included $2,600,000 for a five-year noncompetition agreement, $2,225,000 to subscription lists, $1,420,000 to equipment and fixtures, and $254,000 to excess cost over fair value of assets acquired. Telepage's operations are included in the accompanying financial statements from the date of acquisition under the purchase method of accounting. The excess cost over fair value of assets acquired is amortized on a straight line method over 10 year. The subscription lists and noncompetition agreement are amortized on a straight line method over 5 years.

    The following unaudited pro forma summary financial information presents the results of operations of the Company as if the Telepage, Inc. acquisition and related financing had occurred at January 1, 1993. This summary may not be indicative of what would have occurred had the acquisition been made as of this date or of results which may occur in the future. The historical financial statements used to prepare the summary will reflect the acquisition from the effective date of the acquisition forward, using the purchase method of accounting based on estimated fair values of assets purchased and liabilities assumed. The pro forma results exclude the operations of Telepage, Inc. for the period June 1994 through August 1994, as the information was not readily available.

                                                          YEARS ENDED DECEMBER 31
                                                          ------------------------
                                                              1993         1994
                                                          ------------  ----------
                                                          (UNAUDITED -- DOLLARS IN
                                                           THOUSANDS, EXCEPT PER
                                                                SHARE DATA)
Net revenue.............................................  $     11,026  $   14,413
                                                          ------------  ----------
                                                          ------------  ----------
Net loss................................................  $     (1,477) $     (408)
                                                          ------------  ----------
                                                          ------------  ----------
Loss per share..........................................  $  (1,655.83) $  (457.40)
                                                          ------------  ----------
                                                          ------------  ----------

                               DIAL-A-PAGE, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8.  TELEPAGE, INC. ACQUISITION (CONTINUED)
    Proforma adjustments made to the historical data include amortization of intangibles, depreciation of fair value adjustment of fixed assets, and interest associated with the note payable to the seller.

9.  SUBSEQUENT EVENTS
    In February 1995, the Company and its shareholders entered into an asset purchase agreement (the "Agreement") with Teletouch Communications, Inc. for the purchase of substantially all assets of Dial-A-Page, Inc. The Agreement states a total purchase price of $46,350,000, $100,000 of which relates to noncompete agreements. The acquisition closed on August 3, 1995. Most of the debt obligations reported in the Company's financial statements were paid off on this date or shortly thereafter.

                          INDEPENDENT AUDITORS' REPORT

To the Management
Teletouch Communications, Inc.
In re: Audit of Russell's Communications, Inc.

    We have audited the accompanying balance sheet of Russell's Communications, Inc., dba LaPageCo, a Louisiana corporation, as of December 31, 1995, and the related statement of operations, Schedule 1 (general and administrative expenses), statement of retained earnings, and the statement of cash flows for the year then ended. These financial statements are the responsibility of you and the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Russell's Communications, Inc., dba LaPageCo as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                  DEROUEN & WELLS, CPA'S

Baton Rouge, Louisiana

April 22, 1996

                         RUSSELL'S COMMUNICATIONS, INC.
                                  DBA LAPAGECO
                                 BALANCE SHEETS

                                     ASSETS

                                                                                        DECEMBER 31,   MARCH 31,
                                                                                            1995          1996
                                                                                        ------------  ------------
                                                                                                      (UNAUDITED)
Current assets:
  Cash                                                                                   $   47,329   $     31,594
  Accounts receivable -- trade........................................................        3,357         64,178
                                                                                        ------------  ------------
    Total current assets..............................................................       50,686         95,772
                                                                                        ------------  ------------
Property and equipment:
  Furniture & fixtures................................................................        6,637          6,637
  Equipment...........................................................................      358,550        389,130
                                                                                        ------------  ------------
                                                                                            365,187        395,767
  Accumulated depreciation............................................................     (112,969)      (218,598)
                                                                                        ------------  ------------
    Net property and equipment........................................................      252,218        177,169
                                                                                        ------------  ------------
Other assets:
  Capitalized loan costs..............................................................          923            851
  Prepaid expenses....................................................................        4,073          3,813
  Computer software...................................................................        1,106          1,303
  Security deposits...................................................................        1,220          1,220
  Investments (at cost)...............................................................        2,571          2,572
                                                                                        ------------  ------------
    Total other assets................................................................        9,893          9,759
                                                                                        ------------  ------------
      Total assets....................................................................   $  312,797   $    282,700
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                                        LIABILITIES & STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable....................................................................   $    7,606   $      5,707
  Payroll taxes.......................................................................        4,893          5,778
  Sales tax payable...................................................................        1,261          1,486
  Agent deposit.......................................................................          500            500
  Due to officers.....................................................................          243            243
  Notes payable -- short term.........................................................       45,102         45,102
  Income tax payable..................................................................       14,404          8,424
  Deferred tax payable................................................................        1,567        --
                                                                                        ------------  ------------
    Total current liabilities.........................................................       75,576         67,240
                                                                                        ------------  ------------
Long term liabilities:
  Notes payable -- long term..........................................................      140,989        121,339
  Deferred tax payable................................................................        3,142        --
                                                                                        ------------  ------------
    Total long term liabilities.......................................................      144,131        121,339
                                                                                        ------------  ------------
      Total liabilities...............................................................      219,707        188,579
                                                                                        ------------  ------------
Stockholder's equity:
  Capital stock (no par, 1,000 shares issued and outstanding).........................          100            100
  Treasury stock......................................................................      (50,000)       (50,000)
  Retained earnings...................................................................      142,990        144,021
                                                                                        ------------  ------------
    Total stockholder's equity........................................................       93,090         94,121
                                                                                        ------------  ------------
    Total liabilities and equity......................................................   $  312,797   $    282,700
                                                                                        ------------  ------------
                                                                                        ------------  ------------

               See accompanying notes to the financial statements

                         RUSSELL'S COMMUNICATIONS, INC.
                                  DBA LAPAGECO
                            STATEMENTS OF OPERATIONS

                                                                                         THREE MONTHS ENDED MARCH
                                                                            YEAR ENDED             31,
                                                                           DECEMBER 31,  ------------------------
                                                                               1995         1996         1995
                                                                           ------------  -----------  -----------
                                                                                         (UNAUDITED)  (UNAUDITED)
Income:
  Lease and line charge income...........................................   $  541,588    $ 156,784    $ 135,332
                                                                           ------------  -----------  -----------
    Total income.........................................................      541,588      156,784      135,332
                                                                           ------------  -----------  -----------
Cost of sales:
  Line charges & airtime.................................................       51,912       16,704       10,772
                                                                           ------------  -----------  -----------
    Total cost of sales..................................................       51,912       16,704       10,772
                                                                           ------------  -----------  -----------
      Gross profit.......................................................      489,676      140,080      124,560
General and administrative expenses:.....................................      407,650      107,187       96,685
                                                                           ------------  -----------  -----------
  Income from operations.................................................       82,026       32,893       27,875
                                                                           ------------  -----------  -----------
Other (income) and expenses:
  Interest...............................................................       22,193        5,149        4,594
  Interest income........................................................       (2,315)        (717)        (410)
  Disposition of equipment...............................................        8,124       --              840
  Miscellaneous income...................................................       (1,161)      (3,813)      --
                                                                           ------------  -----------  -----------
Total other (income) & expenses..........................................       26,841          619        5,024
                                                                           ------------  -----------  -----------
Income before income taxes...............................................       55,185       32,274       22,851
                                                                           ------------  -----------  -----------
Provision for income taxes:
  Current................................................................       14,606        9,629        5,715
  Deferred...............................................................       (3,566)      --           --
                                                                           ------------  -----------  -----------
                                                                                11,040        9,629        5,715
                                                                           ------------  -----------  -----------
  Net income.............................................................   $   44,145    $  22,645    $  17,136
                                                                           ------------  -----------  -----------
                                                                           ------------  -----------  -----------

               See accompanying notes to the financial statements

                         RUSSELL'S COMMUNICATIONS, INC.
                                  DBA LAPAGECO
                        STATEMENTS OF RETAINED EARNINGS

Beginning retained earnings, December 31, 1994:                                    $  74,020
  Adjustments to reclassify beginning retained earnings from the income tax basis of accounting to generally accepted accounting principles:
    Deferred tax liability.......................................................     (8,275)
    Depreciation.................................................................     77,977
    Amortization.................................................................        188
    Accounts receivable..........................................................    (40,138)
    Accounts payable.............................................................     (4,927)
                                                                                   ---------
Beginning retained earnings, as adjusted.........................................     98,845
Net income, year ended December 31, 1995.........................................     44,145
                                                                                   ---------
Ending retained earnings, December 31, 1995......................................    142,990
                                                                                   ---------
                                                                                   ---------
Net income (unaudited)...........................................................     22,645
Shareholder distributions (unaudited)............................................    (21,614)
                                                                                   ---------
Ending retained earnings, March 31, 1996 (unaudited).............................  $ 144,021
                                                                                   ---------
                                                                                   ---------

               See accompanying notes to the financial statements

                         RUSSELL'S COMMUNICATIONS, INC.
                                  DBA LAPAGECO
                            STATEMENTS OF CASH FLOWS

                                                                                         THREE MONTHS ENDED MARCH
                                                                            YEAR ENDED             31,
                                                                           DECEMBER 31,  ------------------------
                                                                               1995         1996         1995
                                                                           ------------  -----------  -----------
                                                                                         (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities
  Net income.............................................................   $   44,145    $  22,645    $  17,136
  Adjustments to reconcile net income to net cash provided by (used in)
   operating activities:
  Depreciation and amortization..........................................       46,683       16,672       12,394
  Loss on disposal of fixed assets.......................................        8,124       --           --
  (Increase)/decrease in assets
    Accounts receivable..................................................        5,191      (60,821)      (4,470)
    Prepaid expenses & other assets......................................       (2,407)         134           33
    Investments..........................................................       (2,571)      --           (2,571)
  Increase/(decrease) in liabilities
    Accounts payable.....................................................        2,679       (1,899)           0
    Sales tax payable....................................................          259          225          190
    Payroll taxes payable................................................        1,359          885        1,529
    Income taxes payable.................................................       14,552       (5,980)       5,715
    Deferred taxes payable...............................................       (3,566)      (4,709)      --
    Loans from stockholders..............................................       (9,200)      --           --
                                                                           ------------  -----------  -----------
Total adjustments........................................................       61,103      (55,493)      12,820
                                                                           ------------  -----------  -----------
Net cash provided by (used in) operating activities......................      105,248      (32,848)      29,956
                                                                           ------------  -----------  -----------
Cash flows from investing activities
  Acquisition disposition of property & equipment........................      (75,028)      58,377      (10,468)
  Other..................................................................       --          (21,614)      --
                                                                           ------------  -----------  -----------
Net cash provided by (used in) investing activities......................      (75,028)      36,763      (10,468)
                                                                           ------------  -----------  -----------
Cash flows from financing activities
  Proceeds of long-term borrowing........................................      125,000       --           --
  Repayment of long-term borrowing.......................................     (130,870)     (19,650)      (7,619)
                                                                           ------------  -----------  -----------
Net cash provided by (used in) financing activities......................       (5,870)     (19,650)      (7,619)
                                                                           ------------  -----------  -----------
Net increase in cash and cash equivalents................................       24,350      (15,735)      11,869
Cash and cash equivalents at beginning of year...........................       22,979       47,329       22,979
                                                                           ------------  -----------  -----------
Cash and cash equivalents at end of year.................................   $   47,329    $  31,594    $  34,848
                                                                           ------------  -----------  -----------
                                                                           ------------  -----------  -----------
Supplemental disclosure of cash flow information
  Cash paid during the year:
    Interest.............................................................   $   22,193
                                                                           ------------
                                                                           ------------
    Income taxes (including accruals)....................................   $   11,040
                                                                           ------------
                                                                           ------------
Supplemental schedule of non-cash investing and financing activities
  Debt incurred to purchase equipment....................................   $   22,112
                                                                           ------------
                                                                           ------------

               See accompanying notes to the financial statements

                         RUSSELL'S COMMUNICATIONS, INC.
                                  DBA LAPAGECO
                                BATON ROUGE, LA
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

    The Company provides telecommunication services both to the general public and to the businesses in the form of pager leasing and pager air time. It is domiciled in Baton Rouge, La. but provides these services over an extended region using agreements with other entities to provide network coverage.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

    In recording bad debt expense the Company uses the direct write-off method. Accounts written-off are charged directly to bad debt expense and the accounts receivable balance is credited. This is not in accordance with generally accepted accounting principles which require accrual of an allowance for doubtful receivables. It is consistent, however, with Company policies since inception, and is in keeping with industry trends to use this method. In addition, the bulk of receivables are collected within thirty days and any allowance for doubtful receivables pursuant to generally accepted accounting principles would be immaterial.

PROPERTY AND EQUIPMENT

    For financial statement reporting purposes the Company records depreciation using the straight line method. Estimated useful lives range from three to seven years. For income tax purposes the company uses accelerated cost recovery methods. Estimated useful lives for tax purposes range from three to seven years.

    Depreciation expense for the year ended December 31, 1995 was $45,989, recapped as follows:

Equipment.........................................  $  45,212
Furniture/Fixtures................................        777
                                                    ---------
                                                    $  45,989
                                                    ---------
                                                    ---------

    Maintenance and repairs are charged to operations when incurred.

DISPOSITIONS

    Each year the Company writes off those pagers and equipment that it considers either obsolete or no longer available for service.

    For financial statement reporting purposes the company writes off this equipment at its net book value. For income tax reporting purposes, the company writes off these assets at net taxable value. The net book value of such items written off as of December 31, 1995 for financial statement reporting purposes was $8,124.

                         RUSSELL'S COMMUNICATIONS, INC.
                                  DBA LAPAGECO
                                BATON ROUGE, LA
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED TAXES

    Deferred taxes are recognized due to the timing differences created between determining taxes for net income under generally accepted accounting principles and that determined under tax methodology. As of December 31, 1995 the amounts giving rise to deferred taxes due to these differences are as follows:

                                                                   TOTAL
                                                                 ---------
Depreciation...................................................  $  (3,593)
Accounts Receivable............................................      6,489
Accounts Payable...............................................        670
                                                                 ---------
Total..........................................................  $   3,566
                                                                 ---------
                                                                 ---------

NOTE 2. RELATED PARTY TRANSACTIONS
    At December 31, 1995 the Company owed the stockholder an amount totaling $243. During the year ended December 31, 1995 the Company repaid monies owed to the stockholder of $9,200. The Company also leased or rented from the stockholder items of equipment during the year ended December 31, 1995 and issued IRS form 1099s to the stockholder in the amounts of $3,060 and $8,700. During the year ended December 31, 1995 the Company paid compensation to the stockholder and his spouse in the amounts of $48,000 and $22,650, respectively. During the year ended December 31, 1995 the Company leased a vehicle on behalf of the stockholder. Monthly rentals at December 31, 1995 totaled $606. The minimum value of future rentals on the vehicle lease are as follows:

1996...............................................  $   7,266
1997...............................................      7,266
1998...............................................      7,266
                                                         6,661(Terminal
1999...............................................            year)

NOTE 3. NOTES PAYABLE AT DECEMBER 31, 1995

                                                                                  CURRENT    LONG-TERM
                                                                                 ---------  -----------
Note payable to Associates Credit in the original amount of $34,083, dated
 5/28/93 payable in monthly installments of $1,033 including interest at 13.2%
 per annum, collateralized by equipment (see Note 5)...........................  $   9,635  $    16,888
Note payable to Associates Credit in the original amount of $7,761, payable in monthly installments of $234, dated 7/1/94 including interest at 15.918% per
 annum, collateralized by equipment............................................  $   2,183  $     2,990
Note payable to Associates Credit in the original amount of $7,771, dated
 8/1/94 payable in monthly installments of $234 including interest at 15.917%
 per annum, collateralized by equipment........................................  $   2,159  $     3,188
Note payable to Associates Credit in the original amount of $7,732, dated
 7/1/94 payable in monthly installments of $233 including interest at 14.664%
 per annum, collateralized by equipment........................................  $   2,240  $     2,799

                         RUSSELL'S COMMUNICATIONS, INC.
                                  DBA LAPAGECO
                                BATON ROUGE, LA
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

NOTE 3. NOTES PAYABLE AT DECEMBER 31, 1995 (CONTINUED)

                                                                                  CURRENT    LONG-TERM
                                                                                 ---------  -----------
Note payable to Associates Credit in the original amount of $7,766, dated
 9/29/94 payable in monthly installments of $234 including interest at 15.861%
 per annum, collateralized by equipment........................................  $   2,107  $     3,569
Note payable to Associates Credit in the original amount of $3,262, dated
 2/22/95, payable in monthly installments of $101 including interest at 16.356%
 per annum, collateralized by equipment........................................  $     857  $     1,851
Note payable to Associates Credit in the original amount of $1,363, dated
 3/29/95, payable in monthly installments of $42 including interest at 17,718%
 per annum, collateralized by equipment........................................  $     340  $       828
Note payable to Associates Credit in the original amount of $3,464, dated
 3/29/95, payable in monthly installments of $107 including interest at 16.480%
 per annum, collateralized by equipment........................................  $     897  $     2,046
Note payable to Associates Credit in the original amount of $3,469, dated
 3/29/95, payable in monthly installments of $107 including interest at 17.718%
 per annum, collateralized by equipment........................................  $     864  $     2,107
Note payable to Associates Credit in the original amount of $4,034, dated
 2/22/95, payable in monthly installments of $125 including interest at 17.590%
 per annum, collateralized by equipment........................................  $   1,021  $     2,362
Note payable to Associates Credit in the original amount of $3,267, dated
 2/26/95, payable in monthly installments of $101 including interest at 16.390%
 per annum, collateralized by equipment........................................  $     689  $     2,578
Note payable to Associates Credit in the original amount of $3,252, dated
 2/26/95, payable in monthly installments of $101 including interest at 16.38%
 per annum, collateralized by equipment........................................  $     686  $     2,566
Note payable to Hancock Bank in the original amount of $125,000, dated 9/15/95, payable in monthly installments of $2,625 including interest at 9.5% per
 annum, collateralized by equipment............................................  $  21,424  $    97,217
                                                                                 ---------  -----------
  Total........................................................................  $  45,102  $   140,989
                                                                                 ---------  -----------
                                                                                 ---------  -----------

    Long-term debt matures as follows:

1997.............................................  $  50,629
1998.............................................     40,635
1999.............................................     29,453
2000.............................................     20,272
2001 and beyond..................................     --
                                                   ---------
                                                   $ 140,989
                                                   ---------
                                                   ---------

                         RUSSELL'S COMMUNICATIONS, INC.
                                  DBA LAPAGECO
                                BATON ROUGE, LA
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

NOTE 4. OPERATING LEASES
    As of December 31, 1995 the Company leased its premises for the amount of $875 per month under an agreement that expired that date. The lease agreement allows for a one year renewal at lessee's option. The Company appears to be operating on a month-to-month basis with the renewal not having been elected. The minimum future rentals assuming a one year renewal are as follows:

                1996.....................................................$10,500

NOTE 5. CONTINGENCIES
    The Company is contingently liable for an amount owed to Associates Credit on one of its notes payable in the amount of $26,522. The contingency arose from a guarantee made by the Company on a note to Associates Credit that the Company shares with an outsider (See Note 3).

NOTE 6. RETAINED EARNINGS
    Historically, the Company has presented its financial information on the income tax basis of accounting. For purposes of the audit for the year end December 31, 1995, the Company is presenting its financial statements under generally accepted accounting principles. Beginning retained earnings as of January 1, 1995 were originally stated under the income tax basis of accounting. Retained earnings were re-stated for generally accepted accounting principles. The effect of the adjustment is reflected in the Statement of Retained Earnings.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder
Warren Communications, Inc.

    We have audited the accompanying Balance Sheet of Warren Communications, Inc. (an S corporation), as of December 31, 1995, and the related Statements of Income, Retained Earnings and Cash Flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Warren Communications, Inc. (an S corporation) as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          WRIGHT, MOORE, DEHART,
                                          DUPUIS & HUTCHINSON
                                          Certified Public Accountants

Lafayette, LA
February 14, 1996

                          WARREN COMMUNICATIONS, INC.
                                 BALANCE SHEETS
                                     ASSETS

                                                                                                      DECEMBER 31,    MARCH 31,
                                                                                                          1995          1996
                                                                                                      ------------   -----------
                                                                                                                     (UNAUDITED)
Current Assets
  Cash and Cash Equivalents.........................................................................    $ 68,899      $ 64,614
  Accounts Receivable (Net).........................................................................      44,392        61,276
  Other Receivable..................................................................................       4,870        --
  Inventory.........................................................................................       5,041         5,041
  Loans to Stockholder -- Current...................................................................      32,590        32,590
                                                                                                      ------------   -----------
    Total Current Assets............................................................................     155,792       163,521
Property and Equipment
  Automobiles.......................................................................................      40,076        40,076
  Pagers............................................................................................     316,149       316,149
  Transmitters......................................................................................     193,618       193,618
  Test Equipment....................................................................................      25,315        25,315
  Office Equipment..................................................................................      11,603        11,603
                                                                                                      ------------   -----------
    Total...........................................................................................     586,761       586,761
  Less: Accumulated Depreciation....................................................................    (221,397)     (246,597)
                                                                                                      ------------   -----------
    Net Property and Equipment......................................................................     365,364       340,164
Other Assets
  Loans to Stockholder..............................................................................     100,670       100,670
                                                                                                      ------------   -----------
    Total Assets....................................................................................    $621,826      $604,355
                                                                                                      ------------   -----------
                                                                                                      ------------   -----------

                      LIABILITIES AND STOCKHOLDER'S EQUITY

                                                                                                      DECEMBER 31,    MARCH 31,
                                                                                                          1995          1996
                                                                                                      ------------   -----------
                                                                                                                     (UNAUDITED)
Current Liabilities
  Accounts Payable..................................................................................    $ 59,147        59,147
  Unearned Revenues.................................................................................      14,582        14,582
  Payroll Taxes Payable.............................................................................       3,211         7,838
  Sales Taxes Payable...............................................................................       2,669         2,669
  Current Maturities of Long-Term Debt..............................................................     288,689       288,689
                                                                                                      ------------   -----------
    Total Current Liabilities.......................................................................     368,298       372,925
Long-Term Debt (Less Current Maturities)............................................................     244,294       166,738
                                                                                                      ------------   -----------
    Total Liabilities...............................................................................     612,592       539,663
Stockholder's Equity
  Common Stock (10,000 shares Authorized, No Par Value, 1,000 Shares Issued and Outstanding)........       1,000         1,000
  Retained Earnings.................................................................................       8,234        63,692
                                                                                                      ------------   -----------
    Total Stockholder's Equity......................................................................       9,234        64,692
                                                                                                      ------------   -----------
    Total Liabilities and Stockholder's Equity......................................................    $621,826      $604,355
                                                                                                      ------------   -----------
                                                                                                      ------------   -----------

         The Accompanying Notes are an Integral Part of This Statement.

                          WARREN COMMUNICATIONS, INC.
                              STATEMENTS OF INCOME

                                                                                                  THREE MONTHS     THREE MONTHS
                                                                                YEAR ENDED        ENDED MARCH      ENDED MARCH
                                                                             DECEMBER 31, 1995      31, 1996         31, 1995
                                                                             -----------------   --------------   --------------
                                                                                                  (UNAUDITED)      (UNAUDITED)
REVENUES...................................................................     $1,653,689          $410,436         $415,938
COST OF REVENUES...........................................................        586,606           120,357          130,822
                                                                             -----------------   --------------   --------------
GROSS PROFIT...............................................................      1,067,083           290,079          285,116
GENERAL AND ADMINISTRATIVE EXPENSES........................................        693,696           196,197          213,876
                                                                             -----------------   --------------   --------------
INCOME BEFORE OTHER INCOME (EXPENSE).......................................        373,387            93,882           71,240
OTHER INCOME (EXPENSE).....................................................
  Interest Income..........................................................          8,434           --               --
  Interest Expense.........................................................        (79,046)          (19,338)         (25,401)
                                                                             -----------------   --------------   --------------
    Total Other Income (Expense)...........................................        (70,612)          (19,338)         (25,401)
                                                                             -----------------   --------------   --------------
NET INCOME.................................................................     $  302,775          $ 74,544         $ 45,839
                                                                             -----------------   --------------   --------------
                                                                             -----------------   --------------   --------------

         The Accompanying Notes are an Integral Part of This Statement.

                          WARREN COMMUNICATIONS, INC.
                   STATEMENTS OF RETAINED EARNINGS (DEFICIT)

Balance at December 31, 1994....................................................  $  25,037
Prior Period Adjustments........................................................   (151,586)
                                                                                  ---------
Balance at December 31, 1994 Restated...........................................   (126,549)
Net Income......................................................................    302,775
Dividends.......................................................................   (167,992)
                                                                                  ---------
Balance at December 31, 1995....................................................      8,234
Net Income (unaudited)..........................................................     74,544
Shareholder Distributions (unaudited)...........................................    (19,086)
                                                                                  ---------
Balance at March 31, 1996 (unaudited)...........................................  $  63,692
                                                                                  ---------
                                                                                  ---------

         The Accompanying Notes are an Integral Part of This Statement

                          WARREN COMMUNICATIONS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                                              THREE        THREE
                                                                                                             MONTHS        MONTHS
                                                                                             YEAR ENDED       ENDED        ENDED
                                                                                            DECEMBER 31,    MARCH 31,    MARCH 31,
                                                                                                1995          1996          1995
                                                                                            ------------   -----------   ----------
                                                                                                           (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income..............................................................................   $ 302,775      $  74,544    $  45,839
                                                                                            ------------   -----------   ----------
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation..........................................................................      92,916         25,200       33,000
    Provision for bad debts...............................................................       9,803         --           --
  Change in assets and liabilities:
    Accounts receivable...................................................................      44,352        (12,014)      26,888
    Other receivable......................................................................         360         --           (2,750)
    Inventory.............................................................................      (5,041)        --           --
    Accounts payable......................................................................      26,841         --           --
    Unearned revenues.....................................................................      10,564         --           --
    Payroll taxes payable.................................................................       1,164          4,627       (2,506)
    Sales tax payable.....................................................................        (550)        --           --
                                                                                            ------------   -----------   ----------
  Total Adjustments.......................................................................     180,409         17,813       54,632
                                                                                            ------------   -----------   ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES.................................................     483,184         92,357      100,471
                                                                                            ------------   -----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of equipment..................................................................     (91,211)        --         (102,963)
  Loans to stockholder....................................................................    (100,000)        --           --
  Repayment of loans to stockholder.......................................................      19,836         --           --
                                                                                            ------------   -----------   ----------
  NET CASH USED IN INVESTING ACTIVITIES...................................................    (171,375)        --         (102,963)
                                                                                            ------------   -----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term debt............................................................     131,299         --           22,160
  Repayment of long-term debt.............................................................    (319,004)       (77,556)      --
  Dividends paid..........................................................................    (167,992)       (19,086)      (1,450)
                                                                                            ------------   -----------   ----------
  NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.....................................    (355,697)       (96,642)      20,710
                                                                                            ------------   -----------   ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......................................     (43,888)        (4,285)      18,218
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR............................................     112,787         68,899      112,786
                                                                                            ------------   -----------   ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR..................................................   $  68,899      $  64,614    $ 131,004
                                                                                            ------------   -----------   ----------
                                                                                            ------------   -----------   ----------

         The accompanying notes are an integral part of this statement.

                          WARREN COMMUNICATIONS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1995

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    NATURE OF BUSINESS -- Warren Communications, Inc. was incorporated on May 1, 1991. The Company is domiciled in Lafayette, Louisiana, and is primarily in business as a private paging carrier.

    The Company generally services commercial, individual and governmental customers in the South Central Louisiana region.

    ACCOUNTS RECEIVABLE -- The Company has established a specific reserve for uncollectible accounts receivable. The allowance for uncollectible accounts receivable at December 31, 1995 was $9,803 which equaled bad debt expense for the year.

    INVENTORY -- Inventory consists of new pagers held for resale and is stated at the lower of cost or market.

    PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Expenditures for property and equipment which substantially increase the useful lives of existing assets are capitalized at cost and depreciated. Routine expenditures for repairs and maintenance are expensed as incurred.

    Depreciation is provided principally on the straight-line method over the useful lives of the assets, which are generally five to seven years for equipment and vehicles.

    INCOME TAXES -- The Company has elected to be taxed under the provision of Subchapter S of the Internal Revenue Code. Under those provisions, the Company generally does not pay federal or state corporate income tax on its taxable income. Instead, the stockholders are liable for individual income tax on the Company's taxable income.

    USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 -- UNEARNED REVENUES
    Unearned Revenues represents customer deposits and prepaid lease charges on pagers and paging service at December 31, 1995.

                          WARREN COMMUNICATIONS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1995

NOTE 3 -- LONG-TERM DEBT
    Long-Term debt consisted of the following at December 31, 1995:

Note payable to bank secured by accounts receivable and personal guaranty of stockholder, payable in monthly installments of $3,234 including interest at bank prime plus 1% (currently 9.5%), maturing April, 1998...  $  80,164

Note payable to bank secured by pagers, payable in monthly installments of $3,832 including interest at bank prime plus 1% (currently 9.5%),
 maturing September, 1996................................................     29,432

Various notes payable to finance company, secured by pagers, payable in monthly installments with interest rates varying from 12.1% to 15.43%,
 with maturity dates ranging from 1996 through 1998......................    423,387
                                                                           ---------

  Total..................................................................    532,983

  Less: Current Maturities...............................................    288,689
                                                                           ---------

  Long-Term Debt.........................................................  $ 244,294
                                                                           ---------
                                                                           ---------

    Future Cash Requirements for Long-Term Debt are as follows:

YEAR ENDING DECEMBER 31:                                                                       AMOUNT
- -------------------------------------------------------------------------------------------  -----------
1996.......................................................................................  $   288,689
1997.......................................................................................      195,335
1998.......................................................................................       48,959
                                                                                             -----------
Total......................................................................................  $   532,983
                                                                                             -----------
                                                                                             -----------

NOTE 4 -- RELATED PARTY TRANSACTIONS
    The Company has outstanding non-interest bearing demand loans to stockholder in the amount of $53,096 at December 31, 1995.

    The Company leases the office facility from its stockholder for $4,000 per month. Lease payments made during 1995 were $45,000.

    The Company made a loan to its stockholder during 1995 in the amount of $100,000 payable in monthly installments of $3,234 including interest at bank prime plus 1% (currently 9.5%), maturing April, 1998. The principal balance at December 31, 1995 was $80,164 with the current portion of $32,590 due in 1996.

NOTE 5 -- LEASES
    The Company's transmitters are located throughout South Central Louisiana on towers rented under various leases. Certain of these are noncancelable leases which will expire in 1996 and are renewable for one-year terms. Other tower rental leases are on month to month basis.

    The Company also has a noncancelable lease for satellite transmission services and space segment capacity. This lease expires January 1, 2006.

                          WARREN COMMUNICATIONS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1995

NOTE 5 -- LEASES (CONTINUED)
    Future minimum rental payments are as follows for the years ending December 31:

1996.....................................................  $  51,786
1997.....................................................     28,800
1998.....................................................     28,800
1999.....................................................     28,800
2000 and later...........................................    144,000
                                                           ---------
Total....................................................  $ 282,186
                                                           ---------
                                                           ---------

NOTE 6 -- PRIOR PERIOD ADJUSTMENTS
    Retained Earnings at the beginning of 1995 has been adjusted to reflect the following changes which had no effect on current period net income:

    Accounts Payable were understated by $8,436 at December 31, 1994.

    Accumulated Depreciation was corrected to reflect the use of the straight-line method for recognizing depreciation instead of the modified accelerated cost recovery system which had been erroneously used in prior years. Fixed assets were also adjusted for a correction of errors made in capitalizing certain assets. These changes resulted in an increase to Retained Earnings in the amount of $55,707.

    Other Receivables were understated by $5,230 at December 31, 1994.

    Payroll Taxes Payable were overstated by $3,878 at December 31, 1994.


    Beginning Retained Earnings were also reduced by the amount of $207,965 to reflect a correction of capitalized pagers and the related depreciation expense recorded in prior years. (See Note 7).


NOTE 7 -- LEASED PAGERS
    In prior years, the Company capitalized all pager purchases and only expensed a portion of the amount as Cost of Goods Sold. The capitalized pagers were not adjusted for items lost, broken, or replaced. At December 31, 1995, the Company scheduled the pagers which were currently being leased to customers or held in stock. The records were then adjusted to reflect the documented count of pagers which existed on that date. The count resulted in a reclassification of $11,222 from Cost of Goods Sold to Fixed Assets in the current period and a prior period adjustment as described in Note 6.

NOTE 8 -- CASH FLOW DISCLOSURE
    Cash paid during the year for interest was $79,046.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
AACS Communications, Inc.

    We have audited the accompanying balance sheet of AACS Communications, Inc. as of December 31, 1995, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AACS Communications, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

    Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information presented after the financial statements is presented for the purpose of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                      SPILLAR, MITCHAM, EATON & BICKNELL, L.L.P.

Fort Worth, Texas
March 28, 1996

                           AACS COMMUNICATIONS, INC.
                                 BALANCE SHEET
                                     ASSETS

                                                                                                      DECEMBER 31,
                                                                                                          1995
                                                                                                      ------------
CURRENT ASSETS
  Cash..............................................................................................   $ 100,343
  Accounts receivable...............................................................................      18,382
                                                                                                      ------------
    Total Current Assets............................................................................     118,725

PHYSICAL PROPERTY
  Communication equipment...........................................................................     495,813
  Accumulated depreciation..........................................................................    (433,495)
                                                                                                      ------------
    Total Physical Property.........................................................................      62,318

OTHER ASSETS
  Radio station license.............................................................................      50,003
  License amortization..............................................................................      (6,875)
                                                                                                      ------------
    Total Other Assets..............................................................................      43,128
                                                                                                      ------------
        TOTAL ASSETS................................................................................   $ 224,171
                                                                                                      ------------
                                                                                                      ------------
                                       LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Accounts payable..................................................................................   $  11,637
  Accrued payroll tax...............................................................................          44
  Franchise tax payable.............................................................................      16,382
                                                                                                      ------------
    Total Current Liabilities.......................................................................      28,063

STOCKHOLDERS' EQUITY
  Common stock -- 1,000,000 shares authorized, 52,000 issued and outstanding at $1.00 par value.....      52,000
  Additional paid-in capital........................................................................       6,000
  Retained earnings.................................................................................     138,108
                                                                                                      ------------
    Total Stockholders' Equity......................................................................     196,108
                                                                                                      ------------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................................................   $ 224,171
                                                                                                      ------------
                                                                                                      ------------

         The accompanying notes are an integral part of this statement.

                           AACS COMMUNICATIONS, INC.
                                INCOME STATEMENT

                                                                                   YEAR ENDED
                                                                                DECEMBER 31, 1995
                                                                                -----------------
INCOME
  Service fees................................................................      $621,761
OPERATING EXPENSES
  Salaries....................................................................        81,941
  Advertising.................................................................           249
  Depreciation................................................................        22,931
  Amortization................................................................         1,250
  Dues........................................................................           735
  Insurance...................................................................        12,433
  Licenses and permits........................................................         1,695
  Office supplies.............................................................         2,963
  Professional fees...........................................................         8,656
  Contract labor..............................................................           100
  Rents.......................................................................        93,493
  Repairs.....................................................................         6,445
  Supplies....................................................................         5,283
  Payroll taxes...............................................................         6,521
  Other taxes.................................................................        23,122
  Telephone...................................................................        37,375
  Travel......................................................................           510
  Utilities...................................................................           173
                                                                                -----------------
    Total Operating Expenses..................................................       305,875
                                                                                -----------------
    Net Income Before Extraordinary Items.....................................       315,886
EXTRAORDINARY ITEMS...........................................................
  Escrow forfeiture...........................................................       100,000
  Legal fees in relation to sale of business..................................       (69,675)
                                                                                -----------------
    Total Extraordinary Items.................................................        30,325
                                                                                -----------------
      NET INCOME..............................................................      $346,211
                                                                                -----------------
                                                                                -----------------

         The accompanying notes are an integral part of this statement.

                           AACS COMMUNICATIONS, INC.
                         STATEMENT OF RETAINED EARNINGS

Retained earnings at January 1, 1995............................................  $ 106,897
Net income......................................................................    346,211
Distributions to stockholders...................................................   (315,000)
                                                                                  ---------
Retained earnings at December 31, 1995..........................................  $ 138,108
                                                                                  ---------
                                                                                  ---------

         The accompanying notes are an integral part of this statement.

                           AACS COMMUNICATIONS, INC.
                            STATEMENT OF CASH FLOWS

                                                                                          YEAR ENDED
                                                                                         DECEMBER 31,
                                                                                             1995
                                                                                         ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income...........................................................................   $ 346,211
  Adjustments to reconcile net income to net cash......................................
    Depreciation and amortization......................................................      24,181
    Decrease in accounts receivable....................................................       5,014
    Decrease in deposits...............................................................         400
    Decrease in accounts payable.......................................................      (3,982)
    Decrease in payroll tax payable....................................................      (3,532)
    Increase in franchise tax payable..................................................       4,612
                                                                                         ------------
    Net Cash Flow Provided by Operating activities.....................................     372,904
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of physical property........................................................        (689)
CASH FLOWS FROM FINANCING ACTIVITIES
  Repayments on amount payable to stockholders.........................................     (62,469)
  Distributions to stockholders........................................................    (315,000)
                                                                                         ------------
    Net Cash Flow Used in Financing Activities.........................................    (377,469)
                                                                                         ------------
NET DECREASE IN CASH...................................................................      (5,254)
CASH AT THE BEGINNING OF THE YEAR......................................................     105,597
                                                                                         ------------
CASH AT THE END OF THE YEAR............................................................   $ 100,343
                                                                                         ------------
                                                                                         ------------

         The accompanying notes are an integral part of this statement.

                           AACS COMMUNICATIONS, INC.
                         NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1995

ORGANIZATION

    AACS Communications, Inc. is a Texas corporation that has elected S Corporation status. The Corporation contracts to sell through outside agents, air time and phone numbers used for paging services in Fort Worth/Dallas and Houston.

SIGNIFICANT ACCOUNTING POLICIES

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is recorded on a straight-line basis over the useful lives of the assets. All equipment is being depreciated using 10 years as the useful life.

    AMORTIZATION

    The Corporation acquired a radio station license in 1990. The license is being amortized using the straight-line method over 40 years.

    ALLOWANCE FOR BAD DEBTS

    All accounts receivables are considered collectible as of December 31, 1995. Any uncollectible amounts were written off directly to sales during the year.

    FEDERAL INCOME TAX

    The shareholders of the Corporation have elected that the corporation be taxed as a S Corporation under Internal Revenue Service regulations. Under these regulations the Corporation is not liable for federal income taxes. The income of the Corporation is allocated to the stockholders in their ownership ratio and taxed at the individual level.

EXTRAORDINARY ITEMS

    During 1995 the Corporation received $100,000 that was deposited in escrow with the expectation that the Company was to be sold. The sale did not occur and per the contract the Company retained the money.

    During 1995, the Company has expended $69,675 in legal fees in attempts to sell the Company's assets and arrange for license transfers.

GOING CONCERN

    The Corporation is currently in negotiation to sell its assets.

LEASES

    The Corporation leases office space in Arlington and Houston, Texas. Both leases are month-to-month and total $1,003.

    The Corporation leases radio antenna tower space from a number of Antenna owners. Contracts for these leases expire at various times. Monthly expenditures amount to approximately $5,500.

    Noncancelable leases that have remaining lease terms are repayable in the following amounts.

1996..............................................  $  39,739
1997..............................................     31,070
1998..............................................      3,455

RISKS AND UNCERTAINTIES

    The Corporation's existence relies on the continued use and popularity of personal pagers.

                           AACS COMMUNICATIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                          YEAR ENDED DECEMBER 31, 1995

RELATED PARTY TRANSACTIONS

    The Corporation leases antenna tower space from Bell Communications, Inc. Bell Communications, Inc. is 100% owned by a 1/3 owner of AACS Communications, Inc. The total paid in 1995 was $5,084. The lease is month to month.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and
Stockholders of Hyde's Stay In Touch, Inc.

    I have audited the accompanying Balance Sheet of Hyde's Stay In Touch, Inc. as of December 31, 1995 and the related statements of Income, Retained Earnings and Cash Flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibilitiy is to express an opinion on these financial statements based on my audit.

    I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

    In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hyde's Stay In Touch, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          JAMES N. RACHEL

Shreveport, Louisiana
April 22, 1996

                           HYDE'S STAY IN TOUCH, INC.
                                 BALANCE SHEETS

                                     ASSETS

                                                                                                      DECEMBER 31,    MARCH 31,
                                                                                                          1995          1996
                                                                                                      ------------   -----------
                                                                                                                     (UNAUDITED)
Current Assets
  Cash..............................................................................................   $    66,147   $   342,940
  Investments.......................................................................................       116,231       109,905
  Accounts receivable...............................................................................       382,498       411,281
  Inventory.........................................................................................       265,141       114,249
  Prepaid expenses..................................................................................         6,976        18,916
                                                                                                      ------------   -----------
    Total Current Assets............................................................................       836,993       997,291
                                                                                                      ------------   -----------
Property and Equipment, net.........................................................................       710,171       691,937
                                                                                                      ------------   -----------
Other Assets:
  Loan fees, net....................................................................................         8,335         7,711
  Deposits..........................................................................................         2,730         2,730
                                                                                                      ------------   -----------
    Total Other Assets..............................................................................        11,065        10,441
                                                                                                      ------------   -----------
Total assets........................................................................................   $ 1,558,229   $ 1,699,669
                                                                                                      ------------   -----------
                                                                                                      ------------   -----------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..................................................................................   $    24,183   $     3,150
  Accrued expenses..................................................................................        27,859        22,105
  Current installments of capital lease obligations.................................................         1,982           859
  Current maturity of long term debt................................................................       125,794       119,200
                                                                                                      ------------   -----------
    Total Current Liabilities.......................................................................       179,818       145,314
                                                                                                      ------------   -----------
Long Term Liabilities:
  Long term debt, excluding current portion.........................................................       335,510       311,568
                                                                                                      ------------   -----------
    Total Liabilities...............................................................................       515,328       456,882
Stockholders' Equity:
  Common stock......................................................................................         1,000         1,000
  Retained earnings.................................................................................     1,041,901     1,241,787
                                                                                                      ------------   -----------
    Total Stockholder's Equity......................................................................     1,042,901     1,242,787
                                                                                                      ------------   -----------
Total Liabilities and Stockholders' Equity..........................................................   $ 1,558,229   $ 1,699,669
                                                                                                      ------------   -----------
                                                                                                      ------------   -----------

                  See Accompanying Notes and Auditor's Report

                           HYDE'S STAY IN TOUCH, INC.
                              STATEMENTS OF INCOME

                                                                     YEAR ENDED     THREE MONTHS    THREE MONTHS
                                                                    DECEMBER 31,    ENDED MARCH     ENDED MARCH
                                                                        1995          31, 1996        31, 1995
                                                                    -------------  --------------  --------------
                                                                                    (UNAUDITED)     (UNAUDITED)
Income
  Fees and airtime, net...........................................  $   2,932,833   $    829,417    $    904,613
  Pager, hardware, and accessory sales............................        835,434        217,406         --
  Dealer airtime..................................................        275,390         78,690          66,900
  Dealer hardware sales...........................................         47,039         16,348         --
  Trade income....................................................         42,409          1,922           8,170
                                                                    -------------  --------------  --------------
    Total Income..................................................      4,133,105      1,143,783         979,683
Cost of Goods Sold................................................      1,342,645        357,116         297,903
                                                                    -------------  --------------  --------------
  Gross Profit....................................................      2,790,460        786,667         681,780
Operating Expenses, net...........................................      1,851,764        508,260         422,580
                                                                    -------------  --------------  --------------
Income From Operations............................................        938,696        278,407         259,200
                                                                    -------------  --------------  --------------
Other Income (Expense)
  Interest income.................................................          4,670             92           1,495
  Unrealized gain on investment...................................          7,871        --              --
  Other income....................................................         20,591            484             212
  Rent income.....................................................          4,764        --                1,191
  Loss on sale of assets..........................................        (21,136)       --               (1,093)
  Interest expense................................................        (66,161)        (9,004)        (13,736)
                                                                    -------------  --------------  --------------
    Total Other Income (Expense)..................................        (49,401)        (8,428)        (11,931)
                                                                    -------------  --------------  --------------
Net Income........................................................  $     889,295   $    269,979    $    247,269
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

                  See Accompanying Notes and Auditor's Report

                           HYDE'S STAY IN TOUCH, INC.
                        STATEMENTS OF RETAINED EARNINGS

Beginning Retained Earnings at December 31, 1994...............................  $  501,972
Net Income.....................................................................     889,295
Shareholder Distributions......................................................    (349,366)
                                                                                 ----------
Ending Retained Earnings at December 31, 1995..................................   1,041,901
Net Income (unaudited).........................................................     269,979
Shareholder Distributions (unaudited)..........................................     (70,093)
                                                                                 ----------
Ending Retained Earnings at March 31, 1996 (unaudited).........................  $1,241,787
                                                                                 ----------
                                                                                 ----------

                  See Accompanying Notes and Auditor's Report

                           HYDE'S STAY IN TOUCH, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                            THREE MONTHS ENDED
                                                                                                MARCH 31,
                                                                         YEAR ENDED      ------------------------
                                                                      DECEMBER 31, 1995     1996         1995
                                                                      -----------------  -----------  -----------
                                                                                         (UNAUDITED)  (UNAUDITED)
Cash Flow From Operating Activities:
  Net income........................................................    $     889,295     $ 269,979    $ 247,269
    Adjustments to reconcile net income to net cash provided by operating activities:
      Amortization..................................................            2,500           624          625
      Depreciation..................................................          192,731        44,361       38,375
    (Increase) Decrease in:
      Accounts receivable...........................................         (104,445)      (28,783)     (50,947)
      Inventory.....................................................          (49,807)      150,892        7,384
      Prepaid expenses..............................................           (6,976)      (11,940)      --
    Increase (Decrease) in:
      Accounts payable..............................................         (112,836)      (21,033)     (86,347)
      Accrued expenses..............................................            7,083        (5,754)     (10,527)
                                                                      -----------------  -----------  -----------
        Net Cash Provided by Operating Activities...................          817,545       398,346      145,832
                                                                      -----------------  -----------  -----------
Cash Flows From Investing Activities:
  Acquisition of fixed assets.......................................         (273,731)      (26,127)     (14,596)
  Sale of fixed assets..............................................            5,595        --           --
  Shareholder distributions.........................................         (349,366)      (70,093)     (83,227)
                                                                      -----------------  -----------  -----------
        Net Cash Used in Investing Activities.......................         (617,502)      (96,220)     (97,823)
                                                                      -----------------  -----------  -----------
Cash Flows From Financing Activities:
  Principal reduction of debt.......................................         (218,171)      (31,659)      (8,907)
  Loan proceeds.....................................................           20,000        --           --
                                                                      -----------------  -----------  -----------
        Net Cash Used in Financing Activities.......................         (198,171)      (31,659)      (8,907)
                                                                      -----------------  -----------  -----------
Net Increase In Cash................................................            1,872       270,467       39,102
Beginning Cash......................................................          180,506       182,378      180,506
                                                                      -----------------  -----------  -----------
Ending Cash.........................................................    $     182,378     $ 452,845    $ 219,608
                                                                      -----------------  -----------  -----------
                                                                      -----------------  -----------  -----------

                  See Accompanying Notes and Auditor's Report

                           HYDE'S STAY IN TOUCH, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS OPERATIONS

    The Company was organized in 1988 and is licensed by the Federal Communications Commission (FCC) as a private paging carrier. It specializes in one-way communications through a net working of UHF MHz frequencies and VHF MHz frequencies. The business provides state of the art paging and voice mail services to over 28,000 subscribers. The Company's coverage area includes Eastern Texas, all of the State of Louisiana and portions of Mississippi.

    ACCOUNTING METHOD

    The accrual method of accounting is used for both financial and income tax reporting purposes.

    CASH

    For purposes of the financial statement of cash flows, the Company considers cash in operating bank accounts, cash on hand, and all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    INVESTMENTS

    Investments consist of shares of an Eaton Vance Classic National Muncipals Fund. This investment is held as a trading asset and is stated at market value. A market adjustment of $7,871 is included in current years earnings. Net interest earned on these securities is included as interest income.

    ACCOUNTS RECEIVABLE

    All accounts receivable at December 31, 1995 are considered by management to
be  collectible.  All  accounts  or  portions  of  accounts  considered  to   be
uncollectible are adjusted to sales each month.

    INVENTORY

    Inventory consists of pagers, which are valued at the lower of cost or market, with cost determined on a first-in, first-out basis.

    LOAN FEES, NET

    The Company is amortizing an SBA loan fee of $12,502 over sixty months. At December 31, 1995, forty months remain to be amortized.

    PROPERTY AND EQUIPMENT, NET

    Property and equipment are recorded at cost. Expenditures for maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.

    Depreciation and amortization have been provided using the straight line method over the useful lives of the assets as follows:

Office furniture and fixtures..........................................  10 years
Vehicles...............................................................  8 years
Leased equipment.......................................................  3 years
Machinery and equipment................................................  5-10 years
Leasehold improvements.................................................  10-40 years

    Leased equipment consists of pagers which are leased to customers on a monthly basis. These pagers are added to a leased pool on an annual basis. The pool is then depreciated over a three year period.

    Depreciation for the year ended December 31, 1995 amounted to $192,731.

                           HYDE'S STAY IN TOUCH, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION

    The Company prebills clients monthly for services. The billings are mailed prior to the end of the month for services of the next month. The financial statements reflect twelve monthly billing cycles. Revenue is recognized when the bills are created. The Company offers a significant discount to customers for prepayment of annual service. This prepayment is recognized as income in full when received.

    INCOME TAXES

    Under the provisions of the Internal Revenue Code, the Company has elected to be taxed as an "S" corporation. Under such election, the Company's federal taxable income or loss and tax credits are passed through to the individual stockholders.

NOTE 2 -- INVENTORY
    Inventory consists of various types of pagers held in each of the six business locations the Company operates. The total value at lower of cost or market at December 31, 1995 was $265,141.

NOTE 3 -- PROPERTY AND EQUIPMENT, NET
    Property and equipment consist of the following:

Office furniture and fixtures..........................................  $   37,475
Vehicles...............................................................      13,423
Leased equipment.......................................................     660,207
Machinery and equipment................................................     727,484
Leasehold improvements.................................................      36,397
                                                                         ----------
                                                                          1,474,986
Less: Accumulated depreciation.........................................     764,815
                                                                         ----------
                                                                         $  710,171
                                                                         ----------
                                                                         ----------

NOTE 4 -- PREPAID EXPENSES
    Prepaid expenses consist of the following:

Prepaid insurance..........................................................  $   6,468
Prepaid expansion expense..................................................        508
                                                                             ---------
                                                                             $   6,976
                                                                             ---------
                                                                             ---------

NOTE 5 -- ACCRUED EXPENSES
    Accrued expenses consist of the following:

Interest payable..........................................................  $  16,782
Sales tax payable.........................................................     10,711
Payroll tax payable.......................................................        366
                                                                            ---------
                                                                            $  27,859
                                                                            ---------
                                                                            ---------

                           HYDE'S STAY IN TOUCH, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

NOTE 6 -- LEASE COMMITMENTS
    The Company leases telephone equipment under a capital lease. The economic substance of the lease is that the Company is financing the acquisition of the equipment through a lease and, accordingly, it is recorded in the Company's assets and liabilities. The Company also leases building facilities under agreements which have been classified as operating leases.

    Future lease commitments under capital and operating leases are as follows:

                                                             CAPITAL
YEAR ENDED                                                    LEASE       OPERATING
DECEMBER 31                                                OBLIGATION      LEASES
- ---------------------------------------------------------  -----------  -------------
1996.....................................................   $   2,137     $  24,487
1997.....................................................      --             5,733
1998.....................................................      --               951
1999.....................................................      --            --
2000.....................................................      --            --
                                                           -----------  -------------
Total minimum lease payments.............................       2,137     $  31,171
                                                                        -------------
                                                                        -------------
Less future interest.....................................        (155)
                                                           -----------
Capital lease obligation.................................       1,982
Current portion..........................................      (1,982)
                                                           -----------
Long term portion........................................   $  --
                                                           -----------
                                                           -----------

    The Company rents space on several transmission towers throughout its coverage area. The rentals are verbal and on a month to month basis. Industry standard is sixty days notice to vacate.

    Total rental expense on the operating leases for the year ended December 31, 1995 was $84,486. Interest expense of the capital lease obligation for the year ended was $694.

NOTE 7 -- LONG TERM DEBT
    Long term debt consists of the following:

Note payable to Commercial National Bank in Shreveport,
 Louisiana, a $200,000 revolving line of credit maturing April
 30, 1996, at a variable interest rate. This note is
 collateralized by common stock of Hyde's Stay in Touch, Inc., accounts receivable, and personal guaranty of Robert D. Hyde,
 Jr. and Shirley Hyde............................................  $  --
Note payable to Commercial National Bank in Shreveport,
 Louisiana, payable in monthly installments of $13,180 including interest at 8.00% through March 27, 1999. This note is a U.S.
 Small Business Administration loan and is collateralized by equipment, inventory, accounts receivable, and personal guaranty
 of Robert D. Hyde, Jr. and Shirley Hyde.........................    461,304
                                                                   ---------
  Total long term debt...........................................  $ 461,304
  Current portion................................................   (125,794)
                                                                   ---------
  Long term portion..............................................  $ 335,510
                                                                   ---------
                                                                   ---------

    The interest expense from notes payable for the year ended December 31, 1995 was $49,237.

                           HYDE'S STAY IN TOUCH, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

NOTE 7 -- LONG TERM DEBT (CONTINUED)
    Maturities of the note for each of the five years succeeding December 31, 1995 are as follows:

  1996...........................................................  $ 125,794
  1997...........................................................    136,235
  1998...........................................................    147,543
  1999...........................................................     51,732
  2000...........................................................     --

NOTE 8 -- CAPITAL STOCK
    The capital stock consists of 1000 authorized shares of no par value common stock. The only shares issued and outstanding at December 31, 1995 were 100 shares issued to Robert D. Hyde, Jr.

NOTE 9 -- RELATED PARTY TRANSACTIONS
    Payments made by the Company to the shareholder during the year were charged to wages, administrative fees, or shareholder distributions. At December 31, 1995 there were no receivables from or payables to the shareholder.

NOTE 10 -- CASH FLOW INFORMATION
    The total interest paid for cash flow purposes for the year ended December 31, 1995 was $49,379.

NOTE 11 -- UNAUDITED PERIODS
    In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

- ---------------------------------------------
                                   ---------------------------------------------
- ---------------------------------------------
                                   ---------------------------------------------


    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL TO, OR A SOLICITATION OF AN OFFER TO BUY FROM, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                            ------------------------

                               TABLE OF CONTENTS


                                                      PAGE
                                                    ---------
Prospectus Summary................................          3
Risk Factors......................................          9
Use of Proceeds...................................         13
Capitalization....................................         14
Summary Pro Forma Condensed Consolidated Financial
 Statements.......................................         15
Selected Financial and Operating Data.............         23
Management's Discussion and Analysis of Financial
 Condition and Results of
 Operations.......................................         26
Business..........................................         38
Management........................................         49
Principal Stockholders............................         51
The Teletouch Agreement...........................         52
Description of Other Indebtedness.................         54
Description of Notes..............................         56
Underwriting......................................         75
Legal Matters.....................................         76
Experts...........................................         76
Available Information.............................         77
Incorporation of Certain Information by
 Reference........................................         77
Index to Financial Statements.....................        F-1


                                  $100,000,000

                                     [LOGO]

                               % SENIOR SUBORDINATED
                                 NOTES DUE 2006

                             ---------------------

                                   PROSPECTUS

                                           , 1996

                             ---------------------

                                LEHMAN BROTHERS
                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES  CORPORATION
                              GOLDMAN, SACHS & CO.
                      FIRST CHICAGO CAPITAL MARKETS, INC.

- ---------------------------------------------
                                   ---------------------------------------------
- ---------------------------------------------
                                   ---------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses, all of which will be paid by the Registrant, in connection with the registration of Common Stock offered hereby, other than commissions, are as follows:

SEC Registration Fee...........................................  $35,482.76
NASD Filing Fee................................................   10,500.00
Printing and Engraving Expenses................................      *
Legal Fees and Expenses........................................      *
Accounting Fees and Expenses...................................      *
"Blue Sky" Fees and Expenses...................................      *
Transfer Agent and Registrar Fees..............................      *
Miscellaneous..................................................      *
                                                                 ----------
    Total......................................................  $   *
                                                                 ----------
                                                                 ----------

- ------------------------
* To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Six of the Restated Certificate of Incorporation of the Registrant provides that the Registrant shall indemnify its directors and officers to the maximum extent allowed by the Delaware General Corporation Law. Pursuant to
Section 145 of the Delaware General Corporation Law, the Registrant generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Registrant, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to the Registrant, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant also has the power to purchase and maintain insurance for its directors and officers and has recently obtained such insurance.

    The preceding discussion of the Registrant's Restated Certificate of Incorporation and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Restated Certificate of Incorporation and Section 145 of the Delaware General Corporation Law.

    The Registrant has entered into indemnity agreements with the Registrant's directors and officers. Pursuant to such agreements, the Registrant will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Registrant or assumed certain responsibilities at the direction of the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 EXHIBIT
  NUMBER                                                     DESCRIPTION OF EXHIBITS
- ----------             ----------------------------------------------------------------------------------------------------
     1.1 *         --  Form of Underwriting Agreement.

 EXHIBIT
  NUMBER                                                     DESCRIPTION OF EXHIBITS
- ----------             ----------------------------------------------------------------------------------------------------
     3.1           --  Restated Certificate of Incorporation dated July 31,  1987 (filed as an exhibit to the  Registrant's
                       Registration  Statement on Form S-4 (File No. 33-60925)  filed July 7, 1995, and incorporated herein by reference).

     3.2           --  Certificate of Designation of  Series A Junior  Participating Preferred Stock  dated April 11,  1995
                       (filed  as part  of the Registrant's  Registration Statement  on Form 8-A  dated April  7, 1995, and incorporated herein by reference).

     3.3           --  Certificate of Amendment to Restated Certificate of  Incorporation dated June 12, 1995 (filed as  an exhibit  to the Registrant's Current Report on Form 8-K, dated July 5, 1995, and incorporated herein by reference).

     3.4           --  Restated Bylaws of  the Registrant,  as amended  (filed as an  exhibit to  the Registrant's  Current
                       Report on Form 8-K filed April 19, 1995, and incorporated herein by reference).

     4.1           --  Indenture,  dated as of  June 15, 1995, between  the Registrant and First  Interstate Bank of Texas,
                       N.A., as Trustee (filed as an exhibit to the Registrant's Current Report on Form 8-K, dated July  5,
                       1995, and incorporated herein by reference).

     4.2           --  Registration  Rights Agreement, dated as of June  15, 1995, between the Registrant, Lehman Brothers,
                       Inc., Alex. Brown  & Sons Incorporated  and Paine Webber  Incorporated (filed as  an exhibit to  the
                       Registrant's  Registration  Statement  on Form  S-4  (File No.  33-60925)  filed July  7,  1995, and incorporated herein by reference).

     4.3           --  Rights Agreement,  dated as  of  April 5,  1995, between  the  Registrant and  Chemical  Shareholder
                       Services  Group,  Inc.,  as  Rights Agent,  specifying  the  terms  of the  rights  to  purchase the
                       Registrant's Series A Junior Participating  Preferred Stock, and the  exhibits thereto (filed as  an exhibit to the Registrant's Registration Statement on Form 8-A dated April 7, 1995, and incorporated herein by reference).

     4.4 *         --  Indenture,  dated as of            ,  1996, between the Registrant and  Bank One, Columbus, N.A., as
                       Trustee.

     4.5 *         --  Escrow Agreement, dated as  of            , 1996,  among the Registrant, Bank  One, Texas, N.A.,  as
                       Escrow Agent and the Trustee.

     5.1 *         --  Opinion of Vinson & Elkins L.L.P.

    12.1           --  Ratio of Earnings to Fixed Charges.

    21.1           --  Subsidiaries  of the Registrant (filed as an exhibit  to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, and incorporated herein by reference).

    23.1           --  Consent of Vinson & Elkins L.L.P. (set forth in Exhibit 5.1).

    23.2           --  Consent of Ernst & Young LLP, Independent Auditors.

    23.3           --  Consent of KPMG Peat Marwick LLP, Independent Auditors.

    23.4           --  Consent of KPMG Peat Marwick LLP, Independent Auditors.

    23.5           --  Consent of Wright, Moore, Dehart, Dupis & Hutchinson, Independent Auditors.

    23.6           --  Consent of Spillar, Mitcham, Eaton & Bicknell, L.L.P., Independent Auditors.

    23.7           --  Consent of James N. Rachel, Independent Auditor.

    23.8           --  Consent of Raymond Belonsky, Independent Auditor.

    23.9           --  Consent of Greer & Walker L.L.P., Independent Auditor.

    23.10          --  Consent of Winter, Kloman, Motor & Repp, S.C., Independent Auditors.

    23.11          --  Consent of Arthur Andersen LLP, Independent Auditors.

 EXHIBIT
  NUMBER                                                     DESCRIPTION OF EXHIBITS
- ----------             ----------------------------------------------------------------------------------------------------
    23.12          --  Consent of Sartain, Fischbein & Co., Independent Auditors.

    23.13          --  Consent of DeRouen & Wells, Certified Public Accountants, Independent Auditors.

    23.14          --  Consent of KPMG Peat Marwick LLP, Independent Auditors.

    24.1           --  Powers of Attorney (set forth on signature page).

- --------------------------
* To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (ii) To include any prospectus required in Section 10(a) (3) of the Securities Act of 1933, as amended (the "Securities Act");

        (iii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

        (iv) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on May 10, 1996.


                                          PRONET INC.

                                          By:         /s/ Jan E. Gaulding

                                          --------------------------------------
                                                     Jan E. Gaulding
                                                SENIOR VICE PRESIDENT AND
                                                 CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



             SIGNATURE                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

                                     Chairman, Chief Executive
       /s/ JACKIE R. KIMZEY*          Officer and Director
- -----------------------------------   (Principal Executive        May 10, 1996
         Jackie R. Kimzey             Officer)

       /s/ DAVID J. VUCINA*          President, Chief
- -----------------------------------   Operating Officer and       May 10, 1996
          David J. Vucina             Director

                                     Senior Vice President and
        /s/ JAN E. GAULDING           Chief Financial Officer
- -----------------------------------   (Principal Financial and    May 10, 1996
          Jan E. Gaulding             Accounting Officer)

       /s/ THOMAS V. BRUNS*
- -----------------------------------  Director                     May 10, 1996
          Thomas V. Bruns

        /s/ HARVEY B. CASH*
- -----------------------------------  Director                     May 10, 1996
          Harvey B. Cash

     /s/ EDWARD E. JUNGERMAN*
- -----------------------------------  Director                     May 10, 1996
        Edward E. Jungerman

        /s/ MARK C. MASUR*
- -----------------------------------  Director                     May 10, 1996
           Mark C. Masur

          *By:          /s/  JAN E.
                           GAULDING
- -----------------------------------
          Jan E. Gaulding
         ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


 EXHIBIT                                                                                                        SEQUENTIALLY
  NUMBER                                               DESCRIPTION OF EXHIBITS                                  NUMBERED PAGE
- ----------             ---------------------------------------------------------------------------------------  -------------
     1.1 *         --  Form of Underwriting Agreement.

     3.1           --  Restated  Certificate of Incorporation dated July 31,  1987 (filed as an exhibit to the
                       Registrant's Registration Statement on Form S-4 (File No. 33-60925) filed July 7, 1995, and incorporated herein by reference).

     3.2           --  Certificate of Designation of Series A Junior Participating Preferred Stock dated April
                       11, 1995 (filed as part  of the Registrant's Registration  Statement on Form 8-A  dated
                       April 7, 1995, and incorporated herein by reference).

     3.3           --  Certificate  of Amendment to Restated Certificate  of Incorporation dated June 12, 1995
                       (filed as an  exhibit to the  Registrant's Current Report  on Form 8-K,  dated July  5,
                       1995, and incorporated herein by reference).

     3.4           --  Restated  Bylaws of the Registrant, as amended (filed as an exhibit to the Registrant's
                       Current Report on Form 8-K filed April 19, 1995, and incorporated herein by reference).

     4.1           --  Indenture, dated as of June 15, 1995, between the Registrant and First Interstate  Bank of  Texas, N.A., as Trustee (filed as an  exhibit to the Registrant's Current Report on
                       Form 8-K, dated July 5, 1995, and incorporated herein by reference).

     4.2           --  Registration Rights  Agreement, dated  as of  June 15,  1995, between  the  Registrant,
                       Lehman  Brothers, Inc., Alex.  Brown & Sons Incorporated  and Paine Webber Incorporated
                       (filed as an exhibit to the Registrant's  Registration Statement on Form S-4 (File  No.
                       33-60925) filed July 7, 1995, and incorporated herein by reference).

     4.3           --  Rights  Agreement,  dated as  of April  5,  1995, between  the Registrant  and Chemical
                       Shareholder Services Group, Inc., as Rights  Agent, specifying the terms of the  rights to  purchase the  Registrant's Series A  Junior Participating Preferred  Stock, and the
                       exhibits thereto (filed  as an exhibit  to the Registrant's  Registration Statement  on
                       Form 8-A dated April 7, 1995, and incorporated herein by reference).

     4.4 *         --  Indenture,  dated as of          , 1996, between the Registrant and Bank One, Columbus,
                       N.A., as Trustee.

     4.5 *         --  Escrow Agreement, dated as of           , 1996, among the Registrant, Bank One,  Texas,
                       N.A., as Escrow Agent and the Trustee.

     5.1 *         --  Opinion of Vinson & Elkins L.L.P.

    12.1           --  Ratio of Earnings to Fixed Charges.

    21.1           --  Subsidiaries  of the Registrant (filed as an  exhibit to the Registrant's Annual Report on Form  10-K  for  the year  ended  December  31, 1994,  and  incorporated  herein  by reference).

    23.1           --  Consent of Vinson & Elkins L.L.P. (set forth in Exhibit 5.1).

    23.2           --  Consent of Ernst & Young LLP, Independent Auditors.

    23.3           --  Consent of KPMG Peat Marwick LLP, Independent Auditors.

    23.4           --  Consent of KPMG Peat Marwick LLP, Independent Auditors.

    23.5           --  Consent of Wright, Moore, Dehart, Dupis & Hutchinson, Independent Auditors.

    23.6           --  Consent of Spillar, Mitcham, Eaton & Bicknell, L.L.P., Independent Auditors.

    23.7           --  Consent of James N. Rachel, Independent Auditor.

    23.8           --  Consent of Raymond Belonsky, Independent Auditor.

 EXHIBIT                                                                                                        SEQUENTIALLY
  NUMBER                                               DESCRIPTION OF EXHIBITS                                  NUMBERED PAGE
- ----------             ---------------------------------------------------------------------------------------  -------------
    23.9           --  Consent of Greer & Walker L.L.P., Independent Auditor.

    23.10          --  Consent of Winter, Kloman, Motor & Repp, S.C., Independent Auditors.

    23.11          --  Consent of Arthur Andersen LLP, Independent Auditors.

    23.12          --  Consent of Sartain, Fischbein & Co., Independent Auditors.

    23.13          --  Consent of DeRouen & Wells, Certified Public Accountants, Independent Auditors.

    23.14          --  Consent of KPMG Peat Marwick LLP, Independent Auditors.

    24.1           --  Powers of Attorney (set forth on signature page).

- --------------------------
* To be filed by amendment.